Exhibit 10.11

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of February 11, 2019

among

HANCOCK MERGER SUB, INC.

(which on the Closing Date shall be merged with and into Invoice Cloud, Inc., with Invoice Cloud,

Inc. surviving the Merger),

as Initial Borrower

HANCOCK MIDCO, LLC,

as Holdings

THE LENDERS PARTY HERETO,

as Lenders

ARES CAPITAL CORPORATION,

as Administrative Agent

and

ARES CAPITAL CORPORATION

and

GOLUB CAPITAL LLC,

as Joint Lead Bookrunners and Joint Lead Arrangers

i

Exhibits
Exhibit I	Form of Notice of Borrowing
Exhibit II	Form of Notice of Conversion/Continuation
Exhibit III	Form of Request for Issuance
Exhibit IV	Form of Term Note
Exhibit V	Form of Revolving Note
Exhibit VI	[Reserved]
Exhibit VII	Form of Delayed Draw Term Note
Exhibit VIII-1	Form of Acceptance and Prepayment Notice
Exhibit VIII-2	Form of Discount Range Prepayment Notice
Exhibit VIII-3	Form of Discount Range Prepayment Offer
Exhibit VIII-4	Form of Solicited Discounted Prepayment Notice
Exhibit VIII-5	Form of Solicited Discounted Prepayment Offer
Exhibit VIII-6	Form of Specified Discount Prepayment Notice
Exhibit VIII-7	Form of Specified Discount Prepayment Response
Exhibit IX	Form of Compliance Certificate
Exhibit X	Form of Solvency Certificate
Exhibit XI	Form of Assignment Agreement
Exhibit XII	Form of Pledge and Security Agreement
Exhibit XIII	Form of Guaranty
Exhibit XIV	Form of Liquidity Certificate
Exhibit XV-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit XV-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit XV-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit XV-4	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Schedules
Schedule 2.1	Lenders’ Commitments
Schedule 5.1	Corporate & Capital Structure; Ownership
Schedule 5.5(b)	Owned Real Property
Schedule 5.5(d)	Intellectual Property
Schedule 5.6	Litigation
Schedule 5.10	Environmental Matters
Schedule 5.13	Filing Offices
Schedule 6.15	Post-Closing
Schedule 7.1	Permitted Indebtedness
Schedule 7.2	Permitted Liens
Schedule 7.3	Permitted Investments
Schedule 7.7	Permitted Affiliate Transactions

v

This Credit Agreement is dated as of February 11, 2019 and entered into by and among:

(1)	HANCOCK MERGER SUB, INC., a Delaware limited liability company (“Merger Sub”);

(2)	HANCOCK MIDCO, LLC, a Delaware limited liability company and Wholly Owned direct Subsidiary of Parent (“Holdings”);

(3)	THE FINANCIAL INSTITUTIONS PARTY HERETO FROM TIME TO TIME AS LENDERS (each individually referred to herein as a “Lender” and collectively as “Lenders”); and

(4)	ARES CAPITAL CORPORATION, as administrative agent for Lenders and collateral agent for Secured Parties (in such capacities, “Administrative Agent”).

R E C I T A L S

(A)

WHEREAS, Holdings, Merger Sub and Invoice Cloud, Inc., a Delaware corporation (the “Company”), have entered into the Agreement and Plan of Merger, dated as of December 11, 2018 (together with all annexes, exhibits and schedules attached thereto, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving as a Wholly Owned Subsidiary of Holdings;

(B)

WHEREAS, Lenders, at the request of Holdings, have agreed to extend to Borrower (i) a $75,000,000 senior secured term loan facility, (ii) a $7,500,000 senior secured revolving credit facility and (iii) a $35,000,000 senior secured delayed draw term loan facility, in each case, on the terms set forth herein; and

(C)	WHEREAS, the proceeds of the Initial Term Loans will be used to finance the Merger, refinance indebtedness under the Existing Credit Agreement and Burgess Note and pay Transaction Costs.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms.

The following terms used in this Agreement shall have the following meanings:

“Acceptable Discount” has the meaning assigned to such term in Section 2.4(b)(v).

“Acceptable Prepayment Amount” has the meaning assigned to such term in Section 2.4(b)(v).

“Acceptance and Prepayment Notice” means an irrevocable written notice from Borrower accepting a Solicited Discounted Prepayment Offer to make a Discounted Term Loan Prepayment at the Acceptable Discount specified therein pursuant to Section 2.4(b)(v)(D), in substantially the form of Exhibit VIII-1 annexed hereto.

“Acceptance Date” has the meaning specified in Section 2.4(b)(v).

“Additional Leverage Ratio Amount” shall mean the difference (if positive) of (x) the Consolidated Debt to Revenue Ratio calculated on a Pro Forma Basis after giving effect to any acquisition of all of the business and assets, or Capital Stock, of any Person or Business Line which acquisition is permitted pursuant to Section 7.03 funded with the incurrence of any Delayed Draw Term Loan or Incremental Term Loan (and taking into account the use of proceeds therefrom, including, without limitation, any acquisition of all of the business and assets, or Capital Stock, of any Person or Business Line which acquisition is permitted pursuant to Section 7.03) minus (y) the Consolidated Debt to Revenue Ratio as of the last day of the most recently ended Test Period prior thereto (provided, if one or more acquisitions of all of the business and assets, or Capital Stock, of any Person or Business Line which acquisition is permitted pursuant to Section 7.03 using the proceeds of any Delayed Draw Term Loans or Incremental Term Loan since such last day of the most recently ended Test Period and prior to the incurrence and use of the proceeds therefrom in respect of which the Additional Leverage Ratio Amount is being calculated, this clause (y) shall be the Consolidated Debt to Revenue Ratio calculated on a Pro Forma Basis after giving effect to all such prior incurrences of the Delayed Draw Term Loans or Incremental Term Loans and the use of proceeds therefrom in connection therewith).

“Additional Mortgaged Property” has the meaning assigned to that term in Section 6.9.

“Additional Refinancing Lender” means, at any time, any bank, financial institution or other institutional lender or investor (other than any such bank, financial institution or other institutional lender or investor that is a Lender at such time) that agrees to provide any portion of Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.12, provided that each Additional Refinancing Lender shall be subject to the approval of (i) the Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed, to the extent that each such Additional Refinancing Lender is not an Affiliate of a then-existing Lender or an Approved Fund, (ii) Borrower and (iii) in the case of a Refinancing Amendment in respect of the Revolving Loans, the Issuing Lender.

“Adjusted LIBOR” means, for each Interest Period in respect of any LIBOR Loan, the greater of (a) (x) an interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by the Administrative Agent to be equal to LIBOR in effect for such Interest Period divided by (y) 1 minus the LIBOR Reserves Percentage (if any) for such Interest Period and (b) 1.00% per annum.

“Administrative Agent” has the meaning assigned to that term in the Recitals to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to Section 9.5.

“Affected Lender” means any Lender (i) that notifies Borrower and Administrative Agent pursuant to Section 2.6(c) that it is illegal or impractical for such Lender to continue to make, maintain or continue any of its LIBOR Loans or (ii) or Issuing Lender that makes a claim under Section 2.7.

“Affected Loans” means outstanding LIBOR Loans made by an Affected Lender.

“Affiliate” means, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of Voting Securities or by contract or otherwise; provided that no Agent or Lender shall be deemed to be an “Affiliate” of any Loan Party.

“Affiliated Funds” means funds that are administered or managed by (a) a single entity or (b) an Affiliate of such entity.

“Affiliated Debt Fund” means any investment fund which is an Affiliate of the Sponsor and that is a bona fide diversified debt fund or an investment vehicle that is primarily engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course, and the Sponsor does not have the power, directly or indirectly, to direct the investment policies or decisions of such Affiliate.

“Affiliated Lender” means any Lender that is the Sponsor or any Affiliate of the Sponsor (other than Holdings and its Subsidiaries).

“Agents” means Administrative Agent, the Arrangers and any other agents appointed under the Loan Documents.

“Aggregate Amounts Due” has the meaning assigned to that term in Section 10.5.

“Aggregate Delayed Draw Term Loan Commitment” shall mean the combined Delayed Draw Term Loan Commitments of the Lenders, which shall initially be in the amount of $35,000,000, as such amount may be reduced from time to time pursuant to this Agreement.

“Agreement” means this Credit Agreement dated as of February 11, 2019.

“All-In Yield” has the meaning assigned to that term in Section 2.11(d).

“Anti-Money Laundering Laws” has the meaning assigned to that term in Section 5.8(c).

“Applicable Discount” has the meaning assigned to such term in Section 2.4(b)(v).

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Ares” means Ares Capital Management LLC and/or its managed funds or Affiliates.

“Arrangers” means Ares Capital Corporation and Golub Capital LLC, as Joint Lead Bookrunners and Joint Lead Arrangers.

“Asset Sale” means the sale or disposition by any Group Member to any Person that is not a Loan Party of (a) any of the Capital Stock of any Restricted Subsidiary of Borrower held by such Group Member, (b) all or substantially all of the assets of any Business Line of any Group Member, or (c) any other assets (whether tangible or intangible) of any Group Member (in each case, including sales or dispositions permitted under Section 7.6(d) but excluding, so long as not to an Affiliate of Holdings or any of its Subsidiaries, (i) sales of inventory in the ordinary course of business, (ii) sales, abandonments or other dispositions of property that is obsolete, damaged, worn out or surplus or no longer used or useful in the ordinary course of business of any Group Member and (iii) dispositions of cash and dispositions of Cash Equivalents for fair value).

“Assignment Agreement” means an assignment and assumption agreement, in substantially the form of Exhibit XI annexed hereto.

“Attributable Indebtedness” means, when used with respect to any sale and leaseback transaction permitted hereunder, as at the time of determination, the present value (discounted at a rate equivalent to Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such sale and leaseback transaction.

“Auction Agent” means (a) Administrative Agent or (b) any other financial institution or advisor employed by Borrower (whether or not an Affiliate of Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.4(b)(v); provided that Borrower shall not designate Administrative Agent as the Auction Agent without the written consent of Administrative Agent (it being understood that Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Available Amount” means, on any date of determination, an amount equal to (a) the sum, without duplication, of (i) $5,000,000, plus (ii) 50% of the aggregate amount (which shall not be less than zero) of Borrower’s Consolidated Excess Cash Flow, commencing with the fiscal year ending December 31, 2019 that has been certified to the Administrative Agent pursuant to Section 6.1 plus (iii) the aggregate amount of proceeds (including cash and fair market value (as determined in good faith by Borrower) of property (other than cash)) received after the Closing Date and on or prior to such date of determination from any issuance or placement of Capital Stock of, or capital contribution to, Holdings or Borrower (other than Disqualified Stock and equity contributed in connection with the Cure Right or comprising a Cure Amount) which, in the case of any such issuance or placement by, or capital contribution to, Holdings, has been contributed as common equity to Borrower, plus (iv) the Net Asset Sale Proceeds and Net Insurance/Condemnation proceeds that are below the $3,000,000 threshold set forth in Section 2.4(b)(iii)(A)-(B), plus (v) the Declined Proceeds, plus (vi) an amount equal to any Returns actually received in cash or Cash Equivalents by Borrower or any Subsidiary Guarantor in respect of any Investments pursuant to Section 7.3(n) in a person other than a Loan Party (not to exceed the amount of the original Investment); minus (b) the aggregate amount of all Investments and Restricted Junior Payments made by Borrower or any of its Restricted Subsidiaries pursuant to Section 7.3(n) and Section 7.4(f) using the Available Amount on or prior to such date of determination. For the avoidance of doubt, the Available Amount shall be permitted to be used as provided in this Agreement subject to compliance with applicable Available Amount Usage Conditions for each such usage.

“Available Amount Usage Conditions” means, collectively, the satisfaction of each of the following conditions: (a) the absence of any Event of Default at the time of and after giving effect to the usage of any portion of Available Amount under Section 7.3(n) or Section 7.4(f) (or, in the case of any use of the Available Amount for the acquisition of all or substantially all of the assets (including Business Lines or divisions) or a majority of the Capital Stock of any Person which acquisition constitutes a Limited Conditionality Investment, (x) the absence of any Event of Default at the time of entering into the definitive purchase (or similar) documentation in respect of such acquisition and (y) the absence of any Event of Default under Section 8.1, Section 8.6 or Section 8.7 at the time such acquisition is consummated or immediately after giving effect thereto); (b) at the time of and after giving effect to the usage of any portion of the Available Amount (other than the amount described in clause (a)(i) or (iii) of the definition thereof) with respect to (i) Investments and Restricted Junior Payments, Pro Forma Compliance with the Financial Covenants and (ii) Restricted Junior Payments, for any date of measurement (x) on or prior to the Conversion Date, Consolidated Debt to Revenue Ratio does not exceed 1.15 to 1.00 and (y) for any date of measurement thereafter, a Consolidated Total Leverage Ratio not to exceed 5.00 to 1.00; and (c) delivery by Borrower to Administrative Agent of a certificate of an Officer demonstrating the calculation of the

Available Amount both before and after giving effect to the usage of Available Amount and, in the case of a use of the Available Amount (other than the amount described in clause (a)(i) of the definition thereof) to make a Restricted Junior Payment, compliance with the applicable condition set forth in the foregoing clause (b).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services” means one or more of the following bank services provided to any Loan Party by any Lender or any Affiliate of a Lender: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, for any Loan, a rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) equal to the greater of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50%, (c) Adjusted LIBOR for a LIBOR Loan with a one-month interest period (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00% and (d) 2.00%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or Adjusted LIBOR for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Base Rate shall be determined without regard to clause (c) or (d), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the then applicable Adjusted LIBOR shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the then applicable Adjusted LIBOR, respectively.

“Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate as provided in Section 2.2(a).

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership of the Borrower as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. §1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42)) the assets of any such “employee benefit plan” or “plan”.

“Borrower” shall mean (a) Merger Sub prior to the consummation of the Merger, and (b) the Company from and after the consummation of the Merger.

“Borrower Offer of Specified Discount Prepayment” means the offer by Borrower to make a voluntary prepayment of Term Loans at a specified discount to par pursuant to Section 2.4(b)(v)(B).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by Borrower of offers for, and the corresponding acceptance by a Term Lender of, a voluntary prepayment of Term Loans at a specified range of discounts to par pursuant to Section 2.4(b)(v)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by Borrower of offers for, and the subsequent acceptance, if any, by a Term Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.4(b)(v)(D).

“Burgess Note” means the Subordinated Promissory Note signed by Company in favor of the John K. Burgess and dated as of April 13, 2016.

“Business Day” means (a) for all purposes other than as covered by clause (b) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are required by law or other governmental action to close, and (b) with respect to all notices, determinations, fundings and payments in connection with LIBOR or any LIBOR Loans denominated in Dollars, any day that is a Business Day described in clause (a) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Business Line” means, with respect to any Person, assets constituting an identifiable line or division of business operations conducted by such Person.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means the capital stock of or other equity interests (including partnership interests and membership interests in a limited liability company) in a Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the collateral agent, for the benefit of one or more of the issuing banks or Lenders, as collateral for obligations pursuant to Letters of Credit or obligations of the Lenders to fund participations in respect of any obligations pursuant to Letters of Credit, cash or deposit account balances under the sole dominion and control of the collateral agent or, if agreed to by the collateral agent and the relevant issuing bank in their sole discretion, other credit support including back stop letters of credit, in each case of the foregoing pursuant to documentation in form and substance reasonably satisfactory to the collateral agent and such applicable issuing bank. “Cash Collateral” and “Cash Collateralization” have meanings correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as at any date of determination, (a) readily marketable Securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date, (b) readily marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date of determination and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor’s (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper issued by any Person organized under the laws of any State of the United States maturing no more than one year from the date of acquisition thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) Dollar-denominated insured certificates of deposit, overnight bank deposits or bankers’ acceptances maturing within one year after such date of determination and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $250,000,000 and (e) shares of United States money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable for money market mutual funds from either S&P or Moody’s.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Internal Revenue Code.

“Change in Law” means, with respect to any Lender, the occurrence of any of the following after the date of this Agreement: (a) the adoption or taking effect of any law, rule, regulation, treaty or order, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Government Authority, (c) any determination of a court or other Government Authority or (d) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Government Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” to the extent not enacted, adopted or issued as of the Closing Date.

“Change of Control” means any of the following:

(a)    at any time prior to a Qualified Public Offering, Permitted Holders shall cease to beneficially own and control, directly or indirectly, at least a majority of the issued and outstanding Voting Securities of Holdings on a fully diluted basis, unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate or appoint (and do so designate or appoint) directors of Holdings having a majority of the aggregate votes on the Board of Directors of Holdings;

(b)    at any time following a Qualified Public Offering, (i) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), other than Permitted Holders, shall at any time have acquired direct or indirect beneficial ownership, or the direct or indirect power to vote or direct the voting, of a percentage of the voting power of the outstanding Voting Securities of Holdings that, on a fully diluted basis, exceeds the greater of (A) 35% of the then outstanding Voting Securities of Holdings and (B) the percentage of then outstanding Voting Securities of Holdings owned directly or indirectly, beneficially by Permitted Holders; or (ii) the Governing Body of Borrower shall cease to consist of a majority of Continuing Directors; and

(c)    at any time Holdings ceases to own, directly or indirectly, 100% of the outstanding Capital Stock of Borrower.

Notwithstanding anything to the contrary in this definition or any provision of Section 13d-3 of the Exchange Act, (A) if any group includes one or more Permitted Holders, the issued and outstanding Voting Securities of Parent, directly or indirectly owned by the Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of clauses (a) and (b) of this definition, (B) a Person or group shall not be deemed to beneficially own Voting Securities to be acquired by such Person or group pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Securities in connection with the transactions contemplated by such agreement, and (C) a Person or group will not be deemed to beneficially own the Voting Securities of another Person as a result of its ownership of Voting Securities or other securities of such other Person’s parent (or related contractual rights) unless it owns 50% or more of the total voting power of the Voting Securities entitled to vote for the election of directors of such Person’s parent having a majority of the aggregate votes on the Board of Directors of such Person’s parent.

“Class” when used in reference to (a) any Loan, refers to whether such Loan is an Initial Term Loan, a Delayed Draw Term Loan, a Revolving Loan, an Incremental Term Loan, an Incremental Revolving Loan, a Refinancing Revolving Loan of a given Refinancing Series, a Refinancing Term Loan of a given Refinancing Series or a Replacement Term Loan and (b) any Commitment, refers to whether such Commitment is an Initial Term Loan Commitment, a Delayed Draw Term Loan Commitment, a Revolving Loan Commitment, an Incremental Term Loan Commitment, an Incremental Revolving Loan Commitment, a Refinancing Revolving Loan Commitment of a given Refinancing Series, a Refinancing Term Commitment of a given Refinancing Series or a Commitment in respect of Replacement Term Loans.

“Closing Date” means the date on which the conditions set forth in Section 4.1 are satisfied or waived and the initial Loans are made.

“Collateral” means, collectively, all of the assets and property in which Liens are granted or purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Account” has the meaning assigned to that term in the Pledge and Security Agreement.

“Collateral Documents” means the Pledge and Security Agreement, any Mortgages, any Deposit Account Control Agreement, any intellectual property security agreements and all supplements to any of the foregoing and other instruments or documents or delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Administrative Agent, on behalf of Secured Parties, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations.

“Commitments” means, collectively, the Term Loan Commitment and the Revolving Loan Commitments. For the avoidance of doubt, the amount of any PIK Loans shall not reduce the amounts available in respect of any Commitments.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and the rules and regulations promulgated thereunder.

“Company” shall have the meaning assigned to such term in the Recitals to this Agreement.

“Company Material Adverse Effect” has the meaning assigned to the defined term “Company Material Adverse Effect” in the Merger Agreement as of the date thereof.

“Compliance Certificate” means a certificate, in substantially the form of Exhibit IX annexed hereto.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or other consideration, or accrued as a liability), during such period for the acquisition, leasing (pursuant to a Capital Lease), construction, replacement, repair, substitution or improvement of fixed assets or additions to equipment (excluding capitalized interest to the extent included in Consolidated Interest Expense) that, in conformity with GAAP, are required to be capitalized on the consolidated balance sheet of Holdings and its Restricted Subsidiaries.

“Consolidated Current Assets” means, as at any date of determination, the total assets of the Group Members on a consolidated basis which may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents and any Indebtedness owing to any Group Member by Affiliates of any Group Member.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Group Members on a consolidated basis which may properly be classified as current liabilities in conformity with GAAP, excluding liabilities attributable to the current portions of Funded Debt (including revolving credit loans), Capital Leases, accruals of interest expense (excluding interest expense that is due and unpaid), if any, of transaction costs resulting from the Transactions.

“Consolidated Debt to Revenue Ratio” means, as of the last day of any Test Period, the ratio, on a Pro Forma Basis, of (a)(x) Consolidated Total Debt of Holdings and its Restricted Subsidiaries on such date minus (y) Unrestricted Cash of the Group Members that is available as of such last day in an amount not to exceed (i) for any Test Period ending prior to the date that is 90 days after the Closing Date, $15,000,000 and (ii) for any Test Period ending from and after the date that is 90 days after the Closing Date, (x) $5,000,000 plus (y) without duplication, Unrestricted Cash held in Deposit Accounts of Borrower and the Guarantors subject to a Deposit Account Control Agreement and pursuant to which the Administrative Agent has a perfected first priority lien; provided that, the aggregate amount of Unrestricted Cash that may be subtracted from the amount in the foregoing clause (a)(x), pursuant to the foregoing clauses (a)(y)(ii)(x) and (a)(y)(ii)(y), shall not in any event, collectively exceed $15,000,000, to (b) LQA Recurring Revenues of Borrower and its Restricted Subsidiaries for the most recently completed Test Period.

“Consolidated EBITDA” means, for any period, Consolidated Net Income of the Group Members for such period plus, without duplication and, if applicable, to the extent reflected as a charge in the statement of such Consolidated Net Income (regardless of classification) for such period, and in each case (other than in the case of clause (h)) only to the extent (and in the same proportion) deducted (and not added back or excluded) in determining Consolidated Net Income for such period, the sum of:

(a)    any Tax Distributions and any Taxes payable by a Group Member paid or accrued during such period;

(b)    Consolidated Interest Expense and, to the extent not reflected in such Consolidated Interest Expense, (i) any net losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, amortization or write-off of debt discount and (ii) debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including commitment, letter of credit and administrative fees and charges with respect to the Loans and Commitments hereunder);

(c)    depreciation and amortization expense and non-cash impairment charges (other than write-downs or write-offs of accounts receivable or inventory);

(d)    any extraordinary, unusual or non-recurring expenses or losses; provided that the aggregate amount of add-backs or amounts added back in reliance on this clause (d), together with the amounts permitted to be added back pursuant to clauses (h) and (o), shall not exceed 30% of Consolidated EBITDA in any four consecutive Fiscal Quarter period (in each case, calculated prior to giving effect to any such adjustments);

(e)    any other non-cash charges, expenses or losses (except to the extent such charges, expenses or losses represent an accrual of or reserve for cash expenses in any future period or an amortization of a prepaid cash expense paid in a prior period);

(f)    costs, charges and expenses arising from stock option based and other equity based compensation, and from repurchase of equity from directors, officers, consultants and employees, of the Group Members to the extent such costs, charges and expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of Holdings or net cash proceeds of an issuance of Voting Securities of Holdings (other than Disqualified Stock or Cure Amounts);

(g)    proceeds actually received by the Group Members during such period from any business interruption insurance (to the extent such proceeds are not reflected as revenue or income in such statement of such Consolidated Net Income);

(h)    the amount of pro forma “run rate” cost savings and other operating improvements and synergies projected by Holdings or Borrower in good faith and certified in writing to Administrative Agent to be realized as a result of any acquisition or Asset Sale otherwise permitted hereunder (including the termination or discontinuance of activities constituting such business) of business entities or properties or assets, constituting a division or line of business of any business entity, division or line of business that is the subject of any such acquisition or Asset Sale during such period, or from any operational change taken or committed to be taken during such period, net of the amount of actual benefits realized during such period from such actions to the extent already included in the Consolidated Net Income for such period; provided that Holdings or Borrower shall have certified to Administrative Agent that (A) such cost savings, operating improvements and synergies are reasonably anticipated to result from such actions, (B) such actions have been taken or committed to be taken and the benefits resulting therefrom are anticipated by Holdings and Borrower to be realized within 18 months after the related merger or other business combination, acquisition, divestiture, restructuring, cost savings initiative or other initiative is consummated and (C) the aggregate amount of add-backs or amounts added back in reliance on this clause (h) together with the amounts permitted to be added back pursuant to clauses (d) and (o), shall not exceed 30% of Consolidated EBITDA in any four consecutive Fiscal Quarter period (in each case, calculated prior to giving effect to any such adjustments);

(i)    cash expenses relating to earn-outs and similar obligations otherwise included in the definition of “Indebtedness”;

(j)    charges, losses, costs, expenses or write offs to the extent indemnified or insured by a third party, including expenses covered by indemnification provisions in any agreement in connection with the Transactions, a Permitted Acquisition or any other acquisition permitted by this Agreement, to the extent actually reimbursed (and to the extent such reimbursement proceeds are not included in arriving at Consolidated Net Income);

(k) any unrealized foreign currency translation losses resulting from the impact of foreign currency changes on the valuation of assets and liabilities of Borrower and its Restricted Subsidiaries, but only to the extent deducted in the calculation of Consolidated Net Income;

(l) any unrealized mark-to-market losses relating to Securities and other Investments of Borrower and its Restricted Subsidiaries, but only to the extent deducted in the calculation of Consolidated Net Income;

(m) costs of surety bonds, letters of credit, bank guarantees and similar instruments in connection with financing activities of Borrower and its Restricted Subsidiaries;

(n) any expenses or charges (other than depreciation or amortization expense as described in the preceding clause (c)) related to any issuance of Capital Stock, Investment, acquisition, Asset Sale, Recovery Event, recapitalization or the incurrence, issuance, SEC registration, modification or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to this Agreement and (ii) any amendment or other modification of the Obligations or other Indebtedness permitted hereunder;

(o) charges, fees, expenses or other costs or reserves attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions, transition, business optimization and other restructuring and integration charges, fees, expenses or other costs or reserves (including costs related to the closure or consolidation of facilities, costs relating to curtailments, costs related to entry into new markets, strategic initiatives and contracts, consulting fees, signing or retention costs, retention or completion bonuses, expansion and relocation expenses, severance payments, modifications to pension and post-retirement employee benefit plans, contract termination costs, new systems design and implementation costs and startup costs); provided that the aggregate amount of add-backs or amounts added back in reliance on this clause (o), together with the amounts permitted to be added back pursuant to clauses (d) and (h), shall not exceed 30% of Consolidated EBITDA in any four consecutive Fiscal Quarter period (in each case, calculated prior to giving effect to any such adjustments);

(p) [reserved];

(q) the amount of reasonable board of director fees and expenses (including out of pocket director fees and expenses) actually paid by or on behalf of, or accrued by, such Person to the extent permitted to be paid under this Agreement; and

(r) one-time charges, fees, expenses or other costs or reserves associated with commencing public company compliance;

minus, to the extent reflected as income or a gain in the statement of such Consolidated Net Income for such period, the sum of:

(1) any extraordinary, unusual or non-recurring income or gains (including gains on the sales of assets) outside of the ordinary course of business;

(2) (A) any other non-cash income or gains (other than the accrual of revenue in the ordinary course), but excluding any such items (i) in respect of which cash was received in a prior period or will be received in a future period or (ii) which represent the reversal in such period of any accrual of, or reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required and (B) any net gains on hedging obligations or other derivative instruments entered into for the purposes of hedging interest rate risk;

(3) non-cash items added in the calculation of Consolidated Net Income (other than any such non-cash item (A) to the extent it is anticipated to result in the receipt of cash payments in any future period or in respect of which cash was received in a prior period or (B) which represents the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period);

(4) net gains from discontinued or disposed operations (in the case of discontinued operations, solely to the extent incurred from the date such operations were held for sale in accordance with GAAP);

(5) any unrealized foreign currency translation gains realized and income accrued from the impact of foreign currency changes on the valuation of assets and liabilities of Borrower and its Restricted Subsidiaries, but only to the extent included in the calculation of Consolidated Net Income;

(6) any unrealized mark-to-market gains realized and income accrued relating to Securities and other Investments of Borrower and its Restricted Subsidiaries, but only to the extent included in the calculation of Consolidated Net Income; and

(7) deferred software development costs and expenditures incurred by Holdings and its Restricted Subsidiaries for such period that have been capitalized in accordance with GAAP and recorded as such on the consolidated balance sheet of Holdings, which, if such capitalization has been required by GAAP, will be deducted solely to the extent that such costs and expenditures exceed 10% of Consolidated EBITDA for such period (with only the amount of such excess to be deducted);

all of the foregoing as determined on a consolidated basis for the Group Members in conformity with GAAP; provided that for purposes of calculating Consolidated EBITDA of the Group Members for any period, (A) the Consolidated EBITDA of any Person or Properties constituting a division or line of business of any business entity, division or line of business, in each case, acquired by Borrower or any of its Restricted Subsidiaries during such period and assuming any synergies, cost savings and other operating improvements to the extent factually supportable and certified by Borrower as having been determined in good faith to be reasonably anticipated to be realizable within 18 months following such acquisition shall be included on a Pro Forma Basis (subject to the limitations contained in such definition) for such period (but assuming the consummation of such acquisition occurred on the first day of such period), (B) the Consolidated EBITDA of any Person or Properties constituting a division or line of business of any business entity, division or line of business, in each case, sold, transferred or otherwise disposed of by Borrower or any of the Restricted Subsidiaries during such period shall be excluded for such period (assuming the consummation of such sale or disposition occurred on the first day of such period) and (C) amounts (whether positive or negative) otherwise included in Consolidated Net Income solely as a result of the cumulative effect of a change in accounting principles during such period shall be excluded.

“Consolidated Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a)	the sum, without duplication, of:

(i)	Consolidated EBITDA for such period;

(ii)

decreases in Consolidated Working Capital for such period (other than (1) any such decreases arising from reclassification of items from short-term to long-term or vice versa and (2) any such decreases arising from acquisitions or Asset Sales by Group Members completed during such period or the application of purchase accounting); and

(iii)	cash receipts in respect of interest income and Interest Rate Agreements during such period to the extent not otherwise included in Consolidated Net Income;

less (b) the sum, without duplication, of:

(i)

increases in Consolidated Working Capital for such period (other than (1) any such increases arising from reclassification of items from short-term to long-term or vice versa and (2) any such increases arising from acquisitions or Asset Sales by any group Member completed during such period or the application of purchase accounting);

(ii)

the amount of Consolidated Capital Expenditures made in cash during such period, except to the extent that such Consolidated Capital Expenditures were financed with the proceeds received from the issuance or incurrence of long-term Indebtedness, or the issuance of Capital Stock, of one or more of the Group Members;

(iii)

the aggregate amount of all scheduled and mandatory principal payments of Indebtedness of the Group Members made during such period (including (A) the principal component of payments in respect of obligations under Capital Leases, (B) [reserved], (C) the actual cash amount used to voluntarily prepay any Term Loans pursuant to Section 2.4(b)(v), except to the extent financed with the proceeds received from the issuance or incurrence of other long-term Indebtedness, or the issuance of Capital Stock, of one or more of the Group Members;

(iv)

the aggregate amount of cash consideration paid by the Group Members (on a consolidated basis) in connection with Permitted Acquisitions and other Investments made during such period which are permitted under Section 7.3 to the extent that such Investments were not financed with the proceeds received from the issuance or incurrence of long-term Indebtedness, or the issuance of Capital Stock, of one or more of the Group Members;

(v)

the amount of Restricted Junior Payments otherwise permitted to be made during such period under Section 7.4 and actually paid during such period (on a consolidated basis) by the Group Members in cash, to the extent such dividends were financed with internally generated cash flow of Borrower and/or its Restricted Subsidiaries;

(vi)	the aggregate cash payments made during such period to satisfy Taxes measured by net income, including, without duplication, Permitted Tax Distributions;

(vii)	cash expenditures in respect of Interest Rate Agreements during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income;

(viii)

any Transaction Costs paid in cash during such period to the extent such payments were not financed with proceeds of Loans or the issuance of incurrence of other Indebtedness of one or more Group Members;

(ix)

the aggregate cash payments made during such period to satisfy earn-outs and similar obligations then due and payable by their terms to the extent such earn-outs or other similar obligations are (A) added back in the calculation of Consolidated EBITDA for such period and (B) otherwise permitted under this Agreement; and

(x)

the amount related to items that were added to or not deducted from net income in calculating Consolidated Net Income or were added to or not deducted from net income in calculating Consolidated EBITDA to the extent such items represented a cash payment by Holdings and its Restricted Subsidiaries, or did not represent cash received by Holdings and its Restricted Subsidiaries, on a consolidated basis during such period.

“Consolidated Interest Expense” means, for any period, (a) consolidated total interest expense of the Group Members for such period and including, in any event, (i) interest capitalized during such period and net costs (including, for the avoidance of doubt, any losses) under Interest Rate Agreements for such period and (ii) all fees, charges, commissions, discounts and other similar obligations (other than reimbursement obligations) with respect to letters of credit, bank guarantees, banker’s acceptances, surety bonds and performance bonds (whether or not matured) payable by the Group Members during such period minus (b) the sum of (i) consolidated net gains of the Group Members under Interest Rate Agreements for such period and (ii) consolidated interest income of the Group Members for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that in calculating Consolidated Net Income of the Group Members for any period, (a) there shall be excluded the income (or loss) for such period of any Restricted Subsidiary of Borrower accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with Borrower or any of its Restricted Subsidiaries, (b) there shall be excluded the income (or loss) for such period of any Person (other than a Restricted Subsidiary) in which any Group Member has an ownership interest (including any joint venture), except to the extent that any such income is actually received by Borrower or such Restricted Subsidiary in the form of dividends or similar distributions (which dividends and distributions shall be included in the calculation of Consolidated Net Income), (c) there shall be excluded the income (or loss) of any Restricted Subsidiary of Borrower that is not a Loan Party to the extent that the declaration or payment of dividends or similar distributions or other payment by such Restricted Subsidiary of that income is not at the time permitted by operation of law, statute, rule, regulation, order, judgment, decree, organizational documents, instruments or other agreements, applicable to such Restricted Subsidiary, (d) there shall be included any after tax (which amount of tax shall include the amount of any Tax Distributions) gains (or losses) attributable to Asset Sales in the ordinary course of business, (e) to the extent actually reimbursed, there shall be included lost profits to the extent indemnified or insured by a third party, including expenses covered by indemnification provisions in any agreement in connection with the Transactions, a Permitted Acquisition or any other acquisition permitted by this Agreement, (f) there shall be excluded the cumulative effect of a change in accounting principles during such period and (g) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and its subsidiaries) required or permitted by GAAP, resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded.

“Consolidated Total Assets” means, as of any date of determination, the consolidated amount of all assets of the Group Members reflected on the financial statements most recently delivered under Section 6.1(b) or Section 6.1(c), as the case may be, or, on any date prior to the delivery of financial statements under Section 6.1(b) or Section 6.1(c), the pro forma consolidated balance sheet of Company delivered pursuant to Section 5.3(b), as applicable; provided, that Consolidated Total Assets shall be calculated on a Pro Forma Basis in respect of any Relevant Transaction that has occurred on or after the last day of such Fiscal Quarter and prior to such date of determination.

“Consolidated Total Debt” means, as at any date of determination, (a) all Indebtedness of the type described in clause (i), (ii) (solely to the extent such letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions are drawn), (iii) or (v) of the definition of “Indebtedness” set forth below in this Section 1.1 and, without duplication, (b) all Contingent Obligations with respect to any such Indebtedness, in each case, of the Group Members on a consolidated basis.

“Consolidated Total Leverage Ratio” means, as of the last day of any Test Period, the ratio, on a Pro Forma Basis, of (a)(x) Consolidated Total Debt of Holdings and its Restricted Subsidiaries on such date minus (y) Unrestricted Cash of the Group Members that is available as of such last day in an amount not to exceed (i) for any Test Period ending prior to the date that is 90 days after the Closing Date, $15,000,000 and (ii) for any Test Period ending from and after the date that is 90 days after the Closing Date, (x) $5,000,000 plus (y) without duplication, Unrestricted Cash held in Deposit Accounts of Borrower and the Guarantors subject to a Deposit Account Control Agreement and pursuant to which the Administrative Agent has a perfected first priority lien; provided that, the aggregate amount of Unrestricted Cash that may be subtracted from the amount in the foregoing clause (a)(x), pursuant to the foregoing clauses (a)(y)(ii)(x) and (a)(y)(ii)(y), shall not in any event, collectively exceed $15,000,000, to (b) Consolidated EBITDA for such Test Period.

“Consolidated Working Capital” means, as at any date of determination, the excess (or deficit) of Consolidated Current Assets over Consolidated Current Liabilities.

“Contingent Obligation” means, as applied to any Person, any obligation or arrangement of such Person, direct or indirect, contingent or otherwise, to guarantee an obligation of another Person (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or (c) under Hedge Agreements. Contingent Obligations shall include (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another Person, (ii) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement and (iii) any liability of such Person for the Indebtedness of another Person through any agreement (contingent or otherwise) (x) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (x) or (y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation of any Person shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited, unless such obligation is not stated or determinable, in which case it shall be such Person’s maximum reasonably anticipated liability in respect thereof, as determined by such Person in good faith.

“Continuing Directors” means (i) the directors of Borrower on the Closing Date after giving effect to the Transactions and (ii) each other director (or functional equivalent thereof) if such director’s nomination for election to the Governing Body of Borrower is recommended by at least a majority of the then Continuing Directors or by a nominations committee thereof or is otherwise designated by Permitted Holders and their Controlled Investment Affiliates.

“Contractual Obligation” means, as applied to any Person, any provision of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Controlled Group” means an entity, whether or not incorporated, which is under common control with a Group Member within the meaning of Section 4001 of ERISA or is part of a group that includes a Group Member and that is treated as a single employer under Section 414 of the Internal Revenue Code.

“Controlled Investment Affiliate” means, with respect to any Person, any other Person which (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by the former such Person (or by a Person controlling both of such Persons) primarily for the purpose of making equity or debt investments in one or more companies.

“Conversion Date” means the date that is the three year anniversary of the Closing Date.

“Credit Agreement Refinancing Indebtedness” means (a) Permitted First Priority Refinancing Debt, (b) Permitted Junior Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing Term Loans or existing Revolving Loans (or unused Revolving Loan Commitments), or any then-existing Credit Agreement Refinancing Indebtedness (the “Refinanced Debt”); provided that (i) such Credit Agreement Refinancing Indebtedness has a maturity no earlier, and, in the case of any refinancing of Term Loans, a weighted average life to maturity equal to or greater than the Refinanced Debt, (ii) such Credit Agreement Refinancing Indebtedness shall not have an aggregate principal amount (including any unutilized commitments) greater than the aggregate principal amount (including any unutilized commitments) of the Refinanced Debt plus accrued interest, fees, premiums (if any) and penalties thereon and fees and expenses associated with the refinancing, (iii) any payments and borrowings shall be made pro rata as between the Revolving Loans or Revolving Loan Commitments, as applicable, and any Credit Agreement Refinancing Indebtedness in the form of revolving loans or revolving commitments in accordance with the aggregate principal amounts thereof, respectively, (iv) the covenants and events of default are, in the good faith determination of Borrower, not materially less favorable (when taken as a whole) to Holdings and its Restricted Subsidiaries than the covenants and events of default applicable to the Refinanced Debt (except for covenants or events of default applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness) to the providers of such Indebtedness than the Refinanced Debt being so replaced, (v) the All-In Yield with respect to such Credit Agreement Refinancing Indebtedness shall be determined by Borrower and the lenders providing such Credit Agreement Refinancing Indebtedness, subject, in the case of any such Credit Agreement Refinancing Indebtedness in the form of loans secured on a pari passu basis with the Obligations, to the MFN Adjustment, (vi) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, and all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained, (vii) such Credit Agreement Refinancing Indebtedness is not at any time guaranteed by any Subsidiary other than Guarantors, (viii) to the extent unsecured, such Credit Agreement Refinancing Indebtedness shall be unsecured, (ix) to the extent secured, such Credit Agreement Refinancing Indebtedness is not secured by property or assets other than the Collateral and a Senior Representative acting on behalf of the providers of such Indebtedness shall have become party to an intercreditor agreement reasonably satisfactory to the Administrative Agent, (x) if the Refinanced Debt is subordinated in right of payment to, or to the Liens securing, the Obligations, then any Credit Agreement Refinancing Indebtedness shall be subordinated in right of payment to, or to the Liens securing, the Obligations, as applicable, pursuant to a customary subordination agreement or intercreditor agreement (as applicable) reasonably satisfactory to the Administrative Agent, (xi) any Credit Agreement Refinancing Indebtedness shall be pari passu or junior in right of payment and, if secured, secured on a pari passu or junior basis with the Revolving Loans and the Term Loans and in either case shall be subject to an intercreditor agreement reasonably satisfactory to the Administrative Agent and (xii) any Credit Agreement Refinancing Indebtedness may participate on a pro rata basis or on a less than pro rata basis (but not greater than pro rata basis) in any voluntary or mandatory prepayments under, and shall not require any mandatory prepayments prior to, the Refinanced Debt; provided, further, that in determining if the foregoing conditions in this proviso are met, a certificate of an authorized Officer of Borrower delivered to the Administrative Agent at least five Business Days prior to such modification, refinancing, refunding, renewal or extension, together with a reasonably detailed description of the material terms and conditions of such resulting indebtedness or drafts of the documentation relating thereto, stating that Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Credit Extension” means the making of a Loan or a Letter of Credit Extension.

“CTLR Financial Covenant” means the Maximum Consolidated Total Leverage Ratio covenant in Section 7.5(c).

“Cure Amount” has the meaning assigned to that term in Article VIII.

“Cure Right” has the meaning assigned to that term in Article VIII.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which any Group Member is a party.

“DDTL Commitment Expiration Date” shall mean the earliest to occur of (a) the date on which the Aggregate Delayed Draw Term Loan Commitment has been fully drawn, (b) twenty-four months after the Closing Date and (c) the date that the Delayed Draw Term Loan Commitments are terminated in accordance with Section 2.4(b)(ii) or Article VIII.

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default by such Defaulting Lender and ending on the earliest of (a) the date on which all Loans and Commitments are cancelled or terminated, (b) the date on which the Obligations are declared or become immediately due and payable, (c) the date on which Borrower, Administrative Agent and Lenders waive all Funding Defaults of such Defaulting Lender in writing, and (d) the date on which Defaulting Lender pays all amounts giving rise to the applicable Funding Default, plus interest payable thereon.

“Defaulting Lender” means, at any time, a Lender that (i) has failed for three or more Business Days to comply with its obligations under this Agreement to make a Loan or make a payment to Issuing Lender in respect of a drawing under a Letter of Credit (each a “funding obligation”), (ii) has notified Administrative Agent, or has stated publicly, that it will not comply with any such funding obligation hereunder, or has defaulted on its funding obligations under any other loan agreement or credit agreement or other financing agreement, (iii) has, for a period of three or more Business Days, commencing on the date on which Administrative Agent confirms that such Lender has received a written request from Administrative Agent, failed to confirm in writing to Administrative Agent that it will comply with its funding obligations hereunder (it being agreed that such written request from Administrative Agent shall include the name and date of this Agreement, the names of Borrower and Administrative Agent, the reply deadline, and the contact details (including telephone number) for the Person to whom the reply must be sent), or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender. Administrative Agent will promptly send to all parties hereto a copy of any notice to Borrower provided for in this definition.

“Deposit Account” means a demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company.

“Deposit Account Control Agreement” has the meaning assigned to that term in the Pledge and Security Agreement.

“Designated Person” means a Person named as a “Specially Designated National and Blocked Person” on the most current list published by the Office of Foreign Assets Control of the United States Department of the Treasury at its official website or any replacement website or other replacement official publication of such list.

“Delayed Draw Term Loan Commitment” has the meaning assigned to such term in Section 2.1(a)(iv) hereof. For the avoidance of doubt, the amount of any PIK Delayed Draw Term Loans shall not reduce the amounts available in respect of any Delayed Draw Term Loan Commitments.

“Delayed Draw Term Loans” has the meaning assigned to such term in Section 2.1(a)(iv) hereof.

“Delayed Draw Term Notes” means any promissory notes of Borrower issued pursuant to Section 2.1(e) to evidence the Delayed Draw Term Loans of any Lender, in substantially the form of Exhibit VII annexed hereto.

“Delayed Draw Unused Commitment Fee” has the meaning assigned to such term in Section 2.3(c) hereof.

“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.4(b)(v).

“Discount Range” has the meaning assigned to such term in Section 2.4(b)(v).

“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.4(b)(v).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.4(b)(v)(C) in substantially the form of Exhibit VIII-2 annexed hereto.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Term Lender, in substantially the form of Exhibit VIII-3 annexed hereto, submitted in response to an invitation to submit offers following Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.4(b)(v).

“Discount Range Proration” has the meaning assigned to such term in Section 2.4(b)(v).

“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.4(b)(v).

“Discounted Prepayment Effective Date” means, in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discounted Prepayment Offers or Borrower Solicitation of Discount Range Prepayment Offer, five Business Days following the receipt by each relevant Term Lender of notice from Auction Agent in accordance with Section 2.4(b)(v)(A), (C) or (D), as applicable unless a shorter period is agreed to between Borrower and Auction Agent.

“Discounted Term Loan Prepayment” has the meaning assigned to that term in Section 2.4(b)(v).

“Disqualified Institution” means those Persons identified in writing to the Arrangers prior to February 11, 2019 (and any Affiliate thereof that is reasonably identifiable as an Affiliate of such Person solely on the basis of its name); provided that, upon reasonable notice to Administrative Agent, Borrower shall be permitted to supplement the list of Disqualified Institutions in writing following the Closing Date to the extent that such additional Person is a bona fide business competitor (and any Affiliate thereof) of Borrower or its Subsidiaries, provided further that such supplement shall not have retroactive effect, shall not prohibit assignments to any existing Lender and shall not be effective with respect to binding agreements entered into by a Lender to transfer its interest in the Obligations that were made prior to such Lender’s receipt of such supplement.

“Disqualified Stock” means any Capital Stock (or portion thereof) which, by its terms (or by the terms of any Security into which it is convertible, or for which it is exercisable or exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Capital Stock that is not Disqualified Stock) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely for Capital Stock that is not Disqualified Stock), in whole or in part, on or prior to the date that is 180 days after the Latest Maturity Date at the time such Capital Stock is issued, (b) is convertible into or exercisable or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock referred to in (a) above, in each case at any time prior to the date that is 180 days after the Latest Maturity Date at the time such Capital Stock is issued, (c) contains any repurchase obligation which may come into effect prior to the date that is 180 days after the Latest Maturity Date at the time such Capital Stock is issued, (d) requires the payment of any dividends (other than the payment of dividends solely in the form of Qualified Capital Stock) prior to the date that is 180 days after the Latest Maturity Date at the time such Capital Stock is issued or (e) provides the holders of such Capital Stock thereof with any rights to receive any cash upon the occurrence of a change of control prior to the date that is 180 days after the Latest Maturity Date at the time such Capital Stock is issued, unless the rights to receive such cash are contingent upon the prior payment in full in cash of the Obligations (other than Unasserted Obligations and Obligations under Secured Hedge Agreements).

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States or any state or other political subdivision thereof (including the District of Columbia).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) any Lender, any Affiliate of any Lender and any Approved Fund of any Lender (in each case other than an Affiliated Lender), (b) any Affiliated Lender; provided that (1) no Affiliated Lender may hold a Revolving Loan Commitment or a Revolving Loan and (2) the aggregate principal amount of Term Loans held by Affiliated Lenders (other than Affiliated Debt Funds) at any time shall not exceed 20% of the principal amount of the Term Loans outstanding at any time, and (c) (i) a commercial bank organized under the laws of the United States or any state thereof, (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country and (iv) any other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, mutual funds and lease financing companies; provided that no natural Person or Disqualified Institution shall be an Eligible Assignee.

“Employee Plan” means an “employee pension benefit plan” as defined in Section 3(2) of ERISA subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA (other than a Multiemployer Plan), which is, or at any time during the previous five years was, maintained for, or contributed to (or to which there is or was an obligation to contribute) on behalf of, employees of any Group Member or ERISA Affiliate.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, Proceeding, demand, abatement order or other binding order or directive, by any Government Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (b) in connection with any Release of Hazardous Materials or any actual or alleged Hazardous Materials Activity or (c) in connection with any actual or alleged damage, injury, threat or harm to human health or safety (from exposure to Hazardous Materials), natural resources or the environment.

“Environmental Laws” means any and all laws (including, common law) statutes, ordinances, orders, rules, regulations, binding guidance documents, judgments, Governmental Authorizations, or any other binding requirements of any Government Authority relating to (a) pollution or protection of the environment, (b) any Hazardous Materials Activity, or (c) occupational safety and health, industrial hygiene (as they relate to exposure to Hazardous Materials), or the protection of human, plant or animal health or welfare from exposure to Hazardous Materials, in any manner applicable to any Loan Party or any of its Subsidiaries or any Real Property Asset.

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against any Group Member as a result of, or related to, any (i) Environmental Claim or (ii) any other claim, suit, action, investigation, Proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Loan Party or any of their Subsidiaries, whether on, prior or after the date hereof.

“Equity Financing” means the cash common equity contributions by the Sponsor and other co-investors (if any), directly or indirectly, to Parent, the net proceeds of which will be further contributed, directly, or indirectly, to the Initial Borrower, in an aggregate amount equal to, when combined with the fair value of any rollover equity in connection with the Transactions, at least 50% of the total consolidated pro forma debt and equity capitalization of Holdings and its Subsidiaries on the Closing Date after giving effect to the Transactions; provided that on the Closing Date the Sponsor shall own, directly or indirectly, at least 50.1% of the Voting Securities of Holdings.

“ERISA” means the US Employee Retirement Income Security Act of 1974 (or any successor legislation thereto) and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) that is a member of a Controlled Group of any Group Member.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Employee Plan (excluding those for which the 30-day notice period in Section 4043(a) has been waived); (b) the failure to meet the minimum funding standards of Section 412 or 430 of the Internal Revenue Code or Section 302 of ERISA with respect to any Employee Plan, (c) the provision by the administrator of any Employee Plan pursuant to Section 4041(a)(2) or Section 302 of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by an ERISA Affiliate from any Employee Plan with two or more contributing sponsors or the termination of any such Employee Plan resulting in liability to an ERISA Affiliate or Group Member pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of Proceedings to terminate any Employee Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan; (f) an ERISA Affiliate experiences a substantial cessation of operations described in Section 4062(e) of ERISA; (g) the imposition of liability on a Group Member or any ERISA Affiliate by reason of the application of Section 4069 or 4212(c) of ERISA; (h) a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) of an ERISA Affiliate from any Multiemployer Plan if there is any liability therefor, or the receipt by an ERISA Affiliate that such plan is in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (i) the incurrence of liability or the imposition of a Lien pursuant to Section 436 or 430(k) of the Internal Revenue Code or pursuant to Title IV of ERISA with respect to any Employee Plan, other than for PBGC premiums due but not delinquent; (j) a determination that a Multiemployer Plan is in endangered or critical status within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA; or (k) a determination that any Employee Plan is in “at risk” status within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means each of the events set forth in Section 8.1 through 8.11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and the rules and regulations promulgated thereunder.

“Excluded Subsidiary” means (a) any non-Wholly Owned Subsidiary of a Group Member, (b) any Foreign Subsidiary of a Group Member that is a CFC, (c) any Domestic Subsidiary of a Group Member which is a Subsidiary of a CFC,

(d) any Immaterial Subsidiary, (e) any Subsidiary of a Group Member that is prohibited by applicable law, rule or regulation or, to the extent existing on the Closing Date or on the date such Person becomes a Subsidiary of a Loan Party, by any third-party Contractual Obligation not created or entered into in contemplation of the Transactions or of such Person becoming a Subsidiary of a Loan Party, from guaranteeing the Obligations or which would require the consent, approval, license or authorization of a Government Authority to guarantee the Obligations (unless such consent, approval, license or authorization has been received), (f) any Subsidiary of a Group Member that is a Foreign Holdco, (g) any Unrestricted Subsidiary and (h) any Person in respect of which Borrower and Administrative Agent reasonably agree that the cost or other consequence of providing a guarantee of the Obligations (including any material adverse tax consequences) is excessive in relation to the value to the Lenders afforded thereby; provided that, notwithstanding the foregoing, in no event shall (i) Borrower be an Excluded Subsidiary, (ii) any Subsidiary that owns Intellectual Property that is material to the business of the Group Members, taken as a whole, be an Excluded Subsidiary and (iii) ImageVision Net, LLC be an Excluded Subsidiary as a result of being a non-Wholly Owned Subsidiary of a Group Member. Notwithstanding the foregoing, Borrower may (subject to the Administrative Agent and Requisite Lenders’ consent, such consent not to be unreasonably withheld or delayed) cause any Subsidiary that would otherwise be deemed an Excluded Subsidiary (other than any Subsidiary that is an Excluded Subsidiary pursuant to clauses (a) or (d) hereof) to instead become a Subsidiary Guarantor and such Subsidiary shall be treated as and shall be subject to all provisions applicable to Subsidiary Guarantors and shall not be treated as or subject to the provisions applicable to Excluded Subsidiaries; provided that no violation of any law, regulation or order of any Government Authority would result.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Administrative Agent, any Lender or other recipient, being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other

Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 2.10) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.7(b), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with its obligations under Section 2.7(b)(iii), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exigent Circumstances” means an event or circumstance that materially and imminently threatens the ability of the Administrative Agent or any Lender to realize upon all or any material portion of the Collateral, such as, without limitation, fraudulent or intentional removal, concealment, or abscondment thereof, destruction or material waste thereof (other than to the extent covered by insurance), material breach of the covenants set forth in Section 7.4 or 7.7 or the occurrence of an event causing a Material Adverse Effect.

“Existing Credit Agreement” means that certain Loan and Security Agreement, dated as of March 16, 2017, by and among the Company, ImageVision.Net, LLC, Metropolitan Communications, LLC and Western Alliance Bank, as bank (as modified by that certain Loan and Security Modification Agreement, dated as of February 26, 2018 and as further amended, restated, supplemented or otherwise modified prior to the date hereof).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof , any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental authorities implementing such sections of the Internal Revenue Code.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary to the next 1/100th of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System and any successor thereto.

“Fee Letter” mean that certain Fee Letter dated as of the Closing Date, by and among Golub Capital LLC, Ares Capital Corporation and the Borrower.

“Financial Covenants” means the covenants set forth in Section 7.5.

“Financial Plan” has the meaning assigned to that term in Section 6.1(e).

“Financing Transactions” means the execution and delivery on the Closing Date by each Loan Party of each of the Loan Documents to which it is a party and the initial borrowing of Loans.

“FINRA” means the Financial Industry Regulatory Authority Inc., including any successor agency thereto.

“First Priority” means, with respect to any Lien purported to be created on any Collateral pursuant to any Collateral Document, that such Lien is perfected and has priority over any other Lien on such Collateral (other than Liens arising by operation of law).

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year of Holdings and its Restricted Subsidiaries ending on the last Friday of each of March, June and September of each year, and December 31 of each year.

“Fiscal Year” means the fiscal year of Holdings and its Restricted Subsidiaries ending on December 31 of each calendar year. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year commences.

“Flood Hazard Property” means a Mortgaged Property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Holdco” means any Subsidiary which has no material assets other than (i) the Capital Stock of one or more CFCs or (ii) the Capital Stock of one or more Subsidiaries that have no material assets other than the Capital Stock of one or more CFCs (which shall be indicated as a “Foreign Holdco” on the Pledge and Security Agreement, any perfection certificate or a perfection certificate supplement, when required to be delivered).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States. For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funded Debt” means, as applied to any Person, all Indebtedness of that Person (including any current portions thereof) which by its terms or by the terms of any instrument or agreement relating thereto matures more than one year from, or is directly renewable or extendable at the option of that Person to a date more than one year from (including an option of that person under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more from), the date of the creation thereof.

“Funding and Payment Office” means (a) the office of Administrative Agent and Issuing Lender at 245 Park Avenue, 44th Floor, New York, NY 10167 or (b) such other office of Administrative Agent and Issuing Lender as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent and Issuing Lender to Borrower and each Lender.

“Funding Date” means the date of funding of a Loan.

“Funding Default” means a failure by a Lender to comply with its obligations under this Agreement to make a Loan, make a payment to Issuing Lender in respect of a drawing under a Letter of Credit.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

“Golub” means Golub Capital LLC and/or its managed funds or Affiliates.

“Governing Body” means the board of directors or other body (including a general partner) having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, limited partnership, trust or limited liability company.

“Government Authority” means the government of the United States or any other nation, or any state, regional or local political subdivision or department thereof, and any other governmental or regulatory agency, authority, body, commission, central bank, board, bureau, organ, court, instrumentality or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, in each case whether federal, state, local or foreign (including supra-national bodies such as the European Union or the European Central Bank), and self-regulatory organizations, including without limitation, FINRA.

“Governmental Authorization” means any permit, license, registration, authorization, plan, directive, accreditation, consent, certificate, right, exemption, order or consent decree of or from, any Government Authority.

“Granting Lender” has the meaning assigned to that term in Section 10.1(e).

“Group Members” means the Loan Parties and each of the other Restricted Subsidiaries of Borrower.

“Guarantor” means Holdings, the Borrower (except as to its own Obligations) and each Subsidiary Guarantor.

“Guaranty” means the Guaranty to be executed and delivered by the initial Guarantors on the Closing Date, in substantially the form of Exhibit XIII annexed hereto.

“Hazardous Materials” means (i) any radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, radon gas, petroleum and petroleum by-products and derivatives and (ii) any other chemical, material or substance, waste, pollutant or contaminant that is prohibited, limited or subject to regulation, investigation, control or remediation by or pursuant to any Environmental Law, in each case because of its dangerous or deleterious properties or characteristics.

“Hazardous Materials Activity” means any past, current or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of or exposure to any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement, a Currency Agreement or an agreement in respect of commodities designed to hedge against fluctuations in interest rates, currency values or commodity prices, respectively.

“Hedge Agreement Counterparty” means an entity that has entered into a Hedge Agreement with any Group Member and at the time of entering into such Hedge Agreement was a Lender or an Affiliate of a Lender.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Holdings” has the meaning assigned to that term in the introduction to this Agreement.

“Identified Participating Lenders” has the meaning assigned to such term in Section 2.4(b)(v).

“Identified Qualifying Lenders” has the meaning specified in Section 2.4(b)(v).

“Immaterial Subsidiary” means, at any date of determination, any Wholly Owned Subsidiary of Borrower (other than a Subsidiary that owns Intellectual Property that is material to the business of the Group Members, taken as a whole (a) the total assets of which, in the aggregate with all other Immaterial Subsidiaries, at the last day of the Test Period, were less than 5.0% of the Consolidated Total Assets at such day, (b) the gross revenues of which, in the aggregate with all other Immaterial Subsidiaries, for such Test Period were less than 5.0% of the consolidated gross revenues of the Group Members for such Test Period, (c) the total assets of which, at the last day of the Test Period, were less than 2.5% of the Consolidated Total Assets at such day, (d) the gross revenues of which, for such Test Period, were less than 2.5% of the consolidated gross revenues of the Group Members for such Test Period, in each case determined in accordance with GAAP; provided, that (i) Borrower shall not designate any additional Wholly Owned Subsidiary as an Immaterial Subsidiary if such designation would result in a failure to comply with the provisions set forth in clauses (a), (b), (c) or (d) above, and (ii) if the Consolidated Total Assets and/or gross revenues of any or all Wholly Owned Subsidiaries so designated by Borrower as “Immaterial Subsidiaries” shall at any time exceed the limits set forth in clause (a), (b), (c) or (d) above as applicable, then Borrower shall redesignate one or more such Wholly Owned Subsidiaries as not constituting Immaterial Subsidiaries, in each case in a written notice to Administrative Agent, so that, as result of such redesignation, the Total Assets and gross revenues of all Wholly Owned Subsidiaries still designated as “Immaterial Subsidiaries” do not exceed such limits.

“Increased Amount Date” has the meaning assigned to that term in Section 2.11(a).

“Incremental Facility” has the meaning assigned to that term in Section 2.11(a).

“Incremental Revolver Sublimit” has the meaning assigned to that term in Section 2.11(a).

“Incremental Revolving Joinder Agreement” has the meaning assigned to that term in Section 2.11(a).

“Incremental Revolving Loan Lender” has the meaning assigned to that term in Section 2.11(a).

“Incremental Revolving Loan Commitments” has the meaning assigned to that term in Section 2.11(a).

“Incremental Revolving Loans” means loans made pursuant to an Incremental Revolving Loan Commitment.

“Incremental Starter Amount” has the meaning assigned to that term in Section 2.11(a).

“Incremental Term Joinder Agreement” has the meaning assigned to that term in Section 2.11(a).

“Incremental Term Loans” has the meaning assigned to that term in Section 2.11(b).

“Incremental Term Loan Lender” has the meaning assigned to that term in Section 2.11(a).

“Incremental Term Loan Commitments” has the meaning assigned to that term in Section 2.11(a).

“Incremental Term Loan Payment Date” means the dates (if any) scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Term Joinder Agreement; provided that any such dates (other than maturity dates) shall be consistent with the dates set forth in Section 2.4(a)(i).

“Indebtedness” means, as applied to any Person, without duplication and whether or not matured, (i) all indebtedness for borrowed money, regardless of whether such indebtedness is an obligation of such Person as a result of the assumption thereof or otherwise and/or is nonrecourse to the credit of any other Person, (ii) all obligations of such Person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions, (iii) all obligations with respect to Capital Leases, (iv) all obligations created or arising under any conditional sale or other title retention agreement, regardless of whether the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, (v) all obligations evidenced by notes, bonds, debentures or similar instruments (other than performance bonds and similar instruments not related to litigation or arbitration and otherwise incurred in the ordinary course of business), (vi) any obligation owed for all or any part of the deferred purchase price of property or services but solely to the extent such obligations appear or should appear as a liability on the balance sheet of such Person (other than (A) current accounts payable and trade payables incurred in the ordinary course of business, (B) accrued expenses incurred in the ordinary course of business, (C) prepaid or deferred revenue arising in the ordinary course of business and (D) purchase price holdbacks arising in the ordinary course of business or consistent with past practice or industry norm in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset), (vii) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, (viii) all payments that would be required to be made in respect of any Hedge Agreement in the event of a termination (including an early termination) on the date of determination, (ix) all Attributable Indebtedness of such Person, (x) all Disqualified Stock and all obligations, liabilities and indebtedness of such Person arising from Disqualified Stock issued by such Person and (xi) all Contingent Obligations of such Person in respect of Indebtedness of others of the kinds referred to in clauses (i) through (x) above; provided that “Indebtedness” shall not include (A) obligations in respect of Third Party Funds and (B) any stock appreciation right plan and related obligations. The Indebtedness of any Person shall include (1) the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such Person is not liable therefor, and (2) to the extent such obligations appear or should appear as a liability on the balance sheet of such Person, all earn-outs and other similar obligations of any such Person. For all purposes hereof, the Indebtedness of Holdings and the Restricted Subsidiaries shall exclude intercompany liabilities arising solely from their cash management, tax, and accounting operations having a term not exceeding 364 days (inclusive of any rollover or extension terms) and arising in the ordinary course of business.

“Indemnified Liabilities” has the meaning assigned to that term in Section 10.3.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning assigned to that term in Section 10.3.

“Initial Borrower” means Merger Sub.

“Initial Term Loan Commitment” means the Commitment of a Lender to make Initial Term Loans to Borrower pursuant to Section 2.1(a)(i) on the Closing Date. The aggregate amount of the Initial Term Loan Commitments on the Closing Date is $75,000,000.

“Initial Term Loans” means the Term Loans made on the Closing Date.

“Insolvency Proceeding” shall mean (i) any case, action or Proceeding before any court or other Government Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, formal or informal moratorium, composition, marshaling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case, undertaken under United States federal or state or non-United States requirements of law, including the Bankruptcy Code of the United States.

“Intellectual Property” has the meaning assigned to that term in the Pledge and Security Agreement.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last Friday of each of March, June and September of each year, and December 31 of each year, commencing on the first such date to occur after the Closing Date and (b) with respect to any LIBOR Loan, the last day of each Interest Period applicable to any such Loan; provided that, in the case of each Interest Period longer than three months, “Interest Payment Date” shall also include each three-month anniversary of the commencement of such Interest Period.

“Interest Period” has the meaning assigned to that term in Section 2.2(b).

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which any Loan Party or any of its Restricted Subsidiaries is a party.

“Interest Rate Determination Date” means, with respect to any Interest Period, the second Business Day prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (a) any direct or indirect purchase or other acquisition by any Group Member of, or of a beneficial interest in, any Securities of any other Person that is not a Loan Party, (b) any direct or indirect loan, advance or capital contribution by any Group Member to any other Person, (c) any Hedge Agreements, (d) any purchase or other acquisition, whether in one transaction or in a series of transactions, of all or substantially all of the property and assets or business of another Person or assets constituting a Business Line of such Person and (e) to incur, or to remain liable under, any Contingent Obligation for Indebtedness of any other Person, to assume the Indebtedness of any other Person or to make any arrangement pursuant to which the Person incurs debt of the type referred to in clause (vi) of the definition of “Indebtedness” set forth in this Section 1.1; provided, however, that the term “Investment” shall not include (i) current trade and customer accounts receivable for goods furnished or services rendered in the ordinary course of business and payable in accordance with customary trade terms, (ii) advances and prepayments to suppliers for goods and services in the ordinary course of business, (iii) Capital Stock or other Securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to Borrower or any of its Restricted Subsidiaries or as security for any such Indebtedness or claims, (iv) the licensing, transfer, assignment, purchase, sale or contribution of Intellectual Property in the ordinary course of business and consistent with past practices, (v) purchases of contract rights or licenses or leases of Intellectual Property in each case in the ordinary course of business and consistent with past practices or (vi) the leasing of devices such as credit card readers and kiosks or the provision of such devises and access to software for a subscription fee, in each case to customers in the ordinary course of business. The amount of any Investment shall be calculated as the excess of (x) the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of or any return on capital with respect to, the original principal amount of any such Investment) less (y) the sum of (A) without duplication of amounts included in the Available Amount, any amount paid, repaid, returned, distributed or otherwise received in cash or Cash Equivalents from such Investment and (B) all liabilities of the investing Person constituting all or a portion of the initial cost of such Investment expressly transferred prior to such time in connection with the sale or other disposition of such Investment, but only to the extent that the investing Person is fully released from such liability by such transfer.

“Investment Advisers Act” means the United States Investment Advisers Act of 1940, as amended from time to time, and any successor statute, and the rules and regulations promulgated thereunder.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time, and any successor statute, and the rules and regulations promulgated thereunder.

“IP Collateral” means, collectively, the Intellectual Property that constitutes Collateral under the Pledge and Security Agreement. For the avoidance of doubt, “IP Collateral” shall not include any intent-to-use United States trademark or service mark applications for which an amendment to alleged use or statement of use has not been filed under 15 U.S.C. §1051(c) or 15 U.S.C. §1051(d), respectively, solely to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such “intent to use” trademark or service mark application or any registration issuing therefrom under applicable federal law.

“IP Filing Office” means the United States Patent and Trademark Office, the United States Copyright Office or any successor office in the United States.

“IRS” means the United States Internal Revenue Service.

“Issuing Lender” means, with respect to any Letter of Credit, (a) Ares Capital Corporation (directly or through its affiliates or indirectly through any other financial institution acceptable to Ares Capital Corporation) or (b) any Revolving Lender that agrees (in its sole discretion) to issue such Letter of Credit, determined as provided in Section 3.1(b)(ii) and satisfactory to Administrative Agent.

“Joinder Agreement” has the meaning assigned to that term in Section 2.11(a).

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Latest Maturity Date” means, at any time of determination, the latest Revolving Loan Commitment Termination Date or Term Loan Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Initial Term Loan Commitment, Delayed Draw Term Loan Commitment, Incremental Term Loan Commitments, Incremental Revolving Loan Commitments, Refinancing Revolving Loan Commitments, Refinancing Term Loan Commitments, Commitments in respect of Replacement Term Loans, Initial Term Loan, Delayed Draw Term Loan, Incremental Term Loan, Incremental Revolving Loans, Refinancing Revolving Loans, Refinancing Term Loans or Replacement Term Loans, in each case as extended in accordance with this Agreement from time to time.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all unreimbursed drawings under any Letters of Credit at such time. The LC Exposure of any Revolving Lender at any time shall be determined based on its Pro Rata Share of the Revolving Loan Commitments.

“Leased Real Property” means any leasehold or subleasehold estate and any other material right to use or occupy land, buildings, structures, improvements, fixtures or other interest in real property of any Loan Party or any of the other Subsidiaries as lessee or sublessee under any lease or sublease of real property, including any licenses.

“Leases” means all leases, subleases, licenses and other written agreements, including all amendments, extensions, renewals and other agreements with respect thereto, pursuant to which any Group Member holds any interest in Leased Real Property.

“Lender” means the Persons identified as “Lenders” and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to Section 10.1, and, unless the context otherwise dictates, includes Issuing Lender and each Incremental Revolving Loan Lender and each Incremental Term Loan Lender; provided that the term “Lenders”, when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (ii) such Lender or its Parent Company is the subject of a Insolvency Proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, (iii) such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such Insolvency Proceeding or appointment or (iv) such Lender or its Parent Company has become the subject of a Bail-In Action.

“Letter of Credit” or “Letters of Credit” means any standby letters of credit issued or to be issued by Issuing Lender for the account of Borrower pursuant to Section 3.1.

“Letter of Credit Extension” means the issuance of any Letter of Credit, the extension of the expiry date thereof or increase in the amount thereof.

“Letter of Credit Usage” means, as at any date of determination, the sum of (a) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (b) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lender and not theretofore reimbursed out of the proceeds of Revolving Loans pursuant to Section 3.3(b) or otherwise reimbursed by Borrower.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR” means, for any Interest Rate Determination Date with respect to an Interest Period for a LIBOR Loan, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the rate of interest which is identified and normally published by Bloomberg Professional Service Page BBAM 1 as the offered rate for loans in United States dollars for the applicable Interest Period administered by ICE Benchmark Administration Limited as of 11:00 a.m., London time, on the second full Business Day next preceding the first day of such Interest Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used). If Bloomberg Professional Service no longer reports LIBOR, or ICE Benchmark Administration Limited is no longer making the London Interbank Offered Rate available, or the Administrative Agent determines in good faith that such index no longer exists or if Page BBAM 1 no longer exists, the Administrative Agent may reasonably select a replacement index or replacement page, as the case may be.

“LIBOR Loans” means Loans bearing interest at rates determined by reference to Adjusted LIBOR as provided in Section 2.2(a).

“LIBOR Reserve Percentage” means, for any day during any Interest Period for any LIBOR Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained, during such Interest Period under regulations issued from time to time (including “Regulation D,” issued by the Board of Governors of the Federal Reserve Bank of the United States (the “Reserve Regulations”) by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against Eurocurrency funding liabilities (currently referred to as “Eurocurrency liabilities” (as such term is used in Regulation D)). LIBOR Loans shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under the Reserve Regulations.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Limited Conditionality Investment” has the meaning assigned to that term in Section 4.4

“Liquidity” means, as of any date of determination, the sum of (a) Unrestricted Cash of the Group Members at such date plus (b) the difference between the Revolving Loan Commitment Amount and the Total Utilization of Revolving Loan Commitments at such date.

“Liquidity Certificate” means a certificate, in substantially the form of Exhibit XIV annexed hereto.

“Liquidity Covenant” means the Minimum Liquidity covenant in Section 7.5(b).

“Loan” or “Loans” means one or more of the loans made by Lenders to Borrower pursuant to Section 2.1(a) and, unless the context otherwise dictates, shall include Refinancing Term Loans, Incremental Term Loans, Delayed Draw Term Loans, Replacement Term Loans, Refinancing Revolving Loans, Incremental Revolving Loans and PIK Loans. For purposes of clarification, any calculation of the aggregate outstanding principal amount of Loans on any date of determination shall include both the aggregate principal amount of loans advanced pursuant to Section 2.1(a) and not yet repaid (including any outstanding Incremental Term Loans, Delayed Draw Term Loans and Incremental Revolving Loans), and all PIK Loans deemed to have been advanced and not yet repaid, on or prior to such date of determination.

“Loan Documents” means, collectively, this Agreement, the Notes (if any), any applications for, or reimbursement agreements or other documents executed by Borrower in favor of Issuing Lender relating to, the Letters of Credit, the Fee Letter, the Guaranty, the Collateral Documents, and Incremental Revolving Joinder Agreement, any Incremental Term Joinder Agreement, any Refinancing Amendment and any other document (including any joinders or supplements to any of the foregoing) executed by a Loan Party pursuant to the terms of the foregoing or the Obligations and, solely for purposes of the Guaranty and the Collateral Documents, the Secured Hedge Agreements.

“Loan Party” means each of Holdings, Borrower and each of its Subsidiaries from time to time executing a Loan Document as a Subsidiary Guarantor.

“LQA Recurring Revenue” means with respect to any Test Period, all recurring transactional, maintenance and subscription revenues, and recurring revenues attributable to software licensed or sold by Holdings or any of its restricted subsidiaries, which recurring revenues are earned during such period net of any discounts, calculated on a basis consistent with the financial statements delivered to the Administrative Agent prior to the Closing Date other than one-time implementation or services revenue or any other revenue that is otherwise one-time in nature or not reasonably expected to recur, which recurring revenues are earned during the last Fiscal Quarter of such Test Period, multiplied by four. LQA Recurring Revenue includes a pro forma adjustment for the run-rate impact of the change in terms from the most recent vendor contract with Stripe, Inc. for the Fiscal Year beginning in 2019 (the “Stripe Adjustment”). The Stripe Adjustment is calculated as 1.19% multiplied by the total dollar volume processed by SimplePractice, LLC in the most recent Fiscal Quarter, less the actual payment processing revenue earned from Stripe, Inc. in the most recent Fiscal Quarter, multiplied by four.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Federal Reserve Board.

“Material Adverse Effect” means (i) a material adverse effect upon the business, results of operations, assets or condition (financial or otherwise) of the Group Members, taken as a whole, (ii) an impairment of the ability of any Loan Party to perform its material obligations under any Loan Document or (iii) a material adverse effect on the legality, validity, binding effect or enforceability of a Loan Document or on the rights and remedies of any Agent, Lender or other Secured Party under any Loan Document.

“Material Owned Real Property” means any Owned Real Property with a fair market value of at least $2,500,000.

“Maximum Consolidated Debt to Revenue Ratio” has the meaning assigned to that term in Section 7.5(a).

“Maximum Consolidated Total Leverage Ratio” has the meaning assigned to that term in Section 7.5(c).

“Merger” has the meaning assigned to that term in the Recitals to this Agreement.

“Merger Agreement” has the meaning assigned to that term in the Recitals to this Agreement.

“MFN Adjustment” has the meaning assigned to that term in Section 2.11(d).

“Moody’s” has the meaning assigned to that term in the definition of “Cash Equivalents” set forth above in this Section 1.1.

“Mortgage” means (a) a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) granting a security interest in real property executed and delivered by any Loan Party, in the form approved by Administrative Agent in its reasonable discretion, or (b) at Administrative Agent’s option, in the case of an Additional Mortgaged Property, an amendment to an existing Mortgage, in form reasonably satisfactory to Administrative Agent, adding such Additional Mortgaged Property to the Owned Real Property encumbered by such existing Mortgage.

“Mortgage Policies” means (A) Mortgagee title insurance policies or unconditional commitments issued by a Title Company with respect to each Mortgaged Property, in such amount as Administrative Agent reasonably determines to be the value of any particular Mortgaged Property (but in no event exceeding one hundred and ten percent (110%) of the current value of such Mortgaged Property, as determined by Borrower in good faith in consultation with the Administrative Agent), insuring the Lien of the Mortgage encumbering such Mortgaged Property as a valid and enforceable Lien, subject only to Permitted Encumbrances (and without a general survey exception), which Mortgage Policies (1) shall include endorsements for any other matters reasonably requested by Administrative Agent and which are available at commercially reasonable rates in the jurisdiction where the applicable Mortgaged Property is located and (2) shall provide for affirmative insurance and such reinsurance as Administrative Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to Administrative Agent; and (B) evidence satisfactory to Administrative Agent that such Loan Party has (x) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Mortgage Policies and (y) paid to the Title Company or to the appropriate Government Authorities all expenses and premiums of the Title Company in connection with the issuance of the Mortgage Policies and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages in the appropriate real estate records.

“Mortgaged Properties” has the meaning assigned to that term in Section 6.9.

“Mortgaged Property” has the meaning assigned to that term in Section 6.9.

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) that is, or at any time during the previous five years was, maintained for, or contributed to (or to which there is or was an obligation to contribute) on behalf of, employees of any Group Member or ERISA Affiliate.

“Net Asset Sale Proceeds” means proceeds received by any Person in cash from any Asset Sale (other than the issuance or sale of its own Capital Stock), net of (a) any brokers’, advisors’ and investment banking fees and other customary out-of-pocket underwriting discounts, commissions and other customary out-of-pocket cash costs, fees and expenses (including survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and consultant, accountant and other customary fees) paid or payable to a Person that is not an Affiliate of a Group Member in connection with such Asset Sale, (b) Taxes paid or reasonably estimated to be payable as a result thereof (including, without duplication, Tax Distributions and any amounts distributable pursuant to Section 7.4(g), in each case with respect to such Asset Sale), (c) amounts set aside as a reserve in accordance with GAAP against any indemnities, liabilities (contingent or otherwise) associated with such Asset Sale and (d) any amount required to be paid or prepaid on Indebtedness (other than the Obligations and Indebtedness owing to any Group Member) secured by the property subject thereto; provided, however, that any such proceeds received by any Restricted Subsidiary of Borrower that is not a Wholly Owned Subsidiary of Borrower shall constitute “Net Asset Sale Proceeds” only to the extent of the aggregate direct and indirect beneficial ownership interest of Borrower therein.

“Net Debt Issuance Proceeds” means the cash proceeds (net of underwriting discounts and commissions and other customary costs and expenses associated therewith, including reasonable legal fees and expenses) from the incurrence of (i) Indebtedness by any Group Member other than Indebtedness permitted by Section 7.1 or (ii) Indebtedness that is intended to constitute Credit Agreement Refinancing Indebtedness in respect of any Class of Term Loans.

“Net Insurance/Condemnation Proceeds” means any cash payments or proceeds received or released from reserve, as the case may be, by any Group Member (i) under any business interruption or casualty insurance policy in respect of a Recovery Event or (ii) as a result of the taking of any assets of any Group Member by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser under threat of such a taking, in each case, constituting a Recovery Event, net of any out-of-pocket costs incurred in connection with the adjustment or settlement of any claims by a Group Member in respect thereof and any costs of the type described in clause (a) or (b) of the definition of “Net Asset Sale Proceeds” paid or payable to a Person that is not an Affiliate of a Group Member.

“Non-Consenting Lender” has the meaning assigned to that term in Section 2.10(c).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender.

“Notes” means one or more of the Term Notes, Revolving Notes or Delayed Draw Term Note or any combination thereof.

“Notice of Borrowing” means a notice in substantially the form of Exhibit I annexed hereto.

“Notice of Conversion/Continuation” means a notice in substantially the form of Exhibit II annexed hereto.

“Notice of Intent to Cure” has the meaning assigned to that term in Section 8.11.

“Obligations” means all obligations of every nature of each Loan Party from time to time owed to Administrative Agent, other Agents, Issuing Lenders, Indemnitees, Participants, Lenders, Hedge Agreement Counterparties or any of them under the Loan Documents or the Secured Hedge Agreements, as applicable, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (a) if such Loan Party is Borrower, all Loans (including, for the avoidance of doubt, PIK Loans) and Letter of Credit Usage, (b) all interest (including, for the avoidance of doubt, any interest that has been paid in kind and capitalized to the principal amount of Initial Term Loan or Delayed Draw Term Loans in accordance with Section 2.2(g)), whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any Insolvency Proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such Insolvency Proceeding and (c) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Loan Party under any Loan Document. Notwithstanding the foregoing, (i) unless otherwise agreed to by Borrower and any applicable Hedge Agreement Counterparty, the obligations of the Loan Parties under any such Secured Hedge Agreement shall be secured and guaranteed pursuant to the Loan Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed, (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement and any other Loan Document shall not require the consent of any Hedge Agreement Counterparty and (iii) the Obligations shall not include any Excluded Swap Obligations.

“Offered Amount” has the meaning assigned to such term in Section 2.4(b)(v).

“Offered Discount” has the meaning assigned to such term in Section 2.4(b)(v).

“Officer” means the president, chief executive officer, a vice president, chief financial officer, treasurer, general partner (if an individual), managing member (if an individual) or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing.

“Officer’s Certificate” means, as applied to any Person that is a corporation, partnership, trust or limited liability company, a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company.

“OID” has the meaning assigned to that term in Section 2.11(d).

“Organizational Documents” means, with respect to any Person, collectively and, in each case, together with any modification of any term thereof, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation of such Person, (b) the bylaws, operating agreement or joint venture agreement of such Person, (c) any other constitutive, organizational or governing document of such Person, whether or not equivalent, and (d) any other document setting forth the manner of election or duties of the directors, officers or managing members of such Person or the designation, amount or relative rights, limitations and preferences of any Capital Stock of such Person.

“Other Applicable Indebtedness” has the meaning set forth in Section 2.4(b)(iii)(A).

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, performance, delivery, enforcement, or registration of, from the receipt or perfection of security interests under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.10).

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, all easements and other rights and interests appurtenant thereto and all Rights of Way owned by any Group Member.

“paid in full” or “payment in full” shall mean, for purposes of Section 2.4(d), with respect to any Obligations (other than contingent indemnification obligations as to which no claim has been asserted), payment in cash of all amounts owing under the Loan Documents in respect of such Obligations (other than contingent indemnification obligations as to which no claim has been asserted), including fees, interest, default interest, interest on interest, expense reimbursements and indemnities, specifically including interest, default interest and interest on interest that but for the commencement of any Insolvency Proceeding would have accrued on the Obligations irrespective of whether a claim in respect of such interest is allowable in such Insolvency Proceeding.

“Parent” means Hancock Parent, LLC, a Delaware limited liability company.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Regulation Y of the Board of Governors of the Federal Reserve System, as in effect from time to time), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” means a purchaser of a participation in the rights and obligations under this Agreement pursuant to Section 10.1(c).

“Participant Register” has the meaning assigned to such term in Section 10.1(c).

“Participating Lender” has the meaning assigned to such term in Section 2.4(b)(v).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means the acquisition of all or any portion of the business and assets, or Capital Stock, of any Person or Business Line which acquisition is permitted pursuant to Section 7.3(h).

“Permitted Encumbrances” means the following types of Liens:

(a) Liens (i) with respect to the payment of Taxes, assessments or other governmental charges or (ii) of suppliers, carriers, materialmen, warehousemen, workmen or mechanics and other similar Liens, in each case imposed by law or arising in the ordinary course of business, and, for each of the Liens in clauses (i) and (ii) above for amounts that are not yet due or that are being contested in good faith by appropriate Proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(b) Liens of a collection bank on items in the course of collection arising under Section 4-208 of the UCC as in effect in the State of New York or any similar section under any applicable UCC or any similar law or any governmental rule or regulation of any foreign jurisdiction;

(c) pledges, deposits or other Liens made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance or other types of social security benefits (other than any Lien imposed by ERISA), (ii) to secure the performance of bids, tenders, leases (other than Capital Leases) sales or other trade contracts (other than for the repayment of borrowed money) or (iii) made in lieu of, or to secure the performance of, surety, appeal, customs, reclamation or performance bonds (in each case not related to judgments or litigation);

(d) judgment liens (other than for the payment of Taxes, assessments or other governmental charges) securing judgments and other Proceedings not constituting an Event of Default under Section 8.9 and pledges or deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect of such judgments and Proceedings;

(e) Liens arising from licenses or sublicenses (with respect to Intellectual Property and other property) and leases or subleases granted to third parties in the ordinary conduct of the business of any Group Member and which do not interfere in an material respect with the business or operations of any Group Member;

(f) Liens arising by reason of zoning restrictions, easements, options, licenses, reservations, restrictions, covenants, conditions, rights of first refusal, rights of first offer, rights-of-way, utility easements, building restrictions, encroachments, minor defects or irregularities in survey or title (including leasehold title) and other similar encumbrances on the use of real property that do not, in the aggregate, materially (x) impair the value or marketability of such real property, or (y) interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(g) any (i) interest or title of a lessor or sublessor under any lease (other than a Capital Lease) permitted by this Agreement, (ii) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (ii), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

(h) Liens arising from filing UCC (or, in jurisdictions outside the United States, the equivalent) financing statements relating solely to operating leases permitted by this Agreement;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) Liens granted pursuant to the Collateral Documents;

(k) Liens solely on cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with any Permitted Acquisition or Investment or Asset Sale otherwise permitted hereunder;

(l) Liens on insurance policies and the proceeds thereof (whether accrued or not) and rights or claims against an insurer, in each case securing insurance premium financings permitted under Section 7.1(j);

(m) Liens consisting solely of an agreement to dispose of any Property in connection with an Asset Sale permitted by Section 7.6;

(n) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of Holdings or any of its Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments, provided that such Lien secures only the obligations of Holdings or such subsidiaries in respect of such letter of credit to the extent such obligations are permitted by Section 7.1;

(o) rights of setoff, banker’s lien, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;

(p) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods by Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(q) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes; and

(r) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof.

“Permitted First Priority Refinancing Debt” means any Indebtedness secured on a pari passu basis with the Term Loans (including any Registered Equivalent Notes issued in exchange therefor) incurred by Borrower or any other Loan Party in the form of one or more series of senior secured notes or loans; provided that such Indebtedness otherwise meets the requirements contained in the definition of “Credit Agreement Refinancing Indebtedness”.

“Permitted Holders” means (a) the Sponsor and (b) one or more employees, principals, directors, members of management, officers, partners or members of Holdings or any Upper Tier Entity or any of its Subsidiaries (or family members (including current and former spouses) or relatives thereof); provided that each such family member or relative shall only be included in this definition to the extent their inclusion arises from the estate planning for or inheritance from other Permitted Holders, as determined in good faith by Holdings; and provided further that, at any date of determination, Sponsor shall own and control at least a majority of the issued and outstanding Voting Securities of Holdings owned and controlled, directly or indirectly, by all Persons otherwise constituting Permitted Holders on such date, determined on a fully diluted basis.

“Permitted Junior Priority Refinancing Debt” means secured Indebtedness (including any Registered Equivalent Notes issued in exchange therefor) incurred by Borrower or any other Loan Party in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (i) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, (ii) such Indebtedness otherwise meets the requirements contained in the definition of “Credit Agreement Refinancing Indebtedness” and (iii) such Indebtedness meets the Permitted Other Debt Conditions.

“Permitted Other Debt Conditions” means that such applicable Indebtedness does not mature or have scheduled amortization payments of principal or other payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (except customary asset sale, initial public offering or change of control or similar event provisions that provide for the prior repayment in full of the Loans and all other Obligations), in each case prior to the date that is six months after the Latest Maturity Date at the time such Indebtedness is incurred.

“Permitted Refinancing Indebtedness” means any Indebtedness issued or incurred in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, repay, restate, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced plus any unfunded commitment in respect thereof plus unpaid accrued interest and premium thereon and reasonable underwriting discounts, fees, commissions and expenses associated with such Refinancing, (b) except with respect to Indebtedness permitted under Section 7.1(b) such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of the Indebtedness being Refinanced, and has a weighted average life to maturity (measured as of the date of such Refinancing) greater than or equal to, that of the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have different obligors, or additional guarantees or security, than the Indebtedness being Refinanced (except to the extent such guarantees or security would otherwise be permitted hereunder), (e) if the Indebtedness being Refinanced is unsecured such Permitted Refinancing Indebtedness shall be unsecured, (f) if the Indebtedness being Refinanced is secured by any Collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured solely by such Collateral (and not any additional Collateral) on terms no less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced and (g) such Permitted Refinancing Indebtedness is otherwise on terms no less favorable to the Group Members, taken as a whole, than those of the Indebtedness being Refinanced unless such less favorable term becomes effective only after the Obligations (other than Unasserted Obligations and obligations under Secured Hedge Agreements) have been paid in full; provided, however, that notwithstanding this clause (g), (x) the terms of the Indebtedness being Refinanced with Permitted Refinancing Indebtedness may be modified to the extent such modifications would have been permitted under Section 7.10(b) and (y) notwithstanding the preceding clause (x), modifications to the interest rate applicable thereto shall be permitted if such modified interest rates are on market terms for similar Refinancings of similar debt obligations as reasonably determined by Borrower and Administrative Agent.

“Permitted Subordinated Indebtedness” means Indebtedness of Borrower or any of its Restricted Subsidiaries which (a) has no maturity date or scheduled amortization prior to the date that is six months after the Latest Maturity Date, (b) has no amortization or optional or mandatory repayment, repurchase, redemption or similar provisions that may be effected at any time when the Obligations or any extension, refinancing, replacement or repurchase thereof, in whole or in part, is outstanding, (c) has no guarantees or other credit support from any Person other than a Loan Party, (d) has no financial maintenance covenants, (e) has no covenants, events of default or similar provisions that are more restrictive in any material respect than those contained in the Loan Documents and (f) is subordinated in right of payment to the Obligations on terms reasonably acceptable to Administrative Agent; provided that if such Indebtedness is secured (i) the Liens securing such Indebtedness shall be junior to the Liens securing the Obligations, (ii) the security agreements governing such Indebtedness shall provide for junior Liens on terms reasonably acceptable to Administrative Agent and (iii) the providers of such Indebtedness (or an agent for such providers) shall have entered into an intercreditor agreement reasonably acceptable to Administrative Agent; provided, that clauses (a) and (b) above shall not apply to Permitted Subordinated Indebtedness payable to a seller in connection with a Permitted Acquisition or other similar Investment permitted by this Agreement.

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness (including any unsecured Registered Equivalent Notes) incurred by Borrower or any Loan Party in the form of one or more series of senior unsecured notes or loans; provided that such Indebtedness (a) otherwise meets the requirements contained in the definition of “Credit Agreement Refinancing Indebtedness” and (b) meets the Permitted Other Debt Conditions.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Government Authorities.

“PIK Loan” means (i) PIK Initial Term Loans, (ii) PIK Revolving Loan and (iii) PIK Delayed Draw Term Loan.

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed and delivered by the Loan Parties on the Closing Date, in substantially the form of Exhibit XII annexed hereto.

“Pledged Collateral” means, collectively, the “Pledged Collateral” as defined in the Pledge and Security Agreement or any other Collateral Document.

“Potential Defaulting Lender” means, at any time, a Lender (i) as to which Administrative Agent has notified Borrower that an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any financial institution affiliate of such Lender or (ii) as to which Administrative Agent or Issuing Lender has in good faith determined and notified Borrower and (in the case of Issuing Lender) Administrative Agent that such Lender or its Parent Company or a financial institution affiliate thereof has notified Administrative Agent, or has stated publicly, that it will not comply with its funding obligations under any other loan agreement or credit agreement or other financing agreement.

“Prime Rate” means, for any day, the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent); each change in the Prime Rate shall be effective on the date such change is effective. The Prime Rate is not necessarily the lowest rate charged by any financial institution to its customers.

“Pro Forma Basis” means, with respect to any financial calculation or compliance with any test or covenant hereunder, performing such calculation or compliance with such test or covenant after giving effect to, as applicable (a) the Merger, (b) any proposed Permitted Acquisition, (c) any Asset Sale of the Capital Stock of any Restricted Subsidiary of any Group Member or of all or substantially all of the assets of any Restricted Subsidiary that is an operating entity, (d) any Investment that results in a Person becoming a Restricted Subsidiary, (e) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, (f) any Permitted Acquisition or any Asset Sale that results in a Restricted Subsidiary ceasing to be a Subsidiary of Borrower or (g) any incurrence or repayment of Indebtedness (including (i) pro forma adjustments arising out of actions which are directly attributable to the transactions referenced in the foregoing clauses (a) through (g) (each, a “Relevant Transaction”), are supportable and are expected to have a continuing impact and (ii) such other adjustments, synergies and cost savings as (A) at any time that Holdings or Borrower is a securities issuer (a “Public Reporting Company”) whose financial statements are required to comply with Regulation S-X of the Securities Act, are permitted or required by such Regulation S-X and (B) subject to clauses (d), (h) or (o) of the definition of Consolidated EBITDA at any time, are projected by Borrower in good faith to result from actions taken or expected to be taken (in the good faith determination of Borrower, in each case as certified by the chief financial officer of Borrower in reasonable detail) within eighteen months after the date any such transaction is consummated) using, for purposes of making such calculation or determining such compliance, the available historical financial statements of all entities or assets so acquired or sold and the consolidated financial statements of Holdings and its Restricted Subsidiaries, which shall be calculated as if such Relevant Transaction had been consummated at the beginning of the applicable Test Period, and any Indebtedness or other liabilities to be incurred or repaid in connection therewith had been incurred or repaid at the beginning of such Test Period (and assuming that any Indebtedness to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to such Indebtedness incurred during such period).

“Pro Forma Compliance” means, at any date of determination, that Borrower shall be in pro forma compliance with the Financial Covenants as of the date of such determination or the last day of the most recently completed Test Period, as the case may be (computed on the basis of (a) balance sheet amounts as of such date and (b) income statement amounts for the most recently completed Test Period and calculated on a Pro Forma Basis in respect of the event giving rise to such determination).

“Pro Rata Share” means (a) with respect to all payments, computations and other matters relating to the Term Loan Commitment or the Term Loan of any Lender, the percentage obtained by dividing (i) the Term Loan Exposure of that Lender by (ii) the aggregate Term Loan Exposure of all Lenders, (b) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein deemed purchased by any Lender, the percentage obtained by dividing (i) the Revolving Loan Exposure of that Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders, and (c) for all other purposes with respect to each Lender, the percentage obtained by dividing (i) the sum of the Term Loan Exposure of that Lender plus the Revolving Loan Exposure of that Lender by (ii) the sum of the aggregate Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 10.1.

“Proceedings” means any litigation, action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

“Property” means, with respect to any Person, any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Capital Stock or other ownership interests of any Person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property Assets.

“PTE” means a prohibited transaction class exemption issues by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Reporting Company” has the meaning assigned to such term in the definition of “Pro Forma Basis” set forth above in this Section 1.1.

“Purchase Notice” has the meaning assigned to such term in Section 10.23(a).

“Qualified Capital Stock” means any Capital Stock of any Person that is not Disqualified Stock.

“Qualified Public Offering” means any public offering of the common Capital Stock of Holdings or an Upper Tier Entity pursuant to an effective registration statement (other than a registration statement on Form S-4, S-8 or any successor or similar form) filed under the Securities Act, raising gross proceeds (whether to Holdings, to selling shareholders or otherwise) of not less than $50,000,000.

“Qualifying Lender” has the meaning assigned to such term in Section 2.4(b)(v).

“Real Property Asset” means the Owned Real Property and Leased Real Property.

“Recovery Event” means, with respect to any property, any loss of or damage to such property or any taking of such property or condemnation thereof.

“Refinance” has the meaning assigned to such term in the definition of “Permitted Refinancing Indebtedness” set forth above in this Section 1.1.

“Refinanced Debt” has the meaning set forth in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing” means the repayment in full of the Indebtedness under the Existing Credit Agreement and Burgess Note and in each case the termination, release or discharge of all security and guarantees in respect thereof.

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) Borrower, (b) the Administrative Agent, (c) each Additional Refinancing Lender and (d) each Lender that agrees to provide any portion of the Refinancing Term Loans, Refinancing Revolving Loan Commitments or Refinancing Revolving Loans incurred pursuant thereto, in accordance with Section 2.12.

“Refinancing Revolving Loan Commitments” means one or more Classes of Revolving Loan Commitments hereunder that result from a Refinancing Amendment.

“Refinancing Revolving Loans” means one or more Classes of Revolving Loans that result from a Refinancing Amendment.

“Refinancing Series” means all Refinancing Term Loans or Refinancing Term Commitments that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term Loans or Refinancing Term Commitments, Refinancing Revolving Loans or Refinancing Revolving Loan Commitments provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same All-In Yield (other than, for this purpose, any original issue discount or upfront fees), if applicable and amortization schedule.

“Refinancing Term Commitments” means one or more term loan commitments hereunder that fund Refinancing Term Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.

“Refinancing Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Register” has the meaning assigned to that term in Section 2.1(d).

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Date” has the meaning assigned to that term in Section 3.3(b).

“Related Parties” means with respect to any Person, any of such Person’s controlled or controlling Affiliates or any of its or their respective officers, directors, employees, agents, advisors, controlling persons or members.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials).

“Relevant Transaction” has the meaning assigned to such term in the definition of “Pro Forma Basis.”

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Replaced Term Loans” has the meaning set forth in Section 10.6.

“Replacement Term Loans” has the meaning set forth in Section 10.6(g).

“Repricing Transaction” means (i) the repayment, prepayment, refinancing, substitution or replacement of all or a portion of the Term Loans with the incurrence of any indebtedness having an effective interest cost or weighted average yield (taking into account interest rate margin and benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the shorter of (A) the weighted average life to maturity of such term loans and (B) four years), but excluding any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared ratably with all lenders or holders of such term loans in their capacities as lenders or holders of such term loans) that is less than the effective interest cost or weighted average yield of the Term Loan Facility, and (ii) any amendment, waiver, consent or modification to the Term Loans relating to the interest rate for, or weighted average yield (to be determined on the same basis as that described in clause (i) above) of, the Term Loans directed at, or the result of which would be, the lowering of the effective interest cost or weighted average yield applicable to the Term Loans (it being understood that any prepayment premium with respect to a Repricing Transaction shall apply to any required assignment by a Non-Consenting Lender in connection with any such amendment pursuant to Section 2.10 hereof).

“Request for Issuance” means a request in substantially the form of Exhibit III annexed hereto.

“Required Revolving Lenders” means, at any time, Lenders having or holding more than 50% of all Revolving Loan Exposure; provided that if there are at least two Lenders (excluding Affiliates), and no one Lender (including Affiliates) has or holds more than 85% of all Revolving Loan Exposure, then Required Revolving Lenders shall mean at least two Lenders (excluding Affiliates) having or holding more than 50% of all Revolving Loan Exposure; provided further, that any Defaulting Lender shall be deemed not to be a “Lender” under this Agreement, and the amount of such Defaulting Lender’s Revolving Loan Commitments and Revolving Loans shall be excluded for purposes of voting, and the calculation of voting, on matters as described in more detail in Section 2.9.

“Required Term Loan Lenders” means, at any time, Lenders having or holding more than 50% of all Term Loan Exposure; provided that if there are at least two Lenders (excluding Affiliates), and no one Lender (including Affiliates) has or holds more than 85% of all Term Loan Exposure, then Required Term Loan Lenders, shall mean at least two Lenders (excluding Affiliates) having or holding more than 50% of all Term Loan Exposure; provided further, that (i) any Defaulting Lender shall be deemed not to be a “Lender” under this Agreement, and the amount of such Defaulting Lender’s Term Loan Commitments and Term Loans shall be excluded for purposes of voting, and the calculation of voting, on matters as described in more detail in Section 2.9 and (ii) the amount of any Term Loan Commitments and Term Loans of any Affiliated Lender (other than an Affiliated Debt Fund) shall be excluded for purposes of voting, and the calculation of voting, to the extent set forth in Section 10.1(b)(v).

“Requisite Lenders” means, at any time, Lenders having or holding more than 50% of the sum of all Term Loan Exposure, plus all Revolving Loan Exposure; provided that if there are at least two Lenders (excluding Affiliates), and no one Lender (including Affiliates) has or holds more than 85% of the sum of all Term Loan Exposure, plus all Revolving Loan Exposure, then Requisite Lenders, shall mean at least two Lenders (excluding Affiliates) having or holding more than 50% of the sum of all Term Loan Exposure, plus all Revolving Loan Exposure; provided further, that (i) any Defaulting Lender shall be deemed not to be a “Lender” under this Agreement, and the amount of such Defaulting Lender’s Commitments and Loans shall be excluded for purposes of voting, and the calculation of voting, on matters as described in more detail in Section 2.9, and (ii) the amount of any Commitments and Loans of any Affiliated Lender (other than an Affiliated Debt Fund) shall be excluded for purposes of voting, and the calculation of voting, to the extent set forth in Section 10.1(b)(vi).

“Restricted” means, when referring to cash or Cash Equivalents of Borrower or any of its Restricted Subsidiaries, that such cash or Cash Equivalents (i) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of Borrower or of any such Restricted Subsidiary (unless such appearance is related to the Loan Documents or Liens created thereunder) as determined in accordance with GAAP, or (ii) are subject to any Lien in favor of any Person other than Administrative Agent for the benefit of the Secured Parties other than bankers’ liens and rights of setoff.

“Restricted Junior Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Holdings, Borrower or any of its Restricted Subsidiaries now or hereafter outstanding, except a dividend payable solely in Qualified Capital Stock, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Borrower, Holdings or any of its Restricted Subsidiaries now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Borrower, Holdings or any of its Restricted Subsidiaries now or hereafter outstanding, and (d) any payment or prepayment of principal of, premium, if any, or interest on or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Permitted Subordinated Indebtedness, any other Indebtedness that is or is intended to be subordinated to, or secured on a junior Lien basis with, the Obligations, or any unsecured Indebtedness (other than scheduled payments or other required or mandatory payments thereof but only, in the case of Permitted Subordinated Indebtedness, to the extent not prohibited to be made pursuant to any applicable subordination provisions) other than, in the case of clauses (b) and (c), any intercompany Investments permitted under this Agreement.

“Restricted Subsidiary” means any Subsidiary (including Borrower) of Holdings other than an Unrestricted Subsidiary.

“Returns” means, with respect to any Investment, any dividends, distributions, interest, fees, premium, return of capital, repayment of principal, income, profits (from an Asset Sale or otherwise) and other amounts received or realized in respect of such Investment.

“Revolving Credit Obligations” means all Obligations arising under or in respect of the Revolving Loans and the Revolving Loan Commitments.

“Revolving Lender” means a Lender that has a Revolving Loan Commitment and/or that has an outstanding Revolving Loan.

“Revolving Loan Commitment” means (i) the initial Commitment of a Revolving Lender to make Revolving Loans to Borrower on the Closing Date pursuant to Section 2.1(a)(ii), (ii) the Incremental Revolving Loan Commitment of an Incremental Revolving Loan Lender to make Incremental Revolving Loans pursuant to any Incremental Revolving Joinder Agreement and (iii) the Refinancing Revolving Loan Commitment of a Revolving Lender pursuant to a Refinancing Amendment. The aggregate amount of the Revolving Loan Commitments on the Closing Date is $7,500,000. For the avoidance of doubt, the amount of any PIK Revolving Loans shall not reduce the amounts available in respect of any Revolving Loan Commitments.

“Revolving Loan Commitment Amount” means, at any date, the aggregate amount of the Revolving Loan Commitments of all Revolving Lenders.

“Revolving Loan Commitment Termination Date” means (a) with respect to any Revolving Loan Commitments that have not been extended pursuant to Section 10.6(f), February 11, 2024 and (b) with respect to any Revolving Loan Commitments that have been extended pursuant to Section 10.6(f), their extended termination date.

“Revolving Loan Exposure” means, with respect to any Revolving Lender, as of any date of determination, the sum of (i) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (ii) the aggregate unused amount of the Revolving Loan Commitments of that Lender plus (iii) in the case of Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or in any unreimbursed drawings thereunder) plus (iv) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit.

“Revolving Loans” means (i) the Loans made by Revolving Lenders to Borrower pursuant to Section 2.1(a)(ii), (ii) the Incremental Revolving Loans made by Incremental Revolving Loan Lenders pursuant to any Incremental Revolving Joinder Agreement and (iii) the Refinancing Revolving Loans.

“Revolving Notes” means any promissory notes of Borrower issued pursuant to Section 2.1(e) to evidence the Revolving Loans of any Revolving Lenders, in substantially the form of Exhibit V annexed hereto.

“Rights of Way” means all rights of way, easements and all other similar rights granted to any Loan Party or any of its Subsidiaries for the right to use and/or have access to and through real property that are or should be evidenced by instruments recorded in the appropriate real property records office where such real property is located.

“S&P” has the meaning assigned to that term in the term Cash Equivalents.

“SEC” means the Securities and Exchange Commission, or any Government Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Hedge Agreement that has been entered into between any Group Member or Group Members and a Hedge Agreement Counterparty and is expressly identified as being a “Secured Hedge Agreement” hereunder in a joint notice from Borrower and such Hedge Agreement Counterparty delivered to Administrative Agent reasonably promptly after the execution of such Hedge Agreement.

“Secured Parties” has the meaning assigned to that term in the form of Pledge and Security Agreement attached hereto as Exhibit XII.

“Securities” means any Capital Stock, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of Indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute, and the rules and regulations promulgated thereunder.

“Securities Laws” shall mean the Securities Act, the Exchange Act, state securities (Blue Sky) laws, the Investment Advisers Act, the Sarbanes-Oxley Act of 2002 and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC, FINRA or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Senior Representative” means, with respect to any series of Permitted First Priority Refinancing Debt or Permitted Junior Priority Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Solicited Discount Proration” has the meaning assigned to such term in Section 2.4(b)(v).

“Solicited Discounted Prepayment Amount” has the meaning assigned to such term in Section 2.4(b)(v).

“Solicited Discounted Prepayment Notice” means an irrevocable written notice of a Borrower Solicitation of Discounted Prepayment Offers made pursuant to Section 2.4(b)(v)(D) in substantially the form of Exhibit VIII-4 annexed hereto.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Term Lender, in substantially the form of Exhibit VIII-5 annexed hereto, submitted following Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning assigned to such term in Section 2.4(b)(v).

“Solvent” and “Solvency” mean, with respect to any Person, that as of the date of determination (i) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature; and (iv) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SPC” has the meaning assigned to that term in Section 10.1(e).

“Specified Discount” has the meaning assigned to such term in Section 2.4(b)(v).

“Specified Discount Prepayment Amount” has the meaning assigned to such term in Section 2.4(b)(v).

“Specified Discount Prepayment Notice” means an irrevocable written notice of Borrower made pursuant to Section 2.4(b)(v)(A) in substantially the form of Exhibit VIII-6 annexed hereto.

“Specified Discount Prepayment Response” means the irrevocable written response by each Term Lender, in substantially the form of Exhibit VIII-7 annexed hereto, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning assigned to such term in Section 2.4(b)(v).

“Specified Discount Proration” has the meaning assigned to such term in Section 2.4(b)(v).

“Specified Equity Contribution” has the meaning assigned to that term in Article VIII.

“Sponsor” means General Atlantic Service Company, LLC, its Affiliates and any funds, partnerships or other co-investment vehicles managed, advised or controlled by the foregoing (other than Holdings and its Subsidiaries or any portfolio company).

“Sponsor Model” means the financial model relating to the Transactions delivered by Sponsor to the Arrangers and dated as of December 17, 2018.

“Stock Equivalents” means all securities convertible into or exchangeable for Capital Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Capital Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subject Lender” has the meaning assigned to that term in Section 2.10(d).

“Submitted Amount” has the meaning assigned to such term in Section 2.4(b)(v).

“Submitted Discount” has the meaning assigned to such term in Section 2.4(b)(v).

“Subsidiary” means, with respect to any Person, any corporation, partnership, trust, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total Voting Securities (or general partnership interests in the case of any partnership) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Subsidiary Guarantor” means any Subsidiary of Borrower that executes and delivers a counterpart of the Guaranty on the Closing Date or from time to time thereafter pursuant to Section 6.8.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Tax” or “Taxes” means any present or future tax, levy, impost, duty, fee, assessment, deduction, withholding (including backup withholding) or other charge, imposed by any Governmental Authority, including interest, penalties, additions to tax and any similar liabilities with respect thereto.

“Tax Distributions” means for any taxable period for which Holdings and/or any of its Subsidiaries are members of a consolidated, combined or similar income tax group for U.S. federal and/or applicable state, local or foreign income tax purposes of which a direct or indirect parent of Holdings is the common parent (a “Tax Group”), dividends or distributions not in excess of the portion of any U.S. federal, state, local or foreign income taxes (as applicable) of such Tax Group for such taxable period that are attributable to the income of Holdings and/or its Subsidiaries; provided that (x) the amount of such dividends or distributions for any taxable period shall not exceed the amount of such taxes that Holdings and/or its Subsidiaries, as applicable, would have paid had Holdings and/or its Subsidiaries, as applicable, been a stand-alone taxpayer (or a stand-alone group), and (y) any such dividends or distributions attributable to an Unrestricted Subsidiary for any taxable period shall be limited to the amount of any cash paid with respect to such period by such Unrestricted Subsidiary to Holdings or any Restricted Subsidiary for such purpose.

“Tax Returns” has the meaning assigned to that term in Section 5.7.

“Term Lender” means a Lender that has a Term Loan Commitment and/or outstanding Term Loans.

“Term Loan Commitments” means (i) the Initial Term Loan Commitments, (ii) the Delayed Draw Term Loan Commitments, (iii) the Incremental Term Loan Commitments, (iv) the Refinancing Term Commitments and (v) the Commitments in respect of Replacement Term Loans.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination (a) the amount of that Lender’s Initial Term Loan Commitments, Delayed Draw Term Loan Commitments and Incremental Term Loan Commitments and (b) the outstanding principal amount of the Initial Term Loans, Delayed Draw Term Loans and Incremental Term Loans of that Lender.

“Term Loan Maturity Date” means (a) with respect to any Term Loans that have not been extended pursuant to Section 10.6(f), February 11, 2024 and (b) with respect to any Term Loans that have been extended pursuant to Section 10.6(f), their extended maturity date.

“Term Loans” means (i) the Initial Term Loans, (ii) the Delayed Draw Term Loans, (iii) the Incremental Term Loans, (iv) the Refinancing Term Loans and (v) the Replacement Term Loans.

“Term Notes” means any promissory notes of Borrower issued pursuant to Section 2.1(e) to evidence the Term Loans of any Lenders, in substantially the form of Exhibit IV annexed hereto.

“Test Period” means, at any time, the most recent period of four consecutive Fiscal Quarters of Holdings ended on or prior to such time for which financial statements and a Compliance Certificate have been delivered to Administrative Agent pursuant to Section 6.1 at or prior to such time.

“Third Party Funds” means any segregated accounts or funds, or any portion thereof, received by Holdings or any of its Restricted Subsidiaries as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon Holdings or one or more of its Restricted Subsidiaries to collect and remit those funds to such third parties.

“Title Company” means one or more title insurance companies reasonably satisfactory to Administrative Agent.

“Total Utilization of Revolving Loan Commitments” means, as at any date of determination, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans plus (b) the Letter of Credit Usage.

“Transaction Costs” means all fees, costs, expenses, closing bonuses paid to management, premiums, termination payments and prepayment penalties incurred or paid by any Group Member on or before the Closing Date or thereafter in connection with the Transactions contemplated by, and in compliance with, the Transaction Documents including amounts payable to Administrative Agent, Arrangers or Lenders.

“Transaction Documents” means, collectively, the Loan Documents and the Merger Agreement.

“Transactions” means the Equity Financing, Financing Transactions, the Merger, the Refinancing and the payment of Transaction Costs.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unasserted Obligations” means, at any time, Obligations for Taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for (a) the principal of and interest on, and fees relating to, any Indebtedness and (b) contingent reimbursement obligations in respect of amounts that may be drawn under Letters of Credit) in respect of which no claim or demand for payment has been made (or, in the case of Obligations for indemnification, no notice for indemnification has been issued by the Indemnitee) at such time.

“Unfunded Pension Liability” means the excess of an Employee Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Employee Plan’s assets, determined in accordance with the assumptions used for funding the Employee Plan pursuant to Section 430 of the Internal Revenue Code for the applicable plan year.

“Unrestricted Cash” means, at any time, cash and Cash Equivalents that are not Restricted at such time and, in any event, shall exclude Cure Amounts.

“Unrestricted Subsidiary” means any Subsidiary of Borrower designated by the board of directors of Borrower as an Unrestricted Subsidiary pursuant to Section 6.13 subsequent to the Closing Date.

“Upper Tier Entity” means any direct or indirect owner of Holdings other than Sponsor.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“USA Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Voting Securities” means, with respect to any Person, the Capital Stock of such Person of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of members of the Governing Body (or Persons performing similar functions) of such Person.

“Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person, all of the Capital Stock of which (other than director’s qualifying shares) is owned by such Person, either directly or through one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements required to be delivered by Borrower to Lenders pursuant to Section 6.1 (other than Section 6.1(e) and (f)) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 6.1(f)). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect on the date of determination; provided, however, that notwithstanding anything to the contrary set forth herein or in any other Loan Document, GAAP will be deemed for all purposes hereof to treat leases (whether Capital Leases or operating leases) as treated under GAAP as in effect on December 31, 2018, notwithstanding any change in GAAP or in the application or interpretation thereof after the Closing Date. If at any time (but subject to the foregoing proviso) any change in GAAP or in the application of GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Borrower, Administrative Agent or Requisite Lenders shall so request, Administrative Agent and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders); provided that, after any such request and until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and Borrower shall provide to Administrative Agent and Lenders reconciliation statements provided for in Section 6.1(f). When calculating any test or covenant under this Agreement, such test or covenant shall be calculated on a Pro Forma Basis. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities (including pursuant to the Accounting Standards Codification), to value Indebtedness at “fair value” (as defined therein).

Section 1.3 Other Definitional Provisions and Rules of Construction.

(a) Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

(b) References to “Section” and “Sections” shall be references to a Section and Sections, respectively, of this Agreement unless otherwise specifically provided. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

(c) The use in any of the Loan Documents of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

(d) Unless otherwise expressly provided herein, references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all permitted subsequent amendments, restatements, amendments and restatements, extensions, supplements and other modifications thereto; provided, however, that this clause (d) shall not apply to the Merger Agreement.

(e) Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Loan Party, such words are intended to signify that an Officer of Loan Party has or should have (in light of such person’s position at such Loan Party) actual knowledge or awareness of a particular fact or circumstance.

(f) Whenever any reference is made in any Loan Document to any Person such reference shall be construed to include such Person’s permitted successors and assigns.

(g) The words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(h) Whenever any reference is made in any Loan Document to any law or regulation, such reference shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law or regulation and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

(i) Whenever any reference is made in any Loan Document to the “chief financial officer”, such title is intended to refer to the chief financial officer, chief accounting officer, treasurer, controller or other officer with primary responsibility for the financial affairs of a Person.

(j) In the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including”.

Section 1.4 Certifications.

All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such person’s individual capacity.

Section 1.5 Rounding.

Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.6 Timing of Payment and Deliveries.

When any payment to be made hereunder or the performance of any covenant, duty or obligation is stated to be due on a day that is not a Business Day or delivery of any notice, document, certificate or other writing is stated to be required on a day that is not a Business Day, the due date of such payment, performance or delivery (other than as described in Section 2.2(b)) shall extend to the immediately succeeding Business Day (and, in the case of any payment, such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be).

Section 1.7 Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

ARTICLE II

AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

Section 2.1 Commitments; Making of Loans; the Register; Optional Notes.

(a) Commitments. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, each Lender hereby severally agrees to make the Loans as described in Section 2.1(a)(i) and Section 2.1(a)(ii).

(i) Term Loans. Each Lender that has an Initial Term Loan Commitment severally agrees to lend to Borrower on the Closing Date an amount not exceeding its Pro Rata Share of the aggregate amount of the Initial Term Loan Commitments to be used for the purposes identified in Section 2.5(a). The original amount of each Lender’s Initial Term Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate original amount of the Initial Term Loan Commitments is $75,000,000. Borrower may make only one borrowing under the Initial Term Loan Commitments. Amounts borrowed under this Section 2.1(a)(i) and subsequently repaid or prepaid may not be reborrowed. The Lenders’ Initial Term Loan Commitments shall terminate on the Closing Date.

(ii) Revolving Loans. Each Revolving Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Borrower from time to time during the period from the Closing Date up to but excluding the Revolving Loan Commitment Termination Date, an aggregate amount at any time outstanding not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in Section 2.5(b); provided, however that in no event shall any borrowing of Revolving Loans be permitted hereunder if the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitment Amount then in effect. The original amount of each Revolving Lender’s Revolving Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the original Revolving Loan Commitment Amount is $7,500,000; provided that the amount of the Revolving Loan Commitment of each Revolving Lender shall be adjusted to give effect to any assignment of such Revolving Loan Commitment pursuant to Section 10.1(b) and shall be reduced from time to time by the amount of any reductions thereto made pursuant to Section 2.4(b)(i). Each Revolving Lender’s Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date. Amounts borrowed under this Section 2.1(a)(ii) may be repaid and reborrowed up to but excluding the Revolving Loan Commitment Termination Date.

(iii) [Reserved].

(iv) Delayed Draw Term Loans. Subject to the terms and conditions hereof, each Lender with a Delayed Draw Term Loan Commitment, by its acceptance hereof, severally agrees to make one or more loans to Borrower from time to time on any Business Day during the period from the Business Day immediately following the Closing Date through and including the DDTL Commitment Expiration Date, in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Lender’s name in Schedule 2.1 hereto under the heading “Delayed Draw Term Loan Commitment” (as the same may be reduced or increased from time to time in accordance with this Agreement) or in the Assignment Agreement pursuant to which such Lender became a Lender hereunder (as the same may be reduced or increased from time to time in accordance with this Agreement) (in either case, such amount being referred to herein as such Lender’s “Delayed Draw Term Loan Commitment”). The aggregate original amount of the Delayed Draw Term Loan Commitments is $35,000,000. Amounts borrowed under this Section 2.1(a)(iv) are referred to as the “Delayed Draw Term Loans”. Once drawn, all Delayed Draw Term Loans shall be treated as Term Loans under this Agreement. Amounts borrowed as the Delayed Draw Term Loans which are repaid or prepaid may not be reborrowed. In no event shall there be more than ten (10) separate borrowings of Delayed Draw Term Loans. Each draw shall be in an initial principal amount of not less than $1,000,000 (or, if smaller, the principal amount of all remaining Delayed Draw Term Loan Commitments as of the drawing date). The Lenders’ Delayed Draw Term Loan Commitments shall terminate on each applicable Funding Date in an amount equal to the Lenders’ Delayed Draw Term Loans funded on such date.

(b) Borrowing Mechanics.

(i) Borrowing Notices and Amounts. Loans made on any Funding Date (other than Revolving Loans made pursuant to Section 3.3(b) or PIK Loans) shall be in an aggregate minimum amount of $250,000 and multiples of $50,000 in excess of that amount. Whenever Borrower desires that Lenders make Initial Term Loans or Revolving Loans, it shall deliver to Administrative Agent a duly executed Notice of Borrowing no later than 2:00 P.M. (New York City time) at least three Business Days in advance of the proposed Funding Date (in the case of a LIBOR Loan) or 11:00 A.M. (New York City time) on the Business Day of the proposed Funding Date (in the case of a Base Rate Loan); provided, that in respect of a borrowing on the Closing Date, Borrower shall deliver a duly-executed Notice of Borrowing no later than 4:30 P.M. (New York City time) three Business Days prior to the Closing Date. Whenever Borrower desires that Lenders make Delayed Draw Term Loans, it shall deliver to Administrative Agent a duly executed Notice of Borrowing no later than 2:00 P.M. (New York City time) at least five Business Days in advance of the proposed Funding Date. Term Loans and Revolving Loans may be continued as or converted into Base Rate Loans and LIBOR Loans in the manner provided in Section 2.2(d). In lieu of delivering a Notice of Borrowing, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing under this Section 2.1(b); provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Borrowing to Administrative Agent on or before the applicable Funding Date.

(ii) Telephonic Notice. Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by an Officer or other Person authorized to borrow on behalf of Borrower or for otherwise acting in good faith under this Section 2.1(b) or under Section 2.2(d), and upon funding of Loans by Lenders, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans pursuant to Section 2.2(d), in each case in accordance with this Agreement, pursuant to any such telephonic notice Borrower shall have effected Loans or a conversion or continuation, as the case may be, hereunder.

(iii) Certification by Borrower. The acceptance by Borrower of the proceeds of any Loans shall constitute a re-certification by Borrower, as of the applicable Funding Date, as to the matters to which Borrower is required to certify in the applicable Notice of Borrowing.

(iv) Notice Irrevocable. Except as otherwise provided in Section 2.6(b), Section 2.6(c) and Section 2.6(g), a Notice of Borrowing for, or a Notice of Conversion/Continuation for conversion to, or continuation of, a LIBOR Loan (or, in either case, telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be liable for any amounts due under Section 2.6(d) in connection with any failure to make any borrowing, continuation or conversion set forth therein.

(c) Disbursement of Funds. All Term Loans and Revolving Loans shall be made by Term Lenders or Revolving Lenders, as the case may be, simultaneously and proportionately to their respective Pro Rata Shares of the applicable Class of Loans being made, it being understood that neither Administrative Agent nor any Lender shall be responsible for, nor be relieved from any of their respective obligations hereunder as a result of, any default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder nor shall the amount of the Commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder. Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to Section 2.1(b) (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender for that type of Loan of the proposed borrowing. Each such Lender shall make the amount of its Loan available to Administrative Agent not later than 12:00 Noon (New York City time) on (or not later than 1:00 P.M. (New York City time) in the case of a same day borrowing) the applicable Funding Date in same day funds in Dollars, at the Funding and Payment Office. Except as provided in Section 3.3(b) with respect to Revolving Loans used to reimburse Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in Section 4.1 (in the case of Loans made on the Closing Date) and/or Section 4.2 (in the case of all Loans), as applicable, Administrative Agent shall make the proceeds of such Loans available to Borrower on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at the Funding and Payment Office.

Unless Administrative Agent shall have been notified by any Lender prior to a Funding Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement with respect to such Loans. Nothing in this Section 2.1(c) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower or any Agent or Lender may have against any Lender as a result of any default by such Lender hereunder.

(d) The Register. Administrative Agent, acting for these purposes solely as an agent of Borrower (it being acknowledged that Administrative Agent, in such capacity, and its officers, directors, employees, agents and Affiliates shall constitute Indemnitees under Section 10.3), shall maintain (and make available for inspection by Borrower and each Lender (solely as it relates to such Lender’s Commitments) upon reasonable prior notice at reasonable times) at its address referred to in Section 10.8, which address shall be in the United States, a register for the recordation of, and shall record, the names and addresses of Lenders and the respective amounts of the Term Loan Commitment, Revolving Loan Commitment, Term Loan and Revolving Loans, of each Lender from time to time (the “Register”). Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof; all amounts owed with respect to any Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. Each Lender shall record on its internal records the amount of its Loans and Commitments and each payment in respect hereof, and any such recordation shall be prima facie evidence thereof, absent manifest error, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any Lender’s records. Failure to make any recordation in the Register or in any Lender’s records, or any error in such recordation, shall not affect any Loans or Commitments or any Obligations in respect of any Loans.

(e) Optional Notes. If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.1) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a promissory note or promissory notes to evidence such Lender’s Term Loan, Revolving Loans or Delayed Draw Term Loans, in substantially the form of Exhibit IV, Exhibit V or Exhibit VII annexed hereto, respectively, with appropriate insertions.

Section 2.2 Interest on the Loans.

(a) Rate of Interest. Subject to the provisions of Section 2.6 and Section 2.7, each Term Loan and each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or LIBOR. The applicable basis for determining the rate of interest with respect to any Term Loan or any Revolving Loan shall be selected by Borrower initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to Section 2.1(b), and the basis for determining the interest rate with respect to any Term Loan or any Revolving Loan may be changed from time to time pursuant to Section 2.2(d). If on any day a Term Loan or Revolving Loan is outstanding with respect to which notice has not been delivered to Administrative Agent or is not otherwise in effect in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

(i) Term Loans and Revolving Loans. Subject to the provisions of Section 2.2(e), Section 2.2(g) and Section 2.7, the Term Loans and Revolving Loans shall bear interest as follows: (x) if a Base Rate Loan, then at the sum of the Base Rate plus 5.00% per annum and (y) if a LIBOR Loan, then at the sum of Adjusted LIBOR plus 6.00% per annum, in each case payable in Dollars in same day funds.

(ii) [Reserved].

(b) Interest Periods. In connection with each LIBOR Loan, Borrower may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Loan, which Interest Period shall be, at Borrower’s option, either a one, two, three or six (or, if available to all relevant Lenders, twelve or shorter) month period; provided that:

(i) the initial Interest Period for any LIBOR Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a LIBOR Loan or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a LIBOR Loan;

(ii) in the case of immediately successive Interest Periods applicable to a LIBOR Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

(iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this Section 2.2(b), end on the last Business Day of the last calendar month of such Interest Period;

(v) no Interest Period with respect to any portion of the Term Loans shall extend beyond the Term Loan Maturity Date, and no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Commitment Termination Date;

(vi) no Interest Period with respect to any Term Loans shall extend beyond a date on which Borrower is required to make a scheduled payment of principal of the Term Loans unless the sum of (a) the aggregate principal amount of the Term Loans that are Base Rate Loans plus (b) the aggregate principal amount of the Term Loans that are LIBOR Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount required to be paid on the Term Loans on such date;

(vii) there shall be no more than seven (7) Interest Periods outstanding at any time; and

(viii) in the event Borrower fails to specify an Interest Period for any LIBOR Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Borrower shall be deemed to have selected an Interest Period of one month.

(c) Interest Payments. Subject to the provisions of Section 2.2(e), interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity); provided that, in the event any Revolving Loans that are Base Rate Loans are prepaid pursuant to Section 2.4(b)(i), interest accrued on such Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity).

(d) Conversion or Continuation.

(i) Minimum Amount. Subject to the provisions of Section 2.6, Borrower shall have the option (A) to convert at any time all or any part of their outstanding Term Loans and/or Revolving Loans, in each case, in aggregate principal amounts of at least $250,000 and multiples of $50,000 in excess of that amount from Loans bearing interest at a rate determined by reference to Adjusted LIBOR to Loans bearing interest at a rate determined by reference to the Base Rate, or from Loans bearing interest at a rate determined by reference to the Base Rate to Loans bearing interest at a rate determined by reference to Adjusted LIBOR or (B) upon the expiration of any Interest Period applicable to a LIBOR Loan, to continue all or any portion of such Loan equal to $250,000 and multiples of $50,000 in excess of that amount as a LIBOR Loan; provided, however, that a LIBOR Loan that is converted into a Base Rate Loan on any date other than the expiration date of an Interest Period applicable thereto shall be subject to the payment of any applicable compensation pursuant to Section 2.6(d).

(ii) Conversion/Continuation Notice. Borrower shall deliver a duly executed Notice of Conversion/Continuation to Administrative Agent no later than 12:00 Noon (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and no later than 12:00 Noon (New York City time) at least three

Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Loan). In lieu of delivering a Notice of Conversion/Continuation, Borrower may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this Section 2.2(d); provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date. Administrative Agent shall notify each Lender of any Loan subject to a Notice of Conversion/Continuation.

(e) Default Rate. Upon the occurrence and continuance of an Event of Default (i) the aggregate outstanding overdue principal amount of all Loans shall thereafter bear interest (including post-petition interest in any Insolvency Proceedings) at a rate which is 2.0% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans and (ii) to the extent permitted under applicable law, any interest payments on the Loans and any fees and other amounts then due and payable hereunder, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest (including post-petition interest in any Insolvency Proceeding at a rate which is 2.0% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans) and shall be payable on demand by Administrative Agent; provided that, in the case of LIBOR Loans, upon the expiration of the applicable Interest Period in effect at the time any such increase in interest rate is effective, such LIBOR Loans shall become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2.0% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.2(e) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

(f) Computation of Interest. Interest on the Loans shall be computed (i) in the case of Base Rate Loans calculated using the Prime Rate, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of LIBOR Loans and Base Rate Loans not calculated using the Prime Rate, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Loan, the date of conversion of such LIBOR Loan to such Base Rate Loan shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Loan, the date of conversion of such Base Rate Loan to such LIBOR Loan shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(g) PIK Loans. Notwithstanding Section 2.2(a) or Section 2.2(c), Borrower may elect, (so long as the Borrower has made such election in the Notice of Borrowing and/or Notice of Conversion/Continuation prior to the commencement of such interest period; provided that in the event no election has been made in the Notice of Borrowing and/or Notice of Conversion/Continuation, then for the avoidance of doubt, such interest shall be payable in accordance with Section 2.2(a)(i)), to pay, (prior to maturity and other than with respect to any payments due at maturity, whether at stated maturity, by acceleration or otherwise) the interest on the outstanding principal amount of the Loans payable pursuant to Section 2.2(a)(i) as follows (and in lieu of interest payable pursuant to Section 2.2(a)(i)):

(i) If an Initial Term Loan, the sum of (i) (x) if a Base Rate Loan, then the sum of the Base Rate plus 2.25% per annum in Dollars in same day funds and (y) if a LIBOR Loan, then the sum of Adjusted LIBOR plus 3.25% per annum in Dollars in same day funds and (ii) 3.25% per annum in kind and capitalized to the aggregate principal amount of the Initial Term Loans (the amount of any such compounded interest being a “PIK Initial Term Loan”). The principal amount of each PIK Initial Term Loan shall accrue interest in accordance with the provisions of this Agreement applicable to the Initial Term Loans, shall mature on the Term Loan Maturity Date and shall otherwise be subject to all provisions applicable to Initial Term Loans.

(ii) If a Delayed Draw Term Loan, the sum of (i) (x) if a Base Rate Loan, then the sum of the Base Rate plus 2.25% per annum in Dollars in same day funds and (y) if a LIBOR Loan, then the sum of Adjusted LIBOR plus 3.25% per annum in Dollars in same day funds and (ii) 3.25% per annum in kind and capitalized to the aggregate principal amount of such Class of Delayed Draw Term Loans (the amount of any such compounded interest being a “PIK Delayed Draw Term Loan”). The principal amount of each PIK Delayed Draw Term Loan shall accrue interest in accordance with the provisions of this Agreement applicable to the Delayed Draw Term Loans, shall mature on the Term Loan Maturity Date and shall otherwise be subject to all provisions applicable to Delayed Draw Term Loans.

(iii) If a Revolving Loan, the sum of (i) (x) if a Base Rate Loan, then the sum of the Base Rate plus 2.25% per annum in Dollars in same day funds and (y) if a LIBOR Loan, then the sum of Adjusted LIBOR plus 3.25% per annum in Dollars in same day funds and (ii) 3.25% per annum in kind and capitalized to the aggregate principal amount of the Revolving Loans (the amount of any such compounded interest being a “PIK Revolving Loan”). The principal amount of each PIK Revolving Loan shall accrue interest in accordance with the provisions of this Agreement applicable to the Revolving Loans, shall terminate and mature on the Revolving Loan Commitment Termination Date and shall otherwise be subject to all provisions applicable to Revolving Loans.

Section 2.3 Fees.

(a) Revolving Loan Commitment Fees. Borrower agrees to pay to Administrative Agent, for distribution to each Revolving Lender in proportion to that Lender’s Pro Rata Share in respect of the Revolving Loan Commitments, commitment fees for the period from and including the Closing Date to and excluding the Revolving Loan Commitment Termination Date equal to (i) the average of the daily excess of the Revolving Loan Commitment Amount over the aggregate principal amount of outstanding Revolving Loans multiplied by (ii) 0.50% per annum; provided that, without prejudice to the rights of Revolving Lenders other than Defaulting Lenders in respect of such fees, any Defaulting Lender’s Pro Rata Share shall be excluded for purposes of calculating the commitment fee payable to Revolving Lenders pursuant to this Section 2.3(a) in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any such fee with respect to its Revolving Loan Commitment in respect of such Default Period. All such commitment fees shall be calculated on the basis of a 360-day year and the actual number of days elapsed and be payable quarterly in arrears on the last Friday of each of March, June and September of each year, and December 31 of each year, commencing on the first such date to occur after the Closing Date, and on the Revolving Loan Commitment Termination Date (or the earlier date on which the Revolving Loan Commitments are terminated).

(b) Other Fees. Borrower agrees to pay to Agents, as applicable, such fees in the amounts and at the times separately agreed upon between Borrower and the Agents pursuant to the Fee Letter.

(c) Delayed Draw Unused Commitment Fee. Borrower shall pay to the Administrative Agent for the ratable account of the Lenders with a Delayed Draw Term Loan Commitment a fee (the “Delayed Draw Unused Commitment Fee”) equal to (i) the average daily balance of the undrawn portion of such Lender’s Delayed Draw Term Loan Commitment during the previous calendar quarter, multiplied by (ii) 1.00% per annum. All such Delayed Draw Unused Commitment Fees shall be calculated on the basis of a 360-day year and the actual number of days elapsed and be payable quarterly in arrears on the last Friday of each of March, June and September of each year, and December 31 of each year, commencing on the first such date to occur after the Closing Date, and on the DDTL Commitment Expiration Date (or

the earlier date on which the Delayed Draw Term Loan Commitments are terminated). The total Delayed Draw Unused Commitment Fee paid by Borrower will be equal to the sum of all of the Delayed Draw Unused Commitment Fees due to the Lenders with an undrawn portion of any remaining Delayed Draw Term Loan Commitments; provided that, without prejudice to the rights of Lenders with Delayed Draw Term Loan Commitments other than Defaulting Lenders in respect of such fees, any Defaulting Lender’s Pro Rata Share shall be excluded for purposes of calculating the commitment fee payable to Lenders with Delayed Draw Term Loan Commitments pursuant to this Section 2.3(c) in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any such fee with respect to its Delayed Draw Term Loan Commitment in respect of such Default Period. Such fee shall be payable quarterly in arrears on the last day of each calendar quarter following the date hereof. The Delayed Draw Unused Commitment Fee provided in this Section 2.3(c) shall accrue at all times from and after the execution and delivery of this Agreement until the DDTL Commitment Expiration Date (or the earlier date on which the Delayed Draw Term Loan Commitments are terminated).

Section 2.4 Repayments, Prepayments and Reductions of Commitments; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under Guaranty

(a) Scheduled Payments.

(i) Initial Term Loans. The Initial Term Loans (including all interest capitalized to the principal of the Initial Term Loans pursuant to Section 2.2(g)) and all accrued but unpaid interest owed hereunder with respect to the Initial Term Loans shall be paid in full by Borrower no later than the Term Loan Maturity Date.

(ii) Incremental Term Loans. Borrower shall make principal payments on the Incremental Term Loans on each Incremental Term Loan Payment Date equal to the amount set forth for such date in the applicable Joinder Agreement, together with accrued and unpaid interest on the principal amount to be paid up to but excluding the date of such payment.

(iii) Delayed Draw Term Loans. The Delayed Draw Term Loans (including all interest capitalized to the principal of the Delayed Draw Term Loans pursuant to Section 2.2(g)) and all accrued but unpaid interest owed hereunder with respect to the Delayed Draw Term Loans shall be paid in full by Borrower no later than the Term Loan Maturity Date.

(b) Prepayments and Reductions.

(i) Voluntary Prepayments. Borrower may, upon written or telephonic notice to Administrative Agent on or prior to 3:00 P.M. (New York City time) one Business Day prior to the date of prepayment, in the case of Base Rate Loans, and upon written or telephonic notice to Administrative Agent on or prior to 3:00 P.M. (New York City time) three Business Days prior to the date of prepayment, or upon such lesser number of days’ prior written or telephonic notice, as determined by Administrative Agent in its sole discretion, in the case of LIBOR Loans, and, in each case, if given by telephone, promptly confirmed in writing to Administrative Agent, who will promptly notify each Lender whose Loans are to be prepaid of such prepayment, at any time and from time to time prepay any Term Loans or any Revolving Loans, in each case on any Business Day in whole or in part without premium or penalty (except as set forth in Section 2.4(c)(vi) below) in an aggregate minimum amount of $250,000 and multiples of $50,000 in excess of that amount; provided that, in any event, any prepayment of a LIBOR Loan on any date other than the expiration date of the Interest Period applicable thereto shall be subject to the requirements of Section 2.6(d). Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided, however, that Borrower may rescind any notice of prepayment under this Section 2.4(b)(i) if such prepayment would have resulted from a refinancing or repayment of all of the Loans and Commitments hereunder, which refinancing or repayment shall not be consummated or shall be delayed as a result of the failure or delay in the consummation of a substantially concurrent Asset Sale or issuance and sale of Capital Stock or Indebtedness by any Group Member. Any such voluntary prepayment shall be applied as specified in Section 2.4(b)(iv).

(ii) Voluntary Reductions. Borrower may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent, or upon such lesser number of days’ prior written or telephonic notice, as determined by Administrative Agent in its sole discretion, at any time and from time to time, terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitment Amount in an amount up to the amount by which the Revolving Loan Commitment Amount exceeds the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction (after giving effect to any prepayment thereof to be made at such time); provided that any such partial reduction of the Revolving Loan Commitment Amount shall be in an aggregate minimum amount of $250,000 and multiples of $50,000 in excess of that amount, and any such reduction shall proportionately and permanently reduce the Revolving Loan Commitment of each of the Lenders with such a Commitment. Borrower’s notice to Administrative Agent (who will promptly notify each applicable Lender of such notice) shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction shall be effective on the date specified in Borrower’s notice and shall reduce the amount of the Revolving Loan Commitment of each applicable Lender proportionately to its Pro Rata Share; provided, however, that Borrower may rescind any such notice under this Section 2.4(b)(i) if such notice requests a termination of all of the unused Commitments hereunder (and upon such rescission such termination shall not become effective on the date specified in such notice) if such termination would have occurred in connection with a refinancing or repayment of all of the Loans and Commitments hereunder, which refinancing or repayment shall not be consummated or shall be delayed as a result of the failure or delay in the consummation of a substantially concurrent Asset Sale or issuance and sale of Capital Stock or Indebtedness by Holdings or any of its Restricted Subsidiaries. Any such voluntary reduction of the Revolving Loan Commitment Amount shall be applied as specified in Section 2.4(b)(iv). Borrower shall have the right at any time and from time to time, upon three (3) Business Days prior written notice to the Administrative Agent (or such shorter period of time agreed to by the Administrative Agent in its sole reasonable discretion), to terminate the undrawn portion of the remaining Delayed Draw Term Loan Commitments without premium or penalty and in whole or in part, any partial termination to be (i) in an amount not less than $500,000 (or such lesser amount to the extent the undrawn portion of the remaining Delayed Draw Term Loan Commitments are less than such amount) and (ii) allocated ratably among the Lenders with a Delayed Draw Term Loan Commitment.

(iii) Mandatory Prepayments. The Term Loans (unless, in the case of Incremental Term Loans or Refinancing Term Loans, otherwise agreed in accordance with the terms of this Agreement by the relevant Incremental Term Loan Lenders or in the relevant Refinancing Amendment) shall be ratably prepaid in the amounts and under the circumstances set forth below, all such prepayments to be applied as set forth below or as more specifically provided in Section 2.4(b)(iv) and Section 2.4(c):

(A) Prepayments From Net Asset Sale Proceeds. No later than the fifth Business Day following receipt by any Group Member of any Net Asset Sale Proceeds in respect of any Asset Sale (other than Net Asset Sale Proceeds of less than $3,000,000 in the aggregate which may be retained by Borrower to use for any purpose not prohibited by this Agreement), Borrower shall either (1) prepay the applicable Loans in an aggregate amount equal to 100% of such Net Asset Sale Proceeds or (2) so long as no Default under Section 8.1, Section 8.6 or Section 8.7 or Event of Default shall have occurred and be continuing, deliver to Administrative Agent an Officer’s Certificate setting forth that portion of such Net Asset Sale Proceeds that such Group Member intends to commit to reinvest in assets used in or useful to the business of any Group Member (other than Holdings) (which may be by a proposed Permitted Acquisition) within 365 days of such date of receipt and no prepayment of Loans with such Net Asset Sale Proceeds shall be required under this Section 2.4(b)(iii)(A) to the extent such Net Asset Sale Proceeds are so reinvested within 365 days of such date of receipt (or are committed to be reinvested pursuant to a legally binding agreement within 365 days of such date of receipt and are so reinvested within 180 days after the date such agreement was entered into); provided, that any portion of such Net Asset Sale Proceeds not actually reinvested within the applicable time period set forth in this clause (2) shall be used to prepay the Loans on or before the last day of the applicable time period set forth in this clause (2); provided further, that if at the time that any such prepayment would be required, Borrower is required to offer to repurchase Permitted First Priority Refinancing Debt that is secured by Liens on the Collateral on a pari passu basis with the Obligations with such Net Asset Sale Proceeds pursuant to the terms of the documentation governing such Indebtedness (such Permitted First Priority Refinancing Debt required to be offered to be so repurchased, “Other Applicable Indebtedness”), then Borrower may apply such Net Asset Sale Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time; provided that the portion of such Net Asset Sale Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Asset Sale Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Asset Sale Proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.4(b)(iii)(A) shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within five Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

(B) Prepayments from Net Insurance/Condemnation Proceeds. No later than the fifth Business Day following the date of receipt by Administrative Agent or any Group Member of any Net Insurance/Condemnation Proceeds (other than Net Insurance/Condemnation Proceeds of less than $3,000,000 in the aggregate which may be retained by Borrower to use for any purpose not prohibited by this Agreement), Borrower shall either (1) prepay the applicable Loans in an aggregate amount equal to 100% of such Net Insurance/Condemnation Proceeds or (2) so long as no Event of Default shall have occurred and be continuing, deliver to Administrative Agent an Officer’s Certificate setting forth that portion of such Net Insurance/Condemnation Proceeds that such Group Member intends to commit to reinvest in the reconstruction or other acquisition (including by way of Permitted Acquisitions) of assets used in or useful to the business of the Group Members within 365 days of such date of receipt and no prepayment of Loans with such Net Insurance/Condemnation Proceeds shall be required under this Section 2.4(b)(iii)(A) to the extent such Net Insurance/Condemnation Proceeds are so reinvested within 365 days of such date of receipt (or are committed to be reinvested pursuant to a legally binding agreement within 365 days of such date of receipt and are so reinvested within 180 days after the date such agreement was entered into); provided, that any portion of such Net Insurance/Condemnation Proceeds not actually reinvested within the applicable time period set forth in this clause (2) shall be used to prepay the Loans on or before the last day of the applicable time period set forth in this clause (2); provided further, that if at the time that any such prepayment would be required, Borrower is required to offer to repurchase Other Applicable Indebtedness with such Net Insurance/Condemnation Proceeds pursuant to the terms of the documentation governing such Other Applicable Indebtedness, then Borrower may apply such Net Insurance/Condemnation Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time; provided that the portion of such Net Insurance/Condemnation Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Insurance/Condemnation Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Insurance/Condemnation Proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.4(b)(iii)(B) shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within five Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

(C) Prepayments Due to Issuance of Indebtedness. On the third Business Day following receipt of the Net Debt Issuance Proceeds by any Group Member after the Closing Date, Borrower shall prepay the applicable Loans in an aggregate amount equal to 100% of such Net Debt Issuance Proceeds.

(D) [Reserved].

(E) [Reserved].

(F) Calculations of Net Proceeds Amounts; Additional Prepayments Based on Subsequent Calculations. Concurrently with any prepayment of the applicable Loans pursuant to Sections 2.4(b)(iii)(A), (A), or (C), Borrower shall deliver to Administrative Agent an Officer’s Certificate demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds as the case may be, that gave rise to such prepayment. In the event that Borrower shall subsequently determine that the actual amount was greater than the amount set forth in such Officer’s Certificate, Borrower shall promptly make an additional prepayment of the applicable Loans in an amount equal to the amount of such excess, and Borrower shall concurrently therewith deliver to Administrative Agent an Officer’s Certificate demonstrating the derivation of the additional amount resulting in such excess.

(G) Prepayments Due to Reductions of Revolving Loan Commitment Amount. Borrower shall from time to time prepay, the Revolving Loans (and, after prepaying all Revolving Loans, Cash Collateralize any outstanding Letters of Credit by depositing the requisite amount in the Collateral Account) to the extent necessary so that the Total Utilization of Revolving Loan Commitments shall not exceed the Revolving Loan Commitment Amount then in effect. At such time as the Total Utilization of Revolving

Loan Commitments shall be equal to or less than the Revolving Loan Commitment Amount if no Event of Default has occurred and is continuing, to the extent any cash collateral was provided by Borrower and has not been applied to any Obligations as provided in the Pledge and Security Agreement, such amount shall forthwith be released to Borrower.

Notwithstanding any other provisions of this Section 2.4(b)(iii) to the contrary, to the extent that all or any of the Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds giving rise to a prepayment pursuant to Sections 2.4(b)(iii)(A) and (B), respectively, is attributable to an Asset Sale or Recovery Event by a Foreign Subsidiary, or the results of operations of a Foreign Subsidiary, and such prepayment (i) is prohibited or delayed by applicable foreign law (including financial assistance and corporate benefit restrictions) or Government Authority from being distributed or otherwise transferred to Borrower, the portion of such Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.4(b)(iii), or Borrower shall not be required to make a prepayment at the time provided in Section 2.4(b)(iii), as the case may be, and instead such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable foreign law or Government Authority will not permit such distribution or transfer (Borrower hereby agreeing to take commercially reasonable steps to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable foreign law or Government Authority to permit such distribution or transfer), and once such distribution or transfer of any of such affected net cash proceeds is permitted under the applicable foreign law or Government Authority, such distribution or transfer will be promptly effected and such distributed or transferred Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds will be promptly (and in any event not later than five Business Days after such distribution or transfer) applied (net of additional Taxes payable or reserved against as a result thereof, which amount of Taxes shall include the amount of any Distributions and any amounts distributable pursuant to Section 7.4(g) as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.4(b)(iii) to the extent provided herein and (ii) to the extent that Borrower has determined in good faith that distribution or other transfer of any of or all such Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds would have a material adverse tax consequence (taking into account any foreign tax credit or benefit received in connection with such distribution or transfer) on the Group Members, the Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds so affected may be retained by the applicable Foreign Subsidiary (provided that Borrower hereby agrees to, and to cause the applicable Foreign Subsidiary to, promptly take all actions reasonably required by the applicable foreign law or Government Authority to permit such distribution or transfer).

(iv) Application of Prepayments.

(A) Application of Voluntary Prepayments by Type of Loans and Order of Maturity. Any voluntary prepayments pursuant to Section 2.4(b)(i) shall be applied to prepay the Loans (including, to the extent applicable, ratably to the Term Loans and the Incremental Term Loans (if any)), and satisfy such of the remaining scheduled installments thereof, as specified by Borrower in the applicable notice of prepayment; provided that in the event Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied to prepay installments of principal of the Term Loans and the Incremental Term Loans (if any) in direct order of maturity thereof. Any prepayment of an Incremental Term Loan must be accompanied by a ratable repayment of the Term Loans (if any).

(B) Application of Mandatory Prepayments of Term Loans and the Scheduled Installments of Principal Thereof. Except as provided in Section 2.4(c), any mandatory prepayments pursuant to Section 2.4(b)(iii), of the Term Loans shall be applied first to reduce the next eight remaining scheduled installments of principal of the Term

Loans set forth in Section 2.4(a)(i) and second ratably to the remaining scheduled installments of principal of the Term Loans set forth in Section 2.4(a)(i) (provided that any prepayment of Term Loans with the Net Debt Issuance Proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class of Refinanced Debt), in each case on a pro rata basis in accordance with the then outstanding amounts thereof (including amounts due on the Term Loan Maturity Date), and in each case shall be applied ratably to the Class or Classes of Term Loans, unless otherwise agreed in accordance with the terms of this Agreement by the relevant Incremental Term Loan Lenders or in the relevant Refinancing Amendment, and may not be reborrowed.

(C) Application of Prepayments. Considering Term Loans and Revolving Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Loans, in each case in a manner that minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.6(d); provided that, in any event, any prepayment of a LIBOR Loan on any date other than the expiration date at the Interest Period applicable thereto shall be subject to the requirements of Section 2.6(d).

(v) Non-Pro Rata Repurchases. Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing, Borrower may prepay the outstanding Term Loans on the following basis:

(A) Borrower shall have the right to make a voluntary prepayment of Term Loans at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 2.4(b)(v); provided that (x) Borrower shall not make any borrowing of Revolving Loans to fund any Discounted Term Loan Prepayment and (y) Borrower shall not initiate any action under this Section 2.4(b)(v) in order to make a Discounted Term Loan Prepayment unless (I) at least ten Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment; or (II) at least three Business Days shall have passed since the date Borrower was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of Borrower’s election not to accept any Solicited Discounted Prepayment Offers.

(B) (1) Subject to the proviso to subsection (A) above, Borrower may from time to time offer to make a Discounted Term Loan Prepayment by providing Auction Agent with at least three Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, (x) at the sole discretion of Borrower, to any Class or Classes of Term Loans on an individual Class basis, and (y) to each Term Lender with respect to any Class or Classes of Term Loans selected by Borrower pursuant to the preceding clause (x), (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Specified Discount Prepayment

Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. Auction Agent will promptly provide each relevant Term Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to Auction Agent (or its delegate) by no later than 5:00 P.M., New York time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Specified Discount Prepayment Response Date”).

(2) Each relevant Term Lender receiving such offer shall notify Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Term Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3) If there is at least one Discount Prepayment Accepting Lender, Borrower will make a prepayment of outstanding Term Loans pursuant to this Section 2.4(b)(v)(A) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2); provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro-rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and Auction Agent (in consultation with Borrower and subject to rounding requirements of Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). Auction Agent shall promptly, and in any case within three Business Days following the Specified Discount Prepayment Response Date, notify (I) Borrower of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by Auction Agent of the amounts stated in the foregoing notices to Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to Borrower shall be due and payable by Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C)

(1)Subject to the proviso to subsection (A) above, Borrower may from time to time solicit Discount Range Prepayment Offers by providing Auction Agent with at least three Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, (x) at the sole discretion of Borrower, to any Class or Classes of Term Loans on an individual Class basis, and (y) to each Term Lender with respect to any Class or Classes of Term Loans selected by Borrower pursuant to the preceding clause (x), (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant tranche of Term Loans willing to be prepaid by Borrower (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by Borrower shall remain outstanding through the Discount Range Prepayment Response Date. Auction Agent will promptly provide each relevant Term Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Term Lender to Auction Agent (or its delegate) by no later than 5:00 P.M., New York time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Discount Range Prepayment Response Date”). Each relevant Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Term Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Term Loans (the “Submitted Amount”) such Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2) Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with Borrower and subject to rounding requirements of Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(3) If there is at least one Participating Lender, Borrower will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro-rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and Auction Agent (in consultation with Borrower and subject to rounding requirements of Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). Auction Agent shall promptly, and in any case within five Business Days following the Discount Range Prepayment Response Date, notify (I) Borrower of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by Auction Agent of the amounts stated in the foregoing notices to Borrower and the Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to Borrower shall be due and payable by such Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D)

(1)Subject to the proviso to subsection (A) above, Borrower may from time to time solicit Solicited Discounted Prepayment Offers by providing Auction Agent with three Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, (x) at the sole discretion of Borrower, to any Class or Classes of Term Loans on an individual Class basis, and (y) to each Term Lender with respect to any Class or Classes of Term Loans selected by Borrower pursuant to the preceding clause (x), (II) any such notice shall specify the maximum aggregate principal amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Loans Borrower is willing to prepay at a discount (it being understood that different Solicited Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date. Auction Agent will promptly provide each relevant Term Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Term Lender to Auction Agent (or its delegate) by no later than 5:00 P.M., New York time on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2) Auction Agent shall promptly provide Borrower with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Borrower shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to Borrower (the “Acceptable Discount”), if any. If Borrower elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by Borrower from Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), Borrower shall submit an Acceptance and Prepayment Notice to Auction Agent setting forth the Acceptable Discount. If Auction Agent shall fail to receive an Acceptance and Prepayment Notice from Borrower by the Acceptance Date, Borrower shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), Auction Agent will determine (in consultation with Borrower and subject to rounding requirements of Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by Borrower at the Acceptable Discount in accordance with this Section 2.4(b)(v)(D). If Borrower elects to accept any Acceptable Discount, then Borrower agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). Borrower will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro-rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and Auction Agent (in consultation with Borrower and subject to rounding requirements of Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, Auction Agent shall promptly notify (I) Borrower of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the tranches to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by Auction Agent of the amounts stated in the foregoing notices to such Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Borrower shall be due and payable by such Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E) In connection with any Discounted Term Loan Prepayment, Borrower and the Lenders acknowledge and agree that Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from Borrower in connection therewith.

(F) If any Term Loan is prepaid in accordance with paragraphs (B) through (D) above, Borrower shall prepay such Term Loans on the Discounted Prepayment Effective Date and such Term Loans shall be automatically retired and cancelled upon the acquisition thereof. Borrower shall make such prepayment to Auction Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Funding and Payment Office in Dollars, and in immediately available funds not later than 11:00 a.m. (New York time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Term Loans on a pro rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.4(b)(v) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable. The aggregate principal amount of the tranches and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment.

(G) To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.4(b)(v), established by Auction Agent acting in its reasonable discretion and as reasonably agreed by Borrower.

(H) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.4(b)(v), each notice or other communication required to be delivered or otherwise provided to Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I) Each of Borrower and the Lenders acknowledges and agrees that Auction Agent may perform any and all of its duties under this Section 2.4(b)(v) by itself or through any Affiliate of Auction Agent and expressly consents to any such delegation of duties by Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.4(b)(v) as well as activities of the Auction Agent.

(J) Borrower shall have the right, by written notice to Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by Borrower to make any prepayment to a Term Lender, as applicable, pursuant to this Section 2.4(b)(v) shall not constitute a Default or Event of Default under Section 8.1 or otherwise).

(K) No proceeds of Revolving Loans may be utilized to fund prepayments of Term Loans under this Section 2.4(b)(v).

(L) Notwithstanding anything to the contrary in this Section 2.4(b)(v), it is understood and agreed that neither Holdings or its Subsidiaries shall be required to make any representation that it is not in possession of material non-public information with respect to Holdings and its Subsidiaries or their respective securities, and the assigning Lender to any Term Loan repurchases under this Section 2.4(b)(v) shall render customary “big-boy” disclaimer letters to Holdings or the Subsidiary repurchasing such Term Loans, as the case may be, acknowledging that Holdings and its Subsidiaries may be in possession of material non-public information that may be material to the decision by such assigning Lender to enter into such assignment.

(c) General Provisions Regarding Payments.

(i) Manner and Time of Payment. All payments by Borrower of principal, interest (subject to Section 2.3(g)), fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 2:00 P.M. (New York City time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day for all purposes hereunder, including the accrual of applicable interest and fees. Borrower hereby authorizes Administrative Agent to charge its accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest and fees due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(ii) Application of Payments to Principal and Interest. Except as provided in Section 2.2(c), all payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

(iii) Apportionment of Payments. Aggregate payments of principal and interest shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders’ respective Pro Rata Shares. Administrative Agent shall promptly distribute to each Lender, at the account specified in the payment instructions delivered to Administrative Agent by such Lender, its Pro Rata Share of all such payments received by Administrative Agent and the commitment fees, unused fees and Letter of Credit fees of such Lender, if any, when received by Administrative Agent pursuant to Section 2.3, Section 2.4(b)(iii) and Section 3.2, respectively. Notwithstanding the foregoing provisions of this Section 2.4(c)(ii), if, pursuant to the provisions of Section 2.6(c), any Notice of Conversion/Continuation is

withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Loans, Administrative Agent shall give effect thereto in apportioning interest payments received thereafter. For the avoidance of doubt, Administrative Agent shall not be required to distribute any payments to Lenders hereunder unless and until Administrative Agent has actually received the corresponding amounts from (or on behalf of) the Group Members.

(iv) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, (other than as described in Section 2.2(b)) such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

(v) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Borrower hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

(vi) Prepayment Premium. If all or any portion of any Term Loans (including, for the avoidance of doubt, any Delayed Draw Term Loans and any PIK Loans) are repriced or voluntarily prepaid or mandatorily prepaid pursuant to Section 2.4(b)(iii)(A) or (C), or are otherwise refinanced or subject to a Repricing Transaction, in whole or in part, then the aggregate principal amount so repriced, voluntarily prepaid, mandatorily prepaid or refinanced will be subject to a fee payable by Borrower equal to (x) prior to the first anniversary of the Closing Date, 102% of the principal amount thereof and (y) on or after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date, 101% of the principal amount thereof (the “Prepayment Premium”). Notwithstanding anything to the contrary contained herein, the Prepayment Premium shall be due whether or not such prepayment occurred before or after an Event of Default has occurred or is continuing, whether or not there has been an acceleration of the maturity of the Term Loans, before or after the commencement of an insolvency proceeding, and if the Term Loans become due and payable as a result of the acceleration of the maturity thereof in connection with an Event of Default or in connection with a voluntary or involuntary proceeding under any bankruptcy, insolvency, examinership, receivership or similar law, an amount equal to the Prepayment Premium with respect to the Term Loans then outstanding shall become immediately due and payable.

(vii) Declining Lender. Any Lender, at its option, may elect to decline any mandatory prepayment (in whole or in part) (such declined portion, the “Declined Proceeds”) of the Term Loans held by it if it shall give written notice to the Administrative Agent thereof by 2:00 P.M., New York City time, at least one Business Day prior to the date of such prepayment (any such Lender, a “Declining Lender”). On the date of any such prepayment, any amounts that would otherwise have been applied to prepay Term Loans owing to any Declining Lender shall instead be retained by Borrower for application for any purposes not prohibited by this Agreement.

(d) Application of Proceeds of Collateral and Payments after Event of Default. Notwithstanding anything in the Loan Documents to the contrary, upon the occurrence and during the continuation of an Event of Default, (a) all payments received by Administrative Agent, whether from Borrower, Holdings or any Guarantor or otherwise, (b) all proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document, and subject to Section 2.9, the application of all or any portion of such proceeds by the Administrative Agent to the maintenance, preservation and protection of the Collateral in accordance with the Loan Documents, and (c) the application of cash collateral in accordance with the terms hereof, shall be applied to the Obligations and to Banking Services by Administrative Agent, in each case in the following order of priority until each item is paid in full:

(i) first, to the extent constituting Obligations, to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to compensation (including the fees described in Section 2.3), reimbursement under any Loan Document and all advances made by Administrative Agent (in its capacity as Administrative Agent, but not as a Lender) thereunder for the account of the Loan Parties, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the Loan Documents, all in accordance with Section 9.9, Section 10.2 and the other terms of this Agreement and the other Loan Documents;

(ii) second, ratably, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Revolving Lenders, Issuing Lender and Term Lenders;

(iii) third, ratably, to pay interest then due and payable in respect of the Loans and interest then due and payable by Borrower under Section 3.3(d)(i);

(iv) fourth, ratably, to repay the outstanding principal amounts of the Loans, to pay the obligations of Borrower under Section 3.3(b), to provide cash collateral for Letters of Credit to the extent required by Section 8.11(a)(i)(B) and to pay amounts owing by Loan Parties with respect to Secured Hedge Agreements that are permitted under this Agreement and are owing to a Hedge Agreement Counterparty who is or was a Revolving Lender or an Affiliate of a Revolving Lender;

(v) fifth, to the payment of all other Obligations;

(vi) sixth, to the payment of all amounts owing for Banking Services; and

(vii) thereafter, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Section 2.5 Use of Proceeds.

(a) Term Loans. The proceeds of the Initial Term Loans, together with the Equity Financing, will be used on the Closing Date to finance the Merger, the Refinancing and to pay Transaction Costs.

(b) Revolving Loans. The proceeds of any Revolving Loans and the Letters of Credit issued hereunder will be used for working capital and general corporate purposes of the Borrower and its Restricted Subsidiaries, which may include paying fees, expenses and other costs in connection with this Agreement and funding Permitted Acquisition and capital expenditures and for any other purpose not prohibited by this Agreement; provided that no Revolving Loans shall be available on the Closing Date.

(c) Incremental Facility. The proceeds of any Incremental Facility will be used for working capital and general corporate purposes of the Borrower and its Restricted Subsidiaries, funding Permitted Acquisitions and capital expenditures and for any other purpose not prohibited by this Agreement.

(d) Delayed Draw Term Loans. Borrower may use the proceeds of Delayed Draw Term Loans solely to consummate Permitted Acquisitions and other Investments permitted hereunder, to pay for any fees, costs, expenses, integration and other acquisition related expenses (including, for the avoidance of doubt, any deferred purchase price or any earn-outs and other similar obligations under agreements for Permitted Acquisitions) and working capital associated therewith and to refinance any Revolving Loans originally incurred (solely to the extent so incurred within the 90 days preceding the incurrence of the Delayed Draw Term Loans) to fund any of the foregoing.

(e) Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by Holdings or any of its Restricted Subsidiaries in any manner that could cause borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

Section 2.6 Special Provisions Governing LIBOR Loans.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Loans as to the matters covered:

(a) Determination of Applicable Interest Rate. On each Interest Rate Determination Date, Administrative Agent shall determine in accordance with the terms of this Agreement (which determination shall, absent manifest error, be conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each applicable Lender.

(b) Inability to Determine Applicable Interest Rate. In the event that (i) Administrative Agent shall have determined (which determination shall be conclusive and binding upon all parties hereto), on any Interest Rate Determination Date that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of “LIBOR”, or (ii) the Administrative Agent is advised by the Requisite Lenders that any applicable LIBOR rate for such currency for such Interest Period for such day will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing, for such Interest Period or such day; Administrative Agent shall on such date give notice (by telefacsimile, electronic mail or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) in the event that LIBOR Loans are so affected, no Loans may be made as, or converted to, LIBOR Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to Loans in respect of which such determination was made shall be deemed to be for a Base Rate Loan (and consequently, Section 2.6(d) shall not be applicable to such Loans following such notice).

(c) Illegality or Impracticability. In the event that on any date any Lender shall have determined (which determination shall be conclusive and binding upon all parties hereto but shall be made only after consultation with Borrower and Administrative Agent) that the making, maintaining or continuation of its LIBOR Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile, electronic mail or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination. Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Loans, shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a LIBOR Loan then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender’s obligation to maintain its Affected Loans, shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Loan then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of Section 2.6(d), to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile, electronic mail or by telephone confirmed in writing) to Administrative Agent of such rescission by the Business Day following the date on which the Affected Lender gives notice of its determination as described above. Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Except as provided in the immediately preceding sentence, nothing in this Section 2.6(c) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Loans, in accordance with the terms of this Agreement.

(d) Compensation For Breakage or Non-Commencement of Interest Periods. Borrower shall compensate each Lender, upon written request by that Lender pursuant to Section 2.8, for all documented losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its LIBOR Loans, and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain (excluding lost profits and determined without giving effect to any interest rate “floor”): (i) if for any reason (other than a default by that Lender) a borrowing of any LIBOR Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request therefor, or a conversion to or continuation of any LIBOR Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request therefor, (ii) if any prepayment or other principal payment or any conversion of any of its LIBOR Loans (including, in each case, any prepayment or conversion occasioned by the circumstances described in Section 2.6(c)) occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by Borrower or (iv) as a consequence of any other default by Borrower in the repayment of its LIBOR Loans when required by the terms of this Agreement.

(e) Booking of Loans. Any Lender may make, carry or transfer LIBOR Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

(f) Assumptions Concerning Funding. Calculation of all amounts payable to a Lender under this Section 2.6 and under Section 2.7(a) shall be made as though that Lender had funded each of its LIBOR Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of “LIBOR” in an amount equal to the amount of such LIBOR Loan and having a maturity comparable to the relevant Interest Period, whether or not its LIBOR Loans had been funded in such manner.

(g) Loans After Default. After the occurrence and during the continuation of an Event of Default, if required by the Requisite Lenders, or a Default under Section 8.6 or Section 8.7 (i) Borrower may not elect to have a Loan be made or maintained as, or converted to, a LIBOR Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of Section 2.6(d), any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be for a Base Rate Loan.

(h) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (b) above have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (b) above have not arisen but the supervisor for administrator of LIBOR or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans (either such clause (i) or (ii) an “Alternative Interest Rate Election Event”), then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for commercial loans in the U.S. at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but, for the avoidance of doubt, such related changes shall not include a reduction in the margin payable hereunder). Notwithstanding anything to the contrary in Section 10.6, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Requisite Lenders stating that such Requisite Lenders object to such amendment (which amendment shall not be effective prior to the end of such five Business Day notice period). To the extent an alternate rate of interest is adopted as contemplated hereby, the approved rate shall be applied in a manner consistent with prevailing market convention; provided that, to the extent such prevailing market convention is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent and the Borrower. From and after the making of a determination described in this paragraph until an alternate rate of interest shall be determined in accordance with paragraph (but in the case of the circumstances described in clause (ii), only to the extent LIBOR for the applicable Interest Period is not available or published at such time on a current basis any or Notice of Conversion/Continuation that requests the conversion of Borrowing to, or continuation of any Borrowing as, a LIBOR Borrowing for the applicable Interest Period shall be ineffective.

Section 2.7 Increased Costs; Taxes; Capital Adequacy.

(a) Compensation for Increased Costs. Subject to the provisions of Section 2.7(b) (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (including Issuing Lender) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) if any Change in Law:

(i) imposes, modifies or holds applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBOR Loans that are reflected in the definition of “LIBOR”);

(ii) imposes any other condition (other than with respect to Taxes) on or affecting such Lender or its obligations hereunder or the London interbank market; or

(iii) subjects any Lender or Administrative Agent to any Taxes (other than Indemnified Taxes, Taxes described under clauses (b) through (d) of Excluded Taxes and Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing is to increase the cost to such Lender or Administrative Agent of agreeing to make, making or maintaining its Loans or Commitments or agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Lender or Administrative Agent with respect thereto; then, in any such case, Borrower shall pay to such Lender or Administrative Agent, promptly and in any event within five Business Days of receipt of the statement referred to in Section 2.8(a), such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender or Administrative Agent in its sole discretion shall determine) as may be necessary to compensate such Lender or Administrative Agent on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder. Borrower shall not be required to compensate a Lender or Administrative Agent pursuant to this Section 2.7(a) for any increased cost or reduction in respect of a period occurring more than 270 days prior to the date on which such Lender or Administrative Agent notifies Borrower of such Change in Law and such Lender’s or Administrative Agent’s intention to claim compensation therefor, except, if the Change in Law giving rise to such increased cost or reduction is retroactive, no such time limitation shall apply so long as such Lender requests compensation within 270 days from the date on which the applicable Government Authority informed such Lender of such Change in Law.

(b) Taxes.

(i) Payments to Be Free and Clear. Any and all payments by or on account of any obligation of a Loan Party under this Agreement and any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Government Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by such Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.7(b)(i)), the Lender or Administrative Agent receives an amount equal to the sum it would have received had no such deduction or withholding been made. As soon as practicable after any payment of Taxes by any withholding agent to a Government Authority pursuant to this Section 2.7(b), the applicable withholding agent shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Government Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(ii) Payment of Other Taxes by Borrower. The Loan Parties shall timely pay to the relevant Government Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(iii) Indemnification by Borrower. The Loan Parties shall indemnify Administrative Agent and each Lender, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including for the full amount of any Indemnified Taxes imposed or asserted on or attributable to amounts payable under Section 2.7(b)) payable or paid by Administrative Agent or such Lender or required to be withheld or deducted from a payment to Administrative Agent or such Lender, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(iv) Tax Status of Lenders.

(A) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and the Administrative Agent, at the time or times reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.7(b)(iv)(B)(1), (B)(2) and (B)(4) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(B) Without limiting the generality of the foregoing,

(1) any Lender that is a U.S. Person shall deliver to Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit XV-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit XV-2 or Exhibit XV-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit XV-4 on behalf of each such direct and indirect partner;

(3) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(4) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (4), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(C) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Administrative Agent in writing of its legal inability to do so.

(v) Indemnification by Lenders. Each Lender shall severally indemnify Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent a Loan Party has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.1(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this clause (v).

(vi) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.7(b) (including by the payment of additional amounts pursuant to this Section 2.7(b)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Government Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (vi) (plus any penalties, interest or other charges imposed by the relevant Government Authority) in the event that such indemnified party is required to repay such refund to such Government Authority. Notwithstanding anything to the contrary in this clause (vi), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (vi), the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(vii) Ares Capital Corporation as Administrative Agent, and any successor or supplemental Administrative Agent, in each case, if it is not a U.S. Person, shall deliver to Borrower, on or prior to the date it becomes a party, two duly completed copies of IRS Form W-8IMY certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of a trade or business in the United States and that it is using such form as evidence of its agreement with Borrower to be treated as a U.S. Person with respect to such payments (and Borrower and Administrative Agent agree to so treat Administrative Agent as a U.S. Person with respect to such payments as contemplated by Treasury Regulation Section 1.1441-1(b)(2)(iv)(A)), with the effect that Borrower can make payments to Administrative Agent without deduction or withholding of any Taxes imposed by the United States.

(viii) For purposes of this Section 2.7(b), the term “Lender” includes any Issuing Lender and the term “applicable law” includes FATCA

(c) Capital Adequacy Adjustment. If any Lender shall have determined that any Change in Law regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such Change in Law (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy or liquidity requirements), then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in Section 2.8(a), Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for any such reduction suffered. Borrower shall not be required to compensate a Lender pursuant to this Section 2.7(c) for any reduction in respect of a period occurring more than 270 days prior to the date on which such Lender notifies Borrower of such Change in Law and such Lender’s intention to claim compensation therefor, except, if the Change in Law giving rise to such reduction is retroactive, no such time limitation shall apply so long as such Lender requests compensation within 270 days from the date on which the applicable Government Authority informed such Lender of such Change in Law.

(d) Survival. Each party’s obligations under this Section 2.7 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.8 Statement of Lenders; Obligation of Lenders and Issuing Lender to Mitigate.

(a) Statements. Each Lender claiming compensation or reimbursement pursuant to Section 2.6(d), Section 2.7 or Section 2.8(b) shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such compensation or reimbursement, which statement shall be conclusive and binding upon all parties hereto absent manifest error; provided, that any such statement shall state the basis upon which such amount has been calculated and certify that such Lender’s demand for payment of such costs hereunder, and with respect to Sections 2.7(a) and 2.7(c), that such method of allocation is not inconsistent with its treatment of other borrowers which, as a credit matter, are similarly situated to Borrower and which are subject to similar provisions.

(b) Mitigation. Each Lender and Issuing Lender agrees that, as promptly as practicable after the Officer of such Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under Section 2.7, it will use reasonable efforts to make, issue, fund or maintain the Commitments of such Lender or the Loans or Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, if (i) as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to Section 2.7 would be materially reduced and (ii) as determined by such Lender or Issuing Lender in its sole discretion, such action would not otherwise be disadvantageous to such Lender or Issuing Lender; provided that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this Section 2.8(b) unless Borrower agrees to pay all incremental expenses incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described above.

Section 2.9 Defaulting Lenders.

(a) Utilization of Revolving Loan Commitments. During any Default Period with respect to a Defaulting Lender, the Total Utilization of Revolving Loan Commitments as at any date of determination shall be calculated as if there were no Funding Defaults.

(b) Letters of Credit. If any Revolving Lender becomes, and during the period it remains, a Defaulting Lender, then (i) all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Revolving Lenders in accordance with their respective Revolving Loan Commitments but only to the extent that (x) the aggregate Revolving Loan Exposure of any non-Defaulting Lender does not exceed such non-Defaulting Lender’s Revolving Loan Commitment and (y) the sum of all non-Defaulting Lenders’ Revolving Loan Exposure does not exceed the total of all non-Defaulting Revolving Lenders’ Revolving Loan Commitment Amount and (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, if any Letter of Credit is requested or is at the time outstanding, Issuing Lender (A) may by notice to Borrower and such Defaulting Lender through Administrative Agent, require Borrower (within three Business Days after receipt by Borrower of any written request therefor) to Cash Collateralize the obligations of Borrower to Issuing Lender in respect of such Letter of Credit in an amount at least equal to the aggregate amount of the LC Exposure of such Defaulting Lender, in respect thereof, and (B) will not be required to issue or amend, as applicable, such Letter of Credit unless Issuing Lender is satisfied that any exposure that would result therefrom is eliminated or fully covered, whether by Cash Collateralization or otherwise; provided that no such payment by Borrower shall change the status of a Defaulting Lender as such, or otherwise limit, reduce or qualify the obligations of any Lender with respect to its obligations under this Agreement or the other Loan Documents. Subject to Section 10.24, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(c) [Reserved].

(d) Default Waterfall. Any amount paid by Borrower for the account of a Defaulting Lender under this Agreement with respect to any outstanding Letter of Credit that has not been reallocated will not be paid or distributed to such Defaulting Lender, but will instead be retained by Administrative Agent in a segregated account until the end of the applicable Default Period and will be applied by Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to Issuing Lender under this Agreement, third to the payment of post-default interest and then current interest due and payable to Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed drawings under Letters of Credit then due and payable to Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to Non-Defaulting Lenders, seventh after the termination of the Commitments and payment in full of all obligations of Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct and eighth to Borrower.

(e) Voting. If any Lender becomes, and during the period it remains, a Defaulting Lender, such Defaulting Lender shall be deemed not to be a voting “Lender” (but shall remain a “Secured Party”) under this Agreement, and the amount of such Defaulting Lender’s Commitments and Loans shall be excluded for purposes of voting, and the calculation of voting, on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents (and the definition of “Requisite Lenders” will automatically be deemed modified accordingly for the duration of such Default Period).

(f) Fees. No Defaulting Lender shall be entitled to receive any commitment fee, unused fee or any other fee under this Agreement or any other Loan Document during any Default Period (and Borrower shall not be required to pay any such fees that otherwise would have been required to have been paid to such Defaulting Lender during any such Default Period).

(g) Cure. If Borrower, Administrative Agent and Issuing Lender agree in writing that they have reasonably determined that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and the Term Loan Exposure, Revolving Loan Exposure and LC Exposure, as applicable, of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while such Lender was a Defaulting Lender; and provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(h) Remedies. No Commitment of any Non-Defaulting Lender shall be increased, decreased or otherwise affected, and except as otherwise expressly provided in this Agreement, performance by Borrower of their obligations under this Agreement and the other Loan Documents shall not be excused or otherwise modified, as a result of any Funding Default or the operation of this Section 2.9. The rights and remedies against a Defaulting Lender under this Section 2.9 are in addition to any other rights and remedies that Borrower, Administrative Agent or any Lender may have against such Defaulting Lender.

Section 2.10 Replacement of a Lender.

IF:

(a) Borrower receives a statement of amounts due pursuant to Section 2.8(a) from a Lender or is otherwise required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.7(b);

(b) a Lender is a Defaulting Lender;

(c) a Lender (a “Non-Consenting Lender”) refuses to give timely consent to an amendment, modification or waiver of this Agreement that, pursuant to Section 10.6, requires consent of 100% of Lenders or 100% of Lenders with Obligations directly and adversely affected (and the consent of Requisite Lenders has been given with respect thereto);

(d) a Lender becomes an Affected Lender (any such Lender described in clauses (a) through (d), a “Subject Lender”);

THEN so long as (i) Borrower has obtained a commitment from another Lender or an Eligible Assignee to purchase at par the Subject Lender’s Loans and assume the Subject Lender’s Commitments and all other obligations of the Subject Lender hereunder, and (ii) if applicable, the Subject Lender is unwilling to withdraw the notice delivered to Borrower pursuant to (i) and/or is unwilling or unable to remedy its default upon ten days prior written notice to the Subject Lender and Administrative Agent, Borrower may require the Subject Lender to assign all of its Loans and Commitments to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of Section 10.1(b); provided that, prior to or concurrently with such replacement:

(A)

the Subject Lender shall have received payment in full of all principal, interest, fees and other amounts (including all amounts under Section 2.4(c)(vi), Section 2.6(d), Section 2.7 and/or Section 2.8(b) (in each case if applicable) through such date of replacement;

(B)	the processing fee required to be paid by Section 10.1(b)(i) shall have been paid to Administrative Agent;

(C)

all of the requirements for such assignment contained in Section 10.1(b), including, without limitation, the consent of Administrative Agent (if required) and the receipt by Administrative Agent of an executed Assignment Agreement executed by the assignee (Administrative Agent being hereby authorized to execute any Assignment Agreement on behalf of a Subject Lender relating to the assignment of Loans and/or Commitments of such Subject Lender) and other supporting documents, have been fulfilled; and

(D)

in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender.

Section 2.11 Incremental Facilities.

(a) Increased Facilities. Borrower may, after the Closing Date, by written notice to Administrative Agent, elect to request the establishment of (x) incremental term loan commitments (the “Incremental Term Loan Commitments”) and/or (y) increase commitments under the Revolving Facility (the “Incremental Revolving Loan Commitments” and together with the Incremental Term Loan Commitments, the “Incremental Facility”) in an aggregate principal amount not to exceed (A) $30,000,000 (the “Incremental Starter Amount”), plus (B) an additional amount so long as, (1) the Borrower is in Pro Forma Compliance with the Financial Covenants and (2)(a) the Consolidated Debt to Revenue Ratio on any date of incurrence on or prior to the Conversion Date, does not exceed 1.25 to 1.00 as of the most recent Test Period and (b) the Consolidated Total Leverage Ratio on any date of incurrence thereafter does not exceed 5.50 to 1.00 as of the most recent Test Period, in each case on a Pro Forma Basis after giving effect to such Incremental Facility and the use of proceeds thereof (but excluding the cash proceeds thereof to Borrower and assuming that any Incremental Revolving Loan Commitments are fully drawn) (provided, that no more than $10,000,000 of Incremental Revolving Loan Commitments shall be permitted (the “Incremental Revolver Sublimit”); provided, further, that each incurrence of Incremental Facilities shall be in a minimum aggregate principal amount of at least $5,000,000) subject to the satisfaction of the conditions set forth in the immediately succeeding sentence; provided that such notice shall specify (i) the date (each, an “Increased Amount Date”) on which Borrower proposes that the Incremental Term Loan Commitments and/or the Incremental Revolving Loan Commitments shall be effective, which shall be not less than ten days or more than 45 days after the date on which such notice is delivered to Administrative Agent, (ii) the identity of each Lender or other Person that is an Eligible Assignee and acceptable to Administrative Agent (to the extent required pursuant to Section 10.1(b)(i)), (x)

with respect to the Incremental Term Loan Commitments (each, an “Incremental Term Loan Lender” and collectively “Incremental Term Loan Lenders”) to whom Borrower proposes any portion of such Incremental Term Loan Commitments be allocated and the amounts of such allocations (provided that existing Term Lenders (on a pro rata basis between them) will first be afforded the opportunity to provide such Incremental Term Loan Commitments for a period of five Business Days following their receipt of a notice from the Administrative Agent that the Borrower is seeking such Incremental Term Loan Commitments; provided further that any Lender approached to provide all or a portion of the Incremental Term Loan Commitments may elect to agree or to decline, in its sole discretion, to provide an Incremental Term Loan Commitment) and (y) the Issuing Lender with respect to the Incremental Revolving Loan Commitments (to the extent required pursuant to Section 10.1(b)(i)) (each, an “Incremental Revolving Loan Lender” and collectively “Incremental Revolving Loan Lenders”) to whom Borrower proposes any portion of such Incremental Revolving Loan Commitments be allocated and the amounts of such allocations (provided that existing Revolving Lenders (on a pro rata basis between them) will first be afforded the opportunity to provide such Incremental Revolving Loan Commitments for a period of five Business Days following their receipt of a notice from the Administrative Agent that the Borrower is seeking such Incremental Revolving Loan Commitments; provided further that any Lender approached to provide all or a portion of the Incremental Revolving Loan Commitments may elect to agree or to decline, in its sole discretion, to provide an Incremental Revolving Loan Commitment) and (iii) the proposed use of the proceeds of such Incremental Term Loans. Such Incremental Term Loan Commitments and/or Incremental Revolving Loan Commitments shall become effective as of such Increased Amount Date; provided that on and as of such date (A) (i) no Event of Default shall exist before or after giving effect to such Incremental Facility (or, in the case of an Incremental Facility the proceeds of which will be utilized to consummate an acquisition permitted hereunder (including a Permitted Acquisition) of all or substantially all of the assets (including Business Lines or divisions) or a majority of the Capital Stock of any Person not previously held by any Group Member which acquisition constitutes a Limited Conditionality Investment, no Event of Default under Section 8.1, Section 8.6 or Section 8.7 shall have occurred and be continuing at the time such acquisition is consummated or immediately after giving effect thereto) and (ii) both before and after giving effect to the consummation of the Incremental Facility and the transactions related thereto, each of the representations and warranties contained in this Agreement and in the other Loan Documents shall be true and correct in all material respects to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date (provided that if a representation and warranty is qualified as to “materiality” or “Material Adverse Effect”, the materiality qualifier set forth above shall be disregarded with respect to such representation and warranty for purposes of this condition), and, if agreed to by the Lenders providing such Incremental Term Loans, subject to customary “Sungard” or “certain funds” conditionality, (B) (i) the Incremental Revolving Commitments shall be effected pursuant to one or more joinder agreements in form and substance reasonably satisfactory to Administrative Agent (an “Incremental Revolving Joinder Agreement”) executed and delivered by Borrower, each other Loan Party, each applicable Incremental Revolving Loan Lender and Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 2.7(b)(iii) and (ii) the Incremental Term Loan Commitments shall be effected pursuant to one or more joinder agreements in form and substance satisfactory to Administrative Agent (a “Incremental Term Joinder Agreement”) executed and delivered by Borrower, each other Loan Party, each applicable Incremental Term Loan Lender and Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 2.7(b)(iii); (C) Borrower shall make any payments required pursuant to Section 2.3(b) and Section 2.7(b)(iii) in connection with the Incremental Term Loan Commitments, as applicable; and (D) Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction.

(b) Funding of Incremental Facility. On any Increased Amount Date on which any Incremental Term Loan Commitments are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Incremental Term Loan Lender shall make a Loan to Borrower (an “Incremental Term Loan”) in an amount equal to its Incremental Term Loan Commitment and (ii) each Incremental Term Lender shall become a Lender hereunder with respect to the Incremental Term Loan Commitment and the Incremental Term Loans made pursuant thereto. On any Increased Amount Date on which any Incremental Revolving Loan Commitments are effective, (x) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Incremental Revolving Loan Lender providing a portion of the Incremental Revolving Loan Commitment in respect of such increase, and each such Incremental Revolving Loan Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) [reserved] and (y) if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Incremental Revolving Loans be prepaid from the proceeds of additional Revolving Loans made hereunder (reflecting such increase in Revolving Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.7. Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(c) Notice to Lenders. Administrative Agent shall notify Lenders promptly (i) upon receipt of Borrower’s notice of each Increased Amount Date and in respect thereof the Incremental Facility subject to the assignments contemplated by this Section 2.11 and (ii) as to the effectiveness of each Incremental Revolving Joinder Agreement and each Incremental Term Joinder Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Revolving Joinder Agreement or Incremental Term Joinder Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Facility evidenced thereby, and Administrative Agent and Borrower may revise this Agreement and the other Loan Documents to evidence such amendments.

(d) Other Terms.

(i) The terms and provisions of the Incremental Term Loans and Incremental Term Loan Commitments shall be, except as otherwise set forth herein and in the applicable Joinder Agreement, substantially identical (excluding any terms applicable after the Term Loan Maturity Date) to the existing Term Loans or otherwise reasonably satisfactory to the Administrative Agent (it being understood and agreed that the Administrative Agent’s consent is not required to the extent such Incremental Term Loans and Incremental Term Loan Commitments contain a covenant which is also added for the benefit of the Lenders of the existing Term Loans), and shall be treated as Term Loans for all purposes hereunder and the other Loan Documents (including, for the avoidance of doubt, calculations of “Pro Rata Share” and “Requisite Lenders”). In any event (i) the weighted average life to maturity of all Incremental Term Loans shall be no shorter than the remaining weighted average life to maturity of the Term Loans (without giving effect to any prepayments or scheduled amortization thereof, which prepayments shall be on terms no more favorable to Incremental Term Loan Lenders than those set forth in Section 2.4 with respect to the Term Loans), (ii) the maturity date applicable to the Incremental Term Loans shall be no earlier than the latest Term Loan Maturity Date then in effect, (iii) the rate of interest applicable to the Incremental Term Loans shall be determined by Borrower and the applicable Incremental Term Loan Lenders and shall be set forth in each applicable Joinder Agreement; provided, however, in the event that the yield (taking into account interest margins, minimum LIBOR, minimum Base Rate, offered upfront fees, and the amount of any discount or fee, expressed as a percentage of the Incremental Term Loans (“OID”), the amount of such OID (based on an assumed four-year weighted average life) and other upfront fees generally paid to lenders (but excluding one-time arrangement, underwriting, structuring, ticking and similar fees paid in cash) on such Incremental Term Loans, with offered upfront fees, OID and other fees equated to interest margins based on an assumed four year life to maturity) (the “All-In Yield”) on any Incremental Term Loans exceeds the All-In Yield on the Term Loans outstanding at such time, by more than 0.50%, then the interest margins for the existing Term Loans shall automatically be increased to a level such that the All-In Yield on all such Term Loans shall be 0.50% below the All-In Yield on such Incremental Term Loans (an “MFN Adjustment”); provided, further, that if the Incremental Term Loans include an interest rate floor greater than the interest rate floor applicable to the Term Loans, such increased amount shall be equated to interest margin for purposes of determining whether an increase to the applicable interest margin for the Term Loans shall be required, to the extent an increase in the interest rate floor in the Term Loans would cause an increase in the interest rate then in effect, and in such case the interest rate floor (but not the interest rate margin) applicable to the Term Loans shall be increased by such increased amount; provided, further, that any Incremental Term Loans that are fixed rate debt shall be swapped to a floating rate on a customary matched maturity basis, (iv) the Incremental Term Loans shall be senior obligations of Borrower and the Guarantors and shall rank pari passu in right of security (if secured) and in right of payment with the existing Term Loans; and (v) the Incremental Term Loans shall not be secured by assets other than the Collateral and shall not be guaranteed by Persons other than the Guarantors.

(ii) The terms and provisions of the Incremental Revolving Loans and Incremental Revolving Loan Commitments shall be identical to the existing Revolving Loans and shall be treated as Revolving Loans for all purposes hereunder and the other Loan Documents (including, for the avoidance of doubt, calculations of “Pro Rata Share” and “Requisite Lenders”).

(iii) Each Incremental Revolver Joinder Agreement and Incremental Term Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of Administrative Agent, to effect the provision of this Section 2.11.

(e) Ancillary Documentation and Continuing Security. Notwithstanding the foregoing, no Incremental Facility shall become effective under this Section 2.11 unless (i) on the date of such effectiveness, the conditions set forth in Section 2.11(a) shall be satisfied and Administrative Agent shall have received a certificate to that effect dated such date and executed by an Officer of Borrower and (ii) to the extent reasonably necessary to maintain the continuing priority of the Lien of the Mortgages as security for the Obligations, as determined by Administrative Agent in is reasonable discretion (x) the applicable Loan Party to any Mortgage shall have entered into, and delivered to Administrative Agent, a mortgage modification of new Mortgage in proper form for recording in the relevant jurisdiction and in a form reasonably satisfactory to Administrative Agent, (y) Borrower shall have caused to be delivered to Administrative Agent for the benefit of the Secured Parties an endorsement to any existing Mortgage Policy, date down(s) or other evidence reasonably satisfactory to Administrative Agent insuring that the priority of the Lien of the Mortgages has not changed and confirming and/or insuring that since the issuance of the title policy there has been no change in the condition of title and there are no intervening liens or encumbrances which may then or thereafter take priority over the Lien of the Mortgages (other than those expressly permitted by Section 7.2) and (z) Borrower shall have delivered, at the request of Administrative Agent, to Administrative Agent and/or all other relevant third parties all other items reasonably necessary to maintain the continuing priority of the Lien of the Mortgages as security for the Obligations.

(f) Upon the effectiveness of each Incremental Revolving Loan Commitment, Borrower shall, in coordination with Administrative Agent, repay outstanding Revolving Loans of certain of the Revolving Lenders, and incur additional Revolving Loans from certain other Revolving Lenders (including the Incremental Revolving Loan Lenders), in each case to the extent necessary so that all of the Revolving Lenders participate in each outstanding borrowing of Revolving Loans pro rata on the basis of their respective Revolving Loan Commitments (after giving effect to any increase in the aggregate Revolving Loan Commitments pursuant to this Section 2.11 and with Borrower being obligated to pay to the respective Revolving Lenders any costs of the type referred to in Section 2.6(d) in connection with any such repayment and/or borrowing (and in any event including any amounts, as reasonably determined by the respective Lenders, to compensate them for funding any Revolving Loans during an existing Interest Period (rather than at the beginning of such Interest Period based on rates then applicable thereto)). All determinations by any Lender pursuant to the immediately preceding sentence shall, absence manifest error, be final and conclusive and binding on all parties hereto.

(g) Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Joinder Agreement, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Incremental Facility established pursuant thereto and (ii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the last paragraph of Section 10.6 (without the consent of the Requisite Lenders called for therein) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Borrower and the Administrative Agent, to effect the provisions of this Section 2.11, and the Requisite Lenders hereby expressly authorize the Administrative Agent to enter into any such Joinder Agreement.

(h) Supersession. This Section 2.11 shall supersede any provisions in Section 10.5 or Section 10.6 to the contrary.

Section 2.12 Refinancing Amendments.

(a) On one or more occasions after the Closing Date, Borrower may obtain, from any Lender or any Additional Refinancing Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans and the Revolving Loans (or unused Revolving Loan Commitments) then outstanding under this Agreement (which for purposes of this Section 2.12(a) will be deemed to include any then outstanding Refinancing Term Loans, Refinancing Revolving Loans, Incremental Term Loans or Incremental Revolving Loans), in the form of Refinancing Term Loans, Refinancing Term Commitments, Refinancing Revolving Loan Commitments or Refinancing Revolving Loans incurred under this Agreement pursuant to a Refinancing Amendment; provided that notwithstanding anything to the contrary in this Section 2.12 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Refinancing Revolving Loan Commitments (and related outstandings), (B) repayments required upon the Revolving Loan Commitment Termination Date of the Refinancing Revolving Loan Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to Refinancing Revolving Loan Commitments after the date of obtaining any Refinancing Revolving Loan Commitments shall be made on a pro rata basis with all other Revolving Loan Commitments, (2) subject to the provisions of this Agreement to the extent dealing with Letters of Credit which mature or expire after a maturity date when there exist Revolving Loan Commitments with a longer maturity date pursuant to Section 10.6(f), all Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Loan Commitments, without giving effect to changes thereto on an earlier maturity date with respect to Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Revolving Loans with respect to, and termination of, Refinancing Revolving Loan Commitments after the date of obtaining any Refinancing Revolving Loan Commitments shall be made on a pro rata basis with all other Revolving Loan Commitments, except that Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a greater than a pro rata basis as compared to any other Class with a later maturity date than such Class and (4) assignments and participations of Refinancing Revolving Loan Commitments and Refinancing Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Loan Commitments and Revolving Loans.

(b) Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.12(a) shall be in an aggregate principal amount that is (x) not less than $5,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.

(c) Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the last paragraph of Section 10.6 (without the consent of the Requisite Lenders called for therein) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Borrower and the Administrative Agent, to effect the provisions of this Section 2.12, and the Requisite Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

(d) This Section 2.12 shall supersede any provisions in Section 10.5 or Section 10.6 to the contrary.

ARTICLE III

LETTERS OF CREDIT

Section 3.1 Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein.

(a) Letters of Credit. Borrower may request, in accordance with the provisions of this Section 3.1, from time to time during the period from the Closing Date up to but excluding the 30th day prior to the Revolving Loan Commitment Termination Date, that Issuing Lender issue Letters of Credit payable on a sight basis for the account of Borrower (or for the account of any Group Member thereof so long as Borrower and such other Loan Party or Subsidiary thereof are co-applicants in respect of such Letter of Credit) for the general corporate purposes of any Loan Party or any Subsidiary thereof. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, Issuing Lender may elect (in its sole discretion) to issue such Letters of Credit, in which case such Letter of Credit Shall be issued in accordance with the provisions of this Section 3.1; provided that Borrower shall not request that Issuing Lender issue (and Issuing Lender shall not issue):

(i) any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitment Amount then in effect;

(ii) any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed $5,000,000;

(iii) any Letter of Credit having an expiration date later than the earlier of (A) five Business Days prior to the Revolving Loan Commitment Termination Date and (B) the date which is one year from the date of issuance of such Letter of Credit (or such longer period as Issuing Lender may agree in its sole discretion); provided that the immediately preceding clause (B) shall not prevent such Issuing Lender from agreeing that a Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless such Issuing Lender elects not to extend for any such additional period; and provided further that such Issuing Lender may elect not to extend such Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing (and has not been waived in accordance with Section 10.6) at the time such Issuing Lender must elect whether or not to allow such extension;

(iv) any Letter of Credit issued for the purpose of supporting (A) trade payables or (B) any Indebtedness constituting “antecedent debt” (as that term is used in Section 547 of the Bankruptcy Code);

(v) any Letter of Credit denominated in a currency other than Dollars;

(vi) any Letter of Credit if the amount available to be drawn thereunder is less than $50,000; or

(vii) that, in the reasonable judgment of Administrative Agent or the Issuing Lender, is not readily and freely available or would violate any laws or internal policies applicable to Issuing Lender.

(b) Mechanics of Issuance.

(i) Request for Issuance. Whenever Borrower desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent a Request for Issuance no later than 2:00 P.M. (New York City time) at least three Business Days or such shorter period as may be agreed to by Issuing Lender in any particular instance, in advance of the proposed date of issuance. Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any documents described in or attached to the Request for Issuance. In furtherance of the provisions of Section 10.8, and not in limitation thereof, Borrower may submit Requests for Issuance by telefacsimile or electronic mail and Administrative Agent and Issuing Lender may rely and act upon any such Request for Issuance without receiving an original signed copy thereof. No Letter of Credit shall require payment against a conforming demand for payment to be made thereunder on the same Business Day (under the laws of the jurisdiction in which the office of Issuing Lender to which such demand for payment is required to be presented is located) on which such demand for payment is presented if such presentation is made after 11:00 A.M. (in the time zone of such office of Issuing Lender) on such Business Day.

Borrower shall notify Issuing Lender (and Administrative Agent, if Administrative Agent is not Issuing Lender) prior to the issuance of any Letter of Credit in the event that any of the matters to which Borrower is required to certify in the applicable Request for Issuance is no longer true, correct and complete as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit Borrower shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Borrower is required to certify in the applicable Request for Issuance.

(ii) Determination of Issuing Lender. Upon receipt by Administrative Agent of a Request for Issuance pursuant to Section 3.1(b)(i) requesting the issuance of a Letter of Credit, in the event Administrative Agent elects to issue such Letter of Credit, Administrative Agent shall promptly so notify Borrower, and Administrative Agent shall be Issuing Lender with respect thereto. In the event that Administrative Agent, in its sole discretion, elects not to issue such Letter of Credit, Administrative Agent shall promptly so notify Borrower, whereupon Borrower may request any other Revolving Lender to issue such Letter of Credit by delivering to Administrative Agent and such Revolving Lender a copy of the applicable Request for Issuance. Any Revolving Lender (other than Administrative Agent) so requested to issue such Letter of Credit shall promptly notify Borrower, Administrative Agent and the Revolving Lenders by telefacsimile or electronic mail, whether or not, in its sole discretion, it has elected to issue such Letter of Credit, and any such Revolving Lender that so elects to issue such Letter of Credit shall be Issuing Lender with respect thereto and shall be bound by the terms and conditions of Article III and such Letter of Credit.

(iii) Issuance of Letter of Credit. Upon satisfaction or waiver (in accordance with Section 10.6) of the conditions set forth in Section 4.3, Issuing Lender shall issue the requested Letter of Credit in accordance with Issuing Lender’s standard operating procedures.

(iv) Notification to Revolving Lenders. Upon the issuance of or amendment to any Letter of Credit, Issuing Lender shall promptly notify Administrative Agent and Borrower of such issuance or amendment in writing and such notice shall be accompanied by a copy of such Letter of Credit or amendment. Upon receipt of such notice (or, if Administrative Agent is Issuing Lender, together with such notice), Administrative Agent shall notify each Revolving Lender in writing of such issuance or amendment and the amount of such Revolving Lender’s respective participation in such Letter of Credit or amendment, and, if so requested by a Revolving Lender, Administrative Agent shall provide such Lender with a copy of such Letter of Credit or amendment.

(c) Revolving Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Revolving Lender’s Pro Rata Share of the maximum amount that is or at any time may become available to be drawn thereunder.

Section 3.2 Letter of Credit Fees.

Borrower agrees to pay the following amounts with respect to Letters of Credit issued hereunder:

(a) With respect to each Letter of Credit, (i) a fronting fee, payable directly to Issuing Lender for its own account, equal to 0.25% per annum of the daily amount available to be drawn under such Letter of Credit and (ii) a Letter of Credit fee, payable to Administrative Agent for the account of Revolving Lenders in accordance with their Pro Rata Shares, equal to the applicable LIBOR Margin for Revolving Loans multiplied by the daily amount available to be drawn under such Letter of Credit, each such fronting fee or Letter of Credit fee to be payable in arrears on and to (but excluding) the last Friday of each of March, June and September of each year, and December 31 of each year, and computed on the basis of a 360-day year for the actual number of days elapsed; provided that, without prejudice to the rights of the Revolving Lenders other than Defaulting Lenders in respect of such Letter of Credit fee, the LC Exposure of any such Defaulting Lender shall be excluded for purposes of calculating the fee payable to Revolving Lenders pursuant to clause (ii) of this Section 3.2(a) in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any such fee in respect of such Default Period; and

(b) With respect to the issuance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clause (a) of this Section 3.2, documentary and processing charges payable directly to Issuing Lender for its own account in accordance with Issuing Lender’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

For purposes of calculating any fees payable under clause (a) of this Section 3.2, the daily amount available to be drawn under any Letter of Credit shall be determined as of the close of business on any date of determination.

Section 3.3 Drawings and Reimbursement of Amounts Paid Under Letters of Credit.

(a) Responsibility of Issuing Lender With Respect to Drawings. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.

(b) Reimbursement by Borrower of Amounts Paid Under Letters of Credit. In the event Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, Issuing Lender shall immediately notify Borrower and Administrative Agent (if it is not Issuing Lender with respect to such Letter of Credit), and Borrower shall reimburse Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such payment; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Borrower shall have notified Administrative Agent and such Issuing Lender prior to 12:00 Noon (New York City time) on the Reimbursement Date that Borrower intends to reimburse Issuing Lender for the amount of such payment with funds other than the proceeds of Revolving Loans, Borrower shall be deemed to have given a timely Notice of Borrowing to Administrative Agent requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such payment and (ii) subject to satisfaction or waiver of the conditions specified in Section 4.2(b), Revolving Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such payment, the proceeds of which shall be applied directly by Administrative Agent to reimburse Issuing Lender for the amount of such payment; and provided, further that if for any reason proceeds of Revolving Loans are not received by such Issuing Lender on the Reimbursement Date in an amount equal to the amount of such payment, Borrower shall reimburse Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such payment over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 3.3(b) shall be deemed to relieve any Revolving Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and Borrower shall retain any and all rights it may have against any Revolving Lender resulting from the failure of such Revolving Lender to make such Revolving Loans under this Section 3.3(b).

(c) Payment by Lenders of Unreimbursed Amounts Paid Under Letters of Credit.

(i) Payment by Revolving Lenders. In the event that Borrower shall fail for any reason to reimburse Issuing Lender as provided in Section 3.3(b) in an amount equal to the amount of any payment by Issuing Lender under a Letter of Credit issued by it, Issuing Lender shall promptly notify Administrative Agent (if it is not Issuing Lender with respect to such Letter of Credit), who shall promptly notify each Revolving Lender of the unreimbursed amount of such honored drawing and of such Revolving Lender’s respective participation therein based on such Revolving Lender’s Pro Rata Share. Each Revolving Lender (other than Issuing Lender) shall make available to Administrative Agent an amount equal to its respective participation, in Dollars, in same day funds, at the Funding and Payment Office, not later than 1:00 P.M. (New York City time) on the first Business Day after the date notified by Administrative Agent, and Administrative Agent shall make available to Issuing Lender in Dollars, in same day funds, at the office of Issuing Lender on such Business Day the aggregate amount of the payments so received by Administrative Agent. In the event that any Revolving Lender fails to make available to Administrative Agent on such Business Day the amount of such Revolving Lender’s participation in such Letter of Credit as provided in this Section 3.3(c), Issuing Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by such Issuing Lender for the correction of errors among banks for three Business Days and thereafter at the Base

Rate. Nothing in this Section 3.3(c) shall be deemed to prejudice the right of Administrative Agent to recover, for the benefit of Revolving Lenders, from Issuing Lender any amounts made available to Issuing Lender pursuant to this Section 3.3(c) in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by Issuing Lender in respect of which payments were made by Revolving Lenders constituted gross negligence or willful misconduct on the part of Issuing Lender.

(ii) Distribution to Lenders of Reimbursements Received From Borrower. In the event Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to Section 3.3(c)(i) for all or any portion of any payment by Issuing Lender under a Letter of Credit issued by it, and Administrative Agent or Issuing Lender thereafter receives any payments from Borrower in reimbursement of payment under the Letter of Credit, to the extent any such payment is received by such Issuing Lender, it shall distribute such payment to Administrative Agent, and Administrative Agent shall distribute to each other Revolving Lender that has paid all amounts payable by it under Section 3.3(c)(i) with respect to such payment such Revolving Lender’s Pro Rata Share of all payments subsequently received by Administrative Agent or by such Issuing Lender from Borrower. Any such distribution shall be made to a Revolving Lender at the account specified in Section 2.4(c)(ii).

(d) Interest on Amounts Paid Under Letters of Credit.

(i) Payment of Interest by Borrower. Borrower agrees to pay to Administrative Agent, with respect to payments under any Letters of Credit issued by Issuing Lender, interest on the amount paid by Issuing Lender in respect of each such payment from the date a drawing is honored to but excluding the date such amount is reimbursed by Borrower (including any such reimbursement out of the proceeds of Revolving Loans pursuant to Section 3.3(b)) at a rate equal to (A) for the period from the date such drawing is honored to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Revolving Loans that are Base Rate Loans and (B) thereafter, a rate which is 2.0% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans. Interest payable pursuant to this Section 3.3(d)(i) shall be computed on the basis of a 365-day or 366-day year, as the case may be, for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

(ii) Distribution of Interest Payments by Administrative Agent. Promptly upon receipt by Administrative Agent of any payment of interest pursuant to Section 3.3(d)(i) with respect to a payment under a Letter of Credit, (A) Administrative Agent shall distribute to (1) each Revolving Lender (including Issuing Lender) out of the interest received by Administrative Agent in respect of the period from the date such drawing is honored to but excluding the date on which Issuing Lender is reimbursed for the amount of such payment (including any such reimbursement out of the proceeds of Revolving Loans pursuant to Section 3.3(b)), the amount that such Revolving Lender would have been entitled to receive in respect of the Letter of Credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to Section 3.2 if no drawing had been honored under such Letter of Credit and (2) Issuing Lender the amount, if any, remaining after payment of the amounts applied pursuant to clause (1) and (B) in the event Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to Section 3.3(c)(i) for all or any portion of such payment, Administrative Agent shall distribute to each Revolving Lender (including Issuing Lender) that has paid all amounts payable by it under Section 3.3(c)(i) with respect to such payment such Revolving Lender’s Pro Rata Share of any interest received by Administrative Agent in respect of that portion of such payment so made by Revolving Lenders for the period from the date on which Issuing Lender was so reimbursed to but excluding the date on which such portion of such payment is reimbursed by Borrower. Any such distribution shall be made to a Revolving Lender at the account specified in Section 2.4(c)(ii).

Section 3.4 Obligations Absolute.

The obligation of Borrower to reimburse Issuing Lender for payments under the Letters of Credit issued by it and to repay any Revolving Loans made by Revolving Lenders pursuant to Section 3.3(b) and the obligations of Revolving Lenders under Section 3.3(c)(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:

(a) any lack of validity or enforceability of any Letter of Credit;

(b) the existence of any claim, set-off, defense or other right which Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Lender or other Revolving Lender or any other Person or, in the case of a Revolving Lender, against Borrower, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

(c) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(d) payment by Issuing Lender under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;

(e) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or any of its Subsidiaries;

(f) any breach of this Agreement or any other Loan Document by any party thereto;

(g) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

(h) the fact that an Event of Default or a Default shall have occurred and be continuing;

provided, in each case, that payment by Issuing Lender under the applicable Letter of Credit shall not have constituted bad faith, gross negligence or willful misconduct of Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

Section 3.5 Nature of Issuing Lenders’ Duties.

(a) As between Borrower and Issuing Lender, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit,

(iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher, (v) errors in interpretation of technical terms, (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof, (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit, or (viii) any consequences arising from causes beyond the control of such Issuing Lender, including any act or omission by a Government Authority, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Lender’s rights or powers hereunder.

(b) In furtherance and extension and not in limitation of the specific provisions set forth in Section 3.5(a), any action taken or omitted by Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put Issuing Lender under any resulting liability to Borrower.

(c) Notwithstanding anything to the contrary contained in this Section 3.5, Borrower shall retain any and all rights it may have against Issuing Lender for any liability arising solely out of the gross negligence or willful misconduct of Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.

ARTICLE IV

CONDITIONS TO LOANS AND LETTERS OF CREDIT

Section 4.1 Conditions to Initial Loans.

The obligations of Lenders to make Loans are subject to prior or concurrent satisfaction of each of the following conditions:

(a) Loan Party Documents. On or before the Closing Date, Holdings and Borrower shall, and shall cause each other Loan Party to, deliver to Administrative Agent the following with respect to Holdings, Borrower or such other Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

(i) Copies of the Organizational Documents of such Person, certified by the Secretary of State of its jurisdiction of organization or, if such document is of a type that may not be so certified, certified by the secretary or similar Officer of the applicable Loan Party, together with a good standing certificate from the Secretary of State of its jurisdiction of organization and each other state in which such Person is qualified to do business (except, in the case of such other states (besides the jurisdiction of organization of each Loan Party) where the failure to be so qualified or in good standing, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect);

(ii) Resolutions of the Governing Body of such Person approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Closing Date by the secretary or similar Officer of such Person as being in full force and effect without modification or amendment;

(iii) Signature and incumbency certificates of the Officers of such Person executing the Loan Documents to which it is a party; and

(iv) Executed copies of this Agreement, the Guaranty and the Pledge and Security Agreement.

(b) Fees and Expenses. Receipt by Administrative Agent, for distribution (as appropriate) to Administrative Agent, the Arrangers and the Lenders, of all fees and expenses required to be paid on the Closing Date referred to in Section 2.3 and, to the extent invoiced at least three (3) Business Days prior to the Closing Date, all expenses (including legal fees and expenses) required to be paid on the Closing Date.

(c) Representations and Warranties. (i) such of the representations and warranties made by or with respect to the Company in the Merger Agreement as are material to the interests of the Arrangers and the Lenders, but only to the extent that Borrower has the right to terminate its obligations under the Merger Agreement, or the right not to consummate the Merger, pursuant to the Merger Agreement as a result of a breach of such representations and warranties and (ii) the representations and warranties in this Agreement and the other Loan Documents, in each case, shall be true and correct in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date); provided that, if a representation and warranty is qualified as to “materiality” or “Material Adverse Effect”, the applicable materiality qualifiers set forth above in this subsection (c) shall be disregarded with respect to such representation and warranty for purposes of this condition.

(d) Opinions of Counsel to Loan Parties. Administrative Agent shall have received on behalf of the Secured Parties a written opinion of Paul Weiss, Rifkind, Wharton & Garrison LLP, New York counsel for the Loan Parties, dated as of the Closing Date and in form and substance reasonably satisfactory to Administrative Agent.

(e) Solvency Certificate. Administrative Agent shall have received a certificate of the chief financial officer or treasurer of Borrower, in substantially the form of Exhibit X annexed hereto, that Borrower and its Subsidiaries (on a consolidated basis), after giving effect to the consummation of the Transactions, are Solvent.

(f) Security Interests in Personal and Mixed Property. Administrative Agent shall have received evidence satisfactory to it that each Loan Party shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered the following agreements, documents and instruments, and made or caused to be made the following filings and recordings:

(i) Stock Certificates and Instruments. Delivery to Administrative Agent of (A) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise in form and substance satisfactory to Administrative Agent) representing all certificated Capital Stock required to be pledged pursuant to the Pledge and Security Agreement and (B) all promissory notes or other instruments required to be pledged pursuant to the Pledge and Security Agreement (duly endorsed, where appropriate, in a manner satisfactory to Administrative Agent) evidencing any Collateral;

(ii) Lien Searches and UCC Termination Statements. Delivery to Administrative Agent of (A) the results of a recent search of all effective UCC financing statements and of fixture filings in jurisdictions where Owned Real Property is located and all judgment and Tax Lien filings which may have been made with respect to any personal or mixed property of any Loan Party, together with copies of all such filings disclosed by such search and (B) duly completed UCC termination statements, and authorization of the filing thereof from the applicable secured party, as may be necessary to terminate any effective UCC financing statements or fixture filings in jurisdictions where Owned Real Property is located disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement);

(iii) UCC Financing Statements and Fixture Filings. Delivery to Administrative Agent of duly completed UCC financing statements with respect to all personal and mixed property Collateral of such Loan Party, for filing in all jurisdictions as may be necessary or, in the reasonable opinion of Administrative Agent, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents;

(iv) IP Filings. Delivery to Administrative Agent of documents or instruments required to be filed with any IP Filing Office and reasonably requested by Administrative Agent in order to create or perfect Liens in respect of any registered or pending IP Collateral in the United States;

(v) [Reserved];

(vi) Opinions of Local Counsel. To the extent not addressed in the opinion provided pursuant to Section 4.1(d), delivery to Administrative Agent of the written opinions of Kirkland & Ellis LLP, California and Massachusetts counsel for the Loan Parties, and Shumaker, Loop & Kendrick, LLP, Ohio counsel for the Loan Parties, in each case in form and substance reasonably satisfactory to Administrative Agent.

(g) Refinancing. The Refinancing shall have been consummated, and Holdings and Borrower shall have delivered (or caused to be delivered) to Administrative Agent all pay off letters, documents or instruments reasonably necessary to release all Liens securing, and cause the termination or release of all guarantees in respect of, the Existing Credit Agreement and Burgess Note on or before the Closing Date.

(h) Company Material Adverse Effect. (i) Since the date of the Latest Balance Sheet (as defined in the Merger Agreement (as in effect on December 11, 2018)) to the date hereof, or as otherwise contemplated by the express terms of the Merger Agreement, neither Borrower nor any of its Subsidiaries has suffered a Company Material Adverse Effect and (ii) since the date of the Merger Agreement, there shall not have occurred a Company Material Adverse Effect.

(i) Required Documentation. Administrative Agent shall have received, at least three Business Days prior to the Closing Date (to the extent requested at least ten Business Days prior to the Closing Date), all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act that is required by Administrative Agent and, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, each Lender that so requested shall have received, a Beneficial Ownership Certification in relation to the Borrower.

(j) Closing of Merger. The Merger shall have been or, substantially concurrently with the initial borrowing hereunder shall be, consummated in all material respects in accordance with the terms of the Merger Agreement, without giving effect to any modifications, amendments or waivers or consents thereto that are materially adverse to the Lenders or the Arrangers without the prior written consent of the Arrangers (such consent not to be unreasonably withheld or delayed) (it being understood and agreed that (a) any decrease in the purchase price shall not be materially adverse to the Lenders or the Arrangers so long as such decrease is allocated to reduce the amount of the Equity Financing and the amount of the Initial Term Loans on a pro rata basis and (b) any increase in the purchase price shall not be materially adverse to the Lenders or the Arrangers so long as such increase is funded by an increase in the Equity Financing).

(k) Equity Financing. The Equity Financing (as such amount shall have been modified pursuant to Section 4.1(j) above) shall have been or, substantially concurrently with the initial borrowing hereunder shall be, consummated.

(l) Financial Statements. The Arrangers shall have received (a) the audited consolidated balance sheet of the Company and its subsidiaries for each of the fiscal years ended December 31, 2017 and December 31, 2016 and the related audited consolidated statements of operations, shareholders’ equity and cash flows for the fiscal years then ended, (b) an unaudited consolidated balance sheet of the Company and its subsidiaries as of September 30, 2018 and the related unaudited consolidated statements of operations and cash flows of the Company and its subsidiaries for the nine (9)-month period then ended, (c) an unaudited consolidated balance sheet of the Company and its subsidiaries and the related unaudited consolidated statements of operations and cash flows for each month and fiscal quarter after September 30, 2018 that has ended at least 60 days before the Closing Date and (d) a pro forma consolidated balance sheet and related pro forma consolidated statement of operations of the Company as of and for the twelve-month period ending on the last day of the most recently completed four-Fiscal Quarter period ended at least 60 days before the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other statement of income).

(m) No Default. No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Default.

(n) Officer’s Certificate. Administrative Agent shall have received an Officer’s Certificate from the Borrower certifying as to the conditions contained in Sections 4.1(c), (h), (j), (k) and (m).

(o) Funding Notice. Administrative Agent shall have received on or before the Closing Date, in accordance with the provisions of Section 2.1(b), a duly executed Notice of Borrowing, signed by a duly authorized Officer of Borrower.

Section 4.2 Conditions to Subsequent Loans.

The obligation of each Lender to make its Loans (other than any PIK Loan) on each Funding Date (other than the Closing Date) is subject to the following conditions precedent:

(a) Administrative Agent shall have received before that Funding Date, in accordance with the provisions of Section 2.1(b), a duly executed Notice of Borrowing, in each case signed by a duly authorized Officer of Borrower.

(b) As of that Funding Date and subject to the exceptions and limitations provided in respect of Loans under any Incremental Facility as set forth in Section 2.11(a) and any Delayed Draw Term Loans as set forth in Section 4.4:

(i) the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided, that, if a representation and warranty is qualified as to “materiality” or “Material Adverse Effect”, such materiality qualifiers set forth above in this subclause (i) shall be disregarded with respect to such representation and warranty for purposes of this condition; and

(ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Default.

Section 4.3 Conditions to Letters of Credit.

Any Letter of Credit Extension is subject to the following conditions precedent:

(a) On or before the date of any Letter of Credit Extension, Administrative Agent shall have received, in accordance with the provisions of Section 3.1(b)(i), a duly executed Request for Issuance signed by a duly authorized Officer of Borrower, together with all other information specified in Section 3.1(b)(i) and such other documents or information as Issuing Lender may reasonably require in connection with the Letter of Credit Extension; and

(b) On the date of any Letter of Credit Extension, all conditions precedent described in Section 4.2(b) shall be satisfied to the same extent as if the any Letter of Credit Extension were the making of a Loan and the date of any Letter of Credit Extension were a Funding Date.

The representations and warranties set forth in any Notice of Borrowing or Request for Issuance (or any certificate delivered in connection therewith) shall be deemed to be made again on and as of the date of the relevant Loan or issuance of a Letter of Credit and the acceptance of the proceeds thereof or of the delivery of the relevant Letter of Credit.

Section 4.4 Conditions to Delayed Draw Term Loans.

The obligation of each Lender to make Delayed Draw Term Loans is subject to the following conditions precedent:

(a) on each drawing date of any Delayed Draw Term Loans, after giving effect to the borrowing of such Delayed Draw Term Loans and the use of proceeds thereof on a Pro Forma Basis, no Default or Event of Default would exist after giving effect to such Delayed Draw Term Loans, and the representations and warranties this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of the incurrence of such Delayed Draw Term Loans (although any representations and warranties which expressly relate to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided that, if the proceeds of such loan are being used to finance a Permitted Acquisition or similar Investment permitted hereunder that is not subject to a financing condition or that contemplates a “funds certain” or similarly conditioned financing (a “Limited Conditionality Investment”), (A) the signing of the agreement governing such Limited Conditionality Investment shall be subject to (x) no Event of Default and (y) accuracy in all material respects of representations and warranties and (B) the funding of such loan shall be subject to (x) no Event of Default under Section 8.1, Section 8.6 or Section 8.7 and (y) customary “SunGard” limitations (including that the absence of a Default (other than a Default under Section 8.1, Section 8.6 or Section 8.7) is not a condition to funding and that only “specified acquisition representations” and “specified representations” must be accurate as a condition to funding);

(b) after giving effect to the borrowing of any Delayed Draw Term Loan and the use of proceeds thereof as of the last day of the most recently ended Test Period (but excluding the cash proceeds thereof to Borrower), (i) the Borrower shall be in Pro Forma Compliance with the Financial Covenants and (ii) the Consolidated Debt to Revenue Ratio shall not exceed 1.25 to 1.00;

(c) subject to the foregoing clause (a), the conditions precedent set forth in Section 4.2; and

(d) the Administrative Agent shall have received a certificate of an authorized Officer of Borrower certifying as to each of clauses (a), (b) and (c) in this Section 4.4.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

In order to induce Agents and Lenders to enter into this Agreement and to induce Lenders to make the Loans, to induce Issuing Lender to issue Letters of Credit and to induce Revolving Lenders to purchase participations therein, each of Holdings and Borrower represents and warrants to each Agent and Lender, as of the Closing Date and as of each Credit Extension:

Section 5.1 Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

(a) Organization and Powers. Each Group Member is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation which, as of the Closing Date, is as specified on Schedule 5.1 annexed hereto (to the extent such concept is applicable in the relevant jurisdiction). Each Loan Party has all requisite corporate or limited liability company power and authority to enter into the Transaction Documents to which it is a party, to perform their respective obligations thereunder and to carry out the Transactions.

(b) Qualification and Good Standing. Each Group Member is qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or the conduct of its business requires such qualification, except in jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to result in a Material Adverse Effect.

(c) Conduct of Business. Holdings has no assets other than the Capital Stock of Borrower and the rights and assets appurtenant or incidental thereto. The Group Members are engaged only in the businesses permitted to be engaged in pursuant to Section 7.9.

(d) Holdings and its Subsidiaries. As of the Closing Date, (i) all of the Restricted Subsidiaries of Holdings and their jurisdictions of incorporation, organization or formation are identified on Schedule 5.1 annexed hereto; (ii) the Capital Stock of each of Borrower and its Restricted Subsidiaries identified on Schedule 5.1 annexed hereto is duly authorized, validly issued, fully paid and non-assessable (to the extent applicable thereto) and none of such Capital Stock constitutes Margin Stock and (iii) Schedule 5.1 annexed hereto correctly sets forth the ownership interest of Holdings and each of its Restricted Subsidiaries in each of the Restricted Subsidiaries of Holdings identified therein. All outstanding Capital Stock of Borrower and its Restricted Subsidiaries is owned beneficially and of record by a Group Member (or, in the case of Borrower, by Holdings) free and clear of all Liens other than the security interests created by the Loan Documents and, in the case of Joint Ventures, Liens permitted under the Loan Documents. There are no Stock Equivalents with respect to the Capital Stock of any Group Member or any Restricted Subsidiary of any Group Member and, as of the Closing Date, there are no Contractual Obligations or other understandings to which any Group Member or any Restricted Subsidiary of any Group Member is a party with respect to (including any restriction on) the issuance, voting, disposition or pledge of any Capital Stock or Stock Equivalent of any Group Member or any such Wholly Owned Subsidiary.

Section 5.2 Authorization of Borrowing, etc.

(a) Authorization of Borrowing. The execution, delivery and performance of the Transaction Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

(b) No Conflict. The execution, delivery and performance by each Loan Party of the Transaction Documents to which it is a party and the consummation of the Transactions do not and will not (i) violate any provision of the Organizational Documents of such Loan Party or any of its Restricted Subsidiaries, (ii) violate any provision of any law or any governmental rule or regulation applicable to such Loan Party or any of its Restricted Subsidiaries, or any order, judgment, decree or order of any court or other Government Authority binding on such Loan Party or any of its Restricted Subsidiaries, (iii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of such Loan Party or any of its Restricted Subsidiaries other than those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iv) result in or require the creation or imposition of any Lien upon any of the properties or assets of such Loan Party or any of its Restricted Subsidiaries (other than any Liens created or permitted under any of the Loan Documents), or (v) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of such Loan Party or any of its Restricted Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date.

(c) Governmental Consents. The execution, delivery and performance by each applicable Loan Party of the Transaction Documents to which it is a party, the consummation of the Transactions and the exercise by Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted to created pursuant to any of the Collateral Documents or created or provided for by applicable law) do not and will not require any Governmental Authorization except for (i) such approvals which have been obtained and are in full force and effect, (ii) filings or recordings in connection with the Liens created by or pursuant to the Loan Documents, (iii) in connection with the exercise of remedies in respect of the Collateral and (iv) other filings for which the failure to obtain or make, individually or in the aggregate, has not had and would not reasonably be expected to result in a Material Adverse Effect.

(d) Binding Obligation. Each of the Transaction Documents has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or the availability of equitable remedies.

Section 5.3 Financial Condition.

(a) Each of (i) the audited consolidated balance sheet of the Company and its subsidiaries for each of the fiscal years ended December 31, 2017 and December 31, 2016 and the related audited consolidated statements of operations, members’ equity and cash flows for the fiscal years then ended, and (ii) subject to the absence of footnote disclosure and normal recurring year-end audit adjustments, the unaudited consolidated balance sheet of the Company and its subsidiaries as of September 30, 2018 and the related unaudited consolidated statements of operations and cash flows of the Company and its subsidiaries for the four (4)-month period then ended, copies of which have been furnished to Lenders on or prior to the Closing Date, fairly present in all material respects the financial condition (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended in accordance with GAAP.

(b) The pro forma consolidated balance sheet and related pro forma consolidated statement of operations of the Company as of and for the twelve-month period ending September 30, 2018, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other statement of income), a copy of which has been furnished to Lenders on or prior to the Closing Date, have been prepared in good faith based upon assumptions that are believed by the Group Members to be reasonable at the time made and on the Closing Date based on the information available to Borrower at each such date.

Section 5.4 No Material Adverse Change.

Since December 11, 2018, no event, change or circumstance has occurred which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 5.5 Title to Properties; Liens; Real Property Assets; Intellectual Property; Insurance.

(a) Title to Properties; Liens. Each Group Member has good and marketable fee simple title to all Owned Real Property (if any) and valid leasehold interests in all Leased Real Property, and good and valid title to all material personal property, in each case that is purported to be owned or leased by it, including those reflected on the most recent financial statements delivered pursuant to Section 6.1(b) or (c), as the case may be (or, prior to the delivery of financial statements under Section 6.1(b) or (c), the financial statements referred to in Section 5.3(a)(ii)), except where the failure to have such title or other property interests described above, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Encumbrances and except as otherwise permitted by this Agreement.

(b) Owned Real Property. As of the Closing Date, the Group Members do not own any Owned Real Property except as set forth on Schedule 5.5(b) annexed hereto.

(c) Leased Real Property. All Leases are valid and in full force and effect in accordance with their respective terms, except Leases in respect of which the failure to be valid or in full force and effect would not reasonably be expected to have a Material Adverse Effect. There is not, under any Lease, any existing default by any Group Member or, to Borrower’s knowledge, any event which with notice or lapse of time or both would become a default by any Group Member that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(d) Intellectual Property. To the knowledge of each Group Member, each Group Member owns, licenses or otherwise has the right to use all Intellectual Property that is necessary for the operation of its businesses as currently conducted. To the knowledge of each Group Member, (a) the conduct and operations of the businesses of each Group Member does not infringe, dilute, misappropriate, or otherwise violate any Intellectual Property owned by any other Person in a manner that would reasonably be expected to have a Material Adverse Effect and (b) except as set forth on Schedule 5.5(d) annexed hereto, no other Person has contested any right, title or interest of any Group Member in, or relating to, any Intellectual Property owned by such Group Member, other than, individually or in the aggregate, as would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.5(d), (x) there are no pending (or, to the knowledge of any Group Member, threatened in writing) Proceedings affecting any Group Member with respect to, (y) no judgment or order regarding any such claim has been rendered by any competent Government Authority with respect to and (z) no settlement agreement or similar Contractual Obligation has been entered into by any Group Member (which would limit, cancel or question the validity of any Group Member’s rights in any Intellectual Property owned by such Group Member) with respect to, any such infringement, other than, individually or in the aggregate, as would not reasonably be expected, to have a Material Adverse Effect.

(e) Insurance. Each Group Member has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations. All insurance maintained by the Group Members is in full force and effect, all premiums have been duly paid, no Group Member has received notice of violation, invalidity or cancellation thereof.

Section 5.6 Litigation.

Except as disclosed on Schedule 5.6 annexed hereto, there are no Proceedings (whether or not purportedly on behalf of any Group Member or any of its Restricted Subsidiaries) at law or in equity, or before or by any court or other Government Authority that are pending or, to the knowledge of any Group Member, threatened against any Group Member or any of its Restricted Subsidiaries that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No Group Member is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Government Authority.

Section 5.7 Payment of Taxes.

Except to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect, all U.S. federal, and state, local and foreign income and other Tax returns, reports and statements (including those required in a capacity of a withholding agent) (collectively, the “Tax Returns”) required to be filed by any Group Member have been timely filed with the appropriate Government Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true, complete and correct in all respects, and all Taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any liability may be added thereto for non-payment thereof, except for those that are being contested in good faith by appropriate Proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Group Member in accordance with GAAP.

Section 5.8 Federal Regulations.

(a) Investment Company Act. No Group Member is required to be registered as an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act.

(b) Terrorism Laws. Neither the making of the Loans to Borrower nor the use of the proceeds thereof by Holdings or any of its Subsidiaries will violate the Trading with the Enemy Act, as amended, or any of the regulations administered by the Office of Foreign Assets Control of the United States Department of the Treasury (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, neither Holdings nor any of its Subsidiaries or, to the knowledge of Holdings and/or Borrower, any Affiliates thereof (a) is a Person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (b) engages in any dealings or transactions, or is otherwise associated, with any such Person. Holdings, Borrower and its Subsidiaries and to the knowledge of Holdings and/or Borrower, its Affiliates are in compliance, in all material respects, with any applicable provisions of the USA Patriot Act.

(c) Anti-Money Laundering Laws. None of Holdings, any of its Subsidiaries or any holder of a direct or indirect interest in Holdings or any of its Subsidiaries (i) is, to the best of its knowledge, under investigation by any Government Authority for, or has been charged with, or convicted of, money laundering under 18 U.S.C. §§ 1956 and 1957, drug trafficking, terrorist-related activities or other money laundering predicate crimes, or any violation of the Bank Secrecy Act, 31 U.S.C. §§ 5311 et. seq. (all of the foregoing, collectively, the “Anti-Money Laundering Laws”), (ii) has been assessed civil penalties under any Anti-Money Laundering Laws or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.

(d) Federal Reserve Regulations. Borrower is not engaged in the business of extending credit for the purpose of, and no proceeds of any Loan or other extensions of credit hereunder will be used for the purpose of, buying or carrying Margin Stock or extending credit to others for the purpose of purchasing or carrying any such Margin Stock, in each case in contravention of Regulation T, U or X of the Federal Reserve Board.

(e) Foreign Corrupt Practices Act. No part of the proceeds of the Loans will be used, directly or, to the knowledge of Holdings, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 5.9 ERISA.

No Group Member maintains, contributes to or has an obligation to contribute to, or has any liability with respect to, any Employee Plan or Multiemployer Plan or has any present intention to maintain or contribute to any such plans, nor has any Group Member taken any steps towards adopting or amending any Employee Plan or contributing to or incurring liability under a Multiemployer Plan. No event has occurred and no condition exists that would, by reason of any Group Member’s affiliation with any of its respective current or former ERISA Affiliates, subject the Group Member or ERISA Affiliate to any tax, fine, lien, penalty or other liability under ERISA that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.10 Environmental Matters.

Except as set forth on Schedule 5.10 annexed hereto:

(a) no Group Member or any of their respective Real Property Assets or operations and facilities are subject to any outstanding written order, consent decree or settlement agreement relating to (i) any Environmental Law, (ii) any Environmental Claim or (iii) any Hazardous Materials Activity that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. There has been no Release by any Group Member at any properties formerly owned, leased or operated by any Group Member that is subject to any outstanding written order, consent decree or settlement agreement relating to (i) any Environmental Law, (ii) any Environmental Claim or (iii) any Hazardous Materials Activity that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(b) no Group Member has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law;

(c) to the knowledge of Loan Parties, there are and have been no conditions, occurrences, or Hazardous Materials Activities that would reasonably be expected to form the basis of an Environmental Claim against any Group Member that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

(d) each Group Member has complied and is in compliance with all Environmental Laws, except for such noncompliance which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;

(e) no Lien in favor of any Government Authority securing, in whole or in part, Environmental Liabilities has attached to any property of any Group Member and, to the knowledge of any Group Member, no facts, circumstances or conditions exist that would reasonably be expected to result in any such Lien attaching to any such property;

(f) each Group Member possesses and is and has been in compliance with all Governmental Authorizations required to conduct their respective businesses under or issued pursuant to any Environmental Law, except for such failure to possess or such noncompliance which, individually or in the aggregate, has not or would not be reasonably expected to result in a Material Adverse Effect; and

(g) except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (x) there has been no Release and there is no threatened Release of any Hazardous Material at any Real Property Asset; (y) there has been no Release or threatened Release of any Hazardous Material by any Group Member at any facility or property formerly owned, operated or leased by the Group Members; and (z) to the knowledge of Loan Parties, there has been no Release and there is no threatened Release of any Hazardous Material at any facility or property where the Group Members have sent waste for disposal.

Section 5.11 Labor Agreements and Employee Matters.

(a) Labor Agreements. (i) None of the Group Members is a party to any labor or collective bargaining agreement and, with respect to any employees of the Group Members not currently covered by any labor or collective bargaining agreement, no petition for certification or election of any union, labor organization, works council or similar representative covering any employee of any Group Member is existing or pending with respect to any employee of any Group Member and (ii) to the knowledge of the Group Members, no such representative has sought certification or recognition with respect to any employee of any Group Member; and

(b) Employee Matters. There are no strikes, picketing, or work stoppages against or involving any Group Member.

Section 5.12 Solvency.

Immediately after giving effect to the Transactions, on the Closing Date, Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

Section 5.13 Matters Relating to Collateral.

(a) Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any Government Authority is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Administrative Agent pursuant to any of the Collateral Documents or (ii) the exercise by Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except (i) for filings or recordings contemplated by the Collateral Documents, (ii) as may be required in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of Securities, and (iii) for laws and requirements addressing the transfer of control of Governmental Authorizations.

(b) Absence of Third-Party Filings. Except such as may have been filed in favor of Administrative Agent as contemplated by the Collateral Documents or to effect or maintain the perfection of Liens permitted pursuant to Section 7.2, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office and (ii) no effective filing creating a Lien in all or any part of the IP Collateral is on file in any IP Filing Office.

(c) First Priority Security Interest. This Agreement and the other Loan Documents, when executed and delivered and, upon the making of the initial Loans hereunder, will create and grant to Administrative Agent for the benefit of Secured Parties (upon (i) the filing of the appropriate UCC-1 financing statements with the filing offices listed on Schedule 5.13 annexed hereto, (ii) the filing of a patent and trademark security agreement with the U.S. Patent and Trademark Office and a copyright security agreement with the U.S. Copyright Office, and (iii) to the extent required pursuant to the Pledge and Security Agreement, the delivery of the Pledged Collateral with (in the case of Pledged Collateral comprising Capital Stock or Pledged Notes (as defined in the Pledge and Security Agreement)) appropriate stock powers or other endorsements in blank to Administrative Agent and Administrative Agent taking possession or control of such Pledged Collateral) valid and First Priority perfected security interests in the Collateral subject only to Permitted Encumbrances and other Liens permitted under Section 7.2(a)) including in the pledged Securities; provided, however, that (x) additional filings may be required in the applicable IP Filing Office to perfect the security interest in IP Collateral acquired after the Closing Date and (y) with respect to the Mortgages, notice of the Lien of the Mortgage shall not be effective against any third party until such Mortgage is properly filed or recorded in the applicable real estate records where the Mortgaged Property is located.

Section 5.14 Compliance with Laws.

(a) Each of the Group Members is in compliance with all laws, regulations and orders of any Government Authority (including, without limitation, ERISA, Environmental Laws and FINRA) applicable to it or its property, except where failure to do so, individually or in aggregate, would not reasonably be expected to result in a Material Adverse Effect; and

(b) All Governmental Authorizations required to be held or obtained by any Group Member in connection with the conduct of its business as presently conducted have been obtained, are in full force and effect, are being complied with and there has not been any default under any such Governmental Authorizations except, individually or in the aggregate, where the failure to obtain, maintain in full force and effect or comply with any such Governmental Authorizations, or any such default thereunder, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.15 Disclosure.

The representations and warranties of each Group Member contained in each Loan Document or in each other document, certificate or written statement furnished to Lenders, Agents or Issuing Lenders by or on behalf of such Group Member for use in connection with the transactions contemplated by this Agreement and the other Loan Documents (excluding projections and other forward-looking information, pro forma financial information and information of a general economic or industry nature) were, when furnished and taken as a whole, correct in all material respects and did not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in the light of the circumstances under which such statements are made. Any projections and other forward-looking information and pro forma financial information contained in such materials were prepared in good faith based upon assumptions that were believed by the Group Members to be reasonable at the time prepared and at the time furnished in light of conditions and facts then known (it being recognized that such projections and other forward-looking information and pro forma financial information are not to be viewed as facts and that actual results during the period or periods covered by any such projections or information may differ from the projected results, and such differences may be material). As of the Closing Date, to the knowledge of the Borrower, the information included in the Beneficial Ownership Certification is true and correct in all material respects.

Section 5.16 Use of Proceeds.

Borrower will use the proceeds of the Loans and the Letters of Credit issued hereunder solely for the purposes described in Section 2.5.

Section 5.17 Senior Indebtedness.

The Obligations constitute “Senior Indebtedness” (or any comparable term) under and as defined in the documentation governing any Indebtedness that is subordinated in right of payment to the Obligations.

Section 5.18 U.S. Trade Controls.

(a) Holdings, its Subsidiaries, and any of their respective directors and officers, and, to the Loan Parties’ knowledge, any employees or Persons acting on behalf thereof, are and at all times within the past five years have been in compliance in all material respects with applicable United States laws, regulations, and orders pertaining to trade and economic sanctions and export controls, including, without limitation, such laws and regulations administered and enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, and the U.S. Department of Commerce (collectively, “U.S. Trade Controls”). In the past five years, there have been no claims, complaints, charges, investigations, voluntary disclosures or proceedings involving alleged violations of U.S. Trade Controls, and, to the Loan Parties’ knowledge, there are no pending or threatened claims or investigations involving suspect or confirmed violations thereof.

(b) Neither Holdings, its Subsidiaries, nor any of their respective directors or officers, nor, to the Loan Parties’ knowledge, employees or Persons acting on behalf thereof, respectively, is: (1) located, organized, or resident in a country or territory that is or may, from time to time be, the target of a comprehensive trade embargo by the U.S. government (presently, Cuba, Iran, North Korea, Syria, or the Crimea region of Ukraine (collectively, “Sanctioned Countries”)); (2) the target of U.S. Trade Controls, including being identified on a U.S. government restricted parties list, such as OFAC’s Specially Designated Nationals (“SDN”) and Blocked Persons List, the Department of State’s Nonproliferation Sanctions List, or the Department of Commerce’s Denied Persons List or Entity List, or is owned fifty percent or more, in the aggregate, by one or more SDNs (collectively, a “Sanctioned Person”); or (3) engaged, directly or indirectly, in dealings or transactions in or with Sanctioned Countries or Sanctioned Parties in violation of U.S. Trade Controls.

(c) Neither Holdings, its Subsidiaries, nor any of the respective directors, officers, employees, or Persons acting on behalf thereof, respectively, will, directly or knowingly indirectly, use the proceeds of this transaction or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person (i) to fund or facilitate any activities of or business with any Person that, at the time of such funding or facilitation, is the target of U.S. Trade Controls, (ii) to fund or facilitate any activities of or business in or with any Sanctioned Country or Sanctioned Person; or (iii) in any other manner that will result in a violation by any Person of U.S. Trade Controls.

ARTICLE VI

AFFIRMATIVE COVENANTS

Each of Holdings and Borrower covenants and agrees, jointly and severally, for the benefit of Agents, the Issuing Lenders and Lenders that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations and obligations under Secured Hedge Agreements) and the cancellation, Cash Collateralization, backstop or expiration of all Letters of Credit, it shall perform, and Borrower shall cause each of its Restricted Subsidiaries to perform, all covenants in this ARTICLE VI.

Section 6.1 Financial Statements and Other Reports.

Holdings will maintain, and will cause Borrower and each of its Restricted Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Holdings will deliver (or cause to be delivered) to Administrative Agent for distribution to Lenders:

(a) Events of Default, Etc. Promptly upon any Officer of a Group Member obtaining knowledge (i) of any condition or event that constitutes an Event of Default or Default, (ii) that any Person has given any notice to any Group Member or taken any other material action against any Group Member or their respective assets with respect to a claimed default or event or condition of the type referred to in Section 8.2 or (iii) of the occurrence of any event or change that caused or evidences, individually or in the aggregate, a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such Event of Default, Default, claimed default, event or condition, and what action the Group Members have taken, are taking and propose to take with respect thereto;

(b) Quarterly Financials. Within 45 days after the end of each Fiscal Quarter of each Fiscal Year, (i) the consolidated balance sheet of Holdings and its Restricted Subsidiaries as at the end of such fiscal period and the related consolidated statements of income and cash flows of Holdings and its Restricted Subsidiaries for such fiscal period and for the period from the beginning of the then current Fiscal Year to the end of such fiscal period, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, prepared in accordance with GAAP and certified by the chief financial officer of Holdings as fairly presenting, in all material respects, the consolidated financial condition of Holdings and its Restricted Subsidiaries as at the dates indicated and the consolidated results of their operations and their cash flows for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosures and normal year-end audit adjustments), and (ii) a summary narrative management report (x) describing the operations and financial condition of Holdings and its Restricted Subsidiaries for the fiscal period then ended and (y) briefly discussing the reasons for any significant variations against the current Financial Plan (if applicable).

(c) Year-End Financials. Within 150 days after the end of each Fiscal Year, the consolidated balance sheet of Holdings and its Restricted Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income and cash flows of Holdings and its Restricted Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, all in reasonable detail and prepared in accordance with GAAP, together with a report thereon of independent certified public accountants of recognized national standing selected by Holdings and reasonably satisfactory to Administrative Agent, which report (i) shall be unqualified as to scope of audit or going concern or any other similar qualification (other than a going-concern exception or explanatory note resulting solely from (x) an upcoming maturity date under the Facilities occurring within one year from the time such report is delivered or (y) any actual or potential inability to satisfy any financial covenant on a future date or for a future period), (ii) shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Restricted Subsidiaries as at the date indicated and the results of their operations and their cash flows for the period indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements), (iii) shall state that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards and (iv) shall state that, in the course of the regular audit of the businesses of Holdings and its Restricted Subsidiaries, such accountants have obtained no knowledge that an Event of Default or a Default in respect of the Financial Covenants is continuing or, if in the opinion of such accountants such an Event of Default or a Default is continuing, a statement as to the nature thereof;

(d) Compliance Certificate. Together with the quarterly financial statements for each Fiscal Quarter in the case of the first three Fiscal Quarters of each Fiscal Year pursuant to paragraph (b) of this Section 6.1 and within 60 days of the fourth Fiscal Quarter of each Fiscal Year, (i) an Officer’s Certificate of Holdings stating that the signers do not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event that constitutes an Event of Default or Default, or, if any such condition or event exists, specifying the nature and period of existence thereof and what action the Group Members have taken, are taking and propose to take with respect thereto, (ii) a Compliance Certificate (A) demonstrating in reasonable detail (1) compliance at the end of the applicable accounting periods with Section 7.5(a) or (c), as applicable, and (2) in the case of the Compliance Certificate delivered within 60 days after the fourth Fiscal Quarter of any Fiscal Year, the calculations used in determining Consolidated Excess Cash Flow for such Fiscal Year, (B)(1) identifying any changes in the (v) legal name of any Loan Party, (w) identity or type of organization or corporate structure of any Loan Party, (x) jurisdiction of organization of any Loan Party, (y) jurisdiction in which any Loan Party’s chief executive office is located and (z) Federal Taxpayer Identification Number or organizational identification number (to the extent relevant to the perfection of Liens) of any Loan Party or (2) confirming that there has been no change in such information since the Closing Date or the date of the last Compliance Certificate, (C) identifying each Subsidiary as a Material Subsidiary or an Immaterial Subsidiary as of the date of delivery of such Compliance Certificate or confirming that there is no change in such information since the later of the Closing Date or the date of the last Compliance Certificate and (D) identifying each Subsidiary of Holdings as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or confirming that there is no change in such information since the later of the Closing Date or the date of the last Compliance Certificate, (iii) if such Compliance Certificate demonstrates an Event of Default resulting from a violation of the Financial Covenants, Holdings may deliver, together with such Compliance Certificate, notice of its intent to cure such Event of Default pursuant to Section 8.11(c), (iv) an Officer’s Certificate of Holdings or Borrower that (A) the Loan Parties have delivered all documents (including updated schedules as to locations of Collateral and acquisition of registered and applied for U.S. Intellectual Property or real property) they are required to deliver pursuant to any Loan Document on or prior to the date of delivery of such Compliance Certificate and (B) complete and correct copies of all documents modifying any term of any Organizational Document of any Group Member or any Restricted Subsidiary or joint venture thereof on or prior to the date of delivery of such Compliance Certificate have been delivered to Administrative Agent or are attached to such certificate and (v) the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements;

(e) Forecast. As soon as practicable and in any event no later than 90 days after the beginning of each Fiscal Year commencing in 2020, a consolidated financial forecast for such Fiscal Year (such forecast, together with the equivalent projections for the Fiscal Year in which the Closing Date occurs, the “Financial Plan” for such Fiscal Year) comprised of a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Holdings and its Restricted Subsidiaries for such Fiscal Year and an explanation of the assumptions on which such forecasts are based;

(f) Reconciliation Statements. If, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in Section 5.3(a), the consolidated financial statements of Holdings and its Restricted Subsidiaries delivered pursuant to subsections (b) or (c) of this Section 6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such paragraphs had no such change in accounting principles and policies been made or any such change affects the calculation of the Financial Covenants, then within 30 days of the first delivery of financial statements pursuant to paragraph (b) or (c) of this Section 6.1 following such change, (i) consolidated financial statements of Holdings and its Restricted Subsidiaries for the current Fiscal Year to the effective date of such change, in each case prepared on a pro forma basis as if such change had been in effect during such periods and (ii) if required pursuant to Section 1.2, a written statement of the chief accounting officer or chief financial officer of Holdings setting forth the differences (including any differences that would affect any calculations relating to the Financial Covenants) which would have resulted if such financial statements had been prepared without giving effect to such change;

(g) Liquidity Certificate. Within 30 days after the end of each month, beginning with the month ending March 31, 2019 through the month ending January 31, 2022, a Liquidity Certificate demonstrating in reasonable detail compliance at the end of the preceding month with Section 7.5(b).

(h) Accountants’ Reports. Promptly upon receipt thereof, copies of all final reports submitted to Holdings by any independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Holdings and its Restricted Subsidiaries made by such accountants, including any final comment letter submitted by such accountants to management in connection with their annual audit;

(i) SEC Filings and Press Releases. Promptly upon their becoming available, (i) at any time that Holdings or Borrower (or any parent thereof) is a Public Reporting Company, copies of all financial statements, reports, notices and proxy statements sent or made available generally by any Group Member to its respective security holders generally following a Qualified Public Offering for so long as such Group Member is a reporting company under the Exchange Act, (ii) copies of all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by any Group Member with any securities exchange, the Securities and Exchange Commission, any successor Government Authority or any private regulatory authority, (iii) copies of all press releases and other statements made available generally by any Group Member to the public concerning material developments in the business of any Group Member and (iv) copies of all material regulatory reports filed with FINRA;

(j) Litigation or Other Proceedings. Promptly upon any Officer of any Group Member obtaining knowledge of (i) the institution or overt written threat of any Proceeding against any Loan Party or any of its Restricted Subsidiaries or any property of any Loan Party or any of its Restricted Subsidiaries not previously disclosed in writing by Holdings or Borrower to Administrative Agent, (ii) any material development in any Proceeding that (A) seeks injunctive or similar relief, (B) in the reasonable judgment of Borrower, exposes any Group Member to liability in an aggregate amount in excess of $2,500,000 or (C) if adversely determined, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (iii) potential violations of Securities Laws which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, written notice thereof together with such other information as may be reasonably available to the Group Members (or any of them) to enable Lenders and their counsel to evaluate such matters;

(k) ERISA Matters. (i) promptly, and in any event within 10 days after any Office of any Group Member knows or has reason to know an ERISA Event has occurred, a notice (which may be made by telephone if promptly confirmed in writing) describing such ERISA Event and any action that any Group Member or any ERISA Affiliate has taken or proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto;

(l) Insurance. No less frequently than once per Fiscal Year, a summary of all material insurance coverage maintained as of the date thereof by any Group Member, in form and substance satisfactory to Administrative Agent, together with such other related documents and information as Administrative Agent may reasonably require; and

(m) Other Information. With reasonable promptness, such other information and data with respect to any Group Member or any of its Restricted Subsidiaries as from time to time may be reasonably requested by Administrative Agent acting at the direction of any Lender (other than information subject to attorney/client privilege or pre-existing third party confidentiality obligations).

Information required to be delivered pursuant to paragraph (b), (c) or (i) of this Section 6.1 shall be deemed to have been delivered on the date on which any Loan Party provides notice to Administrative Agent that such information has been posted on Holdings’ or Borrower’s Internet website, at http://www.sec.gov/ or at the website address listed on the signature page hereof; provided that such Loan Party shall deliver paper copies of such information to any Lender, Issuing Lender or Agent that requests such delivery.

Section 6.2 Existence, Etc.

Each Loan Party will, and will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect (a) its legal existence in the jurisdiction of incorporation, organization or formation specified on Schedule 5.1 annexed hereto and (b) all rights, qualifications, licenses, permits, Governmental Authorizations, and franchises necessary to conduct its business, except in the consummation of a transaction otherwise expressly permitted under Section 7.6; provided, however, that in the case of the preceding clause (b), no Group Member shall be required to preserve any such rights, qualifications, licenses, permits, Governmental Authorizations or franchises unless the lack of preservation thereof, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

Section 6.3 Payment of Taxes and Claims; Tax; Payment of Obligations.

Except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect, each Loan Party will, and will cause each of its Restricted Subsidiaries to, pay before they become delinquent all Taxes, assessments, levies and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises, or due to be collected and remitted by it in its capacity as a withholding agent, and all other lawful claims, liabilities and obligations (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets; provided that no such Tax, assessment, levy, charge, claim, liability or obligation need be paid if it is being contested in good faith by appropriate Proceedings promptly instituted and diligently conducted, so long as adequate reserves or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

Section 6.4 Maintenance of Properties; Insurance.

(a) Maintenance of Properties. Each Loan Party will, and will cause each of its Restricted Subsidiaries to, maintain and preserve (i) in good working order and condition, subject to ordinary wear and tear, all of its tangible property necessary in the conduct of its business and (ii) all rights, permits, licenses, approvals and privileges (including all permits, approvals, consents, authorizations, licenses, provisional licenses, registrations, certificates, certificates of need, qualifications, concessions, grants, franchises, variances or permissions from, and any other Contractual Obligations with, any Government Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject) necessary, used or useful, whether because of its ownership, lease, sublease or other operation or occupation of property or other conduct of its business, and shall make all necessary or appropriate filings with, and give all required notices to, Government Authorities, except for such failures to maintain and preserve the items set forth in clauses (i) and (ii) above that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) Insurance. Each Loan Party will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained, with financially sound and reputable insurers, such insurance with respect to the assets, properties and businesses of any Group Member as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses and/or owning similar properties in the same general area and in any event all insurance required by any of the Collateral Documents, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry in the same general area. Without limiting the generality of the foregoing, Borrower will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with and only to the extent required by any applicable regulations of the Board of Governors of the Federal Reserve System. Each such policy of insurance shall (A) name Administrative Agent for the benefit of Secured Parties as an additional insured thereunder as its interests may appear, (B) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Administrative Agent, that names Administrative Agent for the benefit of Secured Parties as loss payee thereunder for any covered loss in excess of applicable deductibles and (C) other than in the case of insurance policies in respect of pollution, data breaches, workers compensation and director’s and officer’s and professional liability, at the request of Administrative Agent, provides for at least 30 days prior written notice to Administrative Agent of any material modification or cancellation (or 10 days’ prior written notice if cancellation is for non-payment). In connection with the renewal of each such policy of insurance, Borrower promptly shall deliver to Administrative Agent a certificate from Borrower’s insurance broker or other evidence reasonably satisfactory to Administrative Agent that Administrative Agent, on behalf of Secured Parties, has been named as additional insured and/or loss payee thereunder.

Section 6.5 Inspection Rights; Books and Records.

(a) Inspection Rights. Each Loan Party will, and will cause each of its Restricted Subsidiaries to, permit Administrative Agent and any authorized representatives designated by Administrative Agent, not more than one time each calendar year or at any time or from time to time following the occurrence and during the continuation of an Event of Default, to visit and inspect one or more of the properties of such Group Member, to inspect, copy and take extracts from its financial and accounting records, and to discuss its and their affairs, finances and accounts with its Officers and independent public accountants (provided that any Group Member may, if it so chooses, be present at or participate in any such discussion), all upon reasonable advance notice and at such reasonable times during normal business hours. Each Loan Party will, and will cause each of its Restricted Subsidiaries to, authorize their respective registered certified public accountants (including the Group Members’ Accountants) to communicate directly with Administrative Agent and to disclose to Administrative Agent all financial statements and other documents and information as they might have that Administrative Agent reasonably requests with respect to any Group Member

(b) Maintenance of Books and Records. Each Loan Party shall, and shall cause each of its Restricted Subsidiaries to, keep proper books and records which fully and accurately reflect, in accordance with GAAP (or, in the case of any Foreign Subsidiary of Borrower, applicable foreign accounting standards) and all other requirements of law, rule or regulation, all financial transactions and the assets and businesses of Holdings and its Restricted Subsidiaries.

Section 6.6 Compliance with Laws, Etc.

Each Loan Party shall, and shall cause each of its Restricted Subsidiaries (and use commercially reasonable efforts to include in any applicable Lease or similar agreement entered into after the Closing Date with respect to any Real Property Asset a requirement that all other Persons on or occupying such Real Property Asset and party to such Lease or similar agreement) to, comply with the requirements of all applicable laws, rules, regulations, orders, judgments, orders and decrees of any Government Authority (including, without limitation ERISA, Environmental Laws, Securities Laws and FINRA), the noncompliance with which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

Section 6.7 Environmental Matters.

(a) Environmental Disclosure. Borrower will deliver to Administrative Agent (for distribution to Lenders) as soon as practicable following the occurrence or receipt of knowledge thereof, written notice describing in reasonable detail:

(i) any Hazardous Materials Activities which, individually or in the aggregate, have had or would reasonably be expected to result in Environmental Liabilities or one or more Environmental Claims, which Environmental Liabilities or Environmental Claims have had or would reasonably be expected to have a Material Adverse Effect;

(ii) any Environmental Claims or Environmental Liabilities that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect;

(iii) any request for information from any Government Authority that indicates that such Government Authority is investigating whether a Loan Party or any of its Restricted Subsidiaries may be potentially responsible for any Release or threat of Release of Hazardous Materials, the subject matter of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and

(iv) (A) any proposed acquisition of stock, assets, or property by any Loan Party or any of its Restricted Subsidiaries that would reasonably be expected to (1) expose such Loan Party or any of its Restricted Subsidiaries to, or result in, Environmental Claims or Environmental Liabilities that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect or (2) affect the ability of any Loan Party or any of its Restricted Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations where such failure to maintain, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and (B) any proposed action to be taken by any Loan Party or any of its Restricted Subsidiaries to modify current operations in a manner that could reasonably be expected to subject any Loan Party or any of its Restricted Subsidiaries to any material additional obligations or requirements under any Environmental Laws that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

(b) Each Group Member shall comply with, and maintain its real property, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including, where the Group Member is the responsible party, by implementing any Remedial Action necessary to achieve such compliance or that is required by orders and directives of any Government Authority) except for failures to comply that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, if an Event of Default is continuing or if Administrative Agent at any time has a reasonable basis to believe that there exist violations of Environmental Laws by any Loan Party or any Restricted Subsidiary or that there exist any Environmental Liabilities, which violations or Environmental Liabilities, individually or in the aggregate, would reasonably be expected have a Material Adverse Effect, then each Group Member shall, promptly upon receipt of request from Administrative Agent, cause the performance of, and allow Administrative Agent and its Related Parties access to such real property for the purpose of conducting, such environmental audits and assessments, including subsurface sampling of soil and groundwater, where appropriate, and cause the preparation of such reports, in each case as Administrative Agent may from time to time reasonably request, to address such violations or Environmental Liabilities. Such audits, assessments and reports, to the extent not conducted by Administrative Agent or any of its Related Parties, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to Administrative Agent and shall be in form and substance reasonably acceptable to Administrative Agent.

Section 6.8 Execution of Loan Documents After the Closing Date.

(a) Execution of Guaranty and Personal Property Collateral Documents. In the event that any Person becomes a Subsidiary (other than an Excluded Subsidiary) of a Loan Party after the Closing Date or any existing direct or indirect Subsidiary is designated as a Restricted Subsidiary in accordance with Section 6.13 (in each case, other than an Excluded Subsidiary) or any Subsidiary becomes a Wholly Owned Subsidiary (in each case, other than an Excluded Subsidiary), or any Excluded Subsidiary designated as a Guarantor, or any Restricted Subsidiary ceases to be an Excluded Subsidiary, Borrower will promptly (but in any event no later than 45 days (or such longer time period as may be agreed by Administrative Agent) after the occurrence of such event, subject, in the case of Material Owned Real Property, to Section 6.9) notify Administrative Agent of that fact and cause such Subsidiary to execute and deliver to Administrative Agent a counterpart of the Guaranty and Pledge and Security Agreement and to take all such further actions and execute all such further documents and instruments (including, without limitation, actions, documents and instruments comparable to those described in Section 4.1(f) and any fixture filings) as may be requested by Administrative Agent and necessary or, in the reasonable opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of Secured Parties, a valid and perfected First Priority Lien on all of the personal and mixed property assets of such Subsidiary described in the applicable forms of Collateral Documents to the extent required thereunder. In addition, as provided in the Pledge and Security Agreement, Borrower shall, or shall cause the Loan Party that directly owns the Capital Stock of such Subsidiary described in the immediately preceding sentence to, execute and deliver to Administrative Agent an appropriate supplement to the Pledge and Security Agreement with respect to, and deliver to Administrative Agent all certificates representing such Capital Stock of such Person (accompanied by irrevocable undated stock powers, duly endorsed in blank); provided, that (x) in no event shall more than 65% of the Voting Securities of (1) any first-tier Foreign Subsidiary of any Loan Party or (2) any Foreign Holdco be required to be pledged as Collateral and (y) in no event shall Capital Stock of any Subsidiary owned directly or indirectly by a CFC be required to be pledged as Collateral.

(b) Subsidiary Organizational Documents, Legal Opinions, Etc. To the extent reasonably requested by Administrative Agent, Borrower shall deliver to Administrative Agent, together with any Loan Documents delivered pursuant to this Section 6.8, (i) certified copies of the Organizational Documents of any new Subsidiary referred to in Section 6.8(a), together with a good standing certificate (to the extent such concept is applicable in the relevant jurisdiction) from the Secretary of State or similar Government Authority of the jurisdiction of its incorporation, organization or formation and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar Taxes from the appropriate taxing authority of such jurisdiction, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a certificate executed by the secretary or similar Officer of such Subsidiary as to (A) the fact that the attached resolutions of the Governing Body of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (B) the incumbency and signatures of the Officers of such Subsidiary executing such Loan Documents and (iii) a favorable opinion of counsel to such Subsidiary, in form and substance reasonably satisfactory to Administrative Agent and its counsel, as to (A) the due organization and good standing of such Subsidiary, (B) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (C) the enforceability of such Loan Documents against such Subsidiary and (D) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as Administrative Agent may reasonably request, all of the foregoing to be reasonably satisfactory in form and substance to Administrative Agent and its counsel.

Section 6.9 Matters Relating to Real Property Collateral.

In the event that (i) any Group Member (other than an Excluded Subsidiary) acquires any Material Owned Real Property or (ii) at the time any Person becomes a Subsidiary Guarantor, such Person owns any Material Owned Real Property (any such Material Owned Real Property being an “Additional Mortgaged Property” and together with any Material Owned Real Property described in clause (i), collectively the “Mortgaged Properties” and each a “Mortgaged Property”), such Loan Party shall deliver to Administrative Agent within 90 days (or such longer time period as may be agreed by Administrative Agent) after such Person acquires any such Mortgaged Property or becomes a Subsidiary Guarantor, as the case may be, (A) a fully executed and notarized Mortgage (together with an applicable Mortgage Policy) in favor of Administrative Agent, for the benefit of Secured Parties, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of such Loan Party in such Mortgaged Property; (B) such opinions of counsel regarding the enforceability, due authorization, execution and delivery of the Mortgage and such other matters customarily covered in real estate counsel opinions as Administrative Agent may reasonably request (in form and substance and from counsel reasonably acceptable to Administrative Agent); (C) a Standard Flood Hazard Determination Form, along with a letter from an insurance broker or a municipal engineer, or such other evidence as to whether the Mortgaged Property is a Flood Hazard Property and, if such Mortgaged Property is a Flood Hazard Property, (1) evidence as to whether the community in which any such Flood Hazard Property is located is participating in the National Flood Insurance Program, (2) the applicable Loan Party’s written acknowledgement of receipt of written notification from Administrative Agent (x) as to the existence of each such Flood Hazard Property and (y) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (3) in the event any such Flood Hazard Property is located in a community that participates in the National Flood Insurance Program, evidence that Borrower has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System; (D) to the extent reasonably requested by the Administrative Agent, a phase I environmental assessment (in form and substance, and issued to Administrative Agent by, or with a reliance letter from, an environmental consultant, reasonably acceptable to Administrative Agent); and (E) such other documents, in each case, that may otherwise be reasonably required by Administrative Agent.

Section 6.10 Anti-Terrorism Laws.

(a) No Group Member shall knowingly engage in any transaction that violates any of the applicable prohibitions set forth in any applicable terrorism law described in Section 5.8(b).

(b) No Designated Person shall, to the knowledge of any Officers of any Group Member, have any direct or indirect interest in such Group Member that would constitute a violation, in any material respect, of any applicable terrorism laws described in Section 5.8(b).

(c) No Group Member shall, and each Group Member shall ensure that, to the knowledge of any Officers thereof, none of its Subsidiaries will, fund all or part of any payment under this Agreement out of proceeds derived from transactions that violate, in any material respect, the prohibitions set forth in any applicable terrorism law described in Section 5.8(b).

Section 6.11 Federal Regulation.

Each Loan Party shall ensure that it will not, by act or omission, knowingly violate any of the applicable laws or regulations described in Section 5.8(a) (in each case if such violation would limit its ability to incur Indebtedness or otherwise render all or any of the Obligations unenforceable), Section 5.8(c) and Section 5.8(d).

Section 6.12 Further Assurances.

Each Loan Party shall:

(a) upon the reasonable request of Administrative Agent, duly execute and deliver, or cause to be duly executed and delivered, at the cost and expense of the Loan Parties, such further instruments as may be necessary or desirable in the reasonable judgment of Administrative Agent to carry out the provisions and purposes of this Credit Agreement and the other Loan Documents; and

(b) upon the reasonable request of Administrative Agent, promptly execute and deliver or cause to be executed and delivered, at the cost and expense of the Loan Parties, such further instruments as may be appropriate in the reasonable judgment of Administrative Agent, to provide Administrative Agent for the benefit of Secured Parties, a First Priority Lien in the Collateral and any and all documents (including, without limitation, the execution, amendment or supplementation of any financing statement and continuation statement or other statement) for filing under the provisions of the UCC and the rules and regulations thereunder, or any other applicable law, and perform or cause to be performed such other ministerial acts which are reasonably necessary or advisable, from time to time as requested by Administrative Agent, in order to grant and maintain in favor of Administrative Agent for the benefit of Secured Parties, the security interest in the Collateral contemplated hereunder and under the other Loan Documents.

Section 6.13 Designation of Subsidiaries.

Borrower may at any time after the Closing Date designate any Restricted Subsidiary of Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that, immediately after such designation, (a) no Event of Default shall have occurred and be continuing, (b) (i)

the Borrower is in Pro Forma Compliance with the Financial Covenants and (ii) on or prior to the Conversion Date, Consolidated Debt to Revenue Ratio does not exceed 1.15 to 1.00 and (y) for any date of measurement thereafter, a Consolidated Total Leverage Ratio not to exceed 5.50 to 1.00, as of the most recent Test Period, in each case on a Pro Forma Basis after giving effect to such designation and (c) no Restricted Subsidiary shall be designated as an Unrestricted Subsidiary if, at such date of designation, such Subsidiary (i) had total assets with a net book value at the last day of the most recent Test Period that were equal to or greater than 2.5% of Consolidated Total Assets at such date, (ii) whose gross revenues for such Test Period were equal to or greater than 2.5% of the consolidated gross revenues of Borrower and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP or (iii) owns Intellectual Property that is material to the business of the Group Members, taken as a whole; provided, that if, at any time and from time to time after the Closing Date, Unrestricted Subsidiaries comprise in the aggregate more than (x) 5.0% of Consolidated Total Assets as of the end of the most recently ended fiscal quarter of Holdings for which financial statements have been delivered pursuant to Section 6.1(b) or (c) or (y) 5.0% of the consolidated gross revenues of Holdings and the Restricted Subsidiaries for such Test Period, then Borrower shall, not later than 45 days after the date by which financial statements for such fiscal quarter are required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), re-designate in writing to the Administrative Agent one or more of such Unrestricted Subsidiaries as “Restricted Subsidiaries” such that, after giving effect to such re-designation, the Consolidated Total Assets and consolidated gross revenues of all such Unrestricted Subsidiaries shall no longer exceed the amounts specified in the foregoing clauses (x) and (y). Each Subsidiary may be designated as an Unrestricted Subsidiary only once and such Unrestricted Subsidiary may be reclassified as a Restricted Subsidiary only once. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment therein at the date of designation in an amount equal to the fair market value as determined in good faith by Borrower of Borrower’s or its Subsidiary’s (as applicable) Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a Return on any Investment by Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value as determined in good faith by Borrower at the date of such designation of Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

Section 6.14 Use of Proceeds.

The proceeds of the Loans and the Letters of Credit issued hereunder shall be used solely for the purposes described in Section 2.5.

Section 6.15 Post-Closing.

Within the time periods after the Closing Date specified on Schedule 6.15 or such later date as the Administrative Agent agrees to in its sole discretion in writing, Borrower and each other Loan Party will deliver the documents and take the actions specified on Schedule 6.15.

ARTICLE VII

NEGATIVE COVENANTS

Each of Holdings and Borrower covenants and agrees, jointly and severally, for the benefit of Agents, the Issuing Lenders and Lenders that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations and obligations under Secured Hedge Agreements) and the cancellation, Cash Collateralization, backstop or expiration of all Letters of Credit it shall perform, and Borrower shall cause each of its Restricted Subsidiaries to perform, all covenants in this ARTICLE VII.

Section 7.1 Indebtedness.

No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a) the Obligations (including any Incremental Facilities);

(b) Borrower and its Restricted Subsidiaries may become and remain liable with respect to Indebtedness consisting of obligations under or in respect of Capital Leases (other than with respect to a lease entered into as part of a sale and leaseback transaction) and purchase money Indebtedness, in each case incurred within 270 days of the acquisition, lease, construction, installation, repair, replacement or improvement of property (real or personal), equipment or other assets (whether through the direct purchase of property or the Voting Securities of any person owning such property) to finance such acquisition, lease, construction, installation, repair, replacement or improvement; provided that the aggregate amount of all such Indebtedness (and Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness) shall not in the aggregate exceed the greater of (x) $3,500,000 and (y) 15.0% of Consolidated EBITDA at any time outstanding;

(c) Contingent Obligations of any Group Member with respect to Indebtedness of any Group Member (other than Holdings) otherwise permitted hereunder; provided that, (x) in each case, if the primary obligation being guaranteed is subordinated to all or any of the Obligations hereunder, such guarantees shall be subordinated to those Obligations on substantially the same basis as such primary obligation is subordinated and (y) any Contingent Obligations of a Restricted Subsidiary that is not a Loan Party for any Indebtedness of a Loan Party, shall be permitted to the extent permitted as an Investment by Section 7.3;

(d) Borrower may become and remain liable with respect to Indebtedness to any of its Restricted Subsidiaries, and any Restricted Subsidiary of Borrower may become and remain liable with respect to Indebtedness to Borrower or any other Restricted Subsidiary of Borrower; provided that (i) all such intercompany Indebtedness owed by any Loan Party to any Excluded Subsidiary shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement in form and substance reasonably satisfactory to Administrative Agent and (ii) any intercompany Indebtedness owed by a Restricted Subsidiary that is not a Loan Party to any Group Member under this clause (d) shall be permitted to the extent permitted as an Investment by Section 7.3;

(e) Indebtedness of (i) any Person assumed by Borrower and its Restricted Subsidiaries in connection with a Permitted Acquisition and (ii) any Person that becomes a Restricted Subsidiary of Borrower as a result of a Permitted Acquisition or Investment permitted under Section 7.3 and in existence on the date of such Permitted Acquisition or Investment; provided that (A) such Indebtedness is not created in contemplation of such Permitted Acquisition or Investment, (B) such Indebtedness is secured only by assets acquired in such Permitted Acquisition or Investment and the only obligors in respect of such Indebtedness shall be those Persons who were obligors in respect thereof prior to such Permitted Acquisition or Investment and (C) the aggregate principal amount of Indebtedness permitted under this clause (e) (and Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness), shall not in the aggregate exceed $10,000,000;

(f) Indebtedness (i) existing on the Closing Date and described in reasonable detail on Schedule 7.1 annexed hereto or (ii) intercompany Indebtedness among the Loan Parties existing on the date hereof and, in each case, Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(g) Indebtedness incurred by one or more Excluded Subsidiaries (and Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness); provided that the aggregate amount of all such Indebtedness incurred by Excluded Subsidiaries under this clause (g) shall not exceed $3,000,000 at any time outstanding;

(h) to the extent constituting Indebtedness, obligations incurred in respect of workers’ compensation claims, self-insurance obligations, performance, bid and surety bonds and completion guaranties, in each case incurred in the ordinary course of business and consistent with past practice;

(i) to the extent constituting Indebtedness, cash management obligations and other Indebtedness in respect of netting services, overdraft protection and similar arrangements, in each case, in connection with cash management and Deposit Accounts;

(j) Indebtedness incurred in favor of insurance companies or their financing Affiliates consisting of the financing of insurance premiums, in each case in the ordinary course of business;

(k) to the extent constituting Indebtedness, obligations under Hedge Agreements entered into for the sole purpose of hedging in the normal course of business consistent with industry practices and not for speculative purposes;

(l) Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales, sales of assets otherwise permitted under Section 7.6 or Permitted Acquisitions;

(m) (x) Permitted Subordinated Indebtedness (and Permitted Refinancing Indebtedness incurred to Refinance any such Permitted Subordinated Indebtedness) in an aggregate outstanding amount not to exceed $10,000,000; provided that, at the time of incurrence thereof, no Event of Default shall have occurred or be continuing or shall result therefrom;

(n) Indebtedness arising from agreements of Borrower and any of its Restricted Subsidiaries providing for customary indemnification and purchase price adjustment or similar obligations, in each case incurred or assumed in connection with the Transactions, any Permitted Acquisitions, other Investments or Asset Sales permitted hereunder but, in any event, other than earn-outs and other similar obligations;

(o) unsecured Indebtedness comprised of earn-outs and other similar obligations owing under the Merger Agreement or under agreements for Permitted Acquisitions and other similar Investments permitted under this Agreement to Persons other than Affiliates of Holdings or Borrower, which earn-outs and other similar obligations are on terms reasonably consistent with the past practice of Borrower and its Restricted Subsidiaries;

(p) other Indebtedness of Borrower and its Restricted Subsidiaries (and Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness) in an aggregate principal amount not to exceed the greater of (x) $5,000,000 and (y) 15% of Consolidated EBITDA at any time outstanding;

(q) [reserved];

(r) Credit Agreement Refinancing Indebtedness;

(s) Indebtedness representing deferred compensation to employees of Holdings, Borrower and the Restricted Subsidiaries incurred in the ordinary course of business in an aggregate principal amount not to exceed $2,000,000 at any time outstanding;

(t) Indebtedness consisting of unsecured promissory notes issued by Holdings or Borrower to current or former officers, directors and employees or their respective estates, spouses or former spouses to finance the purchase or redemption of Voting Securities in Holdings (or any direct or indirect parent thereof) permitted by Section 7.4 in an aggregate principal amount not to exceed $2,000,000 at any time outstanding;

(u) unsecured Indebtedness consisting of obligations under deferred purchase price consideration or other similar arrangements incurred in the ordinary course of business in connection with the Transactions or any Permitted Acquisition or other Investment (including, for the avoidance of doubt, hold-backs and other similar obligations to the extent due and payable) permitted hereunder in an aggregate principal amount not to exceed $7,500,000 at any time outstanding;

(v) Indebtedness consisting of take-or-pay obligations contained in supply arrangements, in each case in the ordinary course of business;

(w) Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit; and

(x) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (w) above.

For purposes of determining compliance with this Section 7.1, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) described in Section 7.1(a) through (x) (including, for the avoidance of doubt, with respect to the clauses set forth in Section 2.11(a) but may be permitted in part under any combination thereof, and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in Sections 7.1(a) through (x) (including, for the avoidance of doubt, with respect to the clauses set forth in Section 2.11(a)), Borrower may, in its sole discretion, classify or divide such item of Indebtedness (or any portion thereof) on the date of incurrence thereof in any manner that complies with this Section 7.1 and at the time of incurrence will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Indebtedness that may be incurred pursuant to any other clause (or portion thereof) at such time.

Section 7.2 Liens and Related Matters.

(a) Prohibition on Liens. No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any of its property or assets of any kind (including any document or instrument in respect of goods or accounts receivable), whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit to remain in effect any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC or under any similar recording or notice statute, except:

(i) Permitted Encumbrances;

(ii) Liens securing Indebtedness incurred pursuant to Section 7.1(b); provided that (x) such Liens exist prior to the acquisition of, or attach substantially simultaneously with, or within 270 days after, the acquisition, lease, construction, installment, repair, replacement or improvement of, such property financed by such Indebtedness or any Permitted Refinancing Indebtedness in

respect thereof and (y) such Liens do not extend to any property of any Group Member other than the property (and accessions and additions thereto, proceeds and products thereof) acquired or built, or the improvements or repairs, financed by such Indebtedness or any Permitted Refinancing Indebtedness in respect thereof

(iii) Liens existing on the Closing Date and described in reasonable detail on Schedule 7.2 annexed hereto and continuations, replacements or extensions thereof; provided that the principal amount of Indebtedness secured thereby is not increased, except pursuant to or any Permitted Refinancing Indebtedness in respect thereof; provided, further, that such Liens do not attach to or cover any property or assets other than the property and assets secured by such Liens on the Closing Date (including after-acquired property affixed or incorporated into such property or assets and proceeds and products thereof to the extent such Liens would attach to or cover such property, proceeds and products immediately prior to the Closing Date and were not granted in contemplation of the Transactions);

(iv) Liens securing Permitted Subordinated Indebtedness otherwise permitted pursuant to Section 7.1(m);

(v) Liens granted by an Excluded Subsidiary securing Indebtedness permitted by Section 7.1(g); provided that such Liens encumber only the property of such Excluded Subsidiary (and, for the avoidance of doubt, do not encumber any Collateral);

(vi) Liens (a) assumed by Borrower and its Restricted Subsidiaries in connection with a Permitted Acquisition and (b) on assets of a Person that becomes a Restricted Subsidiary of Borrower after the date of this Agreement in a Permitted Acquisition or as a result of an Investment otherwise permitted under Section 7.3, provided, however, that such Liens (x) exist at the time such Person becomes a Restricted Subsidiary and are not created in contemplation of such acquisition or Investment and, in any event, do not secure Indebtedness other than that assumed pursuant to Section 7.1(e) at the time of such Permitted Acquisition or Investment or attach to or encumber the assets of any other Group Member and (y) the aggregate amount of Indebtedness secured by all such Liens shall not exceed the amount set forth in clause (c) to the proviso to Section 7.1(e);

(vii) Liens of Borrower and its Restricted Subsidiaries not otherwise permitted under the foregoing clauses of this Section 7.2 securing Indebtedness or other obligations in an aggregate amount not to exceed the greater of (x) $5,000,000 and (y) 15% of Consolidated EBITDA at any time outstanding;

(viii) Liens on the Collateral securing obligations in respect of Permitted First Priority Refinancing Debt or Permitted Junior Priority Refinancing Debt;

(ix) [reserved];

(x) Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of any Loan Party, Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of Restricted Subsidiary that is not a Loan Party; and

(xi) Liens on cash or Permitted Investments securing Hedge Agreements in the ordinary course of business submitted for clearing in accordance with applicable requirements of law.

Notwithstanding the foregoing, no Loan Party will, nor will it permit any of its Restricted Subsidiaries to, enter into, or suffer to exist, any control agreements with respect to any operating account, concentration account or similar Deposit Account (as defined in the UCC), other than pursuant to the Loan Documents.

For purposes of determining compliance with this Section 7.2, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in clauses (a) through (o) of the definition of Permitted Encumbrances or in Sections 7.2(a)(i) through (a)(xi) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in clauses (a) through (o) of the definition of Permitted Encumbrances or in Sections 7.2(a)(i) through (a)(xi), Borrower may, in its sole discretion, classify or divide such Lien securing such item of Indebtedness (or any portion thereof) on the date of incurrence thereof in any manner that complies with this Section 7.2 and at the time of incurrence will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the clauses contained in the definition of Permitted Encumbrances or in this Section 7.2 (or any portion thereof) and such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or any portion thereof) when calculating the amount of Liens or Indebtedness that may be incurred pursuant to any other clause (or any portion thereof) at such time.

(b) No Further Negative Pledges. No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired other than (i) the Loan Documents, (ii) any documentation governing any Indebtedness permitted pursuant to Sections 7.1(p), (q) and (r) and any Permitted Refinancing Indebtedness in respect thereof; provided that with respect to any such Indebtedness referenced in this clause (ii), such restrictions shall be no more restrictive in any material respect than the restrictions and conditions in the Loan Documents. (iii) any agreement evidencing Permitted Subordinated Indebtedness so long as the terms thereof are no more restrictive on any of the Group Members than those set forth in the Loan Documents, (iv) restrictions and conditions existing on the date hereof and described in reasonable detail on Schedule 7.2 annexed hereto (but this exception shall not apply to any extension or renewal, or any amendment or modification of such restriction or condition that has the effect of expanding the scope of any such restriction or condition); (v) customary restrictions and conditions contained in agreements relating to the sale, lease, transfer or other disposition of a Restricted Subsidiary of Borrower or any Asset Sales pending such sale, lease, transfer or other disposition; provided that such restrictions and conditions apply only to the Restricted Subsidiary or assets that are to be sold, leased, transferred or disposed of and such sale, lease, transfer or other disposition is permitted hereunder, (vi) customary anti-assignment and anti-licensing provisions in contracts or licenses restricting the assignment or licensing thereof, (vii) any agreements governing any leasehold interest (including any Rights of Way, allocation agreements and other similar such interests in real estate) or building entry agreements that limit the ability to grant a security interest in such leasehold interest or building entry agreements, (viii) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired, (ix) pursuant to any agreement in effect at the time any Person becomes a Restricted Subsidiary of Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of Borrower, (x) imposed by the laws, regulations and orders of any Governmental Authority, (xi) restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent such restriction applies only to the property securing by such Indebtedness, (xii) restrictions or conditions in any Indebtedness permitted pursuant to Section 7.1 that is incurred or assumed by Excluded Subsidiaries to the extent such restrictions or conditions are no more restrictive in any material respect than the restrictions and conditions in the Loan Documents, (xiii) restrictions on cash (or Cash Equivalents) or other deposits imposed by agreements entered into in the ordinary course of business (or other restrictions on cash or deposits constituting Permitted Encumbrances), (xiv) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by Section 7.3 and applicable solely to such joint venture and entered into in the ordinary course of business, and (xv) customary net worth provisions contained in real property leases entered into by Subsidiaries, so long as Holdings has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of Holdings and its Restricted Subsidiaries to meet their ongoing obligations.

(c) No Restrictions on Subsidiary Distributions to Borrower or Other Subsidiaries. No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind, whether, direct or indirect, on the ability of any Restricted Subsidiary of Borrower to (i) pay dividends or make any other distributions on any of such Restricted Subsidiary’s Capital Stock, (ii) repay or prepay any Indebtedness owed by such Restricted Subsidiary to any Loan Party (other than Holdings) except (A) restrictions or conditions in any Indebtedness permitted pursuant to Section 7.1 that is incurred or assumed by Excluded Subsidiaries to the extent such restrictions or conditions are no more restrictive in any material respect than the restrictions and conditions in the Loan Documents, (B) restrictions on cash (or Cash Equivalents) or other deposits imposed by agreements entered into in the ordinary course of business (or other restrictions on cash or deposits constituting Permitted Encumbrances) and (C) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by Section 7.3 and applicable solely to such joint venture and entered into in the ordinary course of business,(iii) make loans or advances to any Loan Party (other than Holdings), or (iv) transfer any of its property or assets to any Loan Party (other than Holdings), except (A) as provided in this Agreement or any other Loan Document, (B) as provided in Permitted Subordinated Indebtedness so long as the terms thereof are no more restrictive on any of the Group Members than those set forth in the Loan Documents, (C) customary restrictions and conditions contained in agreements relating to the sale, lease, transfer or other disposition of a Restricted Subsidiary of Borrower or any Asset Sales pending such sale, lease, transfer or other disposition; provided that such restrictions and conditions apply only to the Restricted Subsidiary or assets that are to be sold, leased, transferred or disposed of and such sale, lease, transfer or other disposition is permitted hereunder, (D) restrictions and conditions existing on the date hereof and described in reasonable detail on Schedule 7.2 annexed hereto (but this exception shall not apply to any extension or renewal, or any amendment or modification, of such restriction or condition that has the effect of expanding the scope of any such restriction or condition); (E) customary anti-assignment and anti-licensing provisions in leases, contracts or licenses restricting the assignment and licensing thereof; (F) pursuant to any agreement in effect at the time any Person becomes a Restricted Subsidiary of Borrower after the date of this Agreement in a Permitted Acquisition; provided that such agreement exists at the time such Person becomes a Restricted Subsidiary and is not created in anticipation of such Permitted Acquisition; (G) pursuant to agreements evidencing Indebtedness permitted to be incurred pursuant to Sections 7.1(p) and (r) and any Permitted Refinancing Indebtedness in respect thereof; provided that with respect to any such Indebtedness referenced in this clause (G), such restrictions shall be no more restrictive in any material respect than the restrictions and conditions in the Loan Documents, (H) restrictions imposed by the laws, regulations and orders of any Governmental Authority and (I) Borrower may exercise or permit the exercise (and payment thereunder) of the call or put option as set forth in Section 7 of the Limited Liability Operating Agreement of ImageVision.Net, LLC in effect as of the date hereof as long as no Event of Default has occurred, is continuing or would exist after giving effect to such exercise and prior to such exercise.

Section 7.3 Investments; Acquisitions.

No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly make or own any Investment in any Person, including any Joint Venture, or acquire, by purchase or otherwise, all or substantially all the business, property or fixed assets of, or Capital Stock of any Person, or any division or line of business of any Person, except:

(a) Investments in cash and Cash Equivalents;

(b) Investments by (i) Holdings in Borrower, (ii) any Loan Party (other than Holdings) in any other Loan Party (other than Holdings), (iii) any Loan Party (other than Holdings) in any Group Members that are not Loan Parties; provided, however, that the aggregate outstanding amount of all Investments permitted pursuant to this clause (iii) shall not exceed $2,500,000 at any time and (iv) any Group Member that is not a Loan Party in any Loan Party or any other Group Member that is not a Loan Party; provided, however, that any Investment consisting of loans or advances to any Loan Party pursuant to this clause (iv) above shall be subordinated in full to the payment of the Obligations of such Loan Party on terms and conditions reasonably satisfactory to Administrative Agent;

(c) Investments by Borrower and its Restricted Subsidiaries in Hedge Agreements entered into for the sole purpose of hedging in the normal course of business consistent with industry practices and not for speculative purposes;

(d) Contingent Obligations permitted by Section 7.1(c);

(e) Investments constituting non-cash consideration received by Borrower or any of its Restricted Subsidiaries in connection with Asset Sales permitted hereby, to the extent such non-cash consideration is permitted to be received hereunder;

(f) [reserved];

(g) Investments of Holdings, Borrower and its Restricted Subsidiaries existing or contemplated on the Closing Date and described in reasonable detail on Schedule 7.3 annexed hereto and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment to the extent as set forth on Schedule 7.3 or as otherwise permitted by this Section 7.3;

(h) Borrower and its Restricted Subsidiaries may acquire (by way of acquisition, merger, consolidation or otherwise) all or substantially all of the assets (including Business Lines or divisions) or a majority of the Capital Stock (including Capital Stock of Restricted Subsidiaries formed in connection with any such acquisition)) of any Person not previously held by any Group Member (to the extent such Person becomes a Restricted Subsidiary), and continue to own such assets after the acquisition thereof; provided that (A)(I) in the case of any such acquisition that constitutes a Limited Conditionality Investment (x) no Event of Default shall have occurred and be continuing at the time the purchase agreement for such acquisition is entered into or shall occur as a result thereof and (y) no Event of Default, in each case, under Section 8.1, Section 8.6 or Section 8.7, shall have occurred and be continuing at the time such acquisition is consummated or immediately after giving effect thereto and (II) in the case of any other such acquisition, no Event of Default shall have occurred and be continuing at the time of consummation of such acquisition and immediately after giving effect thereto, (B) where applicable, Borrower shall, and shall cause its Restricted Subsidiaries to, comply with the requirements of Section 6.8 and Section 6.9, (C) the acquired assets comprise or are in respect of a business permitted by Section 7.9, (D) after giving effect to such acquisition (including any incurrence of Indebtedness in connection therewith), Borrower and its Restricted

Subsidiaries shall be in Pro Forma Compliance for the most recently completed Test Period with the Financial Covenants, (E) Borrower shall have provided at least five Business Days prior to the proposed acquisition with respect to acquisitions having a purchase price in excess of $15,000,000 (1) financial statements for any Person or Business Line acquired in any such acquisition for the last fiscal year of such Person or Business Line, to the extent available, (2) a description of the proposed acquisition and, on or prior to the closing date of such acquisition, execution versions of the principal acquisition documentation and (3) a pro-forma Compliance Certificate certified by the chief financial officer of Borrower and demonstrating compliance with clauses (A) through (F) of this definition and (F) with respect to any such acquisition of Persons that do not become Loan Parties or of assets that do not constitute Collateral, the aggregate amount of consideration paid to fund such acquisitions under this Section 7.3(h) shall not exceed $10,000,000 in the aggregate (which limitation, for the avoidance of doubt, shall not apply to Investments made under Section 7.3(n));

(i) (i) endorsements for collection or deposit in the ordinary course of business consistent with past practice, (ii) extensions of trade credit (other than to Affiliates of Borrower) arising or acquired in the ordinary course of business and (iii) Investments received in settlements in the ordinary course of business of such extensions of trade credit;

(j) loans by Borrower or any of its Restricted Subsidiaries to Holdings to the extent a distribution could otherwise be made to Holdings at such time under Section 7.4 with the amount of such loan reducing the amount available under the applicable clause of Section 7.4 on a dollar-for-dollar basis;

(k) loans or advances to employees of Borrower or any of its Restricted Subsidiaries to finance travel, entertainment and relocation expenses and other ordinary business purposes in the ordinary course of business; provided, however, that the aggregate outstanding principal amount of all loans and advances permitted pursuant to this clause (k) shall not exceed $1,000,000 in the aggregate at any time;

(l) the Transactions;

(m) Investments by Borrower or any of its Restricted Subsidiaries not otherwise permitted under this Section 7.3; provided, however, that the aggregate outstanding amount of all such Investments made under this Section 7.3(m) shall not exceed the greater of (x) $3,500,000 and (y) 15% of Consolidated EBITDA in the aggregate at any time;

(n) subject to compliance with the applicable Available Amount Usage Conditions, additional Investments (including Permitted Acquisitions and other Investments permitted under this Section 7.3) by any Group Member in an aggregate amount not to exceed the Available Amount as of the applicable date of such Investment;

(o) Investments (including debt obligations and Voting Securities) received in connection with the bankruptcy or reorganization of suppliers and customers, from financially troubled account debtors or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(p) advances of payroll payments to employees in the ordinary course of business;

(q) Investments and other acquisitions to the extent that payment for such Investments is made with Qualified Capital Stock (excluding Cure Amounts) of Holdings (or any direct or indirect parent thereof or the IPO Entity); provided that (i) such amounts used pursuant to this clause (q) shall not increase the Available Amount and (ii) any amounts used for such an Investment or other acquisition that are not Qualified Capital Stock of Holdings (or any direct or indirect parent thereof or the IPO Entity) shall otherwise be permitted pursuant to this Section 7.3;

(r) Investments of a Subsidiary acquired after the Closing Date or of a Person merged or consolidated with any Subsidiary in accordance with this Section and Section 7.6 after the Closing Date to the extent that such Investments were (i) existing at the time of such acquisition, merger or consolidation, and (ii) not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(s) non-cash Investments in connection with tax planning and reorganization activities; provided that after giving effect to any such activities, the security interests of the Lenders in the Collateral, taken as a whole, would not be materially impaired;

(t) contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of Holdings or Borrower; and

(u) Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”.

Notwithstanding anything to the contrary in the foregoing, in no event shall any Group Member make any Investment consisting of Intellectual Property that is material to the business of the Group Members, taken as a whole, in any Person that is not a Loan Party.

Section 7.4 Restricted Junior Payments.

No Loan Party will, nor will it permit any of its Restricted Subsidiaries, directly or indirectly, to pay or make or set apart any sum for any Restricted Junior Payment, except:

(a) Restricted Junior Payments to Holdings and by Holdings or any Upper Tier Entity:

(i) so long as no Event of Default has occurred and is continuing, in an aggregate amount not to exceed in any Fiscal Year the sum of $3,000,000 (or $6,000,000 after a Qualified Public Offering), plus any amounts not used in the immediately preceding prior Fiscal Year, to the extent necessary to permit Holdings or any Upper Tier Entity to purchase Capital Stock or Capital Stock options (A) from present or former Officers, directors, consultants or employees (or the assigns, estate, heirs or current or former spouses thereof) of any Group Member or Upper Tier Entity upon the death, disability or termination of employment of such Officer, director, consultant or employee or (B) pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee or director of any Group Member or Upper Tier Entity; provided that cancellation of Indebtedness owing to any Group Member from members of management, directors, managers or consultants of any Group Member in connection with a repurchase of Capital Stock of Holdings will not be deemed to constitute a Restricted Junior Payment for purposes of this Section 7.4 or any other provision of this Agreement;

(ii) to pay Holdings’ or any Upper Tier Entity’s general administrative and comparable overhead costs and expenses, including legal and accounting fees and expenses of Holdings or any Upper Tier Entity in the ordinary course of business;

(iii) to pay any and all amounts payable under the Merger Agreement by Holdings, Borrower or any Upper Tier Entity to the Sellers (each as defined in the Merger Agreement) after the Closing Date, including without limitation purchase price payments and amounts related to tax refunds;

(iv) for the payment when due by Holdings or any Upper Tier Entity of franchise Taxes and filing fees and other fees, Taxes and expenses required to maintain its corporate existence; and

(v) for the payment by Holdings or any Upper Tier Entity of fees and expenses (other than to Affiliates) related to any equity or debt offering (whether or not successful) by a Group Member which is permitted by this Agreement;

(b) (x) dividends and distributions (i) by any Group Member that is a Loan Party to any Loan Party other than Holdings and (ii) by any Group Member that is not a Loan Party to any Group Member other than Holdings and (y) dividends and distributions by any Restricted Subsidiary of Borrower that is not a Loan Party to any holder of its Capital Stock, to the extent made to all such holders ratably according to their ownership interests in such Capital Stock;

(c) Restricted Junior Payments with the proceeds of Permitted Refinancing Indebtedness to the extent otherwise permitted hereunder or under the subordination provisions, if any, applicable thereto;

(d) the conversion or exchange of any outstanding Permitted Subordinated Indebtedness, any other Indebtedness that is subordinated to, or secured on a junior Lien Basis with, the Obligations, and/or unsecured Indebtedness of any Group Member for Qualified Capital Stock, in each case, in accordance with the terms thereof;

(e) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, one or more Group Members may make Restricted Junior Payments not to exceed the greater of (x) $2,000,000 and (y) 10% of Consolidated EBITDA;

(f) subject to compliance with the applicable Available Amount Usage Conditions, one or more Group Members may make Restricted Junior Payments in an aggregate amount not to exceed the Available Amount as of the applicable date of such Restricted Junior Payment;

(g) Tax Distributions;

(h) [reserved];

(i) repurchases of Voting Securities in Holdings (or Restricted Junior Payments by Holdings to allow repurchases of Voting Securities in any direct or indirect parent of Holdings) or any Parent, Borrower or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants or other incentive interests if such Voting Securities represent a portion of the exercise price of such stock options or warrants or other incentive interests;

(j) redemptions in whole or in part of any of its Voting Securities for another class of its Voting Securities or with proceeds from substantially concurrent equity contributions or issuances of new Voting Securities; provided that such new Voting Securities contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Voting Securities redeemed thereby;

(k) payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant and any repurchases of Voting Securities in consideration of such payments including deemed repurchases in connection with the exercise of stock options and the vesting of restricted stock and restricted stock units; and

(l) Holdings may pay cash in lieu of fractional Voting Securities in connection with any dividend, split or combination thereof or any Permitted Acquisition (or other similar Investment).

Section 7.5 Financial Covenants.

(a) Maximum Consolidated Debt to Revenue Ratio. Beginning with the Fiscal Quarter ending June 30, 2019, Holdings shall not permit the Consolidated Debt to Revenue Ratio as of the last day of any Test Period that ends on the date set forth below to exceed the correlative ratio set forth opposite such period (the “Maximum Consolidated Debt to Revenue Ratio”):

Test Period Ended	Maximum Consolidated Debt to Revenue Ratio
June 30, 2019	1.35 to 1.00
September 30, 2019	1.35 to 1.00
December 31, 2019	1.35 to 1.00
March 31, 2020	1.30 to 1.00
June 30, 2020	1.25 to 1.00
September 30, 2020	1.20 to 1.00
December 31, 2020	1.15 to 1.00
March 31, 2021	1.10 to 1.00
June 30, 2021	1.05 to 1.00
September 30, 2021	1.00 to 1.00
December 31, 2021	1.00 to 1.00

(b) Minimum Liquidity. Beginning with the month ending March 31 2019 through the month ending January 31, 2022, Holdings shall not permit Liquidity to be less than $4,000,000 as of the last day of any calendar month that ends on or before January 31, 2022 (the “Minimum Liquidity”).

(c) Maximum Consolidated Total Leverage Ratio. Beginning with the Fiscal Quarter ending March 31, 2022, Holdings shall not permit the Consolidated Total Leverage Ratio as of the last day of any Test Period that ends on the date set forth below to exceed the correlative ratio set forth opposite such period (the “Maximum Consolidated Total Leverage Ratio”):

Test Period Ended	Maximum Consolidated Total Leverage Ratio
March 31, 2022	7.00 to 1.00

June 30, 2022	7.00 to 1.00
September 30, 2022	6.75 to 1.00
December 31, 2022	6.50 to 1.00
March 31, 2023	6.25 to 1.00
June 30, 2023	6.00 to 1.00
September 30, 2023	5.75 to 1.00
December 31, 2023	5.50 to 1.00
March 31, 2024	5.25 to 1.00
June 30, 2024	5.00 to 1.00
September 30, 2024	5.00 to 1.00
December 31, 2024	5.00 to 1.00

Notwithstanding the foregoing in Section 7.5(a) above, upon the funding of any Delayed Draw Term Loan or Incremental Term Loan, incurred to permit any acquisition of all of the business and assets, or Capital Stock, of any Person or Business Line which acquisition is permitted pursuant to Section 7.03, and the use of proceeds therefrom, each of the maximum Consolidated Debt to Revenue Ratio, the levels set forth in Section 7.5(a) above shall be increased for each subsequent fiscal quarter by the Additional Leverage Ratio Amount (it being understood, for the avoidance of doubt, that no adjustment shall be made to the maximum Consolidated Debt to Revenue Ratio levels in respect of any such acquisition which reduces the Consolidated Debt to Revenue Ratio calculated on a Pro Forma Basis after giving effect thereto); provided, that the maximum Consolidated Debt to Revenue Ratio level permitted (i) in respect of any Test Period from the Test Period ending June 30, 2019 through the Test Period ending March 31, 2021 shall not exceed 1.45:1.00 at any time, and (ii) in respect of any Test Period ending thereafter shall not exceed 1.35:1.00 at any time.

Section 7.6 Restriction on Fundamental Changes; Asset Sales.

No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets (including its notes or receivables and Capital Stock of a Restricted Subsidiary, whether newly issued or outstanding), whether now owned or hereafter acquired, except:

(a) Any Restricted Subsidiary of Borrower may be merged with or into Borrower or any Restricted Subsidiary thereof, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any other Restricted Subsidiary thereof; provided that, in the case of such a merger or disposition, (i) if the parties to such merger or disposition include Borrower or a Subsidiary Guarantor, Borrower (or, if Borrower is not a party to such merger or disposition, a Subsidiary Guarantor) shall be the continuing or surviving Person or the transferee of such disposition, and (ii) no Wholly Owned Subsidiary shall merge into, or make any such disposition to, a Person that is not Borrower or a Wholly Owned Subsidiary thereof;

(b) any Excluded Subsidiary or Immaterial Subsidiary may be dissolved to the extent its assets were previously sold, transferred, liquidated or otherwise disposed of to another Group Member (other than Holdings);

(c) (i) sales of inventory in the ordinary course of business, (ii) sales, abandonments or other dispositions of property that is obsolete, damaged, worn out or surplus or no longer used or useful in the ordinary course of business of any Group Member and (iii) any sale, lease, transfer, conveyance or other disposition of credit card readers, kiosks and similar equipment to customers in the ordinary course of business;

(d) other Asset Sales; provided that (i) the Asset Sale is made for fair market value, (ii) the consideration received for such assets shall be at least 75% cash or Cash Equivalents; (iii) no Event of Default shall have occurred and be continuing or result therefrom; and (iv) the proceeds of such Asset Sales shall be applied as required by Section 2.4(b)(iii)(A);

(e) in each case to the extent entered into in the ordinary course of business, (i) licenses of Intellectual Property entered into in the ordinary course of business or the sale, transfer, conveyance, assignment, abandonment or granting of any other rights in any Intellectual Property that, in the good faith determination of Borrower, are not material to the conduct of the Group Members’ business taken as a whole and (ii) dispositions between or among Foreign Subsidiaries; provided, that if any such disposition is made to a Person that is an Affiliate of Borrower, such disposition is made on terms that are no less favorable to any Group Member than those that could be obtained at the time in a comparable arm’s-length transaction with a Person who is not an Affiliate;

(f) a true lease, license or sublease of real property not constituting Indebtedness and not entered into as part of a sale and leaseback transaction;

(g) any sale, lease, assignment, conveyance, transfer or other disposition of any property (other than their own Capital Stock) by any Group Member (other than Holdings) to any other Group Member (other than Holdings) to the extent any resulting Investment constitutes an Investment otherwise permitted hereunder;

(h) (i) any sale, lease, assignment, conveyance, transfer or other disposition or issuance by Holdings of its own Capital Stock to any Person, (ii) any sale, lease, assignment, conveyance, transfer or other disposition or issuance by Borrower of its own Capital Stock to Holdings, (iii) any sale, lease, assignment, conveyance, transfer or other disposition or issuance by any Restricted Subsidiary of Borrower of its own Capital Stock to any Group Member (other than Holdings);

(i) Liens expressly permitted by Section 7.2; Investments expressly permitted by Section 7.3 and Restricted Junior Payments expressly permitted under Section 7.4 in each case to the extent constituting an Asset Sale;

(j) any sale, lease, assignment, conveyance, transfer or other disposition of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to the Net Asset Sale Proceeds of such transaction are promptly applied to the purchase price of such replacement property;

(k) any sale, lease, assignment, conveyance, transfer or other disposition of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business;

(l) any sale, lease, assignment, conveyance, transfer or other disposition of any assets (including Voting Securities) (A) acquired in connection with any Permitted Acquisition or other Investment permitted hereunder, which assets are not used or useful to the core or principal business of Borrower and the Restricted Subsidiaries and (B) made to obtain the approval of any applicable antitrust authority in connection with a Permitted Acquisition; and

(m) transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property arising from foreclosure or similar action or that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement.

Notwithstanding anything to the contrary in the foregoing, in no event shall any Group Member convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of any Intellectual Property that is material to the business of the Group Members, taken as a whole, to any Person other than a Loan Party.

Section 7.7 Transactions with Affiliates.

No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any Affiliate of Holdings, on terms that are less favorable to any Group Member than those that could be obtained at the time in a comparable arm’s-length transaction with a Person who is not an Affiliate; provided that the foregoing restrictions in this Section 7.7 shall not apply to:

(a) any transaction solely among Group Members;

(b) the consummation of the Transactions;

(c) fees, compensation and other benefits to, and customary indemnity and reimbursement provided on behalf of employees, officers or consultants in the ordinary course of business;

(d) Investments and acquisitions among Group Members expressly permitted under Section 7.3;

(e) Restricted Junior Payments permitted under Section 7.4;

(f) transactions permitted under Section 10.1(b)(vi);

(g) transactions, agreements and arrangements in existence on the Closing Date and set forth on Schedule 7.7 or any amendment thereto or replacement thereof or similar arrangement to the extent such amendment, replacement or arrangement is not adverse to the Lenders when taken as a whole in any material respect (as determined by Borrower in good faith);

(h) issuances of Voting Securities of Holdings (or any direct or indirect parent thereof), any Parent, Borrower or any Subsidiary to the extent otherwise permitted by this Agreement;

(i) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers and employees of Holdings (or any direct or indirect parent company thereof), Borrower, any Parent and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of Holdings, any Parent, Borrower and the Restricted Subsidiaries;

(j) customary payments by Holdings, any Parent, Borrower and any of the Restricted Subsidiaries to the Sponsor made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions, divestitures or financings), which payments are approved by the majority of the members of the Board of Directors or a majority of the disinterested members of the Board of Directors of such Person in good faith; and

(k) the issuance or transfer of Voting Securities (other than Disqualified Stock) of Holdings to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or any Affiliate of any of the foregoing) of Borrower, any of the Subsidiaries or any direct or indirect parent of any of the foregoing.

Section 7.8 Sale and Leaseback Transactions.

No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any Capital Lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) that any Group Member has sold or transferred or is to sell or transfer to any other Person (other than any Group Member) or (b) that any Group Member intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by any Group Member to any Person (other than any Group Member) in connection with such Capital Lease; provided that any Group Member may become and remain liable as lessee, guarantor or other surety with respect to any such Capital Lease if and to the extent that such Group Member would be permitted to enter into, and remain liable under, such Capital Lease under Section 7.1.

Section 7.9 Conduct of Business.

(a) No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, engage in any business other than those lines of business carried on by them on the date hereof, any business, operations or activities reasonably incidental, complementary, ancillary or related thereto and reasonable extensions thereof.

(b) Holdings shall not engage in any business, operations or activity, or own or hold any property, other than (i) owning the Capital Stock of Borrower, (ii) issuing, selling and redeeming its own Qualified Capital Stock, (ii) paying Taxes, (iii) holding directors’ and stockholders’ meetings, preparing corporate and similar records and other activities (including the ability to incur fees, costs and expenses relating to such maintenance) required to maintain its separate corporate or other legal structure or to participate in Tax, accounting or other administrative matters as a member of the consolidated group of the Group Members, (iv) preparing reports to, and preparing and making notices to and filings with, Government Authorities and to its holders of Capital Stock, (v) receiving, and holding proceeds of, Restricted Junior Payments from Borrower and its Restricted Subsidiaries and distributing the proceeds thereof to the extent permitted in Section 7.4, (vi) entering into and performing its obligations under and in accordance with the Transaction Documents to which it is a party (including, without limitation, the payment of Transaction Costs), Contingent Obligations permitted to be incurred by it under this Agreement, other liabilities expressly permitted to be incurred by it by the terms of this Agreement and liabilities imposed by applicable laws, (vii) providing indemnification to officers and directors, (viii) as necessary to consummate any Permitted Acquisition or any other Investment permitted under Section 7.3 and (ix) activities incidental to the business or activities described in each foregoing clause of this clause (b).

Section 7.10 Amendments or Waivers of Certain Agreements; Amendments of Documents Relating to Other Indebtedness.

(a) Amendments or Waivers of Certain Agreements. No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, agree to any amendment to, or waive any of its rights under, any of its respective Organizational Documents in a manner that, individually or in the aggregate, could materially and adversely affect in any material respect the rights or interests of Administrative Agent, the Lenders or the Issuing Lenders.

(b) Amendments of Documents Relating to Other Indebtedness. No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, waive or otherwise modify any term of any Permitted Subordinated Indebtedness, any other Indebtedness that is subordinated to, or secured on a junior Lien basis with, the Obligations, or any unsecured Indebtedness if the effect thereof is to (i) increase the interest rate thereon, (ii) change the due dates for principal or interest, other than to extend such dates, (iii) modify any default or event of default, other than to delete it or make it less restrictive, (iv) add any covenant with respect thereto, (v) modify any subordination provision, (vi) modify any redemption or prepayment provision, other than to extend the dates therefor or to reduce the premiums payable in connection therewith or (vii) materially increase any obligation of any Group Member or confer additional material rights to the holder of such Permitted Subordinated Indebtedness, other subordinated or junior Lien Indebtedness or unsecured Indebtedness in a manner adverse to any Group Member or any Secured Party, except for any waiver, amendment or modification that will not take effect until after all Obligations (other than Unasserted Obligations and obligations under any Secured Hedge Agreement, in each case, not yet due and payable) shall have been paid in full and all commitments therefor have been terminated.

Section 7.11 Fiscal Year.

No Loan Party will, nor will it permit any of its Restricted Subsidiaries to, change its (a) accounting treatment or reporting practices, except as required by GAAP or any requirement of law or regulation, or (b) its Fiscal Year or its method for determining Fiscal Quarters.

ARTICLE VIII

EVENTS OF DEFAULT

If any of the following conditions or events (“Events of Default”) shall occur:

Section 8.1 Failure to Make Payments When Due.

(a) Failure by any Loan Party to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment (excluding, for the avoidance of doubt, any principal installment that would be due as a result of a notice of voluntary prepayment but for the effective rescission of such notice pursuant to Section 2.4(b)(i)), by mandatory prepayment or otherwise (including, for the avoidance of doubt, failure to pay all outstanding Obligations, other than Unasserted Obligations, on or prior to the Term Loan Maturity Date);

(b) failure by any Loan Party to pay when due any amount payable to Issuing Lender in reimbursement of any drawing under a Letter of Credit within five Business Days after the date due therefor; or

(c) failure by any Loan Party to pay any interest on any Loan, any fee or any other amount due under this Agreement (other than amounts addressed in Section 8.1(a) and (b)) within five Business Days after the date due therefor (for the avoidance of doubt, the parties expressly agree that the payment of any interest due hereunder by the making of a PIK Loan (to the extent permitted herein) shall not constitute a failure to pay interest as and when due).

Section 8.2 Default in Other Agreements.

(a) Failure of any Group Member to pay when due (whether by stated maturity, required prepayment, acceleration, demand or otherwise) any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1) or Contingent Obligations for Indebtedness with an aggregate principal (or equivalent) amount of $7,500,000 or more, in each case beyond the end of any grace period provided therefor;

(b) breach or default by any Group Member with respect to any other term or condition of one or more items of Indebtedness or Contingent Obligations for Indebtedness in the aggregate principal amounts referred to in clause (a) above, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, any such Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be, in each case beyond the end of any grace period provided thereafter unless such holder or holders of such Indebtedness shall have (or through its or their trustee or agent on its or their behalf) waived such default in a writing to Borrower; or

(c) any Indebtedness or Contingent Obligations for Indebtedness in the aggregate principal amounts referred to in clause (a) above shall become or be declared to be due and payable, or be required to be prepaid, redeemed, defeased or repurchased other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements), prior to the stated maturity thereof.

Section 8.3 Breach of Certain Covenants.

Failure of any Loan Party to perform or comply with any term or condition contained in Section 6.1(a)(i), Section 6.2 (in respect of the existence of the Loan Parties), Section 6.14, Section 6.15 or Article VII of this Agreement.

Section 8.4 Breach of Representations and Warranties.

Any representation, warranty, or certification made or deemed made by any Group Member or on behalf of any Group Member in any Loan Document or in any statement or certificate at any time given by any Group Member in writing pursuant hereto or thereto or in connection herewith or therewith shall be incorrect in any material respect on the date as of which made (or in any respect if such representation, warranty or certification is qualified as to “materiality” or “Material Adverse Effect”); provided that such incorrectness of any such representation or warranty (other than the representations and warranties referenced in Section 4.1(c)), if such representation or warranty had been made on the Closing Date, will not be a Default or an Event of Default hereunder.

Section 8.5 Other Defaults Under Loan Documents.

Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents (other than any such term referred to in any other Section of this ARTICLE VIII) and (x) with respect to any default arising under Section 6.1(b), (c) (d), (g), such default shall not have been remedied or waived within 30 days after the occurrence of such default or (y) otherwise, such default shall not have been remedied or waived within 30 days after receipt by a Loan Party of notice from Administrative Agent or Requisite Lenders of such default.

Section 8.6 Involuntary Bankruptcy; Appointment of Receiver, Etc.

(a) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Group Member (other than any Immaterial Subsidiary) in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or

(b) an involuntary case shall be commenced against any Group Member (other than any Immaterial Subsidiary) under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Group Member, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Group Member (other than any Immaterial Subsidiary) for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Group Member (other than any Immaterial Subsidiary), and any such event described in this clause (b) shall continue for 60 days unless vacated, dismissed, bonded or discharged.

Section 8.7 Voluntary Bankruptcy; Appointment of Receiver, Etc.

(a) Any Group Member (other than any Immaterial Subsidiary) shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Group Member (other than any Immaterial Subsidiary) shall make a general assignment for the benefit of creditors; or

(b) any Group Member (other than any Immaterial Subsidiary) shall be unable, or shall fail generally, or shall admit in writing its inability, generally, to pay its debts as such debts become due or shall make a general assignment for the benefit of creditors; or the Governing Body of any Group Member (other than any Immaterial Subsidiary) (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in Section 8.7(a) or this Section 8.7(b).

Section 8.8 ERISA.

(i) An ERISA Event occurs that would reasonably be expected to have a Material Adverse Effect, (ii) any Group Member or any ERISA Affiliate fails to make full payment when due of amounts in excess of $7,500,000 which, under the provisions of any Employee Plan, ERISA or the Internal Revenue Code, any Group Member or any ERISA Affiliate is required to pay with respect to any Employee Plan as contributions thereto, (iii) an Unfunded Pension Liability in excess of $7,500,000 occurs or exists, whether or not waived, with respect to any Employee Plan, or (iv) any Group Member or any ERISA Affiliate incurs Withdrawal Liability to any Multiemployer Plan requiring aggregate payments that would reasonably be expected to have a Material Adverse Effect.

Section 8.9 Judgments and Attachments; Dissolution.

(a) One or more money judgments, orders or decrees (or other similar process) shall be rendered against any Group Member (i)(A) requiring payment of an aggregate amount (excluding amounts adequately covered by insurance payable by a solvent and unaffiliated insurance company to any Group Member, to the extent such insurance company has not denied coverage therefor) in excess of $7,500,000 or (B) otherwise, that, individually or in the aggregate, would have a Material Adverse Effect (excluding amounts adequately covered by insurance payable by a solvent and unaffiliated insurance company to any Group Member, to the extent such insurance company has not affirmatively accepted coverage therefor) and (ii) either (A) enforcement Proceedings shall have been commenced by any creditor upon any such judgment, order or decree or any judgment creditor shall legally attach or levy upon assets of any Group Member or (B) any such judgment shall remain unsatisfied, unstayed or undischarged for a period of at least 60 days; or

(b) any order, judgment or decree shall be entered against any Group Member (other than an Immaterial Subsidiary) decreeing the dissolution or split up of such Group Member and such order shall remain undischarged or unstayed for a period in excess of 60 days.

Section 8.10 Change of Control.

A Change of Control shall have occurred.

Section 8.11 Invalidity of Loan Documents; Failure of Security; Repudiation of Obligations.

At any time after the execution and delivery thereof, (a) any Loan Document or any provision thereof, for any reason other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (b) Administrative Agent shall not have or shall cease to have a valid and perfected (subject to the qualifications with respect to perfection contained in the Loan Documents) First Priority Lien in any Collateral purported to be covered by the Collateral Documents, to the extent required by the Collateral Documents, having a fair market value, individually or in the aggregate, exceeding $7,500,000 (except to the extent that any such loss of perfection or priority results from the failure of Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements when it has complete and proper information to do so), (c) any Loan Party shall contest the validity or enforceability of any Loan Document or any provision thereof in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document or any provision thereof to which it is a party or (d) any of the Obligations for any reason shall cease to be “Senior Indebtedness” (or any comparable term) under, and as defined in, any documentation relating to any Permitted Subordinated Indebtedness or any other Indebtedness that is subordinated to, or secured on a junior Lien basis with, the Obligations, or the subordination provisions set forth in any documentation relating to such Permitted Subordinated Indebtedness or other Indebtedness shall cease to be effective or cease to be legally valid, binding and enforceable against the holders thereof, or in any such case any Group Member shall assert any of the foregoing;

THEN:

(a) Acceleration. in addition to any other right or remedy provided under any Loan Document or by any applicable law, (i) upon the occurrence of any Event of Default described in Section 8.6 or Section 8.7, each of (A) the unpaid principal amount of and accrued interest on the Loans, (B) an obligation to Cash Collateralize the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (C) all other Obligations (including any accrued but unpaid interest thereon) shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower and the other Loan Parties, and the Commitments and obligation of each Lender to make any Loan, the obligation of Issuing Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default not specified in clause (i) above, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Borrower, declare all or any portion of the amounts described in clauses (A) and (C) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan, and the obligation of Issuing Lender to issue any Letter of Credit hereunder shall thereupon terminate, and thereafter, Administrative Agent may, upon the written request or with the written consent of Required Revolving Lenders, by written notice to Borrower, declare all or any portion of the amounts described in clause (B) above to be, and the same shall forthwith become, immediately due and payable; provided that the foregoing shall not affect in any way the obligations of Revolving Lenders under Section 2.1(a)(iii) and Section 3.3(c)(i).

(b) Letters of Credit Amounts. Any amounts described in clause (a)(i)(B) above, when received by Administrative Agent, shall be held by Administrative Agent pursuant to the terms of the Pledge and Security Agreement and shall be applied as therein provided to satisfy Obligations in respect of Letter of Credit Usage when and if the same become due and payable.

Right to Cure. Notwithstanding anything to the contrary contained in Article VIII, in the event that Borrower fails to comply with the Financial Covenants, then until the tenth Business Day following the last date on which the Compliance Certificate in respect of the applicable Fiscal Quarter is required to be delivered pursuant to Section 6.1(d) or such last date on which the Liquidity Certificate in respect of the applicable calendar month is required to be delivered pursuant to Section 6.1(g), the Permitted Holders have the right to purchase Capital Stock (other than Disqualified Stock) of any Upper Tier Entity, to contribute additional common equity capital in respect of their existing Capital Stock of any Upper Tier Entity and make payment for such Capital Stock in cash or make such capital contributions within 10 Business Days following such last date on which the Compliance Certificate in respect of the applicable Fiscal Quarter is required to be delivered pursuant to Section 6.1(d) or such last date on which the Liquidity Certificate in respect of the applicable calendar month is required to be delivered pursuant to Section 6.1(g) (collectively, the “Cure Right”); provided that such Upper Tier Entity shall immediately upon receipt of such payment contribute 100% of such payment as common equity to the capital of Holdings, which shall contribute 100% of such payment as common equity to the capital of Borrower, and upon the receipt by Borrower of such cash contribution (the “Specified Equity Contribution”) pursuant to the exercise by the Permitted Holders, such Upper Tier Entity and Holdings of such Cure Right, (i) either Liquidity or Consolidated EBITDA, as the case may be, shall be increased, solely for the purpose of determining compliance with the Financial Covenants with respect to any measurement period that includes the Fiscal Quarter or calendar month, as applicable, for which the Cure Right was exercised, and not for any other purpose under this Agreement, by an amount equal to the amount of the Specified Equity Contribution (the “Cure Amount”) or (ii) or in the case of an exercise of the Cure Right in respect of the Financial Covenant set forth in Section 7.5(a), such Cure Amount shall instead be applied to repay the Loans and reduce Consolidated Debt by the amount of Loans so repaid. If, after giving effect to the foregoing recalculations, Borrower shall then be in compliance with the requirements of the Financial Covenants (and shall deliver to Administrative Agent a pro forma Compliance Certificate or Liquidity Certificate, as applicable, demonstrating such compliance), Borrower shall be deemed to have complied with the Financial Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenants that had occurred shall be deemed cured for all purposes of the Agreement; provided, that so long as any Default or Event of Default shall be in existence due to failure of the Loan Parties to comply with the Liquidity Covenant or CTLR Financial Covenant, none of Administrative Agent, Issuing Lender nor any Lender shall be required to advance any Loans and/or issue any Letters of Credit. Upon Administrative Agent’s receipt of a notice from Holdings or Borrower that Permitted Holders, an Upper Tier Entity and Holdings intend to exercise the Cure Right (a “Notice of Intent to Cure”), until the 10th Business Day following the last date required for delivery of the Compliance Certificate under Section 6.1(d) or the delivery of the Liquidity Certificate under Section 6.1(g), as the case may be, to which such Notice of Intent to Cure relates, (x) none of Administrative Agent nor any Lender shall exercise the right to accelerate the Loans, require Cash Collateralization of the Letter of Credit Usage or terminate the Commitments and (y) none of Administrative Agent, any other Lender or other Secured Party shall exercise any right to foreclose on or take possession of the Collateral solely on the basis of an Event of Default having occurred and being continuing as a result of a breach of such Financial Covenant in or as of the end of such Fiscal Quarter or calendar month, as applicable (including as a result of any breach of a representation or warranty that the Loan Parties were in compliance with the Financial Covenants during or as of the end of such Fiscal Quarter or calendar month, as applicable); it being understood that any Default or Event of Default that shall have occurred as a result of the failure to comply with such covenants shall exist for all other purposes under the Loan Documents until such Cure Right is exercised.

(c) Notwithstanding anything herein to the contrary, (i) the Cure Right shall not be exercised more than once during the term of the Agreement with respect to the Liquidity Covenant, (ii) in each four-Fiscal Quarter period there shall be at least two Fiscal Quarters in which no Cure Right is exercised, (iii) no more than five Specified Equity Contributions may be made during the term of this Agreement, (iv) the amount of any Specified Equity Contribution shall be no greater than the minimum amount required to cause Borrower to be in compliance with the Financial Covenants, (v) there shall be no pro forma reduction in Indebtedness for purposes of determining compliance with the Financial Covenants set forth in Section 7.5(b) or (c) in which the Cure Right is exercised and (vi) all Specified Equity Contributions shall be disregarded in calculating Consolidated EBITDA for the purposes of determining basket levels, pricing and other items governed by reference to Consolidated EBITDA (other than the Financial Covenants). For the avoidance of doubt, after determining compliance with the Liquidity Covenant or CTLR Financial Covenant pursuant to Section 6.1(d), Section 6.1(g) and Section 7.5 for all applicable periods in which the Cure Amount is included in determining such compliance, all Specified Equity Contributions shall be disregarded for all other purposes under this Agreement, including for purposes of determining the availability or amount of any covenant baskets or carve-outs or of any Incremental Facility, in each case that would otherwise be impacted by Financial Covenants levels.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1 Appointment.

(a) Each Lender and the Issuing Lender hereby irrevocably designates and appoints the Administrative Agent as an agent of such Lender under this Agreement and the other Loan Documents.

Each Lender and each Issuing Lender irrevocably authorizes the Administrative Agent, in such capacity, through its agents or employees, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Agents, the Lenders and the Issuing Lender, and no Loan Party shall have rights as a third party beneficiary of any such provisions. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and any rights of the Secured Parties with respect thereto as contemplated by and in accordance with the provisions of this Agreement and the other Loan Documents. In performing its functions and duties hereunder, the Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each Lender irrevocably appoints each other Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Parties, in assets in which, in accordance with the UCC or any other applicable law a security interest can be perfected by possession or control. Should any Lender (other than the collateral agent) obtain possession or control of any such Collateral, such Lender shall notify the collateral agent thereof, and, promptly following the collateral agent’s request therefor, shall deliver such Collateral to the collateral agent or otherwise deal with such Collateral in accordance with the collateral agent’s instructions.

Section 9.2 Agent in Its Individual Capacity.

Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the person serving as an Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Loan Party or any Affiliate thereof as if it were not an Agent hereunder and without duty to account therefor to the Lenders or the Issuing Lender.

Section 9.3 Exculpatory Provisions.

No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.6); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability, if the Agent is not indemnified to its satisfactory, or that is contrary to any Loan Document or applicable laws including, for the avoidance of doubt any action that may be in violation of the automatic stay under any Insolvency Law or that may effect a foreclosure, modification or termination of property of a Defaulting Lender under any Debtor Relief Law, and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose or shall be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as any Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.6) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof describing such default is given to such Agent by Borrower, a Lender, or the Issuing Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document. Each party to this Agreement acknowledges and agrees that the Administrative Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of Borrower and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider. Neither any Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents.

Section 9.4 Reliance by Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by a proper person. Each Agent also may rely upon any statement made to it orally and believed by it to be made by a proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, each Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless each Agent shall have received written notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.

Section 9.5 Delegation of Duties.

Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of each Agent and any such sub-agent, and shall apply, without limiting the foregoing, to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. The Agents shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

Section 9.6 Successor Agent.

Each Agent may resign as such at any time upon at least 10 days’ prior notice to the Lenders, the Issuing Lender and Borrower. Upon any such resignation, the Requisite Lenders shall have the right, in consultation with Borrower, to appoint a successor Administrative Agent from among the Lenders. If no successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 10 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent, which successor shall be a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, in each case, having combined capital and surplus of at least $500,000,000; provided that if such retiring Agent is unable to find a commercial banking institution that is willing to accept such appointment and which meets the qualifications set forth above, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the retiring (or retired) Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, and the Lenders shall assume and perform all of the duties of the Administrative Agent under the Loan Documents until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent.

Upon the acceptance of its appointment as an Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring (or retired) Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After an Administrative Agent’s resignation hereunder, the provisions of this Article IX, Sections 10.2, 10.3, 10.11, 10.12, 10.14, 10.16 and 10.17, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 9.7 Non-Reliance on Agent and Other Lenders.

Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon any Administrative Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, conducted its own independent investigation of the financial condition and affairs of the Loan Parties and their Subsidiaries and made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has reviewed each document made available to it on Intralinks, SyndTrak or a substantially similar electronic transmission system in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof (including any such terms and conditions set forth, or otherwise maintained, on Intralinks, SyndTrak or a substantially similar electronic transmission system with respect thereto). Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Section 9.8 Name Agents.

The parties hereto acknowledge that the Arrangers hold such titles in name only, and that such titles confer no additional rights or obligations relative to those conferred on any Lender or the Issuing Lender hereunder.

Section 9.9 Indemnification.

The Lenders severally agree to indemnify each Agent in its capacity as such and each of its Related Parties (to the extent not reimbursed by Borrower or the Guarantors and without limiting the obligation of Borrower or the Guarantors to do so), ratably according to their respective outstanding Loans and Commitments in effect on the date on which indemnification is sought under this Section 9.9 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans and Borrower’s obligations under Section 3.3(b) to repay disbursements made by the Issuer Lender pursuant to a Letter of Credit shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, fines, penalties, actions, claims, suits, judgments, litigations, investigations, inquiries or Proceedings, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans and Borrower’s obligations under Section 3.3(b) to repay disbursements made by the Issuer Lender pursuant to a Letter of Credit) be imposed on, incurred by or asserted against such Agent or Related Party in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein, the Transactions or any of the other transactions contemplated hereby or thereby or any action taken or omitted by such Agent or Related Party under or in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY AGENT OR RELATED PERSON); provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, claims, suits, judgments, litigations, investigations, inquiries or Proceedings, costs, expenses or disbursements that are found by a final and nonappealable judgment of a court of competent jurisdiction to have directly resulted solely and directly from such Agent’s or Related Party’s, as the case may be, gross negligence or willful misconduct. The agreements in this Section 9.9 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 9.10 Withholding Taxes.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Government Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 9.11 Lender’s Representations, Warranties and Acknowledgements.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders. Each Lender and Issuing Lender acknowledges that no Agent or Related Party of any Agent has made any representation or warranty to it. Except for documents expressly required by any Loan Document to be transmitted by an Agent to the Lenders or Issuing Lender, no Agent shall have any duty or responsibility (either express or implied) to provide any Lender or Issuing Lender with any credit or other information concerning any Loan Party, including the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of a Loan Party, that may come in to the possession of an Agent or any of its Related Parties.

(b) Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Loan, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, the Requisite Lenders or the Lenders, as applicable, on the Closing Date.

Section 9.12 Collateral Documents and Guaranty.

(a) Agents under Collateral Documents and Guaranty. Each Secured Party hereby further authorizes the Administrative Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guaranty, the Collateral and the Loan Documents; provided that the Administrative Agent shall not owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any permitted Hedge Agreement. Subject to Section 10.6, without further written consent or authorization from any Secured Party, the Administrative Agent may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which the Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.6) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.9 or with respect to which the Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.6) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrower, the Administrative Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Administrative Agent, in its capacity as collateral agent for the benefit of the Secured Parties, in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Administrative Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Requisite Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

(c) Release of Collateral and Guarantees, Termination of Loan Documents.

(i) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Hedge Agreement), upon the reasonable request of Borrower and at Borrower’s sole expense, take such actions as shall be required to release its security interest in any Collateral subject to any disposition (to a person other than a Loan Party) permitted by the Loan Documents, and to release any guarantee obligations under any Loan Document of any person subject to such disposition, to the extent necessary to permit consummation of such disposition in accordance with the Loan Documents.

(ii) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than Unasserted Obligations and Obligations under Hedge Agreements) have been paid in full and all Commitments have terminated or expired, upon request of Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Hedge Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Hedge Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(d) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 9.13 Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim.

In case of the pendency of any Proceeding under any Debtor Relief Law relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such Proceeding or otherwise:

(a) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel and all other amounts due the Administrative Agent under Section 10.2 and 10.3) allowed in such judicial Proceeding; and

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial Proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due the Administrative Agent under this Agreement out of the estate in any such Proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such Proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such Proceeding.

Section 9.14 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, the Arrangers, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such “Qualified Professional Asset Manager” made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers, and each of their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, the Arrangers, or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

ARTICLE X

MISCELLANEOUS

Section 10.1 Successors and Assigns; Assignments and Participations in Loans and Letters of Credit.

(a) General. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders’ rights of assignment are subject to the further provisions of this Section 10.1). No Loan Party’s rights nor obligations hereunder nor any interest therein may be assigned or delegated by any Loan Party without the prior written consent of all Lenders (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void). No sale, assignment or transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment and the Revolving Loans of the Revolving Lender effecting such sale, assignment, transfer or participation. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of each of Administrative Agent and Lenders and Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments.

(i) Amounts and Terms of Assignments. Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement; provided that (A) except (1) in the case of an assignment of the entire remaining amount of the assigning Lender’s rights and obligations under this Agreement or (2) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender, the aggregate amount of the Revolving Loan Exposure or Term Loan Exposure, as the case may be, of the assigning Lender and the assignee subject to each such assignment shall not be less than $2,500,000, in the case of any assignment of a Revolving Loan, or $1,000,000, in the case of any assignment of a Term Loan (aggregating concurrent assignments by or to two or more Affiliated Funds for purposes of determining such minimum amount), unless each of Administrative Agent and, so long as no Event of Default under Section 8.1, Section 8.6 or Section 8.7 has occurred and is continuing, Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed), (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, and any assignment of all or any portion of a Revolving Loan Commitment, Revolving Loan or Letter of Credit participation shall be made only as an assignment of the same proportionate part of the assigning Lender’s Revolving Loan Commitment, Revolving Loans and Letter of Credit participations, (C) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500 paid by the assignee (unless the assignee or the assignor is an Agent, in which case no fee shall be required), and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent (and, in the case of any Tax documentation required hereunder to be delivered to Borrower, to Borrower) information reasonably requested by Administrative Agent, and such forms, certificates or other evidence, if any, with respect to Tax matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.7(b)(iii) as well as any documentation or information required under applicable “know your customer” and anti-money laundering rules and regulations, and (D) except in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund of a Lender, each of Administrative Agent and, if no Event of Default under Section 8.1, Section 8.6 or Section 8.7 has occurred and is continuing, Borrower shall have consented thereto (each such consent not to be unreasonably withheld or delayed); provided, that, notwithstanding the foregoing, assignments of all or any portion of a Revolving Loan Commitment, Revolving Loans and Letter of Credit participations shall require that Administrative Agent and Issuing Lender shall have consented thereto (each such consent not to be unreasonably withheld or delayed); provided, further, that Issuing Lender shall have a reasonable opportunity to satisfy its internal credit process.

(ii) Effect of Assignments. Upon such execution, delivery and consent, from and after the effective date specified in such Assignment Agreement, (A) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under Section 10.9(b)) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto; provided that, anything contained in any of the Loan Documents to the contrary notwithstanding, if such Lender is Issuing Lender such Lender shall continue to have all rights and obligations of Issuing Lender until the cancellation or expiration of any Letters of Credit issued by it and the reimbursement of any amounts drawn thereunder). The assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Notes, if any, to Administrative Agent for cancellation, and thereupon new Notes shall, if so requested by the assignee and/or the assigning Lender in accordance with Section 2.1(e), be issued to the assignee and/or to the assigning Lender, in substantially the form of Exhibit IV, Exhibit V or Exhibit VI annexed hereto, as the case may be, with appropriate insertions, to reflect the amounts of the new Commitments and/or outstanding Revolving Loans and/or outstanding Term Loans, as the case may be, of the assignee and/or the assigning Lender. Other than as provided in Section 2.1(a)(iii) and Section 10.5, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.1(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.1(c).

(iii) Acceptance by Administrative Agent; Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in Section 10.1(b)(i) and any forms, certificates or other evidence with respect to Tax matters that such assignee may be required to deliver to Administrative Agent pursuant to Section 2.7(b), Administrative Agent shall, if Administrative Agent and Borrower have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to Section 10.1(b)(i)), (A) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment), (B) record the information contained therein in the Register and (C) give prompt notice thereof to Borrower. Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this Section 10.1(b)(iii).

(iv) Deemed Consent by Borrower. If the consent of Borrower to an assignment of Term Loans or Term Loan Commitments to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in Section 10.1(b)(i)), Borrower shall be deemed to have given its consent ten Business Days after the date notice thereof has been delivered by the assigning Lender (through Administrative Agent) unless such consent is expressly refused by Borrower on or prior to such tenth Business Day.

(v) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(vi) Affiliated Lenders. Notwithstanding anything to the contrary, (A) the Term Loans (including, for purposes of this clause (A), any participations in respect of any Term Loans) owned or held by Affiliated Lenders (other than Affiliated Debt Funds) shall not, in the aggregate, exceed 20% of the aggregate outstanding Term Loans and Term Loan Commitments at any time, (B) any Term Loan or Term Loan Commitment owned or held by Affiliated Lenders (other than Affiliated Debt Funds) shall be excluded in the determination of any Requisite Lender vote; provided that any consent, amendment, waiver or modification or other action that would otherwise require the consent of such Affiliated Lender under Section 10.6(a)(i)(A) or (a)(i)(B) or that results in a disproportionate and adverse effect on an Affiliated Lender in relation to all non-Affiliated Lenders, shall not become effective without the consent of such Affiliated Lender, (C) Affiliated Lenders (other than Affiliated Debt Funds) will not receive any “lender only” information and Affiliated Lenders shall not be permitted to participate in “lender only” meetings, (D) no Affiliated Lender (other than an Affiliated Debt Fund) shall be permitted to purchase Revolving Loans or Revolving Loan Commitments, (E) each Affiliated Lender (other than an Affiliated Debt Fund) that receives a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, in each case, pursuant to Section 2.4(b)(v), shall be required to accept such offer at the Specified Discount or, in the case of a Borrower Solicitation of Discount Range Prepayment Offers or a Borrower Solicitation of Discounted Prepayment Offers, at the largest discount to par or the largest Offered Discount, respectively, that Borrower accepts from any other Lender, (F) each Affiliated Lender (other than an Affiliated Debt Fund), solely in its capacity as a holder of any Term Loans, hereby agrees that, if any Loan Party shall be subject to any Insolvency Proceeding, with respect to any matter requiring the vote of holders of Term Loans during the pendency of such Insolvency Proceeding (including voting on any plan of reorganization pursuant to 11 U.S.C. §1126), the

Affiliated Lenders (other than Affiliated Debt Funds), in their capacity as Lenders hereunder, shall grant to Administrative Agent a power of attorney, giving Administrative Agent the right to vote the Affiliated Lenders’ claims in bankruptcy on all matters submitted to the Lenders for a vote, and such claims shall, in any event, be voted in the same proportion, for and against, as votes were cast on each matter by Lenders that are not Affiliated Lenders, (G) at the option of Borrower, Term Loans purchased by Affiliated Lenders pursuant to this Section 10.1(b)(vi) may be contributed to Borrower provided that all such Term Loans are immediately cancelled and (H) no more than two Affiliated Lenders shall be permitted to hold Term Loans and Term Loan Commitments at any time. For the avoidance of doubt, the Lenders and each Affiliated Lender agree and acknowledge that the provisions set forth in this clause (vi), and the related provisions set forth in each Affiliated Lender Assignment and Assumption, constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Loan Party has filed for protection under the Bankruptcy Code. Notwithstanding the foregoing, (i) Term Loans and Term Loan Commitments owned or held by Affiliated Debt Funds shall not account for more than 49.9% of the amounts included in determining whether the Requisite Lenders have consented to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom and (ii) it is understood and agreed that either (x) each Affiliated Lender shall be required to make a representation that it is not in possession of material non-public information with respect to Holdings and its Subsidiaries or their respective securities or (y) all parties to any assignment of Term Loans involving an Affiliated Lender pursuant to this Section 10.1(b)(vi) shall render customary “big-boy” disclaimer letters to the other party to such assignment acknowledging that they may be in possession of material non-public information that may be material to the decision by such other party to enter into such assignment.

(c) Participations. Subject to Section 10.1(b)(vi)(A) in the case of participations sold to Affiliated Lenders, any Lender may, without the consent of, or notice to, any Loan Party or Administrative Agent, sell participations to one or more Persons (other than a natural Person or a Disqualified Institution) in all or a portion of such Lender’s rights and/or obligations under this Agreement; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged (except to the extent such Lender is required to give Borrower and Administrative Agent an IRS Form W-8IMY in accordance with Section 2.7(b)(iii)), (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting (A) an extension of the regularly scheduled date of payment of any portion of the principal amount of or interest on or any fee payable with respect to any Loan allocated to such participation, (B) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation, (C) an increase in the Commitment allocated to such participation, (D) the release of any Lien granted in favor of Administrative Agent with respect to all or substantially all of the Collateral or the release of the guarantees of all or substantially all of the Guarantors, in each case other than in accordance with the terms of the Loan Documents or (E) the definition of “Requisite Lenders” (except for any changes resulting solely from increases or other changes in the aggregate amount of the Commitments permitted hereunder or otherwise approved pursuant to Section 10.6). Subject to the further provisions of this Section 10.1(c), Borrower agrees that each Participant shall be entitled to the benefits of Section 2.6(d) and Section 2.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.1(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of

Section 10.4 as though it were a Lender; provided such Participant agrees to be subject to Section 10.5 as though it were a Lender. A Participant shall not be entitled to receive any greater payment under Section 2.6(d) and Section 2.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with Borrower’s prior written consent. No Participant shall be entitled to the benefits of Section 2.7 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 2.7(b)(iv) as though it were a Lender (it being understood that the documentation required under Section 2.7(b) shall be delivered to the participating Lender). Any Lender that sells a participation in any Loan, Commitment or other interest to a Participant under this Section 10.1(c) shall indemnify and hold harmless Borrower and Administrative Agent from and against any Taxes, penalties, interest or other costs or losses (including reasonable and documented attorney’s fees and expenses) incurred or payable by Borrower or Administrative Agent as a result of the failure of Borrower or Administrative Agent to comply with its obligations to deduct or withhold any Taxes from any payments made pursuant to this Agreement to such Lender or Administrative Agent, as the case may be, which Taxes would not have been incurred or payable if such Participant had complied with Section 2.7(b)(iii) as though it were a Lender (it being understood that the documentation required under Section 2.7(b) shall be delivered to the participating Lender). Each Lender that sells a participating interest in any Loan, Commitment or other interest to a Participant shall, as agent of Borrower solely for the purpose of this Section 10.1, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) and Proposed Section 1.163-5(b) of the United States Treasury Regulations (and, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Pledges and Assignments. Any Lender may at any time pledge or assign a security interest in all or any portion of its Loans, and the other Obligations owed to such Lender, to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank or any other central bank having jurisdiction over such Lender; provided that (i) no Lender shall be relieved of any of its obligations hereunder as a result of any such assignment or pledge and (ii) in no event shall any assignee or pledgee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

(e) SPC Grants. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to Administrative Agent and Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects to exercise such option, it shall comply with Section 2.7(b)(iii) as if it were a Lender, and (iii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (A) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of Borrower under this Agreement (including its obligations under Section 2.7), (B) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable and (C) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the applicable Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation Proceedings under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (1) with notice to, but without prior consent of Borrower and Administrative Agent and with the payment of a processing fee of $3,500 paying any processing fee therefor, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (2) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.

(f) Information. Each Lender may furnish any information reasonably required to effect an assignment or participation hereunder concerning Holdings and its Subsidiaries in the possession of that Lender from time to time to assignees and Participants (including prospective assignees and Participants), subject to Section 10.18. The Administrative Agent may disclose the list of Disqualified Lenders to a Lender upon request and subject to the prior consent of Borrower. It is understood and agreed that the Administrative Agent shall have no liability to Borrower, any Guarantor or any Lender arising out of or in respect of such list of Disqualified Lenders.

(g) Agreements of Lenders. Each Lender listed on the signature pages hereof hereby agrees, and each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree, (i) that it is an Eligible Assignee; (ii) that it has experience and expertise in the making of or purchasing loans such as the Loans; and (iii) that it will make or purchase Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).

(h) [Reserved].

(i) Notwithstanding anything to the contrary contained in this Agreement, the Loans are registered obligations, the right, title and interest of the Lenders and their assignees in and to such Loans, shall be transferable only upon notation of such transfer in the Register or Participant Register, as applicable, and no assignment thereof shall be effective until recorded therein. This Section 10.1 and Section 2.1(d) shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

Section 10.2 Expenses.

On and after the Closing Date, Borrower agrees to pay within ten Business Days of delivery of a reasonably detailed invoice (a) all reasonable and documented out-of-pocket costs and expenses of Agents of negotiation, preparation, execution, delivery, filing and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and of syndication of the Commitments (including, but not limited to, reasonable and documented costs and expenses incurred in connection with the Intralinks (or substantially similar electronic system) data site for the transactions contemplated hereby), (b) all reasonable and documented out-of-pocket fees, expenses and disbursements of counsel to Agents and Lenders, taken as a whole, in any relevant local jurisdiction, in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower, (c) all reasonable and documented out-of-pocket costs and expenses of creating and perfecting Liens in favor of Administrative Agent on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and Other Taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to Administrative Agent and of counsel providing any opinions that Administrative Agent or Requisite Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto to the extent permitted hereunder, (d) all reasonable and documented out-of-pocket costs and expenses incurred by Administrative Agent in connection with the custody or preservation of any of the Collateral, (e) all reasonable and documented out-of-pocket costs and expenses, including attorneys’ fees and fees, costs and expenses of accountants, advisors and consultants, incurred by Administrative Agent and its counsel relating to efforts to protect, evaluate, assess or dispose of any of the Collateral and (f) all documented out-of-pocket costs and expenses, including reasonable and documented out-of-pocket attorneys’ fees, fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by Agents and Lenders in enforcing any of the Loan Documents or any Obligations of, or in collecting any payments due from, any Loan Party hereunder or under the other Loan Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any Insolvency Proceedings. Notwithstanding the foregoing, in the case of legal fees and expenses subject to reimbursement pursuant to this Section 10.2, such fees and expenses shall be limited to the reasonable and documented fees, disbursements and charges of one external counsel to the Agents and the Lenders, taken as a whole, and one local counsel to the Agents and the Lenders, taken as a whole, in each material jurisdiction and, in the case of an actual or perceived conflict of interest where any Lender affected by such conflict informs Borrower of such conflict, one additional external counsel in each material jurisdiction to each group of affected persons similarly situated when taken as a whole.

Section 10.3 Indemnity.

(a) In addition to the payment of expenses pursuant to Section 10.2, Borrower will defend, indemnify, pay and hold harmless Agents and Lenders (including Issuing Lender) and their respective Affiliates and each of their respective Officers, directors, partners, trustees, employees, shareholders, agents, advisors, attorneys and controlling persons and each of their respective heirs, successors and assigns (collectively called the “Indemnitees”), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Borrower shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith or willful misconduct of that Indemnitee or any of its Related Parties, (ii) a material breach by that Indemnitee of its obligations under the Loan Documents or (iii) any claim, action, suit, inquiry, litigation, investigation or other Proceeding that does not involve an act or omission of any Loan Party or any of their respective Affiliates and that is brought by one Indemnitee against another Indemnitee (other than any claim, action, suit, inquiry, litigation, investigation or other Proceeding brought by or against Administrative Agent or Arrangers in their respective capacities as such).

(b) As used herein, “Indemnified Liabilities” means, collectively, any and all losses, claims, liabilities, costs or expenses incurred in connection with (i) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including Lenders’ agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, the failure of Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Government Authority, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty), (ii) any Environmental Claim, Environmental Liability, or any Hazardous Materials Activity to the extent relating to or arising from any past or present activity, operation, land ownership, or practice of any Loan Party or any of its Subsidiaries or (iii) any claim, litigation, arbitration, investigation or Proceeding relating to any of the foregoing, and all other out-of-pocket expenses (including the reasonable and documented out-of-pocket fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial Proceeding commenced or threatened by any Person, in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of such Indemnitee and regardless of whether or not any such Indemnitee shall be designated as a party or a potential party thereto and whether or not any such claim, litigation, arbitration, investigation or Proceeding is brought by the Borrower, its equity holders, its affiliates, its creditors or any other Person, and any fees or expenses incurred by Indemnitees in enforcing this indemnity) incurred in connection with investigating, preparing to defend or defending or providing evidence in or preparing to serve or serving as a witness with respect to any lawsuit, investigation, arbitration, claim or other Proceeding relating to any of the foregoing (including, without limitation, in connection with the enforcement of the indemnification obligations under this Section 10.3) whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee. This Section 10.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, liabilities, costs or expenses arising from any non-Tax claim.

(c) Notwithstanding the foregoing, in the case of legal fees and expenses subject to reimbursement pursuant to this Section 10.3, such fees and expenses shall be limited to the reasonable and documented fees, disbursements and charges of one external counsel to the Agents and the Lenders, taken as a whole, and one local counsel to the Agents and the Lenders, taken as a whole, in each material jurisdiction and, in the case of an actual or perceived conflict of interest where any Lender affected by such conflict informs Borrower of such conflict, one additional external counsel in each material jurisdiction to each group of affected persons similarly situated when taken as a whole.

Section 10.4 Set-Off.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default each Lender is hereby authorized at any time or from time to time, without notice to any Loan Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender or Affiliate to or for the credit or the account of each Loan Party against and on account of the Obligations of any Loan Party to such Lender, such Affiliate or to any other Lender under this Agreement, the Letters of Credit and the other Loan Documents to the extent then due and payable, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to ARTICLE VIII and although said obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of set off, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 10.5 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 10.5 Ratable Sharing.

Except as provided by Section 2.4(d), the Lenders hereby agree among themselves that if any of them shall, whether by voluntary or mandatory payment (other than a payment or prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall, unless such proportionately greater payment is required by the terms of this Agreement, (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that (i) if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of any Loan Party or otherwise, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest and (ii) the foregoing provisions shall not apply to (A) any payment made by any Loan Party pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment (other than an assignment pursuant to this Section 10.5) of or the sale of a participation in any of its Obligations to any Eligible Assignee or Participant pursuant to Section 10.1(b) or any payment made by Borrower pursuant to and in accordance with Section 2.4(b)(v). Each Loan Party expressly consents to the foregoing arrangement and agrees that any purchaser of an assignment so purchased may exercise any and all rights of a Lender as to such assignment as fully as if that Lender had complied with the provisions of Section 10.1(b) with respect to such assignment. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Lender and each selling Lender agree to enter into an Assignment Agreement at the request of a selling Lender or a purchasing Lender, as the case may be, in form and substance reasonably satisfactory to each such Lender.

Section 10.6 Amendments and Waivers.

(a) Consent Required. No amendment, modification, termination or waiver of any provision of this Agreement or the other Loan Documents (other than Fee Letter and Secured Hedge Agreements, each of which may be amended solely with the consent of the parties thereto), and no consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of Borrower and Requisite Lenders (except with respect to clause (i) of this Section 10.6(a), which shall not also require the consent of Requisite Lenders); provided that no such amendment, modification, termination, waiver or consent shall, without the consent of:

(i) each Lender with Obligations directly and adversely affected thereby, do any of the following:

(A) reduce the principal amount of any Loan;

(B) increase the amount or extend the expiry date of any scheduled reduction in amount of any Commitment (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default, mandatory repayments or mandatory reductions of Loans or Commitments, shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender);

(C) postpone the scheduled final maturity date of any Loan, or postpone the date or reduce the amount of any scheduled payment (but not mandatory prepayment, with respect to which any such amendment or modification shall only require the consent of the Requisite Lenders) of principal of any Loan or any reimbursement of a Letter of Credit drawing;

(D) postpone the date on which any interest or any fees are payable (other than default interest and fees payable hereunder to Administrative Agent or Issuing Lender);

(E) decrease the interest rate borne by any Loan (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to Section 2.2(e) (“Default Rate”)) or the amount of any fees payable hereunder (other than any fees payable hereunder to Administrative Agent or Issuing Lender or any waiver of any increase in the fees applicable to Letters of Credit pursuant to Section 3.2 following an Event of Default), in each case excluding any change in the manner in which any financial ratio used in determining any interest rate or fee is calculated that would result in a reduction of any such rate or fee;

(F) change in any manner or waive the provisions contained in this Section 10.6 in any manner that adversely affects the rights of such Lender;

(G) amend, modify or waive the provisions contained in Section 10.1 in a manner that would further restrict the rights of any Lender to assign all or any portion of its rights and obligations under this Agreement;

(H) change in any manner the definition of “Requisite Lenders” (except for any changes resulting solely from increases or other changes in the aggregate amount of the Commitments permitted hereunder or otherwise approved pursuant to this Section 10.6);

(I) change in any manner any provision of this Agreement that by its terms, expressly requires the approval or consent of all Lenders;

(J) release or subordinate any Lien granted in favor of Administrative Agent with respect to all or substantially all of the Collateral or release all or substantially all of the value of the Guaranty, in each case other than in accordance with the terms of the Loan Documents; and

(K) amend, modify or waive any of the pro rata sharing provisions in this Agreement without the consent of each Lender directly and adversely affected thereby.

(ii) Issuing Lender, do any of the following:

(A) reduce the amount or postpone the due date of or waive any amount payable in respect of any Letter of Credit (including fees, expenses and/or indemnities payable to Issuing Lender hereunder); or

(B) extend the expiration date of any Letter of Credit beyond the Revolving Loan Commitment Termination Date.

(iii) Issuing Lender and each Revolving Lender, do any of the following:

(A) extend the Revolving Loan Commitment Termination Date;

(B) change in any manner the obligations of Revolving Lenders relating to the purchase of participations in Letters of Credit; provided that increases in the maximum amount of Letters of Credit as a sub-limit of the aggregate Revolving Loan Commitment Amount shall be effective with the consent of each Issuing Lender and the Required Revolving Lenders;

(C) change in any manner the definition of “Required Revolving Lenders” (except for any changes resulting solely from increases or other changes in the aggregate amount of the Commitments permitted hereunder on the date hereof or otherwise hereafter approved pursuant to this Section 10.6);

(D) amend, modify, terminate or waive any provision set forth in Section 4.2 or Section 4.3 (other than Section 4.2(b)(ii)) with respect to the borrowing of any Revolving Loan or the issuance, renewal or extension of any Letter of Credit; or

(E) amend, modify, terminate or waive any provision set forth in Section 2.1(a)(ii), Section 2.1(a)(iii), Section 2.1(b)(i) or Section 2.1(c) (solely as each such section relates to the use or funding of the Revolving Loans), Section 2.4(d), Article III, clause (i)(B) of the paragraph entitled “Acceleration” set forth in Article VIII, Section 10.5, Section 10.23 (and definitions used therein for purposes of that section) or the definitions of “Pro Rata Share” or “paid in full”.

(iv) [reserved].

(v) Agents, do any of the following:

(A) amend, modify, terminate or waive any provision of ARTICLE IX or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of such Agent; or

(B) reduce the amount or postpone the due date of or waive any fees, expenses and/or indemnities payable to such Agent hereunder;

(vi) each Lender with a remaining Delayed Draw Term Loan Commitment that is required to fund such Delayed Draw Term Loan, amend, modify or waiver the conditions precedent for making a particular Delayed Draw Term Loan set forth in Section 2.1(a)(iv);

(vii) the Required Revolving Lenders, do any of the following:

(A)

with respect to prepaying Term Loans pursuant to Section 2.4(b)(v), amend, modify, terminate or waive (x) the requirement set forth therein that no Default or Event of Default shall have occurred and be continuing or (y) the requirement under Section 2.4(b)(v)(K);

(B)	increase, amend, modify, terminate or waive the Incremental Revolver Sublimit or provide for additional Incremental Revolving Loan Commitments in excess thereof;

(C) amend, modify, terminate or waive the right of the Administrative Agent to take the actions set forth in Section 9.13 on behalf of the Revolving Lenders;

(D) amend, modify or terminate any provision set forth in Section 4.2(b)(ii) or waive any Default or Event of Default for purposes of such section, in each case with respect to the borrowing of any Revolving Loan or the issuance, renewal or extension of any Letter of Credit (provided that for the avoidance of doubt, a Default or Event of Default may be waived pursuant to this Section 10.6 for all other purposes); or

(E) increase the maximum aggregate principal amount of Term Loans (including participations or unfunded commitments in respect thereof) permitted to be held pursuant to Section 10.1 by Affiliated Lenders to greater than 30% of the aggregate outstanding principal amount of all Term Loans and unfunded commitments related thereto outstanding or permit any Affiliated Lenders to hold any Revolving Loans or Revolving Loan Commitments.

(viii) notwithstanding anything to the contrary contained herein, (x) any waiver of any prepayment of Term Loans under Section 2.4(b)(iii) and any modification of the application of any such prepayment of Term Loans under Section 2.4(b)(iv)(A) shall require the consent of Required Term Loan Lenders without also requiring the consent of Requisite Lenders and (y) any change to the definition of the term “Required Term Loan Lenders” shall require the consent of the Required Term Loan Lenders without requiring the consent of Requisite Lenders.

(b) Defaulting Lenders. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of any amendment, waiver or consent hereunder, and the Commitments and the outstanding Loans or other extensions of credit of such Lender hereunder shall be excluded from calculating Requisite Lenders or any other approval threshold under this Section 10.6 (and the definition of “Requisite Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

(c) Correction of Errors. Notwithstanding anything to the contrary contained in this Section 10.6, if following the effective date of any Loan Document, Administrative Agent and Borrower shall have identified an obvious error or any error or omission, in each case, in any provision of the Loan Documents, then Administrative Agent and Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Requisite Lenders within five Business Days following receipt of notice thereof.

(d) General. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Borrower, on Borrower.

(e) Incremental Facility; Refinancing Amendment; Purchase Option. Notwithstanding anything contained herein to the contrary, it is hereby understood and agreed that the consent of the Requisite Lenders shall not be required to effect the terms and provisions of any Incremental Facility pursuant to Section 2.11, any Refinancing Amendment pursuant to Section 2.12 or the purchase option set forth in Section 10.23.

(f) Extensions of Maturity Dates. Notwithstanding the requirements of Section 2.4 or Section 10.5 or anything to the contrary contained in this Section 10.6, any Lender may extend the Term Loan Maturity Date of such Lender’s Term Loans and/or the Revolving Loan Commitment Termination Date of such Lender’s Revolving Loan Commitments hereunder without the written consent of any other Lender or Administrative Agent; provided that with respect to any extension of Revolving Loan Commitments, the consent of each Issuing Lender shall be required, in each case, which consent shall not be unreasonably withheld or delayed; provided, further, that each such extension shall be made pursuant to an offer made by Borrower to all Lenders of any affected Class on a pro rata basis (based on the aggregate outstanding principal amount of the respective Loans of such Class) and on the same terms to each such Lender of the same Class. The applicable margin paid to and fees received by any Lender agreeing to such extension shall be as agreed between Borrower and such Lender. The extended maturity date of any Loan or Commitment hereunder shall be deemed to be a new Revolving Loan Commitment Termination Date or Term Loan Maturity Date, as the case may be, for all purposes hereunder and each of the parties hereto agrees that this Agreement and the other Loan Documents may be amended without the consent of any Lender who declines to extend the Term Loan Maturity Date of such Lender’s Term Loans and/or the Revolving Loan Commitment Termination Date of such Lender’s Revolving Loan Commitments, as the case may be, solely to the extent necessary or appropriate, in the reasonable opinion of Administrative Agent and Borrower, to effect the provisions of this Section.

(g) Replaced Term Loans. In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, Borrower and the Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of all or a portion of the outstanding Term Loans of any Class (“Replaced Term Loans”) with one or more tranches of replacement term loans (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans (plus accrued interest, fees, expenses and premium), (b) the weighted average life to maturity of Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Replaced Term Loans, at the time of such refinancing, (c) such Replacement Term Loans must satisfy the requirements of Credit Agreement Refinancing Indebtedness and (d) all other terms applicable to such Replacement Term Loans shall be as agreed between Borrower and the Lenders providing such Replacement Term Loans.

Notwithstanding the foregoing, no Lender consent is required for the Administrative Agent to enter into or to effect any amendment, modification or supplement to any intercreditor agreement or arrangement permitted under this Agreement or in any document pertaining to any Indebtedness permitted hereby that is permitted to be secured by the Collateral, including any Incremental Facility, any Permitted First Priority Refinancing Debt, any Permitted Junior Priority Refinancing Debt or any Replacement Term Loans, for the purpose of adding the holders of such Indebtedness (or their Senior Representative) as a party thereto and otherwise causing such Indebtedness to be subject thereto, in each case as contemplated by the terms of such intercreditor agreement or arrangement (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect (taken as a whole), to the interests of the Lenders; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent).

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Requisite Lenders, the Administrative Agent and Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, Revolving Loans and Letters of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Requisite Lenders.

Section 10.7 Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.

Section 10.8 Notices; Effectiveness of Signatures.

(a) Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by telefacsimile, electronic mail or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or electronic mail in complete and legible form, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Administrative Agent and any Issuing Lender shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party’s name on the signature pages hereof or (i) as to the Loan Parties and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent. Electronic transmission (including electronic mail and Internet and intranet websites) may be used to distribute routine communications, such as financial statements and other information as provided in Section 6.1. Each of Borrower and Holdings acknowledges and agrees (on behalf of the Loan Parties) that any agreement by Administrative Agent or any other Secured Party to receive certain notices or other communications by telephonic, telefacsimile, electronic mail or other electronic transmission is solely for the convenience, and at the request, of the Loan Parties. Administrative Agent and each other Secured Party shall be entitled to rely on the stated authority of any Person purporting to be a Person authorized by Borrower to give any notice or communication and shall have no liability to any Loan Party or any other Person on account of any action taken (or not taken) in reliance upon such telephonic, telefacsimile, electronic mail or other electronic notice or communication. Holdings hereby appoints Borrower as its agent for purposes of the giving and receipt of notices under this Agreement and the other Loan Documents.

(b) Loan Documents and notices under the Loan Documents may be transmitted and/or executed by telefacsimile and by signatures delivered in ‘PDF’ format by electronic mail. The parties hereto agree that delivery of an executed counterpart of a signature page to this Agreement or any other Loan Document by telefacsimile or in ‘PDF’ format by electronic mail shall be effective as delivery of an original executed counterpart of this Agreement or such other Loan Document. Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed copy thereof; provided, however, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile document or signature.

Section 10.9 Survival of Representations, Warranties and Agreements.

(a) All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

(b) Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in Section 2.6(d), Section 2.7, Section 10.2, Section 10.3 and the agreements of Lenders set forth in Section 9.9 and Section 10.5 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

Section 10.10 Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 10.11 Marshalling; Payments Set Aside.

Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to Administrative Agent or Secured Parties (or to Administrative Agent for the benefit of Lenders), or Agents or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 10.12 Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver.

(a) The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders, or Lenders and Loan Parties, as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to Section 9.6, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any Proceeding for such purpose.

(b) To the extent permitted by law, no Group Member nor Holdings nor any Lender, Agent or Indemnitee against Borrower, Holdings, or any Group Member or any of their affiliates shall assert and each of them hereby waives any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement (including, without limitation, Section 2.1(c) hereof), any other Loan Document, any transaction contemplated by the Loan Documents, any Loan or the use of proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated thereby unless due to the gross negligence or willful misconduct of such Indemnitee.

(c) Without limitation of Borrower’s obligations under Section 10.3, no Loan Party shall be liable, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document, any transaction contemplated by the Loan Documents, any Loan or the use of proceeds thereof.

Section 10.13 Release of Security Interest or Guaranty.

(a) Each Lender and each Issuing Lender hereby consents to the automatic release and hereby directs the applicable Agent to release the following:

(i) the guaranty by any Subsidiary of Borrower of the Obligations if all of the Capital Stock of such Subsidiary owned by the Loan Parties is sold or otherwise disposed of in a transaction permitted hereunder if, after giving effect to such sale or other disposition, such Subsidiary would not have been required to guaranty any Obligations pursuant to Section 6.8, or with the consent of the Lenders required under Section 10.6; and

(ii) the security interest in favor of the Secured Parties in any Property constituting Collateral upon the sale or other disposition of such Property to any Person (other than a Loan Party), provided that such sale or other disposition is permitted by this Agreement, or with the consent of the Lenders required under Section 10.6;

provided that, prior to such release, Borrower shall deliver an Officer’s Certificate to Administrative Agent (x) stating that the Property or the Capital Stock subject to such disposition is being sold or otherwise disposed of in compliance with the terms hereof and (y) specifying the Collateral or Capital Stock being sold or otherwise disposed of in the proposed transaction. Administrative Agent may rely conclusively on such Officer’s Certificate and shall, upon receipt thereof, execute and deliver such instruments as may be reasonably requested by Borrower and necessary to evidence the releases of such guarantees and security interest, at Borrower’s expense.

(b) Upon the payment in full of all Obligations (other than Unasserted Obligations and Obligations under Secured Hedge Agreements), the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit (or the Cash Collateralization thereof), the security interest granted under the Pledge and Security Agreement and each other Collateral Document

(other than with respect to any cash collateral in respect of Letters of Credit) shall terminate and all rights to the Collateral shall revert to the applicable Loan Party, whether or not on the date of such release there may be any Obligations in respect of any Secured Hedge Agreements or any Unasserted Obligations. Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made. Upon any such termination Administrative Agent will, at the Loan Parties’ expense, execute and deliver to the Loan Parties such documents as Borrower shall reasonably request to evidence the repayment of the Obligations and such termination.

(c) For the avoidance of doubt, no release of Collateral or Guarantors effected in the manner required by this Agreement shall require the consent of any holder of obligations under Secured Hedge Agreements, solely in its capacity as such, at any time when Administrative Agent has not been notified of a claim for payments owing under such Secured Hedge Agreement.

Section 10.14 Applicable Law.

THIS AGREEMENT, EACH OTHER LOAN DOCUMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ANY SUCH LOAN DOCUMENT) BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 10.15 Construction of Agreement; Nature of Relationship.

Each of the parties hereto acknowledges that (a) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, (b) it has had full and fair opportunity to review and revise the terms of this Agreement, (c) this Agreement has been drafted jointly by all of the parties hereto and (d) no Agent nor any Lender has any fiduciary relationship with or duty to any Group Member arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent, the other Agents and Lenders, on one hand, and the Group Members, on the other hand, in connection herewith or with such other Loan Documents is solely that of debtor and creditor. Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

Section 10.16 Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT BY ANY PARTY HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS HEREUNDER AND THEREUNDER, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY:

(a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO IT AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.8;

(d) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (c) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER IT IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(e) AGREES THAT, NOTWITHSTANDING THE FOREGOING, AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST HOLDINGS AND/OR BORROWER IN THE COURTS OF ANY OTHER JURISDICTION; AND

(f) AGREES THAT THE PROVISIONS OF THIS SECTION 10.16 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

Section 10.17 Waiver of Jury Trial.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.17 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

Section 10.18 Confidentiality.

Each Lender and each Agent shall hold all information obtained pursuant to the requirements of this Agreement in accordance with such Lender’s customary procedures for handling confidential information of this nature, it being understood and agreed by the Loan Parties that in any event a Lender may make disclosures (a) on a need to know basis to its and its Affiliates’ respective directors, Officers, employees and agents, including accountants, legal counsel and other advisors directly involved with the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested or required by any Government Authority (including, for the avoidance of doubt, in connection with a pledge or assignment permitted pursuant to Section 10.1(d)), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or Proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.18, to (i) any Eligible Assignee of or Participant in, or any prospective bona fide Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of Borrower, (g) with the written consent of Borrower and (h) to the extent such information (i) becomes publicly available other than as a result of a breach of this Section 10.18 or (ii) becomes available to Administrative Agent or any Lender on a non-confidential basis from a source other than the Loan Parties or (iii) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates and that no written or oral communications from counsel to an Agent and no information that is or is designated as privileged or as attorney work product may be disclosed to any Person unless such Person is a Lender or a Participant hereunder; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Borrower of any request by any Government Authority or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such Government Authority) for disclosure of any such information and of any disclosure required under clause (c) above prior to disclosure of such information; provided, further that in no event shall any Lender be obligated or required to return any materials furnished by any Loan Party or any of its Subsidiaries; provided, further, that in no event shall any disclosure of such information be made to a Disqualified Institution. In addition, Administrative Agent and Lenders may disclose the existence of this Agreement and customarily disclosed information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to Administrative Agent and Lenders, and Administrative Agent or any of its Affiliates may place customary “tombstone” advertisements (which may include the Loan Parties’ and/or their Subsidiaries’ trade names or corporate logos) subject to approval by Borrower in publications of its choice (including without limitation “e-tombstones” published or otherwise circulated in electronic form and related hyperlinks to any of Loan Parties’ or its Subsidiaries’ corporate websites) at its own expense.

Section 10.19 USA Patriot Act.

Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA Patriot Act.

Section 10.20 Usury Savings Clause.

Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Loan Parties shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.

Section 10.21 Successor Issuing Lender.

Issuing Lender may resign at any time by giving written notice thereof to Administrative Agent (who shall promptly notify Lenders thereof) and Borrower, such resignation to be effective on the date that is the later of (a) the 30th day following delivery of such written notice to Administrative Agent and Borrower and (b) the appointment of and acceptance by a successor Issuing Lender, as provided below; provided, however, that if a Revolving Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, Issuing Lender may, upon prior written notice to Borrower and Administrative Agent, resign as Issuing Lender effective at the close of business New York time on a date specified in such notice (which date may not be less than three Business Days after the date of such notice), it being understood and agreed that such resignation by Issuing Lender will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of Borrower or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to Issuing Lender. To the extent Administrative Agent fails to appoint a successor Issuing Lender that accepts such appointment within such time, Issuing Lender may appoint a Revolving Lender as successor Issuing Lender. Unless Issuing Lender is Administrative Agent, Issuing Lender may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrower and Administrative Agent and signed by Revolving Lenders holding more than 50% of the aggregate Revolving Loan Exposure of all Revolving Lenders, such removal to become effective immediately upon the appointment of and acceptance by a successor Issuing Lender, as provided below. Upon any such notice of resignation or removal, Administrative Agent shall have the right, upon five Business Days’ notice to Borrower, to appoint a successor Issuing Lender. Any appointment of a successor Issuing Lender, whether by Administrative Agent or Issuing Lender, shall be subject to consent of Borrower and Revolving Lenders holding more than 50% of the aggregate Revolving Loan Exposure of all Revolving Lenders, which, in either case, shall not be unreasonably withheld or delayed. Upon the acceptance of any appointment as Issuing Lender hereunder by a successor Issuing Lender, and consent of Borrower and Revolving Lenders holding more than 50% of the aggregate Revolving Loan Exposure of all Revolving Lenders, that successor Issuing Lender shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Issuing Lender and the retiring or removed Issuing Lender shall be discharged from its duties and obligations under this Agreement; provided that, anything contained in this Section 10.21 or otherwise in any of the Loan Documents to the contrary notwithstanding, the resigning or removed Issuing Lender shall continue to have all rights and obligations of Issuing Lender, with respect to any Letter of Credit issued prior to the effective date of the appointment of a successor Issuing Lender until the cancellation or expiration of such Letter of Credit and the reimbursement of any amounts drawn thereunder.

Section 10.22 Counterparts; Effectiveness.

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

Section 10.23 Purchase Option.

(a) Termination Notice; Purchase Notice. Solely as among the Administrative Agent, the Revolving Lenders and the Term Lenders (and whether or not the Administrative Agent is directed to terminate the Revolving Loan Commitments by the Required Revolving Lenders), the Administrative Agent shall, absent Exigent Circumstances, give to the Term Lenders, at least five (5) Business Days prior written notice, or, should Exigent Circumstances arise or exist, such prior or contemporary notice as may be practicable under the circumstances before terminating the Revolving Loan Commitments pursuant to Article VIII. On one occasion exercised at any time, the Term Lenders shall have the option, but not the obligation, to (x) purchase from the Revolving Lenders all, but not less than all, of the Revolving Loans and other Revolving Credit Obligations owing to the Revolving Lenders and (y) assume all, but not less than all, of the then existing Revolving Loan Commitments, including the obligation to purchase participations in Letters of Credit. Such right shall be exercised by the applicable Term Lenders giving a written notice (the “Purchase Notice”) to the Administrative Agent (who shall in turn promptly deliver such notice to each Revolving Lender). A Purchase Notice once delivered shall be irrevocable. Each Term Lender shall have the right to purchase its pro rata share of the Revolving Credit Obligations and assume its pro rata share of the Revolving Loan Commitments, and Term Lenders exercising such rights may exercise the rights of non-exercising Term Lenders, in each case on a pro rata basis as among exercising Term Lenders until such rights have been exercised as to all Revolving Credit Obligations and all Revolving Loan Commitments (in any case, prior to issuance of the Purchase Notice).

(b) Purchase Option Closing. On the date specified in the Purchase Notice (which shall not be less than 3 Business Days nor more than 5 Business Days after delivery to the Administrative Agent of the Purchase Notice), the Revolving Lenders shall sell to the exercising Term Lenders, and the exercising Term Lenders shall purchase from the Revolving Lenders, all, but not less than all, of the Revolving Credit Obligations, and the Revolving Lenders shall assign to the exercising Term Lenders, and the exercising Term Lenders shall assume from the Revolving Lenders all, but not less than all, of the then existing Revolving Loan Commitments. Upon such closing, each selling Revolving Lender shall be released for all of its Revolving Loan Commitments hereunder, along with any obligation to purchase any participation in any Letter of Credit.

(c) Purchase Price. The purchase, sale and assumption pursuant to this Section 10.23 shall be made by execution and delivery by the Administrative Agent, Revolving Lenders and exercising Term Lenders of an Assignment Agreement. Upon the date of such purchase and sale, (a) the exercising Term Lenders shall pay to the Administrative Agent for the benefit of the Revolving Lenders as the purchase price therefor 100% of the outstanding Obligations with respect to the Revolving Loans owing to the Revolving Lenders, including, without limitation, principal, interest accrued and unpaid thereon, and any fees accrued and unpaid thereon, to the extent earned or due and payable in accordance with the Loan Documents and irrespective of whether allowed or allowable in connection with any Insolvency Proceeding, (b) any unreimbursed Obligations in respect of Letters of Credit owing to the Revolving Lenders (which, in the case of contingent reimbursement obligations in respect of the undrawn portion of any Letter of Credit, shall be satisfied by providing the Administrative Agent cash collateral in an amount equal to 102.5% of the undrawn face amount thereof; it being agreed by the parties hereto that the Administrative Agent and Issuing Lender shall (A) be entitled to apply such cash collateral solely to reimburse any drawings on such Letters of Credit issued by Issuing Lender or in respect of fees and costs chargeable under the Loan Documents in respect thereof for which the selling Revolving Lenders remain liable in respect of funding participations therein, and (B) promptly return any unapplied portion of such cash collateral to the Administrative Agent for the benefit of the Term Lenders at such time as (x) the Letters of Credit issued by it have been returned for cancellation, have expired, or otherwise have been terminated and (y) all Obligations with respect to such Letters of Credit have been paid in full), (c) any contingent indemnification obligations in respect of asserted indemnity claims payable to the Revolving Lenders or their respective Affiliates (which, in the case of contingent obligations in respect thereof, shall be satisfied by providing the Administrative Agent cash collateral in an amount equal to 102.5% of such obligations; it being agreed by the parties hereto that the Administrative Agent shall (A) be entitled to apply such cash collateral solely to satisfy such obligations owing to the selling Revolving Lenders and their respective Affiliates, and (B) promptly return any unapplied portion of such cash collateral to the Administrative Agent for the benefit of the Term Lenders at such time as all such obligations have been paid in full) and (d) all expenses to the extent owing to the Revolving Lenders in accordance with the Loan Documents. Such purchase price and cash collateral shall be remitted by wire transfer of immediately available funds to the Administrative Agent in accordance with Section 2.4(c), solely for the account of the selling Revolving Lenders and shall be immediately distributed to such selling Lenders in accordance with their respective ratable shares. Interest and fees shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the Term Lenders are received by the Administrative Agent prior to 1:00 P.M., New York City time and interest and fees shall be calculated to and including such Business Day if the amounts so paid by the Term Lenders are received by the Administrative Agent later than 1:00 P.M., New York City time.

(d) Secured Hedge Agreements. In connection with the purchase option described in this Section 10.23, (w) no selling Revolving Lender shall be obligated to transfer pursuant to this Agreement, and the Term Lenders shall not be required to acquire (from any selling Revolving Lender) pursuant to this Agreement, any Obligations in respect of Secured Hedge Agreements; (x) all amounts owing to the selling Revolving Lenders and their respective Affiliates in respect of Obligations under Secured Hedge Agreements accrued through the latest date that the applicable selling Revolving Lender or its Affiliates was a Lender under this Agreement shall remain secured by the Collateral and the Administrative Agent hereby agrees that it will, or will cause any successor Administrative Agent appointed pursuant to this Agreement to, act as collateral agent for such selling Revolving Lender or its Affiliates in respect of such Obligations under Secured Hedge Agreements; (y) each Term Lender agrees in favor of each selling Revolving Lender and its Affiliates that it will not vote as a Lender in favor of any modification to this Agreement or the other Loan Documents that would in any way subordinate the priority of the Liens granted in and to the Collateral under this Agreement or the other Loan Documents in respect of Obligations under Secured Hedge Agreements or amend or otherwise modify this Agreement or any other Loan Document in a manner which would adversely affect the priority of application of proceeds of Collateral to the payment of any portion of the Obligations under Secured Hedge Agreements; and (z) without duplication of cash collateral otherwise provided, each Secured Party and its Affiliates shall be entitled to payment in respect of all such Obligations under Secured Hedge Agreements in accordance with the applicable provisions of this Agreement.

(e) Nature of Sale. The purchase and sale pursuant to this Section 10.23 shall be expressly made without representation or warranty of any kind by the Revolving Lenders as to the Revolving Credit Obligations or otherwise and without recourse to the Revolving Lenders, except for representations and warranties as to the following made by each selling Lender severally (and not jointly): (a) the amount of the Revolving Credit Obligations being purchased from such selling Lender (including as to the principal of and accrued and unpaid interest on such Revolving Credit Obligations, fees and expenses thereof), (b) that such selling Lender owns the Revolving Credit Obligations held by it free and clear of any Liens created by it and (c) such selling Lender has the full right and power to assign its Revolving Credit Obligations and such assignment has been duly authorized by all necessary corporate action by such selling Lender. Notwithstanding anything herein, each selling Revolving Lender shall retain all of their respective indemnification rights under the Loan Documents arising in respect of any act or omission that occurred on or before the date of such purchase and sale, and in furtherance of the foregoing, no amendment to such indemnification rights or their priority under any waterfall provision shall be amended, modified, waived or terminated without the consent of each affected selling Lender.

(f) Affiliates. For the avoidance of doubt, the purchase option of the Term Lenders described in this Section 10.23 may be exercised by such Term Lenders’ respective Affiliates who are Eligible Assignees hereunder.

Section 10.24 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

HANCOCK MERGER SUB, as Initial Borrower

By:
Name:
Title:

Notice Address:

[ ]
Attn: [ ]
Email: [ ]
Fax: [ ]

[Signature Page to Credit Agreement]

HANCOCK MICDO, LLC, as Holdings

By:
Name:
Title:

Notice Address:

[ ]
Attn: [ ]
Email: [ ]
Fax: [ ]

[Signature Page to Credit Agreement]

ADMINISTRATIVE AGENT:

ARES CAPITAL CORPORATION as Administrative Agent and a Lender

By:

Name:
Title:

Notice Address:

[ ]
Attention: [ ]
Facsimile: [ ]
Email: [ ]

[Signature Page to Credit Agreement]

LENDER:

GOLUB CAPITAL LLC

as a Lender

By:

Name:
Title:

Notice Address:

[ ]
Attention: [ ]
Facsimile: [ ]
Email: [ ]

[Signature Page to Credit Agreement]

EXHIBIT I

FORM OF NOTICE OF BORROWING

[     ], 20[ ]

Pursuant to that certain Credit Agreement, dated as of February 11, 2019 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Credit Agreement”; all capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement), by and among Invoice Cloud, Inc., a Delaware corporation (the “Borrower”), as successor by merger on the Closing Date to Hancock Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Hancock Midco, LLC, a Delaware limited liability company (“Holdings”), the financial institutions party thereto from time to time as lenders (the “Lenders”), Ares Capital Corporation, as administrative agent and as collateral agent (in such capacities, “Administrative Agent”), and the other parties from time to time party thereto, this notice represents Borrower’s request to borrow Loans as follows:

(c)	Name of Borrower: Invoice Cloud, Inc.

(d)	Date of borrowing: ___________________[1] (the “Proposed Funding Date”)

(e)	Principal amount of borrowing: $ ______________[2]

(f)	Type of Loans:

(i)	Term Loans

(ii)	Revolving Loans

(iii)	Delayed Draw Term Loans

(g)	Interest rate option:

(i)	Base Rate Loan

(ii) LIBOR Loan with an initial Interest Period of [one] [two] [three] [six] [if available to all relevant Lenders, twelve or shorter] month(s)

[[Choose one:

[The Borrower hereby elects to pay interest on the Loans being borrowed hereunder pursuant to Section 2.2(a)(i) of the Credit Agreement]] 3

[1]

Notice of Borrowing to be delivered (x) in the case Revolving Loans, no later than 2:00 P.M. (New York City time) at least three Business Days in advance of the proposed Funding Date (in the case of a LIBOR Loan) or 11:00 A.M. (New York City time) on the Business Day of the proposed Funding Date (in the case of a Base Rate Loan);.

[2]

(x) In the case of Loans, to be in an aggregate minimum amount of $250,000, and multiples of $50,000 in excess thereof and (y) in the case of Delayed Draw Term Loans, to be in an aggregate minimum amount of $1,000,000.

[3]	To be included if electing the cash only interest option pursuant to Section 2.2(a)(i).

1

[The Borrower hereby elects to pay interest on the Loans being borrowed hereunder pursuant to Section 2.2(g) of the Credit Agreement]]4

The proceeds of such Loans are to be deposited in Borrower’s account at the Funding and Payment Office.

The undersigned officer of Borrower (to the best of his or her knowledge and in his or her capacity as an officer, and not individually) on behalf of Borrower certifies that:5

(1)

The representations and warranties contained in the Credit Agreement and the other Loan Documents will be true and correct in all material respects on and as of the Funding Date to the same extent as though made on and as of the Funding Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date; provided that, if a representation or warranty is qualified as to “materiality” or “Material Adverse Effect,” such materiality qualifiers set forth above shall be disregarded with respect to such representation or warranty for purposes of this condition; and

(2)	No event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute a Default or an Event of Default.

[Remainder of page intentionally left blank]

[4]	To be included if electing the payment in kind option pursuant to Section 2.2(g).
[5]	To be included for Notices of Borrowing after the Closing Date.

2

Invoice Cloud, Inc.

By:

Name:

Title:

I-3

EXHIBIT II

FORM OF NOTICE OF CONVERSION/CONTINUATION

[                ], 20[     ]

Pursuant to that certain Credit Agreement, dated as of February 11, 2019 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Credit Agreement”; all capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement), by and among Invoice Cloud, Inc., a Delaware corporation (the “Borrower”), as successor by merger on the Closing Date to Hancock Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Hancock Midco, LLC, a Delaware limited liability company (“Holdings”), the financial institutions party thereto from time to time as lenders (the “Lenders”), Ares Capital Corporation, as administrative agent and as collateral agent (in such capacities, “Administrative Agent”), and the other parties from time to time party thereto, this notice represents Borrower’s request to [convert] [continue] Loans as follows:

(h)	Name of Borrower: Invoice Cloud, Inc.

(i)	Date of [conversion] [continuation]: ___________________[6]

(j)	Principal amount of Loans being [converted] [continued]: $ _______________

(k)	Type of Loans being [converted] [continued]:

(i) Term	Loans

(ii) Revolving	Loans

(l)	Nature of conversion/continuation:

(i) Conversion	of Base Rate Loans to LIBOR Loans

(ii) Conversion	of LIBOR Loans to Base Rate Loans

(iii) Continuation	of LIBOR Loans as such

(m)

If Loans are being continued as or converted to LIBOR Loans, the duration of the new Interest Period that commences on the [conversion] [continuation] date is [one] [two] [three] [six] [if available to all relevant Lenders, twelve or shorter] month(s).

[[Choose one:

[The Borrower hereby elects to pay interest on the Loans being [converted] [continued] hereunder pursuant to Section 2.2(a)(i) of the Credit Agreement]] 7

[6]

Notice of Conversion/Continuation to be delivered (x) in the case of a conversion to a Base Rate Loan, no later than 12:00 Noon (New York City time) at least one Business Day in advance of the proposed conversion date and (y) in the case of a conversion to, or a continuation of, a LIBOR Loan, no later than 12:00 Noon (New York City time) at least three Business Days in advance of the proposed conversion/continuation date.

[7]	To be included if electing the cash only interest option pursuant to Section 2.2(a)(i).

1

[The Borrower hereby elects to pay interest on the Loans being [converted] [continued] hereunder pursuant to Section 2.2(g) of the Credit Agreement]]8

[Remainder of page intentionally left blank]

[8]	To be included if electing the payment in kind option pursuant to Section 2.2(g)

2

Invoice Cloud, Inc.

By:

Name:

Title:

3

EXHIBIT III

FORM OF REQUEST FOR ISSUANCE

[                ], 20[     ]

Pursuant to that certain Credit Agreement, dated as of February 11, 2019 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Credit Agreement”; all capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement), by and among Invoice Cloud, Inc., a Delaware corporation (the “Borrower”), as successor by merger on the Closing Date to Hancock Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Hancock Midco, LLC, a Delaware limited liability company (“Holdings”), the financial institutions party thereto from time to time as lenders (the “Lenders”), Ares Capital Corporation, as administrative agent and as collateral agent (in such capacities, “Administrative Agent”), and the other parties from time to time party thereto, this notice represents Borrower’s request for the issuance of a Letter of Credit by Issuing Lender as follows:

(n)	Name of Borrower: Invoice Cloud, Inc.

(o)	Issuing Lender: [Administrative Agent] [__________________][1]

(p)	Date of issuance of Letter of Credit: ___________________[2] (the “Issue Date”)

(q)	Face amount of Letter of Credit: $_______________

(r)	Expiration date of Letter of Credit: ___________________

(s)	Name and address of beneficiary:

_______________________________________

_______________________________________

_______________________________________

_______________________________________

(t)	Attached hereto is:

[     ]    the verbatim text of such proposed Letter of Credit

[     ]    a description of the proposed terms and conditions of such Letter of Credit, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of such Letter of Credit, would require the Issuing Lender to make payment under such Letter of Credit.

[1]	Insert name of Issuing Lender if not Administrative Agent.
[2]

Request for Issuance to be delivered no later than 2:00 P.M. (New York City time) at least three Business Days (or such shorter period agreed by Issuing Bank) in advance of the proposed date of issuance.

1

The undersigned officer of Borrower (to the best of his or her knowledge and in his or her capacity as an officer, and not individually) on behalf of Borrower certifies that:

(1)

The representations and warranties contained in the Credit Agreement and the other Loan Documents will be true and correct in all material respects on and as of the issue date to the same extent as though made on and as of the issue date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date; provided that, if a representation or warranty is qualified as to “materiality” or “Material Adverse Effect,” such materiality qualifiers set forth above shall be disregarded with respect to such representation or warranty for purposes of this condition; and

(2)	No event has occurred and is continuing or would result from the issuance of the Letter of Credit contemplated hereby that would constitute a Default or an Event of Default.

[Remainder of page intentionally left blank.]

2

Invoice Cloud, Inc.

By:

Name:

Title:

3

EXHIBIT IV

FORM OF TERM NOTE

Invoice Cloud, Inc.

$ _________	New York, NY [Issuance Date]

FOR VALUE RECEIVED, pursuant to the terms of this Term Note (this “Note”), Invoice Cloud, Inc., a Delaware corporation (“Borrower”), promises to pay to [**LENDER’S NAME**] (“Payee”) or its registered assigns the principal amount of $ _________. The principal amount of this Note shall be payable on the dates and in the amounts specified in that certain Credit Agreement, dated as of February 11, 2019 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Credit Agreement”), by and among Borrower, as successor by merger on the Closing Date to Hancock Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Hancock Midco, LLC, a Delaware limited liability company (“Holdings”), the financial institutions party thereto from time to time as lenders (the “Lenders”), Ares Capital Corporation, as administrative agent and as collateral agent (in such capacities, “Administrative Agent”), and the other parties from time to time party thereto; provided that the last such installment shall be in an amount sufficient to repay the entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon in accordance with the Credit Agreement. All capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement.

Borrower also promises to pay interest on the unpaid principal amount of the Term Loans evidenced hereby, until paid in full, at the rates and at the times which shall be determined in accordance with the Credit Agreement.

This Note is one of Borrower’s “Term Notes” and is issued pursuant to, and entitled to the benefits of, the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest (subject to Section 2.2(g) of the Credit Agreement) in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of this Note shall have been accepted by Administrative Agent and recorded in the Register as provided in the Credit Agreement, Borrower and Administrative Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Term Loans evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof, it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Borrower hereunder with respect to payments of principal of, or interest on, this Note.

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment will be deemed due on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest on this Note.

This Note is subject to mandatory prepayment as provided in the Credit Agreement and Borrower may, from time to time, make voluntary prepayments of the outstanding principal amount of, and interest on, this Note, in whole or in part, without premium or penalty (except as otherwise provided in the Credit Agreement) pursuant to Section 2.4(b)(i) of the Credit Agreement.

1

THIS NOTE AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS NOTE (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, TO THE EXTENT THEY WOULD REQUIRE THE APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

Borrower promises to pay all reasonable, documented out-of-pocket costs and expenses, including reasonable and documented out-of-pocket attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and in accordance with the Credit Agreement, hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

2

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

Invoice Cloud, Inc.

By:

Name:

Title:

3

TRANSACTIONS ON

TERM NOTE

Date	Amount of Loan Made This Date (or amount of interest capitalized)	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

4

EXHIBIT V

FORM OF REVOLVING NOTE

Invoice Cloud, Inc.

Up to $[**Amount of Lender’s Revolving Loan Commitment**]	New York, NY

[Issuance Date]

FOR VALUE RECEIVED, pursuant to the terms of this Revolving Note (this “Note”), Invoice Cloud, Inc., a Delaware corporation (“Borrower”) promises to pay to [**LENDER’S NAME**] (“Payee”) or its registered assigns, the lesser of (x) [**Amount of Lender’s Revolving Loan Commitment**] ($ [**Amount**]) and (y) the unpaid principal amount of all advances made by Payee to Borrower as Revolving Loans under that certain Credit Agreement, dated as of February 11, 2019 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Credit Agreement”), by and among Borrower, as successor by merger on the Closing Date to Hancock Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Hancock Midco, LLC, a Delaware limited liability company (“Holdings”), the financial institutions party thereto from time to time as lenders (the “Lenders”), Ares Capital Corporation, as administrative agent and as collateral agent (in such capacities, “Administrative Agent”), and the other parties from time to time party thereto. The principal amount of this Note shall be payable on the dates and in the amounts specified in the Credit Agreement. All capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement.

Borrower also promises to pay interest on the unpaid principal amount of the Revolving Loans evidenced hereby, until paid in full, at the rates and at the times which shall be determined in accordance with the Credit Agreement.

This Note is one of Borrower’s “Revolving Notes” and is issued pursuant to, and entitled to the benefits of, the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest (subject to Section 2.2(g) of the Credit Agreement) in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of this Note shall have been accepted by Administrative Agent and recorded in the Register as provided in the Credit Agreement, Borrower and Administrative Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loans evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof, it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Borrower hereunder with respect to payments of principal of, or interest on, this Note.

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment will be deemed due on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest on this Note.

This Note is subject to mandatory prepayment as provided in the Credit Agreement and Borrower may, from time to time, make voluntary prepayments of the outstanding principal amount of, and interest on, this Note, in whole or in part, without premium or penalty pursuant to Section 2.4(b)(i) of the Credit Agreement.

1

THIS NOTE AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS NOTE (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, TO THE EXTENT THEY WOULD REQUIRE THE APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

Borrower promises to pay all reasonable, documented out-of-pocket costs and expenses, including reasonable and documented out-of-pocket attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and in accordance with the Credit Agreement, hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

2

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

Invoice Cloud, Inc.

By:
Name:
Title:

3

TRANSACTIONS ON

REVOLVING NOTE

Date	Type of Loan Made This Date and Amount of Loan Made This Date (or amount of interest capitalized)	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

4

EXHIBIT VI

[Reserved]

1

EXHIBIT VII

FORM OF DELAYED DRAW TERM NOTE

Invoice Cloud, Inc.

$ _________	New York, NY

[Issuance Date]

FOR VALUE RECEIVED, pursuant to the terms of this Delayed Draw Term Note (this “Note”), Invoice Cloud, Inc., a Delaware corporation (“Borrower”), promises to pay to [**LENDER’S NAME**] (“Payee”) or its registered assigns the principal amount of $ _________. The principal amount of this Note shall be payable on the dates and in the amounts specified in that certain Credit Agreement, dated as of February 11, 2019 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Credit Agreement”), by and among Borrower, as successor by merger on the Closing Date to Hancock Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Hancock Midco, LLC, a Delaware limited liability company (“Holdings”), the financial institutions party thereto from time to time as lenders (the “Lenders”), Ares Capital Corporation, as administrative agent and as collateral agent (in such capacities, “Administrative Agent”), and the other parties from time to time party thereto; provided that the last such installment shall be in an amount sufficient to repay the entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon in accordance with the Credit Agreement. All capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement.

Borrower also promises to pay interest on the unpaid principal amount of the Delayed Draw Term Loans evidenced hereby, until paid in full, at the rates and at the times which shall be determined in accordance with the Credit Agreement.

This Note is one of Borrower’s “Delayed Draw Term Notes” and is issued pursuant to, and entitled to the benefits of, the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Delayed Draw Term Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest (subject to Section 2.2(g) of the Credit Agreement) in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of this Note shall have been accepted by Administrative Agent and recorded in the Register as provided in the Credit Agreement, Borrower and Administrative Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Delayed Draw Term Loans evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof, it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Borrower hereunder with respect to payments of principal of, or interest on, this Note.

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment will be deemed due on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest on this Note.

1

This Note is subject to mandatory prepayment as provided in the Credit Agreement and Borrower may, from time to time, make voluntary prepayments of the outstanding principal amount of, and interest on, this Note, in whole or in part, without premium or penalty (except as otherwise provided in the Credit Agreement) pursuant to Section 2.4(b)(i) of the Credit Agreement.

THIS NOTE AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS NOTE (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES, TO THE EXTENT THEY WOULD REQUIRE THE APPLICATOIN OF THE LAWS OF A DIFFERENT JURISDICTION.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

Borrower promises to pay all reasonable, documented out-of-pocket costs and expenses, including reasonable and documented out-of-pocket attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and in accordance with the Credit Agreement, hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

2

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

Invoice Cloud, Inc.

By:
Name:
Title:

3

TRANSACTIONS ON

DELAYED DRAW TERM NOTE

Date	Amount of Loan Made This Date (or amount of interest capitalized)	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

4

EXHIBIT VIII-1

FORM OF ACCEPTANCE AND PREPAYMENT NOTICE

To: [Ares Capital Corporation][1], as Auction Agent	Date: [___]

This Acceptance and Prepayment Notice is delivered to you pursuant to (a) Section 2.4(b)(v)(D)(2) of that certain Credit Agreement, dated as of February 11, 2019 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Credit Agreement”; all capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement), by and among Invoice Cloud, Inc., a Delaware corporation (the “Borrower”), as successor by merger on the Closing Date to Hancock Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Hancock Midco, LLC, a Delaware limited liability company (“Holdings”), the financial institutions party thereto from time to time as lenders (the “Lenders”), Ares Capital Corporation, as administrative agent and as collateral agent (in such capacities, “Administrative Agent”), and the other parties from time to time party thereto, and (b) that certain Solicited Discounted Prepayment Notice, dated [___] from the Borrower (the “Solicited Discounted Prepayment Notice”).

The Borrower hereby irrevocably notifies you that it accepts offers delivered in response to the Solicited Discounted Prepayment Notice having an Offered Discount equal to or greater than [__]% in respect of the [Term Loans][[___] tranche of Term Loans] (the “Acceptable Discount”) in an aggregate amount not to exceed the Solicited Discounted Prepayment Amount.

The Borrower expressly agrees that this Acceptance and Prepayment Notice shall be irrevocable and is subject to the provisions of Section 2.4(b)(v)(D) of the Credit Agreement.

The Borrower hereby represents and warrants to the Auction Agent and the Term Lenders in respect of the [[                ] tranche of the] [Term Loans] [Delayed Draw Term Loans][Incremental Term Loans][Refinancing Term Loans][Replacement Term Loans] as follows:

1.	The Borrower will not make a borrowing of Revolving Loans to fund this Discounted Term Loan Prepayment.

2.

[At least ten (10) Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment] [At least three (3) Business Days have passed since the date the Borrower was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers.][2]

The Borrower acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with the acceptance of any prepayment made in connection with a Solicited Discounted Prepayment Offer.

[1]	If not Ares Capital Corporation, insert name of other financial institution or advisor employed by the Borrower to act as an arranger in connection with any Discounted Term Loan Prepayment.
[2]	Insert applicable representation.

VIII-1-1

The Borrower requests that the Auction Agent promptly notify each of the relevant Term Lenders party to the Credit Agreement of this Acceptance and Prepayment Notice.

[Remainder of page intentionally left blank]

VIII-1-2

Invoice Cloud, Inc.

By:
Name:
Title:

VIII-1-3

EXHIBIT VII-2

FORM OF DISCOUNT RANGE PREPAYMENT NOTICE

To: [Ares Capital Corporation][1], as Auction Agent	Date: [___]

This Discount Range Prepayment Notice is delivered to you pursuant to Section 2.4(b)(v)(C)(1) of that certain Credit Agreement, dated as of February 11, 2019 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Credit Agreement”; all capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement), by and among Invoice Cloud, Inc., a Delaware corporation (the “Borrower”), as successor by merger on the Closing Date to Hancock Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Hancock Midco, LLC, a Delaware limited liability company (“Holdings”), the financial institutions party thereto from time to time as lenders (the “Lenders”), Ares Capital Corporation, as administrative agent and as collateral agent (in such capacities, “Administrative Agent”), and the other parties from time to time party thereto.

The Borrower hereby requests that each Term Lender in respect of the [[                ] tranche of the] [Term Loans] [Delayed Draw Term Loans][Incremental Term Loans][Refinancing Term Loans][Replacement Term Loans] submit a Discount Range Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1.

This Borrower Solicitation of Discount Range Prepayment Offers is extended at the sole discretion of the Borrower to each Term Lender in respect of the [[                ] tranche of the] [Term Loans] [Delayed Draw Term Loans][Incremental Term Loans][Refinancing Term Loans][Replacement Term Loans].

2.

The maximum aggregate outstanding amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is $[__] of [Term Loans] [[___] tranche of Term Loans] (the “Discount Range Prepayment Amount”).[2]

3.

The Borrower is willing to make Discounted Term Loan Prepayments at a percentage discount to par value greater than or equal to [__]% but less than or equal to [__]% in respect of the [Term Loans] [[___] tranche of Term Loans] (the “Discount Range”).

To make an offer in connection with this solicitation, you are required to deliver to the Auction Agent a Discount Range Prepayment Offer on or before 5:00 p.m. New York time on the date that is three (3) Business Days following the date of delivery of this notice pursuant to Section 2.4(b)(v)(C)(1) of the Credit Agreement.

The Borrower hereby represents and warrants to the Auction Agent and the Term Lenders in respect of the [[                ] tranche of the] [Term Loans] [Delayed Draw Term Loans][Incremental Term Loans][Refinancing Term Loans][Replacement Term Loans] as follows:

1.	The Borrower will not make a borrowing of Revolving Loans to fund this Discounted Term Loan Prepayment.

[1]	If not Ares Capital Corporation insert name of other financial institution or advisor employed by the Borrower to act as an arranger in connection with any Discounted Term Loan Prepayment.
[2]	Minimum of $1.0 million and whole increments of $500,000 in excess thereof.

VIII-2-1

2.

[At least ten (10) Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment] [At least three (3) Business Days have passed since the date the Borrower was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers.][3]

The Borrower acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with any Discount Range Prepayment Offer made in response to this Discount Range Prepayment Notice and the acceptance of any prepayment made in connection with this Discount Range Prepayment Notice.

The Borrower requests that the Auction Agent promptly notify each of the relevant Term Lenders party to the Credit Agreement of this Discount Range Prepayment Notice.

[Remainder of page intentionally left blank]

[3]	Insert applicable representation.

VIII-2-2

Invoice Cloud, Inc.

By:
Name:
Title:

Enclosure: Form of Discount Range Prepayment Offer

VIII-2-3

EXHIBIT VII-3

FORM OF DISCOUNT RANGE PREPAYMENT OFFER

To: [Ares Capital Corporation][1], as Auction Agent	Dated: [___]

Reference is made to (a) that certain Credit Agreement, dated as of February 11, 2019 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Credit Agreement”), by and among Invoice Cloud, Inc., a Delaware corporation (the “Borrower”), as successor by merger on the Closing Date to Hancock Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Hancock Midco, LLC, a Delaware limited liability company (“Holdings”), the financial institutions party thereto from time to time as lenders (the “Lenders”), Ares Capital Corporation, as administrative agent and as collateral agent (in such capacities, “Administrative Agent”), and the other parties from time to time party thereto, and (b) that certain Discount Range Prepayment Notice, dated [__], from the Borrower (the “Discount Range Prepayment Notice”). Capitalized terms used but not otherwise defined herein have the meanings given to them in the Discount Range Prepayment Notice or, to the extent not defined therein, the Credit Agreement.

The undersigned Term Lender in respect of the [[                ] tranche of the] [Term Loans] [Delayed Draw Term Loans][Incremental Term Loans][Refinancing Term Loans][Replacement Term Loans] hereby gives you irrevocable notice, pursuant to Section 2.4(b)(v)(C) of the Credit Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:

1.	This Discount Range Prepayment Offer is available only for prepayment on the [Term Loans] [[_____] tranche of Term Loans] held by the undersigned.

2.	The maximum aggregate outstanding amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Submitted Amount”):

[Term Loans – $___]

[ [_____] tranche of Term Loans – $___]

3.	The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [___]% in respect of the [Term Loans] [[___] tranche of Term Loans] (the “Submitted Discount”).

The undersigned Term Lender in respect of the [[                ] tranche of the] [Term Loans] [Delayed Draw Term Loans][Incremental Term Loans][Refinancing Term Loans][Replacement Term Loans] hereby expressly consents and agrees to a prepayment of its [Term Loans]    [[_____] tranche of Term Loans] indicated above pursuant to Section 2.4(b)(v)(C) of the Credit Agreement at a price equal to the Applicable Discount and in an aggregate outstanding amount not to exceed the Submitted Amount, as such amount may be reduced in accordance with the Discount Range Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[Remainder of page intentionally left blank]

[1]	If not Ares Capital Corporation, insert name of other financial institution or advisor employed by the Borrower to act as an arranger in connection with any Discounted Term Loan Prepayment.

1

[Lender]

By:
Name:
Title:

2

EXHIBIT VIII-4

FORM OF SOLICITED DISCOUNTED PREPAYMENT NOTICE

Dated: [___]

This Solicited Discounted Prepayment Notice is delivered to you pursuant to Section 2.4(b)(v)(D)(1) of that certain Credit Agreement, dated as of February 11, 2019 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Credit Agreement”; all capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement), by and among Invoice Cloud, Inc., a Delaware corporation (the “Borrower”), as successor by merger on the Closing Date to Hancock Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Hancock Midco, LLC, a Delaware limited liability company (“Holdings”), the financial institutions party thereto from time to time as lenders (the “Lenders”), Ares Capital Corporation, as administrative agent and as collateral agent (in such capacities, “Administrative Agent”), and the other parties from time to time party thereto.

The Borrower hereby requests that each Term Lender in respect of the [[                ] tranche of the] [Term Loans] [Delayed Draw Term Loans][Incremental Term Loans][Refinancing Term Loans][Replacement Term Loans] submit a Solicited Discounted Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1.

This Borrower Solicitation of Discounted Prepayment Offers is extended at the sole discretion of the Borrower to each Term Lender in respect of the [[                ] tranche of the] [Term Loans] [Delayed Draw Term Loans][Incremental Term Loans][Refinancing Term Loans][Replacement Term Loans].

2.	The maximum aggregate outstanding amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is (the “Solicited Discounted Prepayment Amount”):[1]

[Term Loans – $___]

[[_____] tranche of Term Loans – $___]

To make an offer in connection with this solicitation, you are required to deliver to the Auction Agent a Solicited Discounted Prepayment Offer on or before 5:00 p.m. New York time on the date that is three (3) Business Days following delivery of this notice pursuant to Section 2.4(b)(v)(D)(1) of the Credit Agreement.

The Borrower hereby represents and warrants to the Auction Agent and the Term Lenders in respect of the [[                ] tranche of the] [Term Loans] [Delayed Draw Term Loans][Incremental Term Loans][Refinancing Term Loans][Replacement Term Loans] as follows:

1.	The Borrower will not make a borrowing of Revolving Loans to fund this Discounted Term Loan Prepayment.

[1]	Minimum of $1.0 million and whole increments of $500,000 in excess thereof.

1

2.

[At least ten (10) Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment] [At least three (3) Business Days have passed since the date the Borrower was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers.][2]

The Borrower acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with any Solicited Discounted Prepayment Offer made in response to this Solicited Discounted Prepayment Notice and the acceptance of any prepayment made in connection with this Solicited Discounted Prepayment Notice.

The Borrower requests that the Auction Agent promptly notify each of the relevant Term Lenders party to the Credit Agreement of this Solicited Discounted Prepayment Notice.

[Remainder of page intentionally left blank]

[2]	Insert applicable representation.

2

Invoice Cloud, Inc.

By:
Name:
Title:

Enclosure: Form of Solicited Discounted Prepayment Offer

3

EXHIBIT VIII-5

FORM OF SOLICITED DISCOUNTED PREPAYMENT OFFER

To: [Ares Capital Corporation]1, as Auction Agent                                                                                                                  Dated: [__]

Reference is made to (a) that certain Credit Agreement, dated as of February 11, 2019 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Credit Agreement”), by and among Invoice Cloud, Inc., a Delaware corporation (the “Borrower”), as successor by merger on the Closing Date to Hancock Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Hancock Midco, LLC, a Delaware limited liability company (“Holdings”), the financial institutions party thereto from time to time as lenders (the “Lenders”), Ares Capital Corporation, as administrative agent and as collateral agent (in such capacities, “Administrative Agent”), and the other parties from time to time party thereto, and (b) that certain Solicited Discounted Prepayment Notice, dated [__], from the Borrower (the “Solicited Discounted Prepayment Notice”). Capitalized terms used but not otherwise defined herein have the meanings given to them in the Solicited Discounted Prepayment Notice or, to the extent not defined therein, the Credit Agreement.

To accept the offer set forth herein, you must submit an Acceptance and Prepayment Notice on or before the third Business Day following your receipt of all Solicited Discounted Prepayment Offers submitted pursuant to Section 2.4(b)(v)(D)(2) of the Credit Agreement.

The undersigned Term Lender in respect of the [[                ] tranche of the] [Term Loans] [Delayed Draw Term Loans][Incremental Term Loans][Refinancing Term Loans][Replacement Term Loans] hereby gives you irrevocable notice, pursuant to Section 2.4(b)(v)(D) of the Credit Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:

1.	This Solicited Discounted Prepayment Offer is available only for prepayment on the [Term Loans] [[_____] tranche of Term Loans] held by the undersigned.

2.	The maximum aggregate outstanding amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Offered Amount”):

[Term Loans – $___]

[[_____] tranche of Term Loans – $___]

3.	The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [___]% in respect of the [Term Loans] [[___] tranche of Term Loans] (the “Offered Discount”).

The undersigned Term Lender in respect of the [[                ] tranche of the] [Term Loans] [Delayed Draw Term Loans][Incremental Term Loans][Refinancing Term Loans][Replacement Term Loans] hereby expressly consents and agrees to a prepayment of its [Term Loans] [[_____] tranche of Term Loans] indicated above pursuant to Section 2.4(b)(v)(D) of the Credit Agreement at a price equal to the Acceptable Discount and in an aggregate outstanding amount not to exceed such Lender’s Offered Amount as such amount may be reduced in accordance with the Solicited Discount Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[1]	If not Ares Capital Corporation, insert name of other financial institution or advisor employed by the Borrower to act as an arranger in connection with any Discounted Term Loan Prepayment.

1

[Lender]

By:

Name:

Title:

2

EXHIBIT VIII-6

FORM OF SPECIFIED DISCOUNT PREPAYMENT NOTICE

Dated: [___]

This Specified Discount Prepayment Notice is delivered to you pursuant to Section 2.4(b)(v)(B)(1) of that certain Credit Agreement, dated as of February 11, 2019 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Credit Agreement”; all capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement), by and among Invoice Cloud, Inc., a Delaware corporation (the “Borrower”), as successor by merger on the Closing Date to Hancock Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Hancock Midco, LLC, a Delaware limited liability company (“Holdings”), the financial institutions party thereto from time to time as lenders (the “Lenders”), Ares Capital Corporation, as administrative agent and as collateral agent (in such capacities, “Administrative Agent”), and the other parties from time to time party thereto.

The Borrower hereby offers to make a Discounted Term Loan Prepayment to each Term Lender in respect of the [[                ] tranche of the] [Term Loans] [Delayed Draw Term Loans][Incremental Term Loans][Refinancing Term Loans][Replacement Term Loans] on the following terms:

1.

This Borrower Offer of Specified Discount Prepayment is available only to each Term Lender in respect of the [[                ] tranche of the] [Term Loans] [Delayed Draw Term Loans][Incremental Term Loans][Refinancing Term Loans][Replacement Term Loans].

2.

The maximum aggregate outstanding amount of the Discounted Term Loan Prepayment that will be made in connection with this offer shall not exceed $[__] of [Term Loans] [[_____] tranche of Term Loans] (the “Specified Discount Prepayment Amount”).[1]

3.	The percentage discount to par value at which such Discounted Term Loan Prepayment will be made is [__]% in respect of the [Term Loans] [[_____] tranche of Term Loans] (the “Specified Discount”).

To accept this offer, you are required to submit to the Auction Agent a Specified Discount Prepayment Response on or before 5:00 p.m. New York time on the date that is three (3) Business Days following the date of delivery of this notice pursuant to Section 2.4(b)(v)(B)(1) of the Credit Agreement.

The Borrower hereby represents and warrants to the Auction Agent and the Term Lenders in respect of the [[                ] tranche of the] [Term Loans] [Delayed Draw Term Loans][Incremental Term Loans][Refinancing Term Loans][Replacement Term Loans] as follows:

1.	The Borrower will not make a borrowing of Revolving Loans to fund this Discounted Term Loan Prepayment.

2.

[At least ten (10) Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment] [At least three (3) Business Days have passed since the date the Borrower was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers.][2]

[1]	Minimum of $1.0 million and whole increments of $500,000 in excess thereof.
[2]	Insert applicable representation.

1

The Borrower acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with their decision whether or not to accept the offer set forth in this Specified Discount Prepayment Notice and the acceptance of any prepayment made in connection with this Specified Discount Prepayment Notice.

The Borrower requests that the Auction Agent promptly notify each of the relevant Term Lenders party to the Credit Agreement of this Specified Discount Prepayment Notice.

[Remainder of page intentionally left blank]

2

Invoice Cloud, Inc.

By:

Name:

Title:

Enclosure: Form of Specified Discount Prepayment Response

3

EXHIBIT VIII-7

FORM OF SPECIFIED DISCOUNT PREPAYMENT RESPONSE

To: [Ares Capital Corporation]1, as Auction Agent                                                                                                          Dated: [_____]

Reference is made to (a) that certain Credit Agreement, dated as of February 11, 2019 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Credit Agreement”), by and among Invoice Cloud, Inc., a Delaware corporation (the “Borrower”), as successor by merger on the Closing Date to Hancock Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Hancock Midco, LLC, a Delaware limited liability company (“Holdings”), the financial institutions party thereto from time to time as lenders (the “Lenders”), Ares Capital Corporation, as administrative agent and as collateral agent (in such capacities, “Administrative Agent”), and the other parties from time to time party thereto, and (b) that certain Specified Discount Prepayment Notice, dated [__], from the Borrower (the “Specified Discount Prepayment Notice”). Capitalized terms used but not otherwise defined herein have the meanings given to them in the Specified Discount Prepayment Notice or, to the extent not defined therein, the Credit Agreement.

The undersigned Term Lender in respect of the [[                ] tranche of the] [Term Loans] [Delayed Draw Term Loans][Incremental Term Loans][Refinancing Term Loans][Replacement Term Loans] hereby gives you irrevocable notice, pursuant to Section 2.4(b)(v)(B) of the Credit Agreement, that it agrees to accept a prepayment of the following [Term Loans]    [[_____] tranche of Term Loans] at the Specified Discount in an aggregate outstanding amount as follows:

[Term Loans – $___]

[[_____] tranche of Term Loans – $___]

The undersigned Term Lender in respect of the [[                ] tranche of the] [Term Loans] [Delayed Draw Term Loans][Incremental Term Loans][Refinancing Term Loans][Replacement Term Loans] hereby expressly consents and agrees to a prepayment of its [Term Loans] [[_____] tranche of Term Loans] indicated above pursuant to Section 2.4(b)(v)(B) of the Credit Agreement at a price equal to the [applicable] Specified Discount in the aggregate outstanding amount not to exceed the amount set forth above, as such amount may be reduced in accordance with the Specified Discount Proration, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[Remainder of page intentionally left blank]

[1]	If not Ares Capital Corporation, insert name of other financial institution or advisor employed by the Borrower to act as an arranger in connection with any Discounted Term Loan Prepayment.

1

[Lender]

By:

Name:

Title:

2

EXHIBIT IX

FORM OF COMPLIANCE CERTIFICATE

[SEE ATTACHED]

EXHIBIT IX

FORM OF COMPLIANCE CERTIFICATE

COMPLIANCE CERTIFICATE

OF INVOICE CLOUD, INC.

Date: [•]

This Compliance Certificate, including the attachments annexed hereto and made a part hereof (this “Certificate”), is delivered in connection with that certain Credit Agreement, dated as of February 11, 2019 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Credit Agreement”), by and among Invoice Cloud, Inc., a Delaware corporation (the “Borrower”), as successor by merger on the Closing Date to Hancock Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Hancock Midco, LLC, a Delaware limited liability company (“Holdings”), the financial institutions party thereto from time to time as lenders (the “Lenders”), Ares Capital Corporation, as administrative agent and as collateral agent (in such capacities, “Administrative Agent”), and the other parties from time to time party thereto. All capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement.

This Certificate is being delivered pursuant to Section 6.1(d) of the Credit Agreement.23 The undersigned Officer, to the best of his or her knowledge and in his or her capacity as an Officer, and not individually, on behalf of Holdings, hereby certifies that:

1.	The undersigned is the duly elected [**Title**] of Holdings.

2.

The undersigned has (a) reviewed the terms of the Credit Agreement and (b) made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of Holdings and its Subsidiaries during the accounting period covered by the attached financial statements.

3.

The review described in paragraph 2 above has not disclosed the existence during or at the end of the accounting period covered by the attached financial statements, and the undersigned has no knowledge of the existence as at the date of this Certificate, of any condition or event that constitutes a Default or an Event of Default [, except as set forth below].

[Set forth [below] [in a separate attachment to this Certificate]] are all exceptions to paragraph (3) above specifying, any condition or event that constitutes a Default or an Event of Default which exists, the nature and period of existence thereof and what action any Loan Party has taken, is taking, or proposes to take with respect to each such condition or event, including any notice of intent to cure such Event of Default pursuant to Section 8.11(c) of the Credit Agreement.

____________________________________________________].

4.

[Attached hereto as Annex [1] are (i) the consolidated balance sheet of Holdings and its Restricted Subsidiaries as at the end of the Fiscal Quarter ending _________________, 20__, and the related consolidated statements of income and cash flows of Holdings and its Restricted Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end

[23]	Or as otherwise required under the Credit Agreement.

of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, prepared in accordance with GAAP, which financial statements fairly present, in all material respects, the consolidated financial condition of Holdings and its Restricted Subsidiaries as at the dates indicated and the consolidated results of their operations and their cash flows for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosures and normal year-end audit adjustments), and (ii) a summary narrative management report (x) describing the operations and financial condition of Holdings and its Restricted Subsidiaries for the fiscal period then ended and (y) briefly discussing the reasons for any significant variations against the current Financial Plan (if applicable).][24]

[Attached hereto as Annex [1] are the consolidated balance sheet of Holdings and its Restricted Subsidiaries as at the end of the Fiscal Year ending _________________, 20__, and the related consolidated statements of income and cash flows of Holdings and its Restricted Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, prepared in accordance with GAAP, together with a report thereon of independent certified public accountants of recognized national standing selected by Holdings and reasonably satisfactory to Administrative Agent and which report is in compliance with the requirements under Section 6.1(c).]25

5.

Attached hereto as Annex [2] are true, complete and correct copies of the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from the consolidated financial statements referenced above.

6.

The undersigned confirms that since [the Closing Date] [the last delivered Compliance Certificate, dated [__]] there has been no change to the (a) legal name of any Loan Party, (b) identity or type of organization or corporate structure of any Loan Party, (c) jurisdiction of organization of any Loan Party, (d) jurisdiction in which any Loan Party’s chief executive office is located, (e) Federal Taxpayer Identification Number or organizational identification number (to the extent relevant to the perfection of Liens) of any Loan Party, (f) the status of each Subsidiary as a Material Subsidiary or an Immaterial Subsidiary or (g) the status of each Subsidiary of Holdings as a Restricted Subsidiary or an Unrestricted Subsidiary[, except as set forth below].

[Set forth [below] [in a separate attachment to this Certificate]] are all exceptions to paragraph (6) above.

____________________________________________________].

7.

The undersigned confirms that the Loan Parties have delivered all documents (including updated schedules as to locations of Collateral and acquisition of registered U.S. Intellectual Property, material, unregistered Intellectual Property or real property) they are required to deliver pursuant to any Loan Document on or prior to the date of this Compliance Certificate, or such schedules are attached hereto.

[24]	Include in Compliance Certificates accompanying financial statements for each Fiscal Quarter of each Fiscal Year delivered pursuant to Section 6.1(b) of the Credit Agreement.
[25]	Include in Compliance Certificates accompanying financial statements for each Fiscal Year delivered pursuant to Section 6.1(c) of the Credit Agreement.

8.

The undersigned confirms that complete and correct copies of all documents modifying any term of any Organizational Document of any Group Member or any Restricted Subsidiary or joint venture thereof on or prior to the date of this Compliance Certificate have been delivered to Administrative Agent or are attached hereto.

9.

Attached hereto as Annex [3] is a calculation in reasonable detail of the financial covenant set forth in Section 7.5 [a][26] [c], [27] of the Credit Agreement for the Fiscal [Quarter/Year] ending ____________________, 20__.

10.	[Attached hereto as Annex [3] is a calculation in reasonable detail of the Consolidated Excess Cash Flow for the Fiscal Year ending ____________________, 20__.][28]

The foregoing certifications, together with the computations set forth in the attachments hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered on the date first written above.

[Remainder of Page Intentionally Left Blank]

[26]

Include in Compliance Certificates accompanying financials statements delivered pursuant to Section 6.1(b) and (c) beginning with the financial statements for the Fiscal Quarter ending June 30, 2019 and ending with the financial statements for the Fiscal Year ending December 31, 2021

[27]	Include in Compliance Certificates accompanying financials statements delivered pursuant to Section 6.1(b) and (c) beginning with the financial statements for the Fiscal Quarter ending March 31, 2022.
[28]

Include in Compliance Certificates accompanying financials statements delivered pursuant to Section 6.1(b) with respect to the fourth Fiscal Quarter of each Fiscal Year beginning with the financial statements for the Fiscal Quarter ending December 31, 2019.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate on the date first written above.

INVOICE CLOUD, INC.

By:

Name:

Title:

ANNEX [3]

TO COMPLIANCE CERTIFICATE

This Annex [3] is attached to and made a part of the Compliance Certificate dated as of [•] and pertains to the period from [•] to [•] (such date, the “End Date”). Section references herein relate to sections of the Credit Agreement.

(A) Maximum Consolidated Total Leverage Ratio for the four-Fiscal Quarter ended [___]

1.	Consolidated Total Debt of Holdings and its Restricted Subsidiaries:	$____________

2.	Unrestricted Cash of the Group Members that is available as of such last day in an amount not to exceed (i) for any Test Period ending prior to the date that is 90 days after the Closing Date, $15,000,000 and (ii) for any Test Period ending from and after the date that is 90 days after the Closing Date, (x) $5,000,000 plus (y) without duplication, Unrestricted Cash held in Deposit Accounts of Borrower and the Guarantors subject to a Deposit Account Control Agreement and pursuant to which the Administrative Agent has a perfected first priority lien; provided that, the aggregate amount of Unrestricted Cash that may be subtracted from the amount in the foregoing clause (1), pursuant to the foregoing clauses (2)(ii)(x) and (2)(ii)(y), shall not in any event, collectively exceed $15,000,000:	$____________

3.	Consolidated EBITDA (the total of the following listed below: (a)+(b)+(c)+(d)+(e)+(f)+(g)+(h)+(i)+(j)+ (k)+(l)+(m)+(n)+(o)+(p)+(q)+(r)+(s)-(t)-(u)-(v)-(w)-(x)-(y)-(z))	$____________

	(a) Consolidated Net Income of the Group Members	$____________

plus without duplication and, if applicable, to the extent reflected as a charge in the statement of such Consolidated Net Income (regardless of classification) for such period, and in each case (other than in the case of clause (i)) only to the extent (and in the same proportion) deducted (and not added back or excluded) in determining Consolidated Net Income for such period, the sum of:

	(b) any Tax Distributions and any Taxes payable by a Group Member paid or accrued during such period;	$____________

	(c)(x) Consolidated Interest Expense and, to the extent not reflected in such Consolidated Interest Expense, (y) any net losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, amortization or write-off of debt discount and (z) debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including commitment, letter of credit and administrative fees and charges with respect to the Loans and Commitments under the Credit Agreement);	$____________

(d) depreciation and amortization expense and non-cash impairment charges (other than write-downs or write-offs of accounts receivable or inventory);	$____________

(e) any extraordinary, unusual or non-recurring expenses or losses, provided that the aggregate amount of add-backs or amounts added back in reliance on this clause (e), together with the amounts permitted to be added back pursuant to clauses (i) and (p), shall not exceed 30% of Consolidated EBITDA in any four consecutive Fiscal Quarter period (in each case, calculated prior to giving effect to any such adjustments);	$____________

(f) any other non-cash charges, expenses or losses (except to the extent such charges, expenses or losses represent an accrual of or reserve for cash expenses in any future period or an amortization of a prepaid cash expense paid in a prior period);	$____________

(g) costs, charges and expenses arising from stock option based and other equity based compensation, and from repurchase of equity from directors, officers, consultants and employees, of the Group Members to the extent such costs, charges and expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of Holdings or net cash proceeds of an issuance of Voting Securities of Holdings (other than Disqualified Stock or Cure Amounts);	$____________

(h) proceeds actually received by the Group Members during such period from any business interruption insurance (to the extent such proceeds are not reflected as revenue or income in such statement of such Consolidated Net Income);	$____________

(i) the amount of pro forma “run rate” cost savings and other operating improvements and synergies projected by Holdings or Borrower in good faith and certified in writing to Administrative Agent to be realized as a result of any acquisition or Asset Sale otherwise permitted hereunder (including the termination or discontinuance of activities constituting such business) of business entities or properties or assets, constituting a division or line of business of any business entity, division or line of business that is the subject of any such acquisition or Asset Sale during such period, or from any operational change taken or committed to be taken during such period, net of the amount of actual benefits realized during such period from such actions to the extent already included in the Consolidated Net Income for such period; provided that Holdings or Borrower shall have certified to Administrative Agent that (A) such cost savings, operating improvements and synergies are reasonably anticipated to result from such actions, (B) such actions have been taken or committed to be taken and the benefits resulting therefrom are anticipated by Holdings and Borrower to be realized within 18 months after the related merger or other business combination, acquisition, divestiture, restructuring, cost savings initiative or other initiative is consummated and (C) the aggregate amount of add-backs or amounts added back in reliance on this clause (i), together with the amounts permitted to be added back pursuant to clauses (e) and (p), shall not exceed 30% of Consolidated EBITDA in any four consecutive Fiscal Quarter period (in each case, calculated prior to giving effect to any such adjustments);	$____________

(j) cash expenses relating to earn-outs and similar obligations otherwise included in the definition of “Indebtedness”;	$____________

(k) charges, losses, costs, expenses or write offs to the extent indemnified or insured by a third party, including expenses covered by indemnification provisions in any agreement in connection with the Transactions, a Permitted Acquisition or any other acquisition permitted by this Agreement, to the extent actually reimbursed (and to the extent such reimbursement proceeds are not included in arriving at Consolidated Net Income);	$____________

(l) any unrealized foreign currency translation losses resulting from the impact of foreign currency changes on the valuation of assets and liabilities of Borrower and its Restricted Subsidiaries, but only to the extent deducted in the calculation of Consolidated Net Income;	$____________

(m) any unrealized mark-to-market losses relating to Securities and other Investments of Borrower and its Restricted Subsidiaries, but only to the extent deducted in the calculation of Consolidated Net Income;	$____________

(n) costs of surety bonds, letters of credit, bank guarantees and similar instruments in connection with financing activities of Borrower and its Restricted Subsidiaries;	$____________

(o) any expenses or charges (other than depreciation or amortization expense as described in the preceding clause (d)) related to any issuance of Capital Stock, Investment, acquisition, Asset Sale, Recovery Event, recapitalization or the incurrence, issuance, SEC registration, modification or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the Credit Agreement and (ii) any amendment or other modification of the Obligations or other Indebtedness permitted under the Credit Agreement;	$____________

(p) charges, fees, expenses or other costs or reserves attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions, transition, business optimization and other restructuring and integration charges, fees, expenses or other costs or reserves (including costs related to the closure or consolidation of facilities, costs relating to curtailments, costs related to entry into new markets, strategic initiatives and contracts, consulting fees, signing or retention costs, retention or completion bonuses, expansion and relocation expenses, severance payments, modifications to pension and post-retirement employee benefit plans, contract termination costs, new systems design and implementation costs and startup costs); provided that the aggregate amount of add-backs or amounts added back in reliance on this clause (p), together with the amounts permitted to be added back pursuant to clauses (e) and (i), shall not exceed 30% of Consolidated EBITDA in any four consecutive Fiscal Quarter period (in each case, calculated prior to giving effect to any such adjustments);	$____________

(q) [reserved];	$____________

(r) the amount of reasonable board of director fees and expenses (including out of pocket director fees and expenses) actually paid by or on behalf of, or accrued by, such Person to the extent permitted to be paid under this Agreement; and	$____________

(s) one-time charges, fees, expenses or other costs or reserves associated with commencing public company compliance;	$____________

minus, to the extent reflected as income or a gain in the statement of such Consolidated Net Income for such period, the sum of:

(t) any extraordinary, unusual or non-recurring income or gains (including gains on the sales of assets) outside of the ordinary course of business;	$____________

(u)(A) any other non-cash income or gains (other than the accrual of revenue in the ordinary course), but excluding any such items (i) in respect of which cash was received in a prior period or will be received in a future period or (ii) which represent the reversal in such period of any accrual of, or reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required and (B) any net gains on hedging obligations or other derivative instruments entered into for the purposes of hedging interest rate risk;	$____________

(v) non-cash items added in the calculation of Consolidated Net Income (other than any such non-cash item (i) to the extent it is anticipated to result in the receipt of cash payments in any future period or in respect of which cash was received in a prior period or (ii) which represents the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period);	$____________

(w) net gains from discontinued or disposed operations (in the case of discontinued operations, solely to the extent incurred from the date such operations were held for sale in accordance with GAAP);	$____________

(x) any unrealized foreign currency translation gains realized and income accrued from the impact of foreign currency changes on the valuation of assets and liabilities of Borrower and its Restricted Subsidiaries, but only to the extent included in the calculation of Consolidated Net Income;	$____________

(y) any unrealized mark-to-market gains realized and income accrued relating to Securities and other Investments of Borrower and its Restricted Subsidiaries, but only to the extent included in the calculation of Consolidated Net Income; and	$____________

	(z) deferred software development costs and expenditures incurred by Holdings and its Restricted Subsidiaries for such period that have been capitalized in accordance with GAAP and recorded as such on the consolidated balance sheet of Holdings, which, if such capitalization has been required by GAAP, will be deducted solely to the extent that such costs and expenditures exceed 10% of Consolidated EBITDA for such period (with only the amount of such excess to be deducted):	$____________

4.	Consolidated Total Leverage Ratio (1-2):(3):	____:1.00

5.	Maximum Consolidated Total Leverage Ratio permitted under Section 7.5(c):	____:1.00

(B) Maximum Consolidated Debt to Revenue Ratio for the four-Fiscal Quarter ended [___]

1.	Consolidated Total Debt of Holdings and its Restricted Subsidiaries:	$____________

minus, without duplication, the sum of:

2.	Unrestricted Cash of Group Members that is available as of the End Date in an amount not to exceed (i) for any Test Period ending prior to the date that is 90 days after the Closing Date, $15.0 million and (ii) for any Test Period ending from and after the date that is 90 days after the Closing Date, (x) $5,000,000 plus (y) without duplication, Unrestricted Cash held in Deposit Accounts of Borrower and the Guarantors subject to a Deposit Account Control Agreement and pursuant to which the Administrative Agent has a perfected first priority lien; provided that, the aggregate amount of Unrestricted Cash that may be subtracted from the amount in the foregoing clause (1), pursuant to the foregoing clauses (2)(ii)(x) and (2)(ii)(y), shall not in any event, collectively exceed $15,000,000:	$____________

3.	LQA Recurring Revenues of Borrower and its Restricted Subsidiaries:	$____________

4.	Consolidated Debt to Revenue Ratio (1-2:3):	____:1.00

5.	Maximum Consolidated Debt to Revenue Ratio permitted under Section 7.5(a):	____:1.00

(C) Consolidated Excess Cash Flow for the four-Fiscal Quarter ended [___]

Consolidated Excess Cash Flow (The total of the following listed below (a)+(b)+(c)-(d)-(e)-(f)-(g)-(h)-(i)-(j)-(m)) :	$________

The sum, without duplication, of the following:

(a) Consolidated EBITDA for such period: [1]	$_________

[1]

For any Compliance Certificate delivered which does not otherwise include the detailed Consolidated EBITDA calculation required under Maximum Consolidated Total Leverage Ratio financial covenant calculation, such Consolidated EBITDA calculation shall be included herein and shall include the same level of detail as required with respect to the Maximum Consolidated Total Leverage Ratio financial covenant calculation.

(b) decreases in Consolidated Working Capital for such period (other than (1) any such decreases arising from reclassification of items from short-term to long-term or vice versa and (2) any such decreases arising from acquisitions or Asset Sales by Group Members completed during such period or the application of purchase accounting):

(c) cash receipts in respect of interest income and Interest Rate Agreements during such period to the extent not otherwise included in Consolidated Net Income:	$__________

less the sum, without duplication, of the following:	$__________

(d) increases in Consolidated Working Capital for such period (other than (1) any such increases arising from reclassification of items from short-term to long-term or vice versa and (2) any such increases arising from acquisitions or Asset Sales by any group Member completed during such period or the application of purchase accounting):	$__________

(e) the amount of Consolidated Capital Expenditures made in cash during such period, except to the extent that such Consolidated Capital Expenditures were financed with the proceeds received from the issuance or incurrence of long-term Indebtedness, or the issuance of Capital Stock, of one or more of the Group Members:	$__________

(f) the aggregate amount of all scheduled and mandatory principal payments of Indebtedness of the Group Members made during such period (including (A) the principal component of payments in respect of obligations under Capital Leases, (B) [reserved], (C) the actual cash amount used to voluntarily prepay any Term Loans pursuant to Section 2.4(b)(v) of the Credit Agreement, except to the extent financed with the proceeds received from the issuance or incurrence of other long-term Indebtedness, or the issuance of Capital Stock, of one or more of the Group Members:	$__________

(g) the aggregate amount of cash consideration paid by the Group Members (on a consolidated basis) in connection with Permitted Acquisitions and other Investments made during such period which are permitted under Section 7.3 of the Credit Agreement to the extent that such Investments were not financed with the proceeds received from the issuance or incurrence of long-term Indebtedness, or the issuance of Capital Stock, of one or more of the Group Members:	$__________

(h) the amount of Restricted Junior Payments otherwise permitted to be made during such period under Section 7.4 of the Credit Agreement and actually paid during such period (on a consolidated basis) by the Group Members in cash, to the extent such dividends were financed with internally generated cash flow of Borrower and/or its Restricted Subsidiaries:	$__________

(i) the aggregate cash payments made during such period to satisfy Taxes measured by net income, including, without duplication, Permitted Tax Distributions:	$____________

(j) cash expenditures in respect of Interest Rate Agreements during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income:	$__________

(k) any Transaction Costs paid in cash during such period to the extent such payments were not financed with proceeds of Loans or the issuance of incurrence of other Indebtedness of one or more Group Members:	$__________

(l) the aggregate cash payments made during such period to satisfy earn-outs and similar obligations then due and payable by their terms to the extent such earn-outs or other similar obligations are (A) added back in the calculation of Consolidated EBITDA for such period and (B) otherwise permitted under this Agreement;	$__________

(m) the amount related to items that were added to or not deducted from net income in calculating Consolidated Net Income or were added to or not deducted from net income in calculating Consolidated EBITDA to the extent such items represented a cash payment by Holdings and its Restricted Subsidiaries, or did not represent cash received by Holdings and its Restricted Subsidiaries, on a consolidated basis during such period.	$__________

EXHIBIT X

FORM OF SOLVENCY CERTIFICATE

Date: [__], 20__

Reference is made to the Credit Agreement, dated as of February 11, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified, the “Credit Agreement”), Invoice Cloud, Inc., a Delaware corporation (the “Borrower”), as successor by merger on the Closing Date to Hancock Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Hancock Midco, LLC, a Delaware limited liability company (“Holdings”), the financial institutions party thereto as lenders (the “Lenders”), Ares Capital Corporation, as administrative agent and as collateral agent (in such capacities, “Administrative Agent”), and the other parties from time to time party thereto; unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

The undersigned hereby certifies as follows, solely in his capacity as [chief financial officer/treasurer] of the Borrower and not in his individual capacity:

1. I am the [Chief Financial Officer] of the Borrower.

2. I have reviewed the terms of the Credit Agreement and the financial statements referenced in Section 5.3 of the Credit Agreement, and have made such examination or investigation as I have deemed relevant for the purposes of the matters referred to herein.

3. For the purposes of this Certificate, it is assumed that the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

4. Based upon my review and examination described in paragraph 2 above, I certify on behalf of the Borrower and its Subsidiaries, on a consolidated basis, that, as of the date hereof and after giving effect to the Transactions and the other transactions contemplated by the Credit Agreement:

(i) The “fair value” of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries, on a consolidated basis.

(ii) The “present fair saleable value” of the assets of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of the debts and other liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries, on a consolidated basis, as such debts and other liabilities become absolute and matured.

(iii) The Borrower and its Subsidiaries, on a consolidated basis, are able to pay the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries, on a consolidated basis, as such liabilities become absolute and matured and do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature.

1

(iv) The Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

The foregoing certifications are made and delivered as of [DATE].

2

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

Invoice Cloud, Inc.

By:
Name:
Title:	[Chief Financial Officer/Treasurer]

3

EXHIBIT XI

FORM OF ASSIGNMENT AGREEMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the date set forth below (the “Effective Date”) and is entered into by and between [Insert Name of Assignor] (the “Assignor”) and [Insert Name of Assignee] (the “Assignee”) [[and agreed and consented to by [Borrower][,] [and] [Administrative Agent][,] [and] [Issuing Lender]]1. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any Letters of Credit and guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

(u)	Assignor:

(v)	Assignee:

[and is a Lender, an Affiliate of a Lender, an Approved Fund, an Affiliated Debt Fund or an Affiliated Lender][2]

(w)	Borrower:	Invoice Cloud, Inc., a Delaware corporation

(x)	Administrative Agent:	Ares Capital Corporation, as the Administrative Agent under the Credit Agreement

(y)	Credit Agreement:	The Credit Agreement dated as of February 11, 2019 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Credit Agreement”), by and among Invoice Cloud, Inc., a Delaware corporation, as successor by merger on the Closing Date to Hancock Merger Sub, Inc., a Delaware corporation, Hancock Midco, LLC, a Delaware limited liability company, the financial institutions party thereto from time to time as lenders (the “Lenders”), Ares Capital Corporation, as administrative agent and as collateral agent (in such capacities, “Administrative Agent”), and the other parties from time to time party thereto.

[1]	Include consenting parties to the extent required under Section 10.1(b) of the Credit Agreement.
[2]	Select if and as applicable.

1

(z)	Assigned Interest[s]:

Facility Assigned	Aggregate Amount of Commitments/Loans for all Lenders	Amount of Commitments/Loans Assigned	Percentage Assigned of Commitments/ Loans[3]
Term Loan	$	$	%
Revolving Loan Commitment	$	$	%
	$	$	%

7.	Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[Remainder of page intentionally left blank.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:

Name:

Title:

ASSIGNEE

[NAME OF ASSIGNEE]

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitments/Loans of all Lenders thereunder.

2

By:

Name:

Title:

[**Consented to and Accepted:**][1]

Invoice Cloud, Inc.
as Borrower

By:

Name:

Title:

[1]	To be added only if the consent of Borrower is required by the terms of the Credit Agreement.

[**Consented to and Accepted:**][1]

ARES CAPITAL CORPORATION, as
Administrative Agent

By:

Name:

Title:

[**Consented to and Accepted**:][2]

ARES CAPITAL CORPORATION, as
Issuing Lender

By:

Name:

Title:

[1]	To be added only if the consent of Administrative Agent is required by the terms of the Credit Agreement.
[2]	To be added only if the consent of the Issuing Lender is required by the terms of the Credit Agreement.

(i)         to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

Representations and Warranties.

Assignor.

The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document (other than this Assignment and Assumption), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents (other than this Assignment and Assumption) or any collateral thereunder, (iii) the financial condition of Holdings, Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by Holdings, Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

Assignee.

The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is not a Disqualified Institution and it meets all the requirements of an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vii) it is not a Defaulting Lender at the time it acquires the Assigned Interest or after giving effect to its acquisition of the Assigned Interest, (viii) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Assumption is an Administrative Questionnaire in the form provided by the Administrative Agent[,] [and] (ix) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 10.1 of the Credit Agreement, duly completed and executed by the Assignee[, (x) on the Effective Date, after giving effect to this Assignment and Assumption, the Term Loans (including, for purposes of this clause (x), any participations in respect of any Term Loans) owned or held by Affiliated Lenders (other than Affiliated Debt Funds) will not, in the aggregate, exceed 20% of the aggregate outstanding Term Loans and Term Loan Commitments, (xi) on the Effective Date, after giving effect to this Assignment and Assumption, no more than two Affiliated Lenders will hold Term Loans and Term Loan Commitments, and (xii) [Assignee is not in possession of material non-public information with respect to Holdings and its Subsidiaries or their respective securities][each Assignor and Assignee have rendered customary “big-boy” disclaimer letters to each other acknowledging that they may be in possession of material non-public information that may be material to the decision by such other party to enter into this Assignment and Assumption]1]2; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, [and] (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender[, and (iii) it will observe the restrictions described in Section 10.1(b)(vi) applicable to Affiliated Lenders]3.

Payments.

From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued up to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

General Provisions.

This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. THIS AGREEMENT AND ASSUMPTION AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ASSUMPTION (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, TO THE EXTENT THEY WOULD REQUIRE THE APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION.

[1]	Select appropriate representation.
[2]	Insert if assignment is to an Affiliated Lender (other than an Affiliated Debt Fund).
[3]	Insert if assignment is to an Affiliated Lender (other than an Affiliated Debt Fund).

EXHIBIT XII

FORM OF PLEDGE AND SECURITY AGREEMENT

[SEE ATTACHED]

1

EXHIBIT XIII

FORM OF GUARANTY

[SEE ATTACHED]

1

EXHIBIT XIV

FORM OF LIQUIDITY CERTIFICATE

[SEE ATTACHED]

1

EXHIBIT XIV

FORM OF LIQUIDITY CERTIFICATE39

Dated as of ___________, 20__

Reference is hereby made to the Credit Agreement, dated as of February 11, 2019 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Credit Agreement”), by and among Invoice Cloud, Inc., a Delaware corporation (the “Borrower”), as successor by merger on the Closing Date to Hancock Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Hancock Midco, LLC, a Delaware limited liability company (“Holdings”), the financial institutions party thereto from time to time as lenders (the “Lenders”), Ares Capital Corporation, as administrative agent and as collateral agent (in such capacities, “Administrative Agent”), and the other parties from time to time party thereto. All capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement.

This certificate is being delivered pursuant to Section 6.1(g) of the Credit Agreement. The Borrower hereby certifies that, as of [____],40 the sum of (a) Unrestricted Cash of the Group Members plus (b) the difference between the Revolving Loan Commitment Amount and the Total Utilization of Revolving Loan Commitments meets or exceeds $4,000,000, as reflected on the attached Schedule 1.

The computations set forth on the attached Schedule 1 were prepared by the Borrower in good faith. The foregoing certifications, together with the computations set forth on the attached Schedule 1, are made and delivered as of the date first written above.

[Signature Page Follows]

[39]	To be delivered within 30 days after the end of each month, beginning with the month ending March 31, 2019 through the month ending January 31, 2022.
[40]	To be dated as of the month end date.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed by its duly Authorized Officer as of the date first set forth above.

INVOICE CLOUD, INC.

By:
Name:
Title:

Signature Page to Liquidity Certificate

Schedule 1

The sum, without duplication, of the following:

4.	Unrestricted Cash of Group Member at such date:	$	____________

plus

5.	Revolving Loan Commitment minus the Total Utilization of Revolving Commitment at such date:	$	____________

6.	Total Liquidity (1+2):	$	____________

Signature Page to Liquidity Certificate

EXHIBIT XV-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 11, 2019 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Credit Agreement”), by and among INVOICE CLOUD, INC., a Delaware corporation (the “Borrower”), as successor by merger on the Closing Date to HANCOCK MERGER SUB, INC., a Delaware corporation (“Merger Sub”), HANCOCK MIDCO, LLC, a Delaware limited liability company (“Holdings”), the financial institutions party thereto from time to time as lenders (the “Lenders”), Ares Capital Corporation, as administrative agent and as collateral agent (in such capacities, “Administrative Agent”), and the other parties from time to time party thereto.

Pursuant to the provisions of Section 2.7(b) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT XV-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 11, 2019 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Credit Agreement”), by and among INVOICE CLOUD, INC., a Delaware corporation (the “Borrower”), as successor by merger on the Closing Date to HANCOCK MERGER SUB, INC., a Delaware corporation (“Merger Sub”), HANCOCK MIDCO, LLC, a Delaware limited liability company (“Holdings”), the financial institutions party thereto from time to time as lenders (the “Lenders”), Ares Capital Corporation, as administrative agent and as collateral agent (in such capacities, “Administrative Agent”), and the other parties from time to time party thereto.

Pursuant to the provisions of Section 2.7(b) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[    ]

EXHIBIT XV-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 11, 2019 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Credit Agreement”), by and among INVOICE CLOUD, INC., a Delaware corporation (the “Borrower”), as successor by merger on the Closing Date to HANCOCK MERGER SUB, INC., a Delaware corporation (“Merger Sub”), HANCOCK MIDCO, LLC, a Delaware limited liability company (“Holdings”), the financial institutions party thereto from time to time as lenders (the “Lenders”), Ares Capital Corporation, as administrative agent and as collateral agent (in such capacities, “Administrative Agent”), and the other parties from time to time party thereto.

Pursuant to the provisions of Section 2.7(b) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, OR (ii) an IRS Form W-8IMY accompanied by either an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[    ]

EXHIBIT XV-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 11, 2019 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Credit Agreement”), by and among INVOICE CLOUD, INC., a Delaware corporation (the “Borrower”), as successor by merger on the Closing Date to HANCOCK MERGER SUB, INC., a Delaware corporation (“Merger Sub”), HANCOCK MIDCO, LLC, a Delaware limited liability company (“Holdings”), the financial institutions party thereto from time to time as lenders (the “Lenders”), Ares Capital Corporation, as administrative agent and as collateral agent (in such capacities, “Administrative Agent”), and the other parties from time to time party thereto.

Pursuant to the provisions of Section 2.7(b) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by either an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[    ]

1